UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Southwestern Energy Company
	(2)	Aggregate number of securities to which transaction applies: 339,270,568 shares of common stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was calculated based on the merger consideration of (i) $400,000,000 in cash and (ii) 339,270,568 shares of common stock. The cash consideration was added to the value of the shares of common stock, which was computed by multiplying the 339,270,568 shares of common stock by $5.49 per share (the average of the high and low prices reported on the New York Stock Exchange on June 28, 2021). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the current fee rate by the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $2,262,595,418.32
	(5)	Total fee paid: $246,849.16

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

10000 Energy Drive

Spring, TX 77389

Dear Fellow Shareholders:

You are invited to join us at a special meeting of shareholders (the “Special Meeting”) of Southwestern Energy Company (“SWN”), which will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389 on [    ] [●], 2021 at [●] [a.m./p.m.] Central Daylight Time. If you owned common stock of SWN at the close of business on [    ] [●], 2021, the record date, you are entitled to vote at the Special Meeting.

On June 1, 2021, SWN and Ikon Acquisition Company, LLC, a Delaware limited liability company and wholly owned subsidiary of SWN (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Indigo Natural Resources LLC, a Delaware limited liability company (“Indigo”), and Ibis Unitholder Representative, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Holders (as defined in the Merger Agreement) (the “Unitholder Representative”), pursuant to which SWN will acquire all of the outstanding membership interests of Indigo in exchange for the consideration described below. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Indigo, with Indigo continuing as the surviving company (the “Merger”) and a wholly owned subsidiary of SWN.

Pursuant to the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the Holders in the Merger will consist of $400 million in cash (subject to adjustment as provided in the Merger Agreement, the “Cash Consideration”) and 339,270,568 shares (subject to adjustment as provided in the Merger Agreement, the “Stock Consideration”) of SWN common stock, par value $0.01 per share (“Common Stock”), which shares of Common Stock had an aggregate market value of approximately $1.6 billion based on the volume weighted average sales price as traded on the New York Stock Exchange (the “NYSE”) of such shares calculated for the 30 trading day period ending on May 28, 2021.

The Common Stock is listed on the NYSE under the ticker symbol “SWN.” As a result, SWN is subject to Rule 312.03 of the NYSE Listed Company Manual (“Rule 312.03”), pursuant to which shareholder approval is required in certain transactions (such as the Merger) prior to the issuance of securities representing 20% or more of the voting power of SWN’s outstanding stock before such issuance. The shares of the Common Stock to be issued pursuant to the Merger Agreement represented approximately 50% of the voting power of SWN’s outstanding stock as of June 1, 2021.

Accordingly, at the Special Meeting, SWN’s shareholders will be asked to consider and vote upon:

(1)

a proposal to approve the issuance of shares of Common Stock pursuant to the Merger Agreement (the “Stock Issuance Proposal”), pursuant to Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual;

(2)

a proposal to approve an amendment to the Amended and Restated Certificate of Incorporation (as amended, the “Charter”) to increase the number of authorized shares of Common Stock from 1,250,000,000 shares to 2,500,000,000 shares (such amendment, the “Charter Amendment,” and such proposal, the “Authorized Share Increase Proposal”); and

(3)

a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Stock Issuance Proposal (the “Adjournment Proposal”).

The Stock Issuance Proposal, the Authorized Share Increase Proposal and the Adjournment Proposal are more fully described in the accompanying proxy statement, which each shareholder is encouraged to read carefully. In addition to the foregoing, the Special Meeting will include the transaction of such other business as may be properly presented at the Special Meeting.

SWN is providing the accompanying proxy statement and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Merger and other related business to be considered by SWN’s shareholders at the Special Meeting is included in the accompanying proxy statement.

After careful consideration, SWN’s Board of Directors (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of SWN’s Common Stock comprising a portion of the Merger consideration, and unanimously recommends that shareholders vote “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Authorized Share Increase Proposal and “FOR” the approval of the Adjournment Proposal.

We cannot complete the Merger unless the SWN shareholders approve the Stock Issuance Proposal. Your vote on these matters is very important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other holder of record how to vote, and do not vote by telephone or on the Internet or by attending and voting at the Special Meeting, among other things, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote at the Special Meeting, you may withdraw your proxy and vote at the Special Meeting. Please vote by whichever method is most convenient for you to ensure that your shares are represented at the Special Meeting.

On behalf of the Board, I would like to thank you for your support of SWN and look forward to the successful completion of the Merger.

On behalf of the Board of Directors,

William J. Way

President & Chief Executive Officer [    ] [●], 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS CONTEMPLATED THEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [    ] [●], 2021 and is expected to be first mailed to SWN’s shareholders on or about [    ] [●], 2021.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF

SOUTHWESTERN ENERGY COMPANY

TO BE HELD ON [    ] [●], 2021

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Southwestern Energy Company (“SWN”).

Time and Date:	[ ] [●], 2021 [●] [a.m./p.m.] Central Daylight Time

Place:	Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389

Record Date:	If you owned common stock of Southwestern Energy Company at the close of business on [ ], [ ] [●], 2021, the record date, you are entitled to vote at the Special Meeting

At the meeting, SWN plans to ask you to:

1.

Consider and vote upon a proposal (the “Stock Issuance Proposal”) to approve, for purposes of complying with applicable New York Stock Exchange listing rules, the issuance of shares of common stock (the “Common Stock”), par value $0.01 per share, of SWN pursuant to the Merger Agreement, dated as of June 1, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among SWN, Ikon Acquisition Company LLC, a wholly owned subsidiary of SWN, Indigo Natural Resources LLC, and Ibis Unitholder Representative LLC;

2.

Consider and approve an amendment to the Amended and Restated Certificate of Incorporation (as amended, the “Charter”) to increase the number of authorized shares of Common Stock from 1,250,000,000 shares to 2,500,000,000 shares (such amendment, the “Charter Amendment,” and such proposal, the “Authorized Share Increase Proposal”), a copy of which is attached as Annex E to the proxy statement; and

3.

Consider and vote upon a proposal (the “Adjournment Proposal”) to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Stock Issuance Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal.

SWN’s Board of Directors unanimously recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal.

The above proposals are more fully described in the accompanying proxy statement, which also includes, as Annex B, a copy of the Merger Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes.

Please see the instructions in the “Questions and Answers About the Proposals for the Special Meeting” section in the accompanying proxy statement, which provides additional information on how to participate in the Special Meeting.

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting.

On behalf of the Board of Directors,

Chris Lacy

Vice President, General Counsel & Secretary

[    ] [●], 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders To Be Held on [    ] [●], 2021

The proxy statement for the special meeting of shareholders of Southwestern Energy Company is attached. The proxy statement for the special meeting of shareholders of Southwestern Energy Company and a form of proxy card are available free of charge at [    ].

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION,

DATED [    ] [●], 2021

i

SUMMARY TERM SHEET

This summary term sheet, together with the section entitled “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

For definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

SWN is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and natural gas liquids produced in its operations. SWN is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. SWN currently operates exclusively in the United States.

•	As of [ ] [●], 2021, the record date for the Special Meeting, there were [●] shares of Common Stock issued and outstanding, and there were no shares of preferred stock of SWN issued and outstanding.

•

On June 1, 2021, the SWN Parties entered into the Merger Agreement with the Indigo Parties, pursuant to which SWN will acquire all of the outstanding membership interests of Indigo in exchange for the consideration described below. For more information about the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Agreement and Plan of Merger.”

•	For information about Indigo, please see the sections entitled “Information About Indigo” and “Indigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the Indigo Holders in the Merger will consist of the Cash Consideration and the Stock Consideration, which shares comprising the Stock Consideration had an aggregate market value of approximately $1.6 billion based on the volume weighted average sales price as traded on the NYSE of such shares calculated for the 30 trading day period ending on May 28, 2021. For more information about the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Agreement and Plan of Merger.”

•

It is anticipated that, upon completion of the Merger, assuming no adjustments are made to the Stock Consideration pursuant to the Merger Agreement, SWN’s current shareholders will own approximately 67% of SWN and the former Indigo Holders will own, in the aggregate, approximately 33% of SWN.

•

The Board and SWN’s management considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, which factors included (i) the Board’s knowledge of SWN’s business, operations, financial condition, earnings and prospects and of Indigo’s business, operations, financial condition, earnings and prospects, taking into account the results of SWN’s due diligence review of Indigo; (ii) the fact that the Merger will create one of the largest independent gas producers in the United States with a premier multi-basin portfolio; (iii) the fact that the Merger is expected to be accretive to all key financial metrics, including per share metrics; (iv) the Board’s belief that the Merger presents the combined organization with the opportunity to enhance returns and create long-term value for shareholders, enhance free cash flow with expanded margins, further strengthen its balance sheet, increase scale and diversification, expand its dry gas inventory and proved reserves, and create synergies of approximately $20 million in annual cost savings by capturing savings in general and administrative expenses; (v) the recommendation of the Merger by SWN’s senior management team; (vi) the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which each party may terminate the Merger Agreement; (vii) the requirement that SWN’s shareholders approve the Stock Issuance Proposal as a condition to and in connection with the Merger; (viii) the Board’s belief that there is a reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and the fact that the outside date of November 29, 2021 under the Merger Agreement allows for sufficient time to complete the Merger; (ix) the Board’s belief that the terms of the ancillary agreements to be entered into upon consummation of the Merger, including the Registration Rights Agreement, including the lockup provisions contained in the Lockup Agreement, are reasonable; and (x) the Board’s consideration of certain other factors, including historical information concerning SWN’s and Indigo’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which SWN and Indigo operate, including commodity price levels and volatility, economic conditions, the competitive and regulatory environment and the likely effect of these factors on SWN. For more information about the Board’s reasons for approving the Merger, see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—The Merger—Background of the Merger—The Board’s Reasons for the Approval of the Merger and the Stock Issuance.”

•

At the Special Meeting, SWN’s shareholders will be asked to consider and vote upon the Stock Issuance Proposal and the Authorized Share Increase Proposal. In addition to voting on the Stock Issuance Proposal and the Authorized Share Increase Proposal at the Special Meeting, SWN’s shareholders will be asked to vote on the Adjournment Proposal. Please see the sections entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger,” “Proposal No. 2—The Authorized Share Increase Proposal,” and “Proposal No. 3—The Adjournment Proposal.” The Merger is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the Authorized Share Increase Proposal.

•

Unless waived by the SWN Parties and/or the Indigo Parties, as applicable, and subject to applicable law, the closing of the Merger is subject to a number of conditions set forth in the Merger Agreement, including, among others, (a) the accuracy of the representations and warranties of each party (subject to specified materiality standards), (b) compliance by each party in all material respects with its respective covenants, (c) approval of the Stock Issuance Proposal, and (d) the expiration or termination of the waiting period under the HSR Act. For more information about the closing conditions to the Merger pursuant to the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—The Merger Agreement—Conditions to Closing of the Merger.”

•

The Merger Agreement also provides for certain termination rights for both Indigo and SWN, including if the Merger is not consummated on or before November 29, 2021. Upon termination of the Merger Agreement under certain circumstances, including (a) termination by Indigo in the event of a change of recommendation by the Board, or (b) if an alternative transaction is publicly proposed or publicly disclosed and not withdrawn prior to the Special Meeting and the Merger Agreement is terminated (i) by SWN or Indigo due to either the failure of SWN shareholders to approve the Stock Issuance Proposal or the failure of the Merger to close on or before November 29, 2021, or (ii) by Indigo due to a breach by SWN and, in any such case, within 12 months after such termination SWN enters into a definitive agreement with respect to, or otherwise consummates, an alternative transaction, SWN will be obligated to pay Indigo a fee of $81 million. For more information about the termination rights under the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Agreement and Plan of Merger—Termination.”

•	The proposed Merger involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

FREQUENTLY USED TERMS

Throughout this proxy statement, references to “Southwestern Energy,” “Southwestern” or “SWN” refer to Southwestern Energy Company, a Delaware corporation, and not its consolidated subsidiaries, and references to “we,” “us,” “our” and the “Company” refer collectively to Southwestern and its consolidated subsidiaries.

In addition, throughout this proxy statement, except as otherwise indicated:

“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.

“Barrel” or “Bbl” means one barrel of petroleum products that equals 42 U.S. gallons.

“Bcf” means billion cubic feet.

“Bcfe” means billion cubic feet of natural gas equivalent, with one barrel of NGLs and crude oil being equivalent to six Mcf of natural gas.

“Board” or “Board of Directors” means the board of directors of SWN.

“British Thermal Unit” means a unit of energy needed to raise the temperature of one pound of water by one degree Fahrenheit.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable law to be closed in Houston, Texas.

“Cash Consideration” means $400 million in cash, as adjusted pursuant to the Merger Agreement.

“Class A Common Units” means the Class A Common Units of Indigo.

“Class B Common Units” means the Class B Common Units of Indigo.

“Common Stock” means the shares of SWN’s common stock, par value $0.01 per share.

“Company,” “we,” “us” or “our” means Southwestern Energy Company, a Delaware corporation, and its subsidiaries.

“Computershare” means Computershare Limited, SWN’s transfer agent.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means June 1, 2021.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Goldman Sachs” means Goldman Sachs & Co. LLC, financial advisor to SWN with respect to the Merger.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Oil & Gas Assets (as defined in the Merger Agreement).

“Incentive Unit” means an Incentive Unit of Indigo.

“Indigo” means Indigo Natural Resources LLC, a Delaware limited liability company.

“Indigo Fundamental Representations and Warranties” means those representations and warranties of Indigo set forth in Section 7.1, Section 7.2(a), Section 7.2(b) (solely with respect to the Indigo LLC Agreement), Section 7.3, Section 7.4(a), Section 7.4(b), Section 7.4(c), Section 7.5(a), and Section 7.7 of the Merger Agreement.

“Indigo Group” means, collectively, Indigo and the subsidiaries of Indigo, and following the closing, each of their successors and permitted assigns.

“Indigo Group Member” means any member of the Indigo Group.

“Indigo Holder” means any holder of an Indigo Unit.

“Indigo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Indigo, dated as of February 6, 2018, as in effect on the date of the Merger Agreement.

“Indigo Minerals” means Indigo Minerals LLC, a Delaware limited liability company.

“Indigo Notes” means Indigo’s 5.375% Senior Notes due 2029.

“Indigo Parties” means Indigo and the Unitholder Representative.

“Indigo Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2018, by and among Indigo, as borrower, Wells Fargo Bank, N.A., in its capacity as administrative agent, and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).

“Indigo Units” means the Class A Common Units, the Class B Common Units, the Preferred Units and the Incentive Units.

“MBbls” means one thousand Barrels.

“Mcf” means one thousand cubic feet.

“Merger” means the merger of Merger Sub with and into Indigo, with Indigo continuing as the surviving company and becoming a wholly owned subsidiary of SWN.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 1, 2021, as it may be amended from time to time, by and among the SWN Parties and the Indigo Parties, a copy of which is included as Annex B.

“Merger Sub” means Ikon Acquisition Company, LLC, a Delaware limited liability company and wholly owned subsidiary of SWN.

“Montage” means Montage Resources Corporation, a Delaware corporation.

“Montage Merger” means the merger of Montage with and into SWN, with SWN continuing as the surviving company.

“Morrow” means Morrow Sodali LLC, SWN’s proxy solicitor.

“NGL” means natural gas liquids. Natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

“NYMEX” means the New York Mercantile Exchange.

“NYSE” means the New York Stock Exchange.

“NYSE Listed Company Manual” means the NYSE Listed Company Manual, as amended from time to time, and any successor rule or regulation.

“NYSE Listing Rule 312.03” means Rule 312.03 of the NYSE Listed Company Manual.

“Preferred Unit” means a Preferred Unit of Indigo.

“PWC” means PricewaterhouseCoopers LLP, independent registered public accounting firm to SWN.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to SWN with respect to the Merger.

“Special Meeting” means the special meeting of SWN’s shareholders that is the subject of this proxy statement.

“Stock Consideration” means 339,270,568 shares of Common Stock, as adjusted pursuant to the Merger Agreement.

“SWN” means Southwestern Energy Company, a Delaware corporation.

“SWN Fundamental Representations and Warranties” means those representations and warranties of SWN set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4(a), Section 8.8, Section 8.11 and Section 8.13 of the Merger Agreement.

“SWN Group” means, collectively, SWN and its subsidiaries.

“SWN Parties” means SWN and Merger Sub.

“Title Threshold Amount” means $150,000.

“Unitholder Representative” means Ibis Unitholder Representative LLC, a Delaware limited liability company, solely in its capacity as the representative of the Indigo Holders under the Merger Agreement.

“VIF” means a voting instruction form.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 1, 2021

On behalf of the Board, SWN is soliciting proxies to be voted at the Special Meeting to be held on [    ] [●], 2021 at [    ] [a.m./p.m.] Central Daylight Time, for the purposes set forth herein. Giving SWN your proxy means you authorize SWN to vote your shares at the Special Meeting in the manner you direct or if you provide no direction, as described herein.

This proxy statement and the form of proxy were first mailed on or about [    ] [●], 2021 to all shareholders of SWN as of [    ] [●], 2021, the record date for the Special Meeting. This proxy statement contains important information about the items you will vote on at the Special Meeting and about the voting process.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR THE SPECIAL MEETING

Q.	Why am I receiving this proxy statement?

A.	SWN’s shareholders are being asked to consider and vote upon proposals to:

•

approve the issuance of shares of Common Stock pursuant to the Merger Agreement (the “Stock Issuance Proposal” or “Proposal No. 1”), pursuant to Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual;

•

approve an amendment to the Amended and Restated Certificate of Incorporation (as amended, the “Charter”) to increase the number of authorized shares of Common Stock from 1,250,000,000 shares to 2,500,000,000 shares (such amendment, the “Charter Amendment” and such proposal, the “Authorized Share Increase Proposal” or “Proposal No. 2”); and

•

approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Stock Issuance Proposal (the “Adjournment Proposal” or “Proposal No. 3”).

SWN has entered into the Merger Agreement providing for the acquisition of all of the Indigo Units, for aggregate consideration consisting of $400,000,000 in cash and 339,270,568 shares of Common Stock, in each case subject to adjustment as provided in the Merger Agreement.

Subject to the terms of the Merger Agreement (including the adjustment of the final consideration thereunder), the aggregate consideration to be paid in connection with the Merger is expected to be approximately $2,000,000,000 in cash and Common Stock. A copy of the Merger Agreement is attached to this proxy statement as Annex B.

This proxy statement and its Annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q.	What are the Board’s voting recommendations on each proposal?

A.	The Board recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal.

Q.	What will happen in the Merger?

A.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, SWN will acquire all of the issued and outstanding equity interests of Indigo, and Indigo will be a wholly-owned subsidiary of SWN.

Q.	How has the announcement of the Merger affected the trading price of the Common Stock?

A.

On May 28, 2021, the trading date immediately before the public announcement of the Merger, the closing price of the Common Stock on the NYSE was $5.17. During the five-day trading period after the public announcement of the Merger, the average closing price of the Common Stock on the NYSE was $5.55. On [    ] [●], 2021, the last practicable trading date prior to the mailing of this proxy statement, the closing price of the Common Stock on the NYSE was $[●].

Q.	How will the Merger impact the shares of Common Stock outstanding after the Merger?

A.

As a result of the Merger, assuming no adjustments are made to the Merger consideration pursuant to the Merger Agreement, the number of shares of Common Stock outstanding will increase by approximately 50% to approximately 1,016,270,027 shares of Common Stock.

Q.	Will the management of SWN or the Board change upon consummation of the Merger?

A.	No, neither the executive officers of SWN nor the Board are expected to change upon consummation of the Merger.

Q.	What conditions must be satisfied to complete the Merger?

A.

There are a number of closing conditions set forth in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act and the required approval by the holders of Common Stock of the Stock Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Agreement and Plan of Merger—Conditions to Closing of Merger.”

Q.	What is a proxy?

A.

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating William J. Way and Christopher W. Lacy as your proxies, with power of substitution. SWN solicits proxies so that as many shares as possible of Common Stock may be voted at the Special Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this proxy statement.

Q.	How will my proxy vote my shares?

A.

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal. Also, your proxy card or your vote via phone or internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

Q.	What is a proxy statement?

A.	It is a document that SWN gives you when SWN is soliciting your vote pursuant to SEC regulations.

Q.	When and where will the Special Meeting be held?

A.	The Special Meeting will be at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on [ ], [ ] [●], 2021 starting, at [●] [a.m./p.m.] Central Daylight Time.

Q.	When were the enclosed solicitation materials first given to the holders of shares of Common Stock?

A.

This proxy statement and the accompanying proxy card are first being mailed, given or made available to holders of shares of Common Stock, on or about [    ] [●], 2021. SWN is also making its proxy materials available to our shareholders on the Internet. You may read, print and download this proxy statement at www.swn.com/[    ] and www.proxyvotenow.com/[    ]. On an ongoing basis, holders of shares of Common Stock may request to receive proxy materials in printed form by mail or electronically by email.

Q.	Who is entitled to vote, and how many votes do I have?

A.

You may vote if you held shares of Common Stock at the close of business on [    ] [●], 2021, which is referred to as the record date for the Special Meeting. For each item presented for voting, you have one vote for each share you owned at the close of business on [    ] [●], 2021.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Special Meeting?

A:

A quorum is the presence at the Special Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast as of [    ] [●], 2021, the record date for the Special Meeting. Because there were [●] shares of Common Stock outstanding on [    ] [●], 2021, the record date for the Special Meeting, the quorum for the Special Meeting requires the presence at the meeting in person or by proxy of holders of Common Stock entitled to vote at least [●] shares.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal or the Adjournment Proposal but not the Stock Issuance Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Stock Issuance Proposal.

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Accordingly, an abstention from a holder of shares of Common Stock or the failure of a holder of shares of Common Stock to vote (including the failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to that bank, broker, trust or other nominee) will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Adjournment Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Stock Issuance Proposal or the Authorized Share Increase Proposal, but not the Adjournment Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Adjournment Proposal. Unless there is a quorum, the presiding officer of the Special Meeting may also adjourn the Special Meeting.

Q.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A.	Shareholders of Record. If your shares are registered in your name with Computershare, you are a shareholder of record with respect to those shares and the proxy materials were sent directly to you.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

Q:	How can I vote my shares and participate at the Special Meeting?

A:

On or about [    ] [●], 2021, SWN mailed a notice to the holders of shares of Common Stock containing instructions on how to access our proxy materials and vote online at www.proxyvotenow.com/[    ]. Because

many of SWN’s shareholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, SWN also sends proxy cards and offers electronic and telephonic voting to all of its shareholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) using your proxy card (see the next question), (ii) via the Internet, (iii) by telephone, or (iv) in person at the Special Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access: Record holders with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone: Record holders may submit proxies by following the “Vote by Telephone” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

Q.	How do I vote by mail using my proxy card?

A.	Step 1: To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2: Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3: Mail your proxy card in the pre-addressed, postage-paid envelope.

Q.	How do I vote if I am a beneficial holder of shares held in “street name”?

A.	If your shares are held by a broker, bank or other holder of record in “street name,” you should receive a VIF along with a copy of this proxy statement.

Your broker, bank or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned VIF. You may instruct the holder of record to vote your shares by completing the VIF as outlined in the instructions on the form and signing, dating and returning the VIF in the prepaid envelope provided. You may also submit your vote by telephone or on the Internet if those options are made available to you by your broker, bank or other holder of record. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary. Please instruct your broker, bank or other holder of record how to vote your shares so that your vote can be counted. Please review your VIF for the date by which your instructions must be received in order for your shares to be voted.

See “Is my vote important and how are the votes counted?” below for a discussion of the inability of brokers, banks and certain other holders of record to vote on non-routine matters for which they have not received voting instructions.

Q:	If my shares of Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of Common Stock with respect to “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Special Meeting for purposes of determining a quorum and will not be voted on any of the proposals. If you provide voting instructions to your broker, bank or other nominee on one or more of the proposals but not on one or more of the other proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Authorized Share Increase Proposal and will not have any effect on the outcome of the Stock Issuance Proposal or the Adjournment Proposal. However, if you instruct your bank, broker or other nominee on how you wish to vote your shares on some but not all proposals, such broker non-vote will have the same effect as voting “AGAINST” any proposal for which you fail to provide instructions.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q.	What if I receive more than one proxy card, direction card or VIF?

A.

This means that you have multiple accounts holding shares of Common Stock. These may include accounts with Computershare, accounts with a broker, bank or other holder of record shares. In order to vote all of the shares of Common Stock held by you in multiple accounts, you will need to vote separately the shares of Common Stock held in each account. Please follow the voting instructions provided on each proxy card, direction card or VIF to ensure that all of your shares are voted.

You are encouraged to have all accounts registered in the same name and address whenever possible. You can do this by contacting Computershare at P.O. Box 505000, Louisville, Kentucky 40233, at its toll-free number (1-800-589-9026) or on its website at http://www.computershare.com/investor. If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.

Q:	What is SWN’s Confidential Voting Policy?

A:

SWN has a confidential voting policy to protect its shareholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of SWN, entitled to vote at the Special Meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or shareholders of SWN except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over SWN, and to assert or defend claims for or against SWN, (iii) in connection with a contested proxy solicitation; (iv) in the event a shareholder has made a written comment on a proxy card or ballot, or (v) if a shareholder expressly requests disclosure of its vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to SWN the aggregate number of shares voted with respect to any matter and whether (but not how) a shareholder has voted and shall report to SWN any written comments on any Voting Records, including the names and addresses of the shareholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between SWN and its shareholders, including the disclosure by shareholders of the nature of their votes.

Q.	What is householding?

A.

SWN has adopted a procedure approved by the SEC called “householding,” which reduces SWN’s printing costs and postage fees. Under this procedure, shareholders of record who have the same address and last name may receive only one copy of this proxy statement unless one or more of these shareholders notify SWN that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which SWN sent only one copy of this proxy statement wishes to receive an additional copy for the Special Meeting, he or she may contact SWN’s Secretary. See “How do I contact SWN’s Secretary?” below. SWN will promptly deliver, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

If a shareholder of record residing at a household to which SWN sent only one copy of this proxy statement wishes to receive separate documents in the future, he or she may discontinue householding by contacting Computershare at P.O. Box 505000, Louisville, Kentucky 40233, at its toll-free number (1-800-589-9026) or on its website at http://www.computershare.com/investor.

If you are an eligible shareholder of record receiving multiple copies of this proxy statement, you can request householding in the future by contacting SWN’s Secretary. See “How do I contact SWN’s Secretary?” below. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the applicable holder of record.

Q.	Is my vote important and how are the votes counted?

A.

Your vote is very important. Each share of Common Stock that you own at the close of business on [    ] [●], 2021, the record date for the Special Meeting, represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the Special Meeting. If many of SWN’s shareholders do not vote, the shareholders who do vote may influence the outcome of the proposals in greater proportion than their percentage ownership of SWN.

Q:	What will happen to my shares of Common Stock?

A:

Nothing. You will continue to own the same shares of Common Stock that you own prior to the Effective Time. As a result of the Stock Issuance Proposal, however, the overall ownership percentage of the current holders of shares of Common Stock in the combined company will be diluted.

Q.	What happens if the Special Meeting is postponed or adjourned?

A.

If the Special Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. See “May I change my vote?” above.

Q.	Who pays for the solicitation of proxies by SWN?

A.

SWN pays for the solicitation of proxies. SWN is soliciting proxies primarily by use of mail. However, SWN may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that SWN’s directors, officers or other employees participate in this solicitation, such persons will not receive any compensation for their participation, other than their normal compensation. Morrow is assisting SWN with the solicitation for a fee of $25,000, plus reasonable out-of-pocket expenses. SWN will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

Q.	How do I contact SWN’s Secretary?

A.	You may contact SWN’s Secretary by sending correspondence to:

Southwestern Energy Company

Attention: Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-7877

Q.	How may I revoke my proxy after I have delivered it?

A.

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of SWN, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the Special Meeting. The Secretary may be contacted at the following address: Southwestern Energy Company, Attention: Secretary, 10000 Energy Drive, Spring, Texas 77389.

Q:	What happens if I transfer my shares of Common Stock after the record date for the Special Meeting but before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the record date for the Special Meeting but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Q:	As a holder of Common Stock, are there any risks that I should consider in deciding whether to vote for the approval of the Stock Issuance Proposal or the Authorized Share Increase Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of SWN contained in the reports of SWN, which are incorporated by reference into this proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:

SWN will announce preliminary voting results at the Special Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four Business Days after the Special Meeting. Once filed, this Form 8-K will be available on SWN’s and the SEC’s websites.

Q:	What should I do now?

A:

You should read this proxy statement carefully and, in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q.	Who can help answer my questions?

A.	If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Southwestern Energy Company

Attention: Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-7877

You may also contact SWN’s proxy solicitor at:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Individuals, banks and brokers, please call toll-free: (800) 662-5200

To obtain timely delivery, SWN shareholders must request the materials no later than five Business Days prior to the Special Meeting.

You may also obtain additional information about SWN from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of Indigo, to fully understand the proposed Merger before voting on the proposals to be considered at the Special Meeting. Please see the section entitled “Where You Can Find More Information; Incorporation of Certain Documents by Reference” beginning on page 159 of this proxy statement.

The Parties to the Merger

The Company

We are an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and natural gas liquids produced in our operations. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Currently we operate exclusively in the United States. Our Common Stock is listed and traded on the NYSE under the ticker symbol “SWN.”

Southwestern, which is incorporated in Delaware, has its executive offices located at 10000 Energy Drive, Spring, Texas 77389, and can be reached by phone at 832-796-1000. The Company also maintains offices in Tunkhannock, Pennsylvania, Morgantown, West Virginia, and Zanesville, Ohio.

Our Business Strategy

We aim to deliver sustainable and industry-leading returns through excellence in exploration and production and marketing performance from our extensive resource base and targeted expansion of our activities and assets along the hydrocarbon value chain. Our Company’s formula embodies our corporate philosophy and guides how we operate our business:

Our formula, “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our business strategy. We always strive to attract and retain strong talent, to work safely and act ethically with unwavering vigilance for the environment and the communities in which we operate, and to creatively apply technical skills, which we believe will grow long-term value for our shareholders. The arrow in our formula is not a straight line: we acknowledge that factors may adversely affect quarter-by-quarter results, but the path over time points to value creation.

In applying these core principles, we concentrate on:

•

Increasing Margins. We apply strong technical, operational, commercial and marketing skills to reduce costs, improve the productivity of our wells and pursue commercial arrangements to extract greater value. We believe our demonstrated ability to maximize margins, especially by leveraging the scale of our large assets, gives us a competitive advantage as we move into the future.

•

Exercising Capital Allocation Discipline. We continually assess market conditions in order to adjust our capital allocation decisions to maximize shareholder returns. This allocation process includes consideration of multiple alternatives, including, but not limited to, the development of our natural gas and oil assets, strategic mergers or acquisitions, reducing debt and returning capital to our shareholders.

•

Operational Value Creation. We prepare an economic analysis for our drilling programs and other investments based upon the expected Internal Rate of Return. We target projects that generate the highest returns in excess of our cost of capital. This disciplined investment approach governs our investment decisions at all times, including the current lower-price commodity market.

•

Dynamic Management of Assets Throughout Life Cycle. We own large-scale, long-life assets in various phases of development. In early stages, we ramp up development through technical, operational and commercial skills, and as they grow we look for ways to maximize their value through efficient operating practices along with applying our commercial and marketing expertise.

•

Deepening Our Inventory. We continue to expand the inventory of properties that we can develop profitably by converting our extensive resources into proved reserves, targeting additions whose productivity largely has been demonstrated and improving efficiencies in production.

•

The Hydrocarbon Value Chain. We believe that our vertical integration enhances our margins and provides us competitive advantages. For example, we own and operate drilling rigs and well stimulation equipment and have invested in a water transportation project in West Virginia. These activities provide operational flexibility, lower our well costs, minimize the risk associated with the lack of availability of these resources from third parties and capture additional value over time.

•

Technological Innovation. Our people constantly search for the next revolutionary technology and other operational advancements to capture greater value in unconventional hydrocarbon resource development. These developments – whether single, step-changing technologies or a combination of several incremental ones – can reduce finding and development costs and thus increase our margins.

•

Environmental Solutions and Policy Formation. We are a leader in identifying and implementing innovative solutions to unconventional hydrocarbon development to minimize the environmental and community impacts of our activities. We work extensively with governmental, non-governmental and industry stakeholders to develop responsible and cost-effective programs. We demonstrate that a company can operate responsibly and profitably, putting us in a better position to comply with new regulations as they evolve.

The bulk of our operations, which we refer to as “Exploration and Production,” are focused on the finding and development of natural gas, oil and NGL reserves. We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing.”

Indigo

Indigo is one of the largest private US natural gas producers, with core dry gas assets across the stacked pay Haynesville and Bossier zones in northern Louisiana. Its high-margin assets are located in close proximity to the Gulf Coast LNG corridor.

For more information about Indigo, please see the sections entitled “Information About Indigo” and “Indigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger Agreement and Related Agreements

On June 1, 2021, the SWN Parties entered into the Merger Agreement with the Indigo Parties, pursuant to which SWN will acquire all of the Indigo Units in exchange for the consideration described below. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Indigo, with Indigo continuing as the surviving company and a wholly owned subsidiary of SWN.

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the Indigo Holders in the Merger will consist of the Cash Consideration and the Stock Consideration, which shares comprising the Stock Consideration had an aggregate market value of approximately $1.6 billion based on the volume weighted average sales price as traded on the NYSE of such shares calculated for the 30 trading day period ending on May 28, 2021.

In connection with the closing of the Merger, SWN will enter into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of Indigo Units (the “RRA Holders”) that will receive a portion of the Stock Consideration to be issued at the closing of the Merger. Pursuant to the Registration Rights Agreement, among other things, SWN (a) is required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Common Stock received by the RRA Holders as part of the Merger (the “Shelf Registration Statement”) and (b) will grant certain RRA Holders certain demand and piggyback registration rights.

In connection with entering into the Registration Rights Agreement, SWN will also enter into lockup agreements with certain RRA Holders who, in the aggregate, own approximately 95% of the outstanding interests in Indigo (the “Lockup Agreements”), pursuant to which, among other things, each such RRA Holder will agree to sell only up to a certain specified portion of the Stock Consideration received in the Merger as follows: the RRA Holders subject to the Lockup Agreements may (i) not sell any Registrable Securities (as defined in the Registration Rights Agreement) on or before the date that is 30 days following the closing and (ii) sell up to an aggregate of 25% of the Registrable Securities beginning on the 31st day after closing pursuant to the Shelf Registration Statement, including pursuant to up to (a) one shelf underwritten offering on or before the date that is six months following closing and (b) two shelf underwritten offerings on or after the date that is six months following the closing.

The foregoing descriptions of the Merger Agreement, the Registration Rights Agreement and the Lockup Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text thereof. The Merger Agreement is included as Annex B of this proxy statement, and the form of Registration Rights Agreement and the form of Lockup Agreement are included in Annex C of this proxy statement. Shareholders and other interested parties are urged to read these agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Proposal No. 1: The Stock Issuance Proposal

Pursuant to the Merger Agreement, SWN’s shareholders will be asked to approve, for purposes of complying with Rule 312.03, the issuance of shares of Common Stock pursuant to the Merger Agreement. For more information about the issuance contemplated by the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger.” The Merger is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting.

Proposal No. 2: The Authorized Share Increase Proposal

SWN’s shareholders will be asked to vote on a proposal to approve the Charter Amendment and the Authorized Share Increase Proposal for purposes of authorizing the number of shares of Common Stock SWN may issue from time to time. The Merger is not conditioned on the approval of the Authorized Share Increase Proposal. For more information about the Authorized Share Increase Proposal, please see the section entitled “Proposal No. 2—The Authorized Share Increase Proposal.”

Proposal No. 3: The Adjournment Proposal

SWN’s shareholders will be asked to vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Stock Issuance Proposal. Please see the section entitled “Proposal No. 3—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on [    ] [●], 2021 at [●] [a.m./p.m.] Central Daylight Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only holders of shares of Common Stock of record at the close of business on [    ] [●], 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other holder of record to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Common Stock outstanding and entitled to vote.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated merger consideration is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. SWN expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Merger, but SWN is not required to finalize such allocation for one year from the closing date of the Merger. For U.S. federal income tax purposes, the Merger will be treated as an asset purchase (such that the tax basis in the Indigo assets will generally reflect the allocated fair value at closing) and direct liability assumption.

Appraisal Rights

No dissenters’ or appraisal rights will be available to the holders of Common Stock with respect to the Merger or the other transactions contemplated by the Merger Agreement.

Proxy Solicitation

SWN is soliciting proxies on behalf of the Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. SWN has also engaged Morrow to assist in the solicitation of proxies. SWN and its directors, officers and employees may also solicit proxies in person. SWN will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

SWN will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. SWN estimates it will pay Morrow a fee of approximately $25,000, plus reimburse Morrow for its reasonable out-of-pocket expenses. SWN will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to SWN’s shareholders. Directors, officers and employees of SWN who solicit proxies will not be paid any additional compensation for soliciting proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Questions and Answers About the Proposals for Shareholders Special Meeting—May I change my vote?”

Reasons for the Approval of the Stock Issuance in Connection with the Merger

The Board considered the following positive factors, although not weighted or in any order of significance, in approving the Merger and the issuance of the Stock Consideration in connection with the Merger:

•	The fact that the Merger will create one of the largest independent gas producers in the United States with a premier multi-basin portfolio.

•	The fact that the Merger is expected to be accretive to all key financial metrics, including per share metrics.

•	The Board’s belief that the Merger presents the combined organization with the opportunity to:

•	enhance returns and create long-term value for shareholders;

•	enhance free cash flow with expanded margins;

•	further strengthen its balance sheet;

•	increase scale and diversification;

•	expand its dry gas inventory and proved reserves; and

•	create synergies of approximately $20 million in annual cost savings by capturing savings in general and administrative expenses.

•	The recommendation of the Merger by SWN’s senior management team.

•	The terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which each party may terminate the Merger Agreement.

•	The requirement that SWN’s shareholders approve the Stock Issuance Proposal as a condition to the Merger.

•

The Board’s belief in the reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and that the outside date of November 29, 2021 under the Merger Agreement allows for sufficient time to complete the Merger.

•

The Board’s belief that the terms of the ancillary agreements to be entered into upon consummation of the Merger, including the Registration Rights Agreement, including the lockup provisions contained in the Lockup Agreement, are reasonable.

•

The Board’s consideration of certain other factors, including historical information concerning SWN’s and Indigo’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which SWN and Indigo operate, including commodity price levels and volatility, economic conditions, the competitive and regulatory environment and the likely effect of these factors on SWN.

•

The financial analyses of Goldman Sachs, as reviewed and discussed with the Board, as well as the opinion of Goldman Sachs delivered to the Board, to the effect that, as of June 1, 2021, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement was fair from a financial point of view to SWN, as further described below in the section entitled “—Opinion of SWN’s Financial Advisor.” The full text of the written opinion of Goldman Sachs, dated June 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement.

For more information about SWN’s decision-making process, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Background of the Merger—The Board’s Reasons for the Approval of the Merger and the Stock Issuance.”

Conditions to Closing of the Merger

Conditions to Each Party’s Obligations

The respective obligations of the SWN Parties and the Indigo Parties to consummate and effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Merger, of each of the following conditions:

•	there will not be any:

•

applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by the Merger Agreement or any other related agreement; or

•

in effect any order, award or judgment issued by any governmental authority of competent jurisdiction to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the closing of the Merger;

•	any applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated;

•	the approval of the Stock Issuance Proposal in accordance with applicable law, NYSE rules and the governing documents of SWN;

•	the Common Stock to be issued upon the closing of the Merger must be approved for listing on the NYSE subject to official notice of issuance; and

•

the sum of all Title Defect Amounts (as defined in the Merger Agreement) that exceed the Title Threshold Amount (as defined in the Merger Agreement), after applying any applicable Title Benefit Amounts (as defined in the Merger Agreement) to offset such Title Defect Amounts, plus the sum of all Environmental Defect Amounts (as defined in the Merger Agreement) that exceed the Environmental Threshold Amount (as defined in the Merger Agreement), in each case, as finally determined pursuant to Article IV or Article V of the Merger Agreement, as applicable, plus the aggregate Allocated Value (as defined in the Merger Agreement) of all Casualty Losses (as defined in the Merger Agreement) as provided in the Merger Agreement, must be less than $405,000,000.

Conditions to Obligations of SWN

The obligations of SWN to consummate the transactions to be performed by SWN in connection with the closing is subject to the satisfaction or waiver, at or prior to the closing date, of each of the following conditions:

•

the Indigo Fundamental Representations and Warranties (other than the representation regarding the capitalization of Indigo) must have been true and correct in all respects as of the Execution Date and must be true and correct in all respects as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the representations and warranties set forth in the representation regarding the capitalization of Indigo (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representation and warranty) must have been true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and must be true and correct in all respects (except for de minimus inaccuracies) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the remaining representations and warranties of Indigo in the Merger Agreement other than the Indigo Fundamental Representations and Warranties must have been true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and must be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date), except, with respect to the condition described in this bullet, to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Indigo must have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Indigo at or prior to the closing; and

•

Indigo must have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the closing by Indigo pursuant to the Merger Agreement; provided that if Indigo fails to deliver any item required to be delivered on behalf of each Indigo Holder, SWN’s sole recourse will be to withhold any taxes required to be withheld under applicable law.

Conditions to Obligations of Indigo

The obligation of Indigo to consummate the transactions to be performed by Indigo in connection with the closing is subject to the satisfaction or waiver, at or prior to the closing date, of each of the following conditions:

•

the SWN Fundamental Representations and Warranties (except the representations regarding the Stock Issuance Proposal, SWN’s solvency, the capitalization of SWN, and the Common Stock) must have been true and correct in all respects as of the Execution Date and must be true and correct in all respects as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the representations and warranties set forth in the representations regarding the Stock Issuance Proposal, SWN’s solvency, the capitalization of SWN, and the Common Stock (in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein) must have been true and correct in all respects (except for de minimus inaccuracies) as of the Execution Date and must be true and correct in all respects (except for de minimus inaccuracies) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the remaining representations and warranties of SWN in the Merger Agreement, other than the SWN Fundamental Representations and Warranties, must have been true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and must be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date), except, with respect to the condition described this bullet, to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	SWN must have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by SWN at or prior to the closing; and

•	SWN must have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the closing by SWN pursuant to the Merger Agreement.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SWN’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of determining the existence of a quorum at the Special Meeting.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal or the Adjournment Proposal but not the Stock Issuance Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Stock Issuance Proposal.

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Accordingly, an abstention from a holder of shares of Common Stock or the failure of a holder of shares of Common Stock to vote (including the failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to that bank, broker, trust or other nominee) will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Adjournment Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Stock Issuance Proposal or the Authorized Share Increase Proposal, but not the Adjournment Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Adjournment Proposal. Unless there is a quorum, the presiding officer of the Special Meeting may also adjourn the Special Meeting.

The Merger is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the Authorized Share Increase Proposal.

It is important for you to note that, in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, SWN will not consummate the Merger and may be required to pay a termination fee to Indigo in connection with the termination of the Merger Agreement as a result of failure to receive the requisite vote for approval.

Opinion of SWN’s Financial Advisor

Goldman Sachs delivered its opinion to the Board that, as of June 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the aggregate merger consideration consisting of 339,270,568 shares of Common Stock and $400,000,000 in cash, as it may be adjusted pursuant to Section 2.9, Section 3.1, Section 4.1, Article V and Section 6.1 of the Merger Agreement (the “aggregate merger consideration”), to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement was fair from a financial point of view to SWN.

The full text of the written opinion of Goldman Sachs, dated June 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between SWN and Goldman Sachs, SWN has agreed to pay Goldman Sachs a transaction fee of $15,000,000, all of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $3,000,000 at SWN’s discretion.

For more information, please see “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Background of the Merger—Opinion of SWN’s Financial Advisor” on page 108 of this proxy statement and Annex D to this proxy statement.

Recommendation to the SWN Shareholders

The Board believes that each of the Stock Issuance Proposal, the Authorized Share Increase Proposal and the Adjournment Proposal is in the best interests of SWN and its shareholders and unanimously recommends that the shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal.

Risk Factors

In evaluating the Merger and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 54 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of SWN and Indigo to complete the Merger and (ii) the business, cash flows, financial condition and results of operations of SWN or Indigo prior to the consummation of the Merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SWN

The following information has been derived from SWN’s unaudited consolidated financial statements as of and for the three-month periods ended March 31, 2021 and 2020 and SWN’s audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2020. The following information is only a summary and does not provide all of the information contained in SWN’s financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of SWN’s management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

In addition, the following information includes the results of Montage from November 13, 2020, the closing date of the Montage Merger. As a result, the comparability of the periods ended March 31, 2021 and December 31, 2020 to prior periods could be impacted as a result of the Montage Merger.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Financial Review
Operating revenues:
Exploration and production	$705	$344	$1,348	$1,703	$2,525
Marketing	997	548	2,145	2,850	3,745
Intersegment revenues	(630)	(300)	(1,185)	(1,515)	(2,408)

	1,072	592	2,308	3,038	3,862
Operating costs and expenses:
Marketing purchases	356	248	946	1,320	1,229
Operating and general and administrative expenses	288	219	934	886	994
(Gain) loss on sale of operating assets, net	—	—	—	2	(17)
Montage merger-related expenses	1	—	41	—	—
Restructuring charges	6	10	16	11	39
Depreciation, depletion and amortization	96	113	357	471	560
Impairments	—	1,479	2,830	16	171
Taxes, other than income taxes	24	13	55	62	89

	771	2,082	5,179	2,768	3,065

Operating income (loss)	301	(1,490)	(2,871)	270	797
Interest expense, net	31	19	94	65	124
Gain (loss) on derivatives	(191)	339	224	274	(118)
Gain (loss) on early extinguishment of debt	—	28	35	8	(17)
Other income (loss), net	1	1	1	(7)	—

Income (loss) before income taxes	80	(1,141)	(2,705)	480	538

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Provision (benefit) for income taxes:
Current	—	(2)	(2)	(2)	1
Deferred	—	408	409	(409)	—

	—	406	407	(411)	1

Net income (loss)	$80	$(1,547)	$(3,112)	$891	$537

Net cash provided by operating activities	$347	$160	$528	$964	$1,223
Net cash provided by (used in) investing activities	$(227)	$(228)	$(881)	$(1,045)	$359
Net cash provided by (used in) financing activities	$(129)	$68	$361	$(115)	$(2,297)

Capitalization
Total long-term debt	$2,812	$2,279	$3,150	$2,242	$2,318
Total equity	586	1,701	497	3,246	2,362

Total capitalization	$3,398	$3,980	$3,647	$5,488	$4,680
Total assets	$5,247	$5,275	$5,160	$6,717	$5,797

SELECTED HISTORICAL FINANCIAL INFORMATION OF INDIGO

The following information as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, has been derived from Indigo’s audited consolidated financial statements and accompanying notes contained in SWN’s Current Report on Form 8-K filed on July 2, 2021, which is incorporated by reference into this proxy statement. The following information as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020 have been derived from Indigo’s unaudited consolidated financial statements contained in SWN’s Current Report on Form 8-K filed on July 2, 2021. The following information is only a summary and does not provide all of the information contained in Indigo’s financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Indigo’s management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Financial Review
Revenues:
Natural gas, NGL and oil revenue	$224,949	$162,185	$717,878	$851,833
(Loss) gain on derivative instruments	(37,776)	86,314	2,214	266,438
Other	41,115	4,318	47,721	18,205

	228,288	252,817	767,813	1,136,476
Operating expenses:
Lease operating expense, excluding ad valorem taxes	19,374	27,688	92,988	99,641
Gathering and transportation expense	56,594	44,002	210,628	162,500
Ad valorem taxes	2,315	2,127	7,887	7,518
Severance taxes, net of refunds received	3,017	4,567	15,212	19,941
Other operating costs, net	36,744	3,035	46,414	11,859
Exploration costs	196	205	792	933
Depreciation, depletion and amortization	117,989	107,595	485,500	381,673
Impairment	22,088	32	5,149	4,657
General and administrative expenses	13,418	13,226	51,496	57,070
Loss (gain) on sale of assets	620,444	(10)	(321)	(472)

Total operating expenses	892,179	202,467	915,745	745,320

Operating (loss) income	(663,891)	50,350	(147,932)	391,156

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Other income (expense):
Interest and other financing expense	(8,226)	(8,747)	(34,766)	(68,980)
Income (loss) from equity method investment in midstream joint venture	(4,411)	(72)	184,161	590,860
Loss (gain) on extinguishment of debt	(33,886)	1,906	1,906	(30,182)
Other, net	32	54	211	287

Total other expense	(46,491)	(6,859)	151,512	491,985

Pretax (loss) income	(710,382)	43,491	3,580	883,141
State income tax (expense) benefit	(9)	190	179	265

Net (loss) income	(710,391)	43,681	3,759	883,406

Preferred dividends	—	(5,445)	(14,736)	(21,109)
Accretion of discount on preferred equity	—	(1,378)	(3,727)	(5,391)
Preferred tax distributions	—	(4,180)	(4,180)	—
Loss on redemption of preferred equity	—	—	(28,026)	—

Net (loss) income attributable to members’ common equity	$(710,391)	$32,678	$(46,910)	$856,906

Net cash provided by operating activities	$134,188	$156,429	$489,300	$644,161
Net cash provided by (used in) investing activities	$(125,530)	$(179,142)	$(221,782)	$110,189
Net cash provided by (used in) financing activities	$(34,432)	$(135,825)	$(369,155)	$(637,953)

Capitalization
Total long-term debt	$814,039		$779,414	$637,312
Total equity (Preferred equity and Members’ common equity)	1,165,130		1,908,117	2,400,766

Total capitalization	$1,979,169		$2,687,531	$3,038,078
Total assets	$2,338,438		$3,036,998	$3,335,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents summary unaudited pro forma condensed combined financial information about SWN’s financial condition and results of operations on a pro forma basis giving effect to the Merger and, as applicable, the Montage Merger and certain related transactions, as set forth in the unaudited pro forma financial statements incorporated in this proxy statement by reference.

The summary unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, SWN’s consolidated financial statements and related notes incorporated by reference into this proxy statement, and the consolidated financial statements and related notes of Indigo incorporated by reference in this proxy statement, together with the more detailed information as set forth in the unaudited pro forma financial statements and related notes included in this proxy statement. The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the applicable transaction been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
	(in millions)
Unaudited Pro Forma Condensed Combined Statement of Operations:
Revenue	$1,338	$3,466
Net income (loss)	$41	$(3,066)

At March 31, 2021
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet (at end of period):
Cash and cash equivalents	$53
Total assets	$8,513
Total debt	$4,146
Total stockholders’ equity	$2,421

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Acquisition of Indigo Natural Resources LLC

On June 1, 2021, Southwestern Energy Company (“Southwestern”) entered into an Agreement and Plan of Merger with Ikon Acquisition Company, LLC (“Ikon”), Indigo Natural Resources LLC (“Indigo”) and Ibis Unitholder Representative LLC (the “Indigo Merger Agreement”). Pursuant to the terms of the Indigo Merger Agreement, Indigo will merge with and into Ikon, a subsidiary of Southwestern, with Indigo surviving the merger (the “Indigo Merger”). The outstanding equity interests in Indigo will be cancelled and converted into the right to receive (i) $400 million in cash consideration, and (ii) 339,270,568 shares of Southwestern common stock, in each case, subject to adjustment as provided in the Indigo Merger Agreement. Additionally, Southwestern will assume $700 million in aggregate principal amount of 5.375% Senior Notes due 2029 of Indigo (the “Indigo Notes”).

Acquisition of Montage Resources LLC

On November 13, 2020, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2020, by and between Southwestern and Montage Resources Corporation (“Montage”), Southwestern completed its previously announced acquisition of Montage, by means of a merger of Montage with and into Southwestern, with Southwestern continuing as the surviving corporation (the “Montage Merger” and, together with the Indigo Merger, the “Mergers”).

In exchange for each share of Montage common stock, Montage shareholders received 1.8656 shares of Southwestern common stock, plus cash in lieu of any fractional share of Southwestern common stock that otherwise would have been issued, based on an average price of $3.05 per share of Southwestern common stock on the NYSE on November 13, 2020. Approximately 69.7 million total shares were issued to Montage shareholders and its management team as consideration for the Montage Merger.

Additionally, in August 2020, Southwestern completed an underwritten public offering of 63.25 million shares of common stock with an offering price to the public of $2.50 per share, with net proceeds from the offering totaling $152 million after deducting underwriting discounts and offering expenses (the “Equity Offering”). Also in August 2020, Southwestern completed an underwritten public offering of $350 million aggregate principal amount of 8.375% senior notes due 2028 (the “Debt Offering”). The net proceeds from the Debt Offering, after deducting the underwriting discount and offering expenses, were approximately $345 million. Southwestern used the net proceeds from the Debt Offering, together with the net proceeds received from the Equity Offering and borrowings under Southwestern’s credit facility, to fund the redemption of $510 million aggregate principal amount of Montage’s outstanding 8.875% Senior Notes due 2023 (the “Montage Notes”) and to pay off of the outstanding Montage credit facility balance and all related accrued interest in connection with the closing of the Montage Merger.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Southwestern and Indigo and from the historical financial activity of Montage through November 13, 2020, the closing date of the Montage Merger, and have been adjusted to reflect 1) the Equity Offering and the Debt Offering and the use of the proceeds therefrom as described above and 2) the Indigo Merger, as described above.

The proposed Indigo Merger will be accounted for using the acquisition method of accounting with Southwestern identified as the acquirer. Under the acquisition method of accounting, Southwestern will record assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the Indigo Merger.

Certain historical amounts of Montage and Indigo have been reclassified to conform to Southwestern’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Indigo Merger as if the transaction had been completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give effect to the Mergers, the Equity Offering and the Debt Offering as if each transaction had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements reflect the following Merger-related pro forma adjustments, based on available information and certain assumptions that Southwestern believes are reasonable:

•

the Mergers, accounted for using the acquisition method of accounting, with Southwestern identified as the acquirer, and, in the case of Montage, the issuance of shares of Southwestern common stock in exchange for each share of Montage, and, in the case of Indigo, the issuance of shares of Southwestern common stock and $400 million in cash for all of the company units of Indigo as merger consideration;

•

adjustments to conform Montage’s and Indigo’s historical accounting policies related to oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting used by Southwestern;

•

the Equity Offering and the Debt Offering and the redemption of the Montage Notes as well as repayment in full and termination of Montage’s revolving credit facility and all related accrued interest, each of which occurred in connection with the Montage Merger;

•

Southwestern’s related $400 million borrowing on its credit facility to fund the cash portion of the acquisition consideration and the planned assumption of the Indigo Notes as well as repayment in full and termination of Indigo’s revolving credit facility, each of which is expected to occur in connection with the consummation of the Indigo Merger or soon thereafter;

•	adjustments to conform the classification of certain assets and liabilities in Indigo’s historical balance sheet to Southwestern’s classification for similar assets and liabilities;

•	adjustments to conform the classification of revenues and expenses in Indigo’s and Montage’s historical statements of operations to Southwestern’s classification for similar revenues and expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. In Southwestern’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the Mergers, the Equity Offering and the Debt Offering along with the use of proceeds therefrom. These adjustments are directly attributable to the Mergers, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Southwestern following the Mergers.

The assets acquired and liabilities assumed from Montage were recorded at their preliminary estimated fair values at the date of the Montage Merger. Although the purchase price allocation for Montage is substantially complete as of the date of this filing, there may be further adjustments to Montage’s natural gas and oil properties as the studies necessary to determine the fair value are finalized. These amounts will be finalized no later than one year from the acquisition date. There have been no material changes to the allocation presented in Southwestern’s Form 10-Q for the three-month period ended March 31, 2021.

The acquisition method of accounting as it relates to the Indigo Merger is dependent upon certain valuations and other studies that, as of the date hereof, have yet to commence or progress to a stage where there is sufficient information for a definitive measure. As of the date of this proxy statement, Southwestern has performed a preliminary valuation analysis of the fair value of Indigo’s assets to be acquired and liabilities to be assumed and has made certain adjustments to the historical book values of the assets and liabilities of Indigo to reflect preliminary estimates of the fair value necessary to prepare the unaudited pro forma condensed combined financial statements. A final determination of the fair value of Indigo’s assets and liabilities, including potential intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Indigo that exist as of the closing date of the Indigo Merger and, therefore, cannot be made prior to the completion of the Indigo Merger. In addition, the value of the consideration to be paid by Southwestern upon the consummation of the Indigo Merger will be determined based on the closing price of Southwestern common stock on the closing date of the Indigo Merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Southwestern estimated the fair value of Indigo’s assets and liabilities based on discussions with Indigo’s management, preliminary valuation studies, due diligence, and information presented in Indigo’s historical financial statements. Until the Indigo Merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma condensed combined financial information is not intended to represent what Southwestern’s financial position or results of operations would have been had the Mergers actually been consummated on the assumed dates nor does it purport to project the future operating results or financial position of the combined company following the Indigo Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Indigo Merger, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statements of operations do not include projected synergies expected to be achieved as a result of the Mergers and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of transaction costs associated with the Indigo Merger, costs associated with any restructuring, integration activities, and asset dispositions that may result from the Mergers. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Mergers.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Southwestern’s Annual Report on Form 10-K for the year ended December 31, 2020, Southwestern’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and Indigo’s historical financial statements and accompanying notes as of and for the year ended December 31, 2020 and as of and for the three-month period ended March 31, 2021 included in Southwestern’s Current Report on Form 8-K filed on July 2, 2021, which is incorporated by reference into this proxy statement.

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in millions)

	Southwestern Historical	Indigo Historical	Reclassification Adjustments (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$4	$59	$(10)	(m)	$—		$53
Accounts receivable, net	400	144	—		—		544
Derivative assets	157	8	—		—		165
Other current assets	41	3	—		—		44

Total Current Assets	602	214	(10)		—		806

Natural gas and oil properties	27,532	3,057	—		(29)	(c)	30,560
Other property, plant and equipment	493	16	—		(12)	(c)	497
Less: Accumulated depreciation, depletion and amortization	(23,741)	(1,152)	—		1,152	(c)	(23,741)

Total property, plant and equipment, net	4,284	1,921	—		1,111		7,316

Operating lease assets	155	—	—		—		155
Assets held for sale	—	170	(170)	(m)	—		—
Other long-term assets	206	33	—		(3)	(d)	236

Total Long-Term Assets	361	203	(170)		(3)		391

TOTAL ASSETS	$5,247	$2,338	$(180)		$1,108		$8,513

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$207	$—	$—		$—		$207
Accounts payable	639	135	52	(a)	—		826
Taxes payable	67	—	5	(a)	—		72
Interest payable	55	7	—		—		62
Derivative liabilities	338	28	—		—		366
Current operating lease liabilities	41	—	—		—		41
Accrued capital expenditures	—	54	(54)	(a)	—		—
Liabilities held for sale	—	18	(18)	(m)	—		—
Other current liabilities	23	51	(3)	(a)	—		71

Total Current Liabilities	1,370	293	(18)		—		1,645

Long-term debt	2,812	814	(125)	(m)	438	(c)(f)	3,939
Long-term operating lease liabilities	111	—	—		—		111
Asset retirement obligation	—	12	(12)	(a)	—		—
Long-term derivative liabilities	168	9	—		—		177
Pension and other postretirement liabilities	40	—	—		—		40
Other long-term liabilities	160	8	12	(a)	—		180
Long-term liabilities held for sale	—	37	(37)	(m)	—		—

Total Long-Term Liabilities	3,291	880	(162)		438		4,447

Equity:
Members’ common equity	—	1,165	—		(1,165)	(g)	—
Common stock	7	—	—		3	(h)	10
Additional paid-in capital	5,102	—	—		1,832	(h)	6,934
Retained earnings (accumulated deficit)	(4,283)	—	—		—		(4,283)
Accumulated other comprehensive loss	(38)	—	—		—		(38)
Common stock in treasury	(202)	—	—		—		(202)

Total Equity	586	1,165	—		670		2,421

TOTAL LIABILITIES AND EQUITY	$5,247	$2,338	$(180)		$1,108		$8,513

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(in millions, except share/per share amounts)

	Southwestern Historical	Indigo Historical	Reclassification and Conforming Adjustments (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Operating Revenues:
Gas sales	$464	$—	$218	(a)	$—		$682
Oil sales	81	—	2	(a)	—		83
NGL sales	173	—	5	(a)	—		178
Natural gas, oil and natural gas liquids sales	—	225	(225)	(a)	—		—
Marketing	352	—	36	(a)	—		388
Other	2	3	2	(a)	—		7

Total Revenues	1,072	228	38		—		1,338

Operating Costs and Expenses:
Marketing purchases	356	—	36	(a)	—		392
Operating expenses	250	58	21	(a)	—		329
Gathering and transportation expense	—	57	(57)	(a)	—		—
General and administrative expenses	38	13	—		—		51
Montage merger-related expenses	1	—	—		—		1
(Gain) loss on sale of operating assets	—	621	(621)	(a)	—		—
Restructuring charges	6	—	—		—		6
Depreciation, depletion and amortization	96	118	—		(42)	(i)	172
Impairments	—	22	—		—		22
Exploration	—	—	—		—		—
Severance taxes	—	3	(3)	(a)	—		—
Taxes, other than income taxes	24	—	3	(a)	—		27

Total Operating Costs and Expenses	771	892	(621)		(42)		1,000

Operating Income (Loss)	301	(664)	659		42		338

Interest Expense:
Interest on debt	50	8	3	(a)	(1)	(l)	60
Other interest charges	3	—	1	(a)	—		4
Interest capitalized	(22)	—	(4)	(a)	(7)	(e)	(33)

Net Interest Expense	31	8	—		(8)		31
Loss on Derivatives	(191)	—	(38)	(a)	—		(229)
Loss on Early Extinguishment of Debt	—	(34)	—		—		(34)
Loss from Equity Method Investment	—	(4)	—		—		(4)
Other Income, Net	1	—	—		—		1

Income (Loss) Before Income Taxes	80	(710)	621		50		41

Provision for Income Taxes:
Current	—	—	—		—		—
Deferred	—	—	—		—		—

Total Provision for Income Taxes	—	—	—		—		—

Net Income (Loss)	$80	$(710)	$621		$50		$41

Earnings Per Common Share:
Basic	$0.12						$0.04
Diluted	$0.12						$0.04
Weighted Average Common Shares Outstanding:
Basic	675,385,145				339,270,568	(h)	1,014,655,713
Diluted	679,867,825				339,270,568	(h)	1,019,138,393

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in millions, except share/per share amounts)

	Southwestern Historical	Montage Historical Through November 12, 2020	Indigo Historical	Montage Reclassification and Conforming Adjustments (Note 3)		Indigo Reclassification and Conforming Adjustments (Note 3)		Montage-Related Issuance of Debt and Equity and Related Use of Proceeds (Note 3)	Montage Acquisition Adjustment (Note 3)			Indigo Acquisition Adjustment (Note 3)		Pro Forma Combined
Operating Revenues:
Gas sales	$967	$—	$—	$250	(a)	$698	(a)	$—	$—			$—		$1,915
Oil sales	154	—	—	60	(a)	6	(a)	—	—			—		220
NGL sales	265	—	—	55	(a)	14	(a)	—	—			—		334
Natural gas, oil and natural gas liquids sales	—	365	718	(365)	(a)	(718)	(a)	—	—			—		—
Marketing	917	28	—	—		43	(a)	—	—			—		988
Other	5	—	49	—		(45)	(a)	—	—			—		9

Total Revenues	2,308	393	767	—		(2)		—	—			—		3,466

Operating Costs and Expenses:
Marketing purchases	946	28	—	—		42	(a)	—	—			—		1,016
Operating expenses	813	37	147	183	(a)	169	(a)	—	—			—		1,349
Gathering and transportation expense	—	183	211	(183)	(a)	(211)	(a)	—	—			—		—
General and administrative expenses	121	38	51	—		—		—	—			—		210
Montage merger-related expenses	41	—	—	—		—		—	—			—		41
Gain on sale of operating assets	—	(1)	—	—		—		—	—			—		(1)
Restructuring charges	16	—	—	—		—		—	—			—		16
Depreciation, depletion and amortization	357	165	485	—		—		—	(53)	(i	)	(76)	(i)	878
Impairments	2,830	—	5	—		—		—	—			—		2,835
Exploration	—	38	1	(38)	(a)	(1)	(a)	—	—			—		—
Severance taxes	—	12	15	(12)	(a)	(15)	(a)	—	—			—		—
Taxes, other than income taxes	55	—	—	12	(a)	15	(a)	—	—			—		82

Total Operating Costs and Expenses	5,179	500	915	(38)		(1)		—	(53)			(76)		6,426

Operating Loss	(2,871)	(107)	(148)	38		(1)		—	53			76		(2,960)

	Southwestern Historical	Montage Historical Through November 12, 2020	Indigo Historical	Montage Reclassification and Conforming Adjustments (Note 3)		Indigo Reclassification and Conforming Adjustments (Note 3)		Montage-Related Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Montage Acquisition Adjustment (Note 3)			Indigo Acquisition Adjustment (Note 3)		Pro Forma Combined
Interest Expense:
Interest on debt	171	51	35	(4)	(a)	16	(a)	(25)	(b)	—			(3)	(l)	241
Other interest charges	11	—	—	4	(a)	4	(a)	—		—			—		19
Interest capitalized	(88)	—	—	—		(20)	(a)	—		2	(e	)	(23)	(e)	(129)

Net Interest Expense	94	51	35	—		—		(25)		2			(26)		131
Gain (Loss) on Derivatives	224	(17)	—	—		2	(a)	—		—			—		209
Gain on Early Extinguishment of Debt	35	—	2	—		—		—		—			—		37
Income from Equity Method Investment	—	—	184	—		—		—		—			—		184
Other Income, Net	1	—	1	—		—		—		—			—		2

Income (Loss) Before Income Taxes	(2,705)	(175)	4	38		1		25		51			102		(2,659)

Provision (Benefit) for Income Taxes:
Current	(2)	—	—	—		—		—		—			—		(2)
Deferred	409	—	—	—		—		—		—			—		409

Total Provision (Benefit) for Income Taxes	407	—	—	—		—		—		—			—		407

Net Income (Loss) from Continuing Operations	$(3,112)	$(175)	$4	$38		$1		$25		$51			$102		$(3,066)

Loss Per Common Share:
Basic	$(5.42)														$(3.03)
Diluted	$(5.42)														$(3.03)
Weighted Average Common Shares Outstanding:
Basic	573,889,502							39,856,164	(k)	60,378,378	(j	)	339,270,568	(h)	1,013,394,612
Diluted	573,889,502							39,856,164	(k)	60,378,378	(j	)	339,270,568	(h)	1,013,394,612

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Southwestern Energy Company

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Southwestern and Indigo, from the historical financial activity of Montage through November 13, 2020, the date the Montage Merger was completed, and have been adjusted to reflect 1) the Equity Offering and Debt Offering and the use of the proceeds therefrom and 2) the proposed Indigo Merger, as described above. Certain of Montage’s and Indigo’s historical amounts have been reclassified to conform to Southwestern’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Indigo Merger as if it had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give effect to the Mergers and the Equity Offering and Debt Offering as if each transaction had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Southwestern believes are reasonable, however, actual results may differ from those reflected in these statements. In Southwestern’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed combined financial statements do not purport to represent what Southwestern’s financial position or results of operations would have been if the transactions had actually occurred on the dates indicated above, nor are they indicative of Southwestern’s future financial position or results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Southwestern, Montage and Indigo, as applicable, for the periods presented.

The unaudited pro forma condensed combined financial information includes adjustments to conform Montage’s and Indigo’s accounting policies to Southwestern’s accounting policies, including adjusting Montage’s and Indigo’s oil and gas properties to the full cost method. Both Montage and Indigo follow the successful efforts method of accounting for oil and gas properties, while Southwestern follows the full cost method of accounting for oil and gas properties. Certain costs that are expensed under the successful efforts method are capitalized under the full cost method, including unsuccessful exploration drilling costs, geological and geophysical costs, delay rentals on leases and general and administrative expenses directly related to exploration and development activities. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over total proved reserves. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over proved developed reserves. The pro forma condensed combined financial information has reclassified Montage’s and Indigo’s exploration expenses, which are capitalized under the full cost method of accounting for oil and gas properties.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The Indigo Merger will be accounted for using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2021 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Southwestern expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•

changes in the estimated fair value of Southwestern’s common stock consideration transferred to Indigo’s equity holders, based on Southwestern’s share price at the date of closing of the Indigo Merger;

•

changes in the estimated fair value of Indigo’s assets acquired and liabilities assumed as of the date of the closing of the Indigo Merger, resulting from the finalization of Southwestern’s detailed valuation analysis, including changes in future oil and gas commodity prices, reserve estimates, interest rates and other factors;

•

the implementation of ASC 842 Leases as it relates to Indigo’s lease obligations and right of use assets expected to be recorded as part of purchase accounting upon the closing of the Indigo Merger; and

•	the resolution of certain matters that Southwestern is indemnified for under the Indigo Merger Agreement for which not enough information is available to assess the fair value of at this time.

The preliminary consideration to be transferred and the fair value of assets acquired and liabilities assumed is as follows:

Preliminary Purchase Price Allocation as of March 31, 2021 (in millions)
Consideration:
Fair value of Southwestern’s stock to be issued(1)	$1,835
Cash consideration to be paid	400

Total Consideration	$2,235

Fair Value of Assets Acquired:
Cash and cash equivalents	$49
Accounts receivable	144
Other current assets	3
Commodity derivative assets	8
Evaluated oil and gas properties	2,112
Unevaluated oil and gas properties	916
Other property, plant and equipment	4
Other long-term assets	30

Total assets acquired	$3,266

Fair Value of Liabilities Assumed:
Accounts payable	$186
Other current liabilities	89
Senior notes	727
Asset retirement obligations	12
Other noncurrent liabilities	17

Total liabilities assumed	1,031

Net Assets Acquired and Liabilities Assumed	$2,235

(1)	Based on 339,270,568 shares of Southwestern common stock at $5.41 per share (closing price as of June 23, 2021).

Under the Indigo Merger Agreement, Indigo equity holders will receive 339,270,568 shares of Southwestern common stock or approximately $1,835 million in value (based on the Southwestern common stock closing price on the NYSE as of June 23, 2021 of $5.41) and $400 million in cash as merger consideration, in each case, subject to adjustment as provided in the Indigo Merger Agreement.

The Indigo Merger will be non-taxable to Southwestern, and, because Indigo is a partnership, the tax basis in Indigo’s assets and liabilities will be stepped up to fair market value upon closing of the Indigo Merger. The Company is in the process of assessing the impacts of the Indigo Merger on our existing tax attributes.

From June 1, 2021, the last trading date prior to the public announcement of the proposed Indigo Merger, to June 23, 2021, the preliminary value of Southwestern’s merger consideration to be transferred had decreased approximately $115 million, as a result of the decrease in the closing share price of Southwestern common stock on the NYSE from $5.75 to $5.41. The final value of the Indigo Merger consideration will be determined based on the market price of Southwestern common stock on the closing date of the Indigo Merger. A 20 percent increase or decrease in the closing price of a share of Southwestern common stock, as compared to the June 23, 2021 closing price of $5.41, would increase or decrease the purchase price by approximately $367 million, assuming all other factors are held constant.

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:

(a)

The following reclassifications and conforming adjustments were made as a result of the transactions to conform to Southwestern’s presentation and full-cost accounting methodology for oil and gas properties:

Pro Forma Condensed Combined Balance Sheet as of March 31, 2021:

Indigo Reclassification Adjustments

•	Reflects reclassification of approximately $54 million from accrued capital expenditures to accounts payable;

•	Reflects reclassification of approximately $2 million from accounts payable and $3 million from other current liabilities to taxes payable; and

•	Reflects reclassification of approximately $12 million from asset retirement obligation to other long-term liabilities.

Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021:

Indigo Reclassification and Conforming Adjustments

•

Reflects reclassification of approximately $225 million from natural gas, oil and natural gas liquids (“NGL”) sales to the respective sales revenues by product ($218 million for gas sales, $2 million for oil sales and $5 million for NGL sales);

•	Reflects reclassification of approximately $57 million from gathering and transportation expense to operating expenses;

•

Reflects the elimination of $621 million of loss on sale of operating assets related to the sale of oil and gas properties which is not recorded on the income statement under the full cost method of accounting for oil and gas properties (used by Southwestern) as the sale would not significantly alter the relationship between capitalized costs and proved reserves in Southwestern’s full cost pool;

•	Reflects reclassification of approximately $3 million from severance taxes to taxes, other than income;

•	Reflects reclassification of a $38 million loss in other revenue to loss on derivatives;

•	Reflects reclassification of $36 million in third party gas sales from other revenues to marketing revenues;

•	Reflects reclassification of $36 million in third party gas purchases from operating expenses to marketing purchases; and

•

Reflects the gross up of capitalized interest of $4 million, gross up of interest paid of $3 million, and gross up of $1 million in other interest charges related to the amortization of debt issuance costs to demonstrate the components that comprised net interest expense.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020:

Montage Reclassification and Conforming Adjustments

•

Reflects reclassification of approximately $365 million from natural gas, oil and NGL sales to the respective sales revenues by product ($250 million for gas sales, $60 million for oil sales and $55 million for NGL sales);

•	Reflects reclassification of approximately $183 million from transportation, gathering and compression to operating expenses;

•	Reflects the elimination of $38 million of exploration expenses which are capitalized under the full cost method of accounting for oil and gas properties (used by Southwestern);

•	Reflects reclassification of approximately $12 million from severance taxes to taxes, other than income; and

•	Reflects reclassification of $4 million of interest on debt to other interest charges related to the amortization of letter of credit costs and debt issuance costs incurred during the period.

Indigo Reclassification and Conforming Adjustments

•

Reflects reclassification of approximately $718 million from natural gas, oil and NGL sales to the respective sales revenues by product ($698 million for gas sales, $6 million for oil sales and $14 million for NGL sales);

•	Reflects reclassification of approximately $211 million from gathering and transportation expense to operating expenses;

•	Reflects the elimination of $1 million of exploration expenses which are capitalized under the full cost method of accounting for oil and gas properties (used by Southwestern);

•	Reflects reclassification of approximately $15 million from severance taxes to taxes, other than income;

•	Reflects reclassification of approximately $2 million from other revenue to gain on derivatives;

•	Reflects reclassification of $43 million in third party gas sales from other revenues to marketing revenues;

•	Reflects reclassification of $42 million in third party gas purchases from operating expenses to marketing purchases; and

•

Reflects the gross up of capitalized interest of $20 million, gross up of interest paid of $16 million, and gross up of $4 million in other interest charges related to amortization of debt issuance costs to demonstrate the components that comprised net interest expense.

(b)

During August 2020, in contemplation of the Montage Merger, Southwestern completed an offering of $350 million aggregate principal amount of 8.375% Senior Notes due 2028 resulting in net proceeds of $345 million after deducting the underwriting discount and offering expenses. This adjustment reflects the use of the net proceeds from the Debt Offering, available cash and cash equivalents and incremental borrowings under the Southwestern credit facility, to fund a redemption of Montage Notes, the Montage credit facility and all related accrued interest shortly after the consummation of the Montage Merger.

•

The adjustment reflects an approximately $25 million net decrease in interest on debt related to the retirement of the Montage Notes, the Montage credit facility, all related accrued interest and the associated decrease in amortization of issuance costs related to the Montage Notes and revolving line of credit. This decrease was partially offset by increases in interest on debt associated with the issuance of $350 million in Southwestern’s new 8.375% Senior Notes due 2028 related to the Debt Offering and borrowings under Southwestern’s credit facility used to pay off the Montage Notes, Montage credit facility and related accrued interest.

(c)

The allocation of the estimated fair value of consideration transferred (based on the closing price of Southwestern common stock on the NYSE of $5.41 per share at June 23, 2021) to the estimated fair value of the Indigo assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1,111 million increase to Indigo’s net book basis of total property, plant and equipment to reflect fair value;

•	$27 million increase in long-term debt to reflect the Indigo Notes at fair value; and

•	$400 million increase in long-term debt to reflect the borrowing under Southwestern’s credit facility to fund the cash portion of the Indigo Merger consideration payment.

(d)	Reflects the write-off of approximately $3 million in unamortized debt issuance costs related to Indigo’s revolving credit facility.

(e)

Reflects a $7 million increase and a $23 million increase in capitalized interest related to the fair value of the unevaluated oil and gas properties acquired from Indigo for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, and a $2 million decrease in capitalized interest related to the fair value of the unevaluated oil and gas properties acquired from Montage for the 12 months ended December 31, 2020.

(f)	Reflects the increase in long-term debt as a result of the write-off of approximately $11 million in unamortized debt discount and debt issuance costs related to the Indigo Notes.

(g)	Reflects the elimination of Indigo’s historical members’ common equity balances in accordance with the acquisition method of accounting.

(h)

Reflects the estimated increase in shares of Southwestern common stock resulting from the issuance of shares of Southwestern common stock to Indigo’s equity holders to effect the transaction as follows:

(in millions, except share, per share amounts)
Shares of Southwestern common stock to be issued to Indigo equity holders	339,270,568
NYSE closing price per share of Southwestern common stock on June 23, 2021	$5.41

Fair value of Southwestern common shares to be issued	$1,835
Increase in Southwestern common stock ($0.01 par value per share) as of March 31, 2021	3

Increase in Southwestern additional paid-in capital as of March 31, 2021	$1,832

(i)

Reflects the pro forma depreciation, depletion and amortization (“DD&A”) expense calculated in accordance with the full cost method of accounting for oil and gas properties, which was based on the preliminary purchase price allocations for both Montage and Indigo, as applicable.

(j)

Reflects the impact of the issuance of shares of Southwestern common stock to Montage shareholders and management team to effect the Montage Merger, which were already reflected in Southwestern’s historical condensed consolidated balance sheet as of March 31, 2021. This adjustment reflects the impact of these additional shares on the weighted average basic and diluted shares outstanding used to calculate the respective earnings per share amounts.

(k)

During August 2020, in contemplation of the Montage Merger, Southwestern completed the Equity Offering of 63.25 million shares resulting in net proceeds of $152 million, which were already reflected in Southwestern’s historical condensed consolidated balance sheet as of March 31, 2021. This adjustment reflects the impact of these additional shares on the weighted average basic and diluted shares outstanding used to calculate the respective earnings per share amounts.

(l)

Reflects an approximately $1 million and $3 million net decrease in interest on debt for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, related to the pay-off and retirement of the Indigo credit facility, all related accrued interest and the associated decrease in amortization of issuance costs related to Indigo’s revolving line of credit. These decreases are partially offset by an increase in interest expense related to the $400 million borrowing under Southwestern’s credit facility to fund the cash portion of the merger consideration associated with the Indigo Merger.

(m)

During the second quarter of 2021, Indigo finalized the sale of its non-core conventional Cotton Valley assets, which are designated as held for sale on Indigo’s March 31, 2021 historical balance sheet. The pro forma adjustments give effect to $115 million of divestiture proceeds, the retirement of $170 million in related asset value, $18 million in revenue suspense and other current liabilities assumed by the buyer and $37 million in asset retirement obligations assumed by the buyer as if the sale of these assets had been completed on March 31, 2021. The adjustments also reflect the actual use of the net sale proceeds of $115 million and $10 million in existing cash to pay down the $125 million Indigo credit facility balance that existed at March 31, 2021.

Note 4. Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, oil and NGL reserves as of December 31, 2020, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2020. The pro forma reserve information set forth below gives effect to the Indigo Merger as if it had been completed on January 1, 2020.

	Natural Gas (Bcf)
	Southwestern Historical	Indigo Historical (1)	Southwestern Pro Forma Combined Total (1)
December 31, 2019	8,630	4,560	13,190
Revisions of previous estimates	(1,380)	(1,318)	(2,698)
Extensions, discoveries and other additions	714	780	1,494
Production	(694)	(367)	(1,061)
Acquisition of reserves in place	1,911	—	1,911
Disposition of reserves in place	—	(5)	(5)

December 31, 2020	9,181	3,650	12,831
Proved developed reserves as of:
December 31, 2019	4,906	1,269	6,175
December 31, 2020	6,342	1,191	7,533
Proved undeveloped reserves as of:
December 31, 2019	3,724	3,291	7,015
December 31, 2020	2,839	2,459	5,298

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total reserves as of December 31, 2020 both include 562 Bcf of natural gas reserves associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. Of the 562 Bcf of natural gas reserves sold, 179 Bcf were proved developed reserves and 383 Bcf were proved undeveloped reserves.

	Oil (MBbls)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total (1)
December 31, 2019	72,925	2,235	75,160
Revisions of previous estimates	(28,691)	(231)	(28,922)
Extensions, discoveries and other additions	135	22	157
Production	(5,141)	(168)	(5,309)
Acquisition of reserves in place	18,796	—	18,796
Disposition of reserves in place	—	—	—

December 31, 2020	58,024	1,858	59,882
Proved developed reserves as of:
December 31, 2019	26,124	1,175	27,299
December 31, 2020	33,563	797	34,360
Proved undeveloped reserves as of:
December 31, 2019	46,801	1,060	47,861
December 31, 2020	24,461	1,061	25,522

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total reserves as of December 31, 2020 both include 1,749 MBbls of oil reserves associated with the conventional Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. Of the 1,749 MBbls of oil reserves sold, 688 MBbls were proved developed reserves and 1,061 MBbls were proved undeveloped reserves.

	NGLs (MBbls)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total (1)
December 31, 2019	608,761	23,020	631,781
Revisions of previous estimates	(232,195)	(4,784)	(236,979)
Extensions, discoveries and other additions	4,371	249	4,620
Production	(25,927)	(1,063)	(26,990)
Acquisition of reserves in place	55,141	—	55,141
Disposition of reserves in place	—	(2)	(2)

December 31, 2020	410,151	17,420	427,571
Proved developed reserves as of:
December 31, 2019	226,271	7,660	233,931
December 31, 2020	276,548	5,521	282,069
Proved undeveloped reserves as of:
December 31, 2019	382,490	15,360	397,850
December 31, 2020	133,603	11,899	145,502

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total reserves as of December 31, 2020 both include 17,383 MBbls of NGL reserves associated with the conventional Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. Of the 17,383 MBbls of NGL reserves sold, 5,484 MBbls were proved developed reserves and 11,899 MBbls were proved undeveloped reserves.

	Total (Bcfe)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total (1)
December 31, 2019	12,721	4,711	17,432
Revisions of previous estimates	(2,946)	(1,348)	(4,294)
Extensions, discoveries and other additions	741	782	1,523
Production	(880)	(374)	(1,254)
Acquisition of reserves in place	2,354	—	2,354
Disposition of reserves in place	—	(5)	(5)

December 31, 2020	11,990	3,766	15,756
Proved developed reserves as of:
December 31, 2019	6,421	1,322	7,743
December 31, 2020	8,203	1,229	9,432
Proved undeveloped reserves as of:
December 31, 2019	6,300	3,389	9,689
December 31, 2020	3,787	2,537	6,324

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total reserves as of December 31, 2020 both include 677 Bcfe of proved reserves associated with the conventional Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. Of the 677 Bcfe of proved reserves sold, 216 Bcfe were proved developed reserves and 461 Bcfe were proved undeveloped reserves.

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2020 is as follows:

(in millions)	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total (1)
Future cash inflows	$17,997	$7,178	$25,175
Future production costs	(11,969)	(3,756)	(15,725)
Future development costs	(1,924)	(1,946)	(3,870)
Future income tax expense	—	—	—

Future net cash flows	4,104	1,476	5,580
10% annual discount for estimated timing of cash flows	(2,257)	(827)	(3,084)

Standardized measure of discounted future net cash flows	$1,847	$649	$2,496

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total standardized measure as of December 31, 2020 both include $45 million of standardized measure associated with the conventional Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2020 are as follows:

(in millions)	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total (1)
Standardized measure, beginning of year	$3,700	$2,044	$5,744
Sales and transfers of natural gas and oil produced, net of production costs	(478)	(391)	(869)
Net changes in prices and production costs	(2,720)	(1,386)	(4,106)
Extensions, discoveries, and other additions, net of future production and development costs	81	156	237
Acquisition of reserves in place	443	—	443
Sales of reserves in place	—	—	—
Revisions of previous quantity estimates	(987)	(1,156)	(2,143)
Net change in income taxes	35	—	35
Changes in estimated future development costs	1,241	918	2,159
Previously estimated development costs incurred during the year	624	271	895
Changes in production rates (timing) and other	(466)	—	(466)
Accretion of discount	374	193	567

Standardized measure, end of year	$1,847	$649	$2,496

(1)

The Indigo Historical and Southwestern Pro Forma Combined Total standardized measure as of December 31, 2020 both include $45 million of standardized measure associated with the conventional Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

SELECTED RESERVE INFORMATION

Summary Historical Reserve and Operating Data of SWN

The following table provides an overall and categorical summary of SWN’s estimated natural gas, oil and NGL reserves, as of year-end 2020 based on average year prices, and SWN’s well count, net acreage and PV-10 as of December 31, 2020, and sets forth 2020 annual information related to production and capital investments for each of SWN’s operating areas:

	Appalachia
	Northeast	Southwest	Other(1)		Total
Estimated proved reserves(2):
Natural gas (Bcf):
Developed	3,668	2,674	—		6,342
Undeveloped	1,248	1,591	—		2,839

	4,916	4,265	—		9,181
Crude oil (MMBbls):
Developed	—	33.5	0.1		33.6
Undeveloped	—	24.5	—		24.5

	—	58.0	0.1		58.1
Natural gas liquids (MMBbls):
Developed	—	276.5	—		276.5
Undeveloped	—	133.6	—		133.6

	—	410.1	—		410.1
Total proved reserves (Bcfe)(3):
Developed	3,668	4,534	1		8,203
Undeveloped	1,248	2,539	—		3,787

	4,916	7,073	1		11,990

Percent of total	41%	59%	—%		100%
Percent proved developed	75%	64%	100%		68%
Percent proved undeveloped	25%	36%	—		32%
Production (Bcfe)	473	407	—		880
Capital investments (in millions)	$362	$510	$27	(4)	$899
Total gross producing wells(5)	744	1,833	14		2,591
Total net producing wells	668	1,521	11		2,200
Total net acreage	217,296	571,922	22,001	(6)	811,219
Net undeveloped acreage	89,086	425,702	9,764	(6)	524,552
PV-10:
Pre-tax (in millions)(7)	$876	$974	$(3	)(8)	$1,847
PV of taxes (in millions)(7)	—	—	—		—

After-tax (in millions)(7)	$876	$974	$(3	)(8)	$1,847

Percent of total	47%	53%	0%		100%
Percent operated(9)	98%	100%	97%		97%

(1)	Other reserves and acreage consists primarily of properties in Colorado.
(2)

Our estimated proved reserves were determined in accordance with SEC rules and used a 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December for the year 2020. For oil and NGL volumes, the SEC benchmark average WTI spot price of $39.568 per barrel for December 31, 2020 is then adjusted for quality, transportation fees and market differentials. For gas volumes, the SEC benchmark average NYMEX Henry Hub spot price of

$1.985 per MMBtu for December 31, 2020 is then adjusted for energy content, transportation fees and market differentials. As of June 30, 2020, the average 12-month unweighted arithmetic average of the first-day-of-the month price for the period March 2020 through March 2021 for WTI oil and gas volumes was $40.01 per barrel and the NYMEX Henry Hub for natural gas was $2.16 per MMBtu. See “Risk Factors—Natural gas, oil and NGL prices greatly affect our revenues and thus profits, liquidity, growth, ability to repay our debt and the value of our assets.” in SWN’s Annual Report on Form 10-K for the year ended December 31, 2020.
(3)

We have no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil. We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis, offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.

(4)

Other capital investments includes $9 million related to SWN’s water infrastructure project, $16 million related to SWN’s E&P service companies and $2 million related to other developmental activities.

(5)

Excludes 587 wells in Northeast Appalachia and 99 wells in Southeast Appalachia in which we only have an overriding royalty interest. These wells were included in the December 31, 2020 reserves calculation.

(6)	Excludes exploration licenses for 2,518,519 net acres in New Brunswick, Canada, which have been subject to a moratorium since 2015. Our exploration licenses expire, unless extended, on March 16, 2026.
(7)

Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that we believe is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10, or standardized measure, is the discounted value of future income taxes on the estimated cash flows from SWN’s proved natural gas, oil and NGL reserves. Our existing tax attributes, including net operating losses and remaining depreciable tax basis related to SWN’s natural gas and oil properties, more than offset SWN’s future net operating income, resulting in no tax effect to SWN’s PV-10 calculation for the year ended December 31, 2020.

(8)	Includes future asset retirement obligations outside of Appalachia.
(9)	Based upon pre-tax PV-10 of proved developed producing activities.

The following table sets forth information for the three months ended March 31, 2021 related to production for each of SWN’s operating areas:

Production volumes:	For the three months ended March 31, 2021
Natural Gas (Bcf)
Northeast Appalachia	118
Southwest Appalachia	96

Total	214

Oil (MBbls)
Southwest Appalachia	1,658
Other	4

Total	1,662

NGL (MBbls)
Southwest Appalachia	7,577
Other	1

Total	7,578

Production volumes by area: (Bcfe)
Northeast Appalachia	118
Southwest Appalachia	151

Total	269

Production percentage: (Bcfe)
Natural gas	79%
Oil	4%
NGL	17%

Summary Historical Reserve and Operating Data of Indigo

The following table presents Indigo’s estimated net proved natural gas, NGLs and oil reserves as of December 31, 2020, based on information provided by Indigo. The estimated proved reserves have been prepared in accordance with the rules and regulations of the SEC.

For the year ended December 31, 2020
Proved Developed Reserves(1):
Natural gas (MMcf)	1,191,034
NGLs (MBbls)	5,521
Oil (MBbls)	797

Equivalent (MMcfe)	1,228,943
Proved Undeveloped Reserves(2):
Natural gas (MMcf)	2,459,083
NGLs (MBbls)	11,899
Oil (MBbls)	1,061

Equivalent (MMcfe)	2,536,841
Proved Reserves(3):
Natural gas (MMcf)	3,650,117
NGLs (MBbls)	17,420
Oil (MBbls)	1,858

Equivalent (MMcfe)	3,765,784

(1)

The Indigo historical proved developed reserves as of December 31, 2020 include 179 Bcf of natural gas reserves, 5,484 MBbls of NGL reserves and 688 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent proved developed reserves associated with the sold Cotton Valley oil and gas properties was 216 Bcfe as of December 31, 2020.

(2)

The Indigo historical proved undeveloped reserves as of December 31, 2020 include 383 Bcf of natural gas reserves, 11,899 MBbls of NGL reserves and 1,061 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent proved undeveloped reserves associated with the sold Cotton Valley oil and gas properties was 461 Bcfe as of December 31, 2020.

(3)

The Indigo historical total proved reserves as of December 31, 2020 include 562 Bcf of natural gas reserves, 17,383 MBbls of NGL reserves and 1,749 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent proved reserves associated with the sold Cotton Valley oil and gas properties was 677 Bcfe as of December 31, 2020.

Production and Price History

The following table sets forth information regarding Indigo’s net production of natural gas, NGLs and oil, and certain price and cost information for the periods indicated:

	For the year ended December 31,
	2020(1)	2019(2)
Net production volumes:
Natural gas (MMcf)	367,092	331,306
NGLs (MBbls)	1,063	1,234
Oil (MBbls)	168	203

Total (MMcfe)	374,478	339,928
Average daily net production volumes:
Natural gas (Mcf/d)	1,002,984	907,688
NGLs (Bbls/d)	2,904	3,381
Oil (Bbls/d)	459	556

Total (Mcfe/d)	1,023,164	931,310

(1)

Indigo historical production for the year ended December 31, 2020 includes 32,024 MMcf of natural gas, 1,058 MBbls of NGLs and 136 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 39,186 MMcfe for the year ended December 31, 2020.

(2)

Indigo historical production for the year ended December 31, 2019 includes 44,572 MMcf of natural gas, 1,230 MBbls of NGLs and 166 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 52,950 MMcfe for the year ended December 31, 2019.

	For the year ended December 31,
	2020	2019
Average realized price, before effects of derivative settlements:
Natural gas ($/Mcf)	$1.90	$2.47
NGLs ($/Bbl)	13.31	18.36
Oil ($/Bbl)	33.92	54.93

Total ($/Mcfe)	$1.92	$2.51

Expenses (per Mcfe):
Lease operating, excluding ad valorem taxes	$0.25	$0.29
Gathering and transportation expense	$0.56	$0.48
Ad valorem taxes	$0.02	$0.02
Severance taxes, net of refunds received	$0.04	$0.06
Depreciation, depletion, amortization and accretion	$1.30	$1.12
General and administrative	$0.14	$0.17
General and administrative expense—excluding non-cash equity compensation and non-recurring, non-cash items	$0.11	$0.12

The following tables set forth information regarding Indigo’s net production of natural gas, NGLs and oil for the periods indicated:

Net production volume:	For the three months ended March 31, 2021(1)
Natural gas (MMcf)	84,594
NGLs (MBbls)	196
Oil (MBbls)	35

Total (MMcfe)	85,980

Average daily net production volume:
Natural gas (Mcf/d)	939,933
NGLs (Bbls/d)	2,178
Oil (Bbls/d)	389

Total (Mcfe/d)	955,333

(1)

Indigo historical production for the three months ended March 31, 2021 includes 6,363 MMcf of natural gas, 195 MBbls of NGLs and 28 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 7,700 MMcfe for the three months ended March 31, 2021.

Summary Pro Forma Reserve Data

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, oil and NGL reserves as of December 31, 2020, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2020. The pro forma reserve information set forth below gives effect to the Merger as if it had been completed on January 1, 2020.

	Natural Gas (Bcf)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total(1)
December 31, 2019	8,630	4,560	13,190
Revisions of previous estimates	(1,380)	(1,318)	(2,698)
Extensions, discoveries and other additions	714	780	1,494
Production	(694)	(367)	(1,061)
Acquisition of reserves in place	1,911	—	1,911
Disposition of reserves in place	—	(5)	(5)

December 31, 2020	9,181	3,650	12,831
Proved developed reserves as of:
December 31, 2019	4,906	1,269	6,175
December 31, 2020	6,342	1,191	7,533
Proved undeveloped reserves as of:
December 31, 2019	3,724	3,291	7,015
December 31, 2020	2,839	2,459	5,298

(1)

The Indigo Historical and SWN Pro Forma Combined Total reserves as of December 31, 2020 both include 562 Bcf of natural gas reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. Of the 562 Bcf of natural gas reserves sold, 179 Bcf were proved developed reserves and 383 Bcf were proved undeveloped reserves.

	Oil (MBbls)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total(1)
December 31, 2019	72,925	2,235	75,160
Revisions of previous estimates	(28,691)	(231)	(28,922)
Extensions, discoveries and other additions	135	22	157
Production	(5,141)	(168)	(5,309)
Acquisition of reserves in place	18,796	—	18,796
Disposition of reserves in place	—	—	—

December 31, 2020	58,024	1,858	59,882
Proved developed reserves as of:
December 31, 2019	26,124	1,175	27,299
December 31, 2020	33,563	797	34,360
Proved undeveloped reserves as of:
December 31, 2019	46,801	1,060	47,861
December 31, 2020	24,461	1,061	25,522

(1)

The Indigo Historical and SWN Pro Forma Combined Total reserves as of December 31, 2020 both include 1,749 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Merger Agreement. Of the 1,749 MBbls of oil reserves sold, 688 MBbls were proved developed reserves and 1,061 MBbls were proved undeveloped reserves.

	NGLs (MBbls)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total(1)
December 31, 2019	608,761	23,020	631,781
Revisions of previous estimates	(232,195)	(4,784)	(236,979)
Extensions, discoveries and other additions	4,371	249	4,620
Production	(25,927)	(1,063)	(26,990)
Acquisition of reserves in place	55,141	—	55,141
Disposition of reserves in place	—	(2)	(2)

December 31, 2020	410,151	17,420	427,571
Proved developed reserves as of:
December 31, 2019	226,271	7,660	233,931
December 31, 2020	276,548	5,521	282,069
Proved undeveloped reserves as of:
December 31, 2019	382,490	15,360	397,850
December 31, 2020	133,603	11,899	145,502

(1)

The Indigo Historical and SWN Pro Forma Combined Total reserves as of December 31, 2020 both include 17,383 MBbls of NGL reserves associated with the Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Merger Agreement. Of the 17,383 MBbls of NGL reserves sold, 5,484 MBbls were proved developed reserves and 11,899 MBbls were proved undeveloped reserves.

	Total (Bcfe)
	Southwestern Historical	Indigo Historical(1)	Southwestern Pro Forma Combined Total(1)
December 31, 2019	12,721	4,711	17,432
Revisions of previous estimates	(2,946)	(1,348)	(4,294)
Extensions, discoveries and other additions	741	782	1,523
Production	(880)	(374)	(1,254)
Acquisition of reserves in place	2,354	—	2,354
Disposition of reserves in place	—	(5)	(5)

December 31, 2020	11,990	3,766	15,756
Proved developed reserves as of:
December 31, 2019	6,421	1,322	7,743
December 31, 2020	8,203	1,229	9,432
Proved undeveloped reserves as of:
December 31, 2019	6,300	3,389	9,689
December 31, 2020	3,787	2,537	6,324

(1)

The Indigo Historical and SWN Pro Forma Combined Total reserves as of December 31, 2020 both include 677 Bcfe of proved reserves associated with the Cotton Valley oil and gas properties which were sold by Indigo in the second quarter of 2021 prior to the signing of the Merger Agreement. Of the 677 Bcfe of proved reserves sold, 216 Bcfe were proved developed reserves and 461 Bcfe were proved undeveloped reserves.

The above pro forma information has been prepared for informational purposes only and does not purport to represent what the actual results would have been had the Merger occurred on January 1, 2020, nor are they necessarily indicative of future results. Future results may vary significantly from the information presented above because of various factors, including those discussed in the “Risk Factors” section in this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than historical fact or present financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for SWN’s future operations, are forward-looking statements. Although SWN believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. SWN has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, except as may be required by law.

The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. Examples of forward-looking statements include, but are not limited to, statements regarding financial position, business strategy, production, reserve growth and other plans and objectives for SWN’s future operations, and generation of free cash flow. These forward-looking statements are based on SWN’s current expectations and beliefs concerning future developments and their potential effect on SWN. The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by SWN’s management. These estimates and assumptions reflect SWN’s best judgment based on currently known market conditions, operating trends, and other factors. Although SWN believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond SWN’s control. As such, management’s assumptions about future events may prove to be inaccurate. SWN does not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to SWN, or persons acting on our behalf. SWN management cautions you that the forward-looking statements contained herein are not guarantees of future performance, and SWN cannot assure you that such statements will be realized or that the events and circumstances they describe will occur.

Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•

the timing and extent of changes in market conditions and prices for natural gas, oil and NGLs, including regional basis differentials and the impact of reduced demand for our production and products in which SWN production is a component due to governmental and societal actions taken in response to the COVID-19 pandemic;

•	SWN’s ability to fund its planned capital investments;

•	a change in SWN’s credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate;

•	the extent to which lower commodity prices impact SWN’s ability to service or refinance its existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	difficulties in appropriately allocating capital and resources among SWN’s strategic opportunities;

•	the timing and extent of SWN’s success in discovering, developing, producing and estimating reserves;

•	SWN’s ability to maintain leases that may expire if production is not established or profitably maintained;

•	SWN’s ability to realize the expected benefits from recent acquisitions or the Merger;

•	costs in connection with the Merger and the transactions contemplated thereby;

•	the consummation of or failure to consummate the Merger and the timing thereof;

•	integration of operations and results subsequent to the Merger;

•	SWN’s ability to transport its production to the most favorable markets or at all;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against SWN or judicial decisions that affect SWN or SWN’s industry generally;

•	the effects of weather;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by SWN’s counterparties; and

•	any other factors listed in the reports SWN has filed and may file with the SEC that are incorporated by reference herein.

These and other risks and uncertainties are described under the “Risk Factors” section of this proxy statement and under Part I, Item 1A., “Risk Factors” and elsewhere in SWN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”). In addition, SWN may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement occur, or should underlying assumptions prove incorrect, SWN’s actual results and plans could differ materially from those expressed in any forward-looking statements. SWN specifically disclaims all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Merger and the proposals to be voted on at the Special Meeting. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of SWN. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” SWN or Indigo may face additional risks and uncertainties that are not presently known to SWN or Indigo, or that SWN or Indigo currently deem immaterial, which may also impair SWN’s or Indigo’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to the Merger

There can be no assurances when or if the Merger will be completed.

Although SWN expects to complete the Merger by the end of the fourth quarter of 2021, there can be no assurances as to the exact timing of completion of the Merger or that the Merger will be completed at all. The completion of the Merger is subject to numerous conditions, including, among others:

•	the absence of any law, order or injunction prohibiting the Merger;

•	the expiration or earlier termination of the waiting period under the HSR Act;

•	the accuracy of each party’s representations and warranties;

•	each party’s compliance with its covenants and agreements contained in the Merger Agreement; and

•	approval of the Stock Issuance Proposal.

There can be no assurance that the conditions required to complete the Merger, some of which are beyond the control of SWN and Indigo, will be satisfied or waived on the anticipated schedule, or at all.

Additionally, the Merger Agreement also provides for certain termination rights for both SWN and Indigo, including if the Merger is not consummated on or before November 29, 2021. Upon termination of the Merger Agreement under certain circumstances, including (a) termination by Indigo in the event of a change of recommendation by the Board, or (b) if an alternative transaction is publicly proposed or publicly disclosed and not withdrawn prior to the Special Meeting and the Merger Agreement is terminated (i) by SWN or Indigo due to either the failure of SWN shareholders to approve the Stock Issuance Proposal or the failure of the Merger to close on or before November 29, 2021, or (ii) by Indigo due to a breach by SWN and, in any such case, within 12 months after such termination SWN enters into a definitive agreement with respect to, or otherwise consummates, an alternative transaction, SWN will be obligated to pay Indigo a fee of $81 million.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, obtaining shareholder approval of the Stock Issuance Proposal, approval for listing on the NYSE of the shares of Common Stock issuable in accordance with the Merger Agreement, the absence of governmental restraints or prohibitions preventing the consummation of the Merger. The obligation of each of SWN and Indigo to consummate the Merger is also conditioned on, among other things, (i) the accuracy of the representations and warranties as set forth by the other party in the Merger Agreement, (ii) the performance by the other party, in all material respects, of its obligations under the Merger

Agreement required to be performed at or prior to the Effective Time and (iii) the delivery by the other party of a certificate of an authorized officer certifying that the required conditions have been satisfied. The required shareholder consents and approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Merger could cause SWN and Indigo not to realize, or to be delayed in realizing, some or all of the benefits that SWN and Indigo expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see “The Merger Agreement—Conditions to the Completion of the Merger.”

The market price for shares of Common Stock following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Common Stock.

SWN’s businesses differ in some regards from those of Indigo and, accordingly, the results of operations of SWN following completion of the Merger will be affected by some factors that are different from those currently or historically affecting the results of operations of SWN. The results of operations of SWN following completion of the Merger may also be affected by factors different from those that currently affect or have historically affected SWN. In addition, following completion of the Merger, SWN may seek to raise additional equity financing through one or more underwritten offerings, private placements and/or rights offerings, or issue stock in connection with acquisitions, which may result in downward pressure on the share price of the Common Stock. For a discussion of the businesses of each of SWN and Indigo and some important factors to consider in connection with those businesses, please see “The Parties to the Merger” and the documents and information included elsewhere in, or incorporated by reference into, this proxy statement.

SWN may be adversely affected by negative publicity related to the proposed Merger and in connection with other matters.

From time to time, political and public sentiment in connection with the proposed Merger and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting SWN. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of SWN’s and Indigo’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of SWN and Indigo, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on SWN’s and Indigo’s respective businesses, financial condition, results of operations and cash flows.

The Merger is subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all. Failure to complete the Merger could have material and adverse effects on SWN.

Completion of the Merger is subject to a number of conditions, including, among other things, obtaining the approval of the Stock Issuance Proposal and the expiration of the applicable waiting period under the HSR Act. Such conditions, some of which are beyond SWN’s control, may not be satisfied or waived in a timely manner or at all and therefore make the completion and timing of the completion of the Merger uncertain. In addition, the Merger Agreement contains certain termination rights for both SWN and Indigo, which if exercised, will also result in the Merger not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Merger or require changes to the terms thereof. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transactions or of imposing additional costs or limitations on SWN or Indigo following completion of the Merger, any of which might have an adverse effect on SWN following completion of the Merger.

If the Merger is not completed, SWN’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Merger, SWN will be subject to a number of risks, including the following:

•	SWN will be required to pay its costs relating to the Merger, such as legal, accounting and financial advisory, whether or not the Merger is completed;

•	time and resources committed by SWN’s management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of the Common Stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

In addition to the above risks, if the Merger Agreement is terminated and the Board seeks another acquisition, SWN’s shareholders cannot be certain that SWN will be able to find a party willing to enter into a transaction as attractive to SWN as Indigo. Also, if the Merger Agreement is terminated under certain specified circumstances, SWN may be required to pay Indigo a termination fee of $81 million or reimburse certain of Indigo’s expenses.

SWN may waive one or more of the closing conditions without re-soliciting shareholder approval.

SWN may determine to waive, in whole or part, one or more of the conditions to closing the Merger prior to SWN being obligated to consummate the Merger. SWN currently expects to evaluate the materiality of any waiver and its effect on SWN shareholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Merger or to re-solicit shareholder approval or amending or supplementing this proxy statement as a result of a waiver will be made by SWN at the time of such waiver based on the facts and circumstances as they exist at that time.

SWN and Indigo will be subject to business uncertainties while the Merger is pending, which could adversely affect SWN’s business.

In connection with the pendency of the Merger, it is possible that certain persons with whom SWN or Indigo have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with SWN or Indigo, as the case may be, as a result of the Merger, which could negatively affect SWN’s or Indigo’s revenues, earnings and cash flows as well as the market price of the Common Stock, regardless of whether the Merger is completed. Also, SWN’s and Indigo’s ability to attract, retain and motivate employees may be impaired until the Merger is completed, and SWN’s ability to do so may be impaired for a period of time thereafter, as current and prospective employees may experience uncertainty about their roles within the combined company following the Merger.

Under the terms of the Merger Agreement, SWN and Indigo are subject to certain restrictions on the conduct of business prior to the consummation of the Merger, which may adversely affect SWN’s and Indigo’s ability to execute certain of SWN’s and Indigo’s business strategies, including the ability in certain cases to modify or enter into certain contracts, acquire or dispose of certain assets, incur or prepay certain indebtedness, incur encumbrances, make capital expenditures or settle claims. Such limitations could negatively affect SWN’s and Indigo’s businesses and operations prior to the completion of the Merger.

SWN will incur significant transaction costs in connection with the Merger.

SWN has incurred and is expected to continue to incur a number of non-recurring costs associated with the Merger, combining the operations of Indigo with SWN’s and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by SWN whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. SWN will also incur costs related to formulating and implementing integration plans. Although SWN expects that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of the assets and operations of Indigo, should allow SWN to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.

Moreover, if the Merger is not completed, SWN will have incurred substantial expenses for which no ultimate benefit will have been received. SWN has incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other costs and expenses, much of which will be incurred even if the Merger is not completed.

Termination of the Merger Agreement or failure to otherwise complete the Merger could negatively impact SWN’s business and financial results.

Termination of the Merger Agreement or any failure to otherwise complete the Merger may result in various consequences, including:

•

SWN’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	in certain instances, payment by SWN of a termination fee or reimbursement of certain expenses to Indigo;

•

under certain circumstances, the Merger Agreement requires that SWN advance, or pay to Indigo the amount of loss in respect of, certain hedge contracts entered into by Indigo subsequent to the execution of the Merger Agreement; and

•

negative reactions from the financial markets and customers may occur if the anticipated benefits of the Merger are not able to be realized. Such anticipated benefits may include, among others, operational efficiencies, cost savings, and synergies.

If the Merger is not consummated, SWN cannot assure you that the risks described above will not negatively impact the business, financial results, and ability to repay its outstanding indebtedness.

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, SWN and Indigo are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to SWN or Indigo and their respective shareholders.

From and after the date of the Merger Agreement and prior to completion of the Merger, the Merger Agreement restricts SWN and Indigo from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent SWN or Indigo from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement.

The announcement and pendency of the Merger could have an adverse effect on SWN’s and/or Indigo’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Merger could disrupt SWN’s and/or Indigo’s businesses in the following ways, among others:

•

SWN’s and/or Indigo’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect SWN’s and/or Indigo’s ability to retain, recruit and motivate key personnel;

•

the attention of SWN’s and/or Indigo’s management may be directed toward the completion of the Mergers and other transaction-related considerations and may be diverted from the day-to-day business operations of SWN and/or Indigo, as applicable, and matters related to the Mergers may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to SWN and/or Indigo, as applicable; and

•

customers, suppliers and other third parties with business relationships with SWN and/or Indigo may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with SWN and/or Indigo as a result of the Merger, whether pursuant to the terms of their existing agreements with SWN and/or Indigo or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, SWN and/or Indigo.

Securities class action and derivative lawsuits may be brought against SWN in connection with the Merger, which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements that could prevent or delay the completion of the Merger and result in significant costs to SWN, including any costs associated with the indemnification of directors and officers. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on SWN’s liquidity and financial condition.

Lawsuits that may be brought against SWN, Indigo or SWN’s or Indigo’s directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin SWN from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect SWN’s business, financial position and results of operation.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Indigo is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Merger may trigger change in control and other provisions in certain agreements to which Indigo is a party. For those agreements for which SWN and Indigo are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. SWN intends to repay the Indigo Revolving Credit Facility in full and also may determine to, or may be required to, take certain other actions with respect to the Indigo Notes, including to redeem, purchase, exchange, discharge, defease or otherwise retire the Indigo Notes, and may pay a premium to do so. For example, in the event that the rating of the Indigo Notes is downgraded within a specified period of time following the announcement of the Merger and such downgrade is a result of the proposed Merger, then, following the closing of the Merger, each holder of the Indigo Notes may require Indigo to repurchase all or a portion of its Indigo Notes for cash at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. SWN could require a significant amount of funds to make these repurchases and repayments. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

SWN will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Indigo and its subsidiaries will be recorded, as of completion, at their respective fair values and added to SWN’s. SWN’s reported financial condition and results of operations for periods after completion of the Merger will reflect Indigo’s balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Indigo and its subsidiaries for periods prior to the Merger.

Under the acquisition method of accounting, the total purchase price will be allocated to Indigo’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The unaudited pro forma condensed combined financial information and the pro forma reserves information in this proxy statement is presented for illustrative purposes only and may not be reflective of SWN’s operating results, financial condition or reserves following completion of the Merger.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what SWN’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Similarly, the pro forma reserves information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what SWN’s reserves would have been had the Merger been completed on the dates indicated. Further, SWN’s actual results and financial position after the Merger may differ materially and adversely from the pro forma information that is included in this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared with the assumption that SWN will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Risks Factors Relating to SWN Following the Merger

If the Merger is consummated, SWN may be unable to successfully integrate Indigo’s business into its business or achieve the anticipated benefits of the Merger.

The success of the Merger will depend, in part, SWN’s ability to realize the anticipated benefits and cost savings from combining SWN’s and Indigo’s businesses, and there can be no assurance that SWN will be able to successfully integrate or otherwise realize the anticipated benefits of the Merger. Difficulties in integrating SWN and Indigo may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate Indigo in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Merger;

•	not realizing anticipated operating synergies;

•	integrating personnel from Indigo and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating Indigo’s operations;

•	the impact of SWN’s recent acquisition of Montage Resources Corporation and continuing integration related to the acquisition; and

•	the disruption of, or the loss of momentum in, SWN’s ongoing business or inconsistencies in standards, controls, procedures and policies.

SWN’s ability to achieve the anticipated benefits of the Merger will depend in part upon whether it can integrate Indigo’s business into SWN’s existing business in an efficient and effective manner. SWN may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those owned by Indigo, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs including access to water and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, SWN has performed a review of the subject properties that it believes to be generally consistent with industry practices. The review was based on SWN’s analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Data used in such review was furnished by Indigo or obtained from publicly available sources. SWN’s review may not reveal all existing or potential problems or permit SWN to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to the assets and operations of Indigo may differ materially after such data is reviewed further by SWN. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, Indigo may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. SWN is often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets and operations of Indigo, SWN is entitled to remedies for only certain environmental liabilities. Additionally, SWN will not have the ability to control operations with respect to the portion of the assets and operations of Indigo in which Indigo holds only a non-operating interest. The integration process may be subject to delays or changed circumstances, and SWN can’t give any assurances that the assets and operations of Indigo will perform in accordance with SWN’s expectations or that SWN’s expectations with respect to integration or cost savings as a result of the Merger will materialize.

SWN’s results may suffer if it does not effectively manage its expanded operations following the Merger.

Following completion of the Merger, the size of the Company’s business will increase significantly beyond its current size. SWN’s future success will depend, in part, on SWN’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Indigo into SWN’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

SWN’s current shareholders will have a reduced ownership and voting interest after the Merger compared to their current ownership and will exercise less influence over management.

Based on the number of outstanding shares of Common Stock as of [    ] [●], 2021, immediately after the Merger is completed, it is expected that, on a fully diluted basis, SWN’s current shareholders will collectively own approximately 67% and the former Indigo shareholders will own, in the aggregate, approximately 33% of the outstanding shares of Common Stock (assuming no adjustments are made pursuant to the Merger Agreement). As a result of the Merger, SWN’s current shareholders will own a smaller percentage of SWN than they currently own, and as a result will have less influence on SWN’s management and policies.

Sales of substantial amounts of the Common Stock in the open market by the Indigo Holders could depress SWN’s stock price.

Shares of Common Stock that are issued to the Indigo Holders in the Merger will become freely tradable once registered pursuant to the Registration Rights Agreement or sold in compliance with Rule 144 promulgated under the Securities Act. Pursuant to the Registration Rights Agreement, all of the shares of Common Stock issued as Stock Consideration to any Indigo Holder who is a party to the Registration Rights Agreement will be registered for resale. Once registered, the Common Stock held by such Indigo Holders will be unrestricted and will not require further registration under the Securities Act, although such shares may be subject to the lockup restrictions set forth in the Registration Rights Agreement.

The Indigo Holders may wish to dispose of some or all of their interests in SWN, and as a result may seek to sell their shares of Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Common Stock, may affect the market for, and the market price of, the Common Stock in an adverse manner.

If the Merger is completed and SWN’s shareholders, including the Indigo Holders, sell substantial amounts of Common Stock in the public market following the closing of the Merger, the market price of the Common Stock may decrease. These sales might also make it more difficult for SWN to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The trading price and volume of the Common Stock may be volatile following the Merger.

The trading price and volume of the Common Stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Common Stock. As a result, you may suffer a loss on your investment.

The market for the Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including changes in interest rates;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;

•	changes in oil and natural gas prices;

•	volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;

•	the businesses, operations, results and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers and strategic alliances;

•	market conditions in the oil industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of oil and gas companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

•

failure of the combined company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover the combined company’s common stock;

•	sales of the Common Stock by the combined company, large shareholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company shareholders;

•	additions or departures of key management personnel;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•	the risk factors described in this proxy statement and the documents incorporated by reference into this proxy statement.

These and other factors may impair the market for the Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Common Stock. Many of these factors and conditions are beyond the control of the combined company or the combined company shareholders.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against the combined company, could result in very substantial costs, divert management’s attention and resources and harm the combined company’s business, operating results and financial condition.

Following the completion of the Merger, SWN may be exposed to additional commodity price risk as a result of the acquisition of Indigo’s upstream assets.

The prices for natural gas have historically been volatile, and SWN expects this volatility to continue in the future. The Merger may increase SWN’s exposure to these, or other, commodity price risks.

To mitigate its exposure to changes in commodity prices, Indigo hedges natural gas from time to time, primarily through the use of certain derivative commodity instruments. Indigo’s existing hedges currently cover approximately [●]% of its production through [●]. SWN will bear the economic impact of all of Indigo’s current hedges following the completion of the Merger. Actual natural gas prices may differ from the Company’s expectations and, as a result, such hedges could have a negative impact on SWN’s business.

SWN’s ability to utilize its U.S. net operating loss carryforwards to reduce future taxable income following the consummation of the Merger will be subject to various limitations under the Code.

Section 382 of the Code imposes a limitation on the ability of a corporation to utilize its net operating loss carryforwards (“NOLs”) upon the occurrence of an ownership change resulting from issuances of a corporation’s stock or the sale or exchange of such corporation’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such corporation’s stock by such shareholders during any three-year period. SWN believes that the Merger, if consummated, will result in an ownership change with respect to SWN, which would trigger a limitation on SWN’s ability to utilize any of its historic loss carryforwards following the consummation of the Merger, based on information currently available. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of SWN’s equity as of immediately prior to such ownership change multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the limitation would, under current law, be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains in SWN’s assets at the time of the ownership change. Any such limitation imposed on the ability to use such NOLs to offset future taxable income could cause the Company to pay U.S. federal income taxes earlier than it otherwise would if such limitations were not in effect and could cause certain of such NOLs to expire unused, thereby reducing or eliminating the benefit of such NOLs.

Risks Relating to SWN’s Business

You should read and consider risk factors specific to SWN’s businesses that will continue to apply to SWN after the completion of the Merger. These risks are described in the Annual Report, which is incorporated by reference herein.

Risks Relating to Indigo’s Business

The businesses of Indigo and its subsidiaries are subject to substantially similar risks and uncertainties. Indigo’s business is and will be subject to the risks described above.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of SWN for the year ended December 31, 2020 and for the three months ended March 31, 2021;

•	historical per share information of Indigo for the year ended December 31, 2020 and for the three months ended March 31, 2021; and

•	unaudited pro forma per share information of the post-acquisition company for the fiscal year ended December 31, 2020 and the three months ended March 31, 2021, after giving effect to the Merger.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of SWN and Indigo, and the accompanying notes to such financial statements, that has been presented in SWN’s filings with the SEC that are included or incorporated herein by reference in this proxy statement or that are otherwise included in this proxy statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger. Uncertainties that could impact SWN’s financial condition include risks that affect Indigo’s operations and outlook such as economic recessions, inflation, fluctuations in commodity prices or interest or currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical
	SWN Year Ended December 31, 2020	SWN Three Months Ended March 31, 2021	Indigo Year Ended December 31, 2020(1)	Indigo Three Months Ended March 31, 2021(1)
Basic earnings (loss) per common share	$(5.42)	$0.12	n/a	n/a
Diluted earnings (loss) per common share	$(5.42)	$0.12	n/a	n/a

(1)	Indigo share information not applicable because it is a privately held company.

	Unaudited Pro Forma
	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Basic earnings (loss) per common share	$(3.03)	$0.04
Diluted earnings (loss) per common share	$(3.03)	$0.04

SPECIAL MEETING OF SWN’S SHAREHOLDERS

This proxy statement is being provided to SWN’s shareholders as part of a solicitation of proxies by the Board for use at the Special Meeting to be held on [    ] [●], 2021, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [    ] [●], 2021 to all shareholders of record of SWN as of [    ] [●], 2021, the record date for the Special Meeting. Shareholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [●] shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on [    ] [●], 2021 at [●] [a.m./p.m.] Central Daylight Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only holders of shares of Common Stock of record at the close of business on [    ] [●], 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other holder of record to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Common Stock outstanding and entitled to vote.

Proposals at the Special Meeting

At the Special Meeting, the SWN shareholders will vote on the following proposals:

•	To approve the issuance of shares of Common Stock pursuant to the Merger Agreement;

•	to approve an amendment to the Charter to increase the number of authorized shares of Common Stock from 1,250,000,000 shares to 2,500,000,000 shares; and

•

to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Stock Issuance Proposal.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SWN’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of determining the existence of a quorum at the Special Meeting. However, if a shareholder instructs its bank, broker or other nominee to vote its shares for some but not all proposals, such broker non-vote will be counted for the purposes of determining the existence of a quorum at the Special Meeting.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal or the Adjournment Proposal but not the Stock Issuance Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Stock Issuance Proposal.

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Accordingly, an abstention from a holder of shares of Common Stock or the failure of a holder of shares of Common Stock to vote (including the failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to that bank, broker, trust or other nominee) will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Adjournment Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Stock Issuance Proposal or the Authorized Share Increase Proposal, but not the Adjournment Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Adjournment Proposal. Unless there is a quorum, the presiding officer of the Special Meeting may also adjourn the Special Meeting.

The Merger is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the Authorized Share Increase Proposal.

It is important for you to note that, in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, SWN will not consummate the Merger and may be required to pay a termination fee to Indigo or reimburse certain of Indigo’s expenses in connection with the termination of the Merger Agreement as a result of failure to receive the requisite vote for approval.

Recommendation to the SWN Shareholders

The Board believes that each of the Stock Issuance Proposal, the Authorized Share Increase Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of SWN and SWN’s shareholders and unanimously recommends that its shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal.

Voting Your Shares—Shareholders of Record

If you are a holder of shares of Common Stock of record, you may vote by mail, in person at the Special Meeting, by telephone using the toll-free telephone number on your proxy card or through the Internet using the instructions described on the proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.

•	Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by the Board. The Board recommends voting “FOR” the Stock Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●] [a.m./p.m.] Central Daylight Time on [    ] [●], 2021.

•

Voting By Telephone or Internet. All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

•	Voting at the Special Meeting. You can vote in person at the Special Meeting.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on [ ] [●], 2021;

•	timely delivering a written notice that you are revoking your proxy to SWN’s Secretary;

•	timely delivering a valid, later-dated proxy;

•

attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not revoke your proxy unless you give written notice of revocation to SWN’s Secretary before your proxy is exercised or unless you vote your shares in person at the Special Meeting; or

•	if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Stock Issuance Proposal, the Authorized Share Increase Proposal and the Adjournment Proposal. Under the Amended and Restated Bylaws of SWN (the “Bylaws”), other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting?

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow, SWN’s proxy solicitor, at (800) 662-5200 (toll free).

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the Merger.

Proxy Solicitation Costs

SWN is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. SWN has also engaged Morrow to assist in the solicitation of proxies for the Special Meeting. SWN and its directors, officers and employees may also solicit proxies in person. SWN will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

SWN will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. SWN will pay Morrow a fee of $25,000, plus reimburse Morrow for its reasonable out-of-pocket expenses. SWN will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to the SWN shareholders. Directors, officers and employees of SWN who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE MERGER

Overview

A portion of the consideration to be paid to the Indigo Holders in connection with the Merger will be the Stock Consideration, which consists of 339,270,568 shares of Common Stock, assuming no adjustments are made pursuant to the Merger Agreement.

We are asking SWN’s shareholders to approve the issuance of the Stock Consideration pursuant to the terms of the Merger Agreement in connection with the Merger. SWN’s shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex B to this proxy statement. Please see the subsection entitled “Agreement and Plan of Merger” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

We may only consummate the Merger if the Stock Issuance Proposal is, assuming a quorum is present, approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat.

Agreement and Plan of Merger

This subsection of the proxy statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex B hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the Execution Date (or other specific dates as may be specified in the Merger Agreement). The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which SWN refers to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by SWN with the SEC.

General Description of the Merger Agreement

On June 1, 2021, the SWN Parties entered into the Merger Agreement with the Indigo Parties, pursuant to which SWN will acquire all of the Indigo Units in exchange for the consideration described below. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Indigo, with Indigo continuing as the surviving company and a wholly owned subsidiary of SWN.

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the Indigo Holders in the Merger will consist of the Cash Consideration and the Stock Consideration, which shares comprising the Stock Consideration had an aggregate market value of approximately $1.6 billion based on the volume weighted average sales price as traded on the NYSE of such shares calculated for the 30 trading day period ending on May 28, 2021.

In connection with the closing of the Merger, SWN will enter into the Registration Rights Agreement with the RRA Holders that will receive a portion of the Stock Consideration in connection with the Merger. Pursuant to the Registration Rights Agreement, among other things, SWN (a) is required to file with the SEC the Shelf Registration Statement and (b) will grant certain RRA Holders certain demand and piggyback registration rights.

In connection with entering into the Registration Rights Agreement, SWN will also enter into the Lockup Agreements with certain RRA Holders, pursuant to which, among other things, each such RRA Holder will agree to sell only up to a certain specified portion of the Stock Consideration received in the Merger as follows: the RRA Holders subject to the Lockup Agreements may (i) not sell any Registrable Securities (as defined in the Registration Rights Agreement) on or before the date that is 30 days following the closing and (ii) sell up to an aggregate of 25% of the Registrable Securities beginning on the 31st day after closing pursuant to the Shelf Registration Statement, including pursuant to non-underwritten resales pursuant to the Shelf Registration Statement, subject to certain delay and suspension rights, and up to (a) one shelf underwritten offering on or before the date that is six months following closing and (b) two shelf underwritten offerings on or after the date that is six months following the closing.

In connection with the Merger Agreement, Registration Rights Agreement and Lockup Agreements, Indigo and SWN and their affiliates will also enter into certain related agreements, documents, instruments and certificates contemplated by the Merger Agreement to be executed in connection with the transactions contemplated thereby (collectively, the “Related Agreements”).

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means:

•

(x) with respect to Indigo, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of the Indigo Group, taken as a whole, and (y) with respect to SWN, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of SWN and its subsidiaries, taken as a whole; or

•

with respect to any person, materially impairs the ability of such person and its subsidiaries to consummate the transactions contemplated by the Merger Agreement, prevents or materially delays or materially impairs the ability of such person or its subsidiaries to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement or the other transactions contemplated thereby, but does not include any of the following, alone or in combination:

•

(x) any fact, circumstance, event, change, development, condition, occurrence or effect that is generally affecting the industries in which such person and its subsidiaries operate or the economy as a whole or (y) general economic, political, business or financial market conditions (including changes in oil and gas or other commodity, goods or service prices and any changes in credit, currency, financial, commodities, securities or banking markets), in each case, except to the extent such person and its subsidiaries are disproportionately affected thereby as compared to other similarly situated persons operating in the industries in which such person operates;

•	any fact, circumstance, event, change, development, condition, occurrence or effect to the extent directly resulting from the announcement of the execution of the Merger Agreement, the pendency of the transactions contemplated by the Merger Agreement or performance of the Merger Agreement (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with Indigo or any member of the Indigo Group); provided that the exception described in this bullet does not apply to references to “Material Adverse Effect” in the representations and warranties set forth in the non-violation or breach representation with respect to Indigo and, to the extent related thereto, the conditions in connection with Indigo’s representations and warranties of the Merger Agreement or to references to “Material Adverse Effect” in the representations and warranties set forth in the non-violation or breach representation with respect to SWN and, to the extent related thereto, the condition in connection with SWN’s representations and warranties of the Merger Agreement;

•

solely with respect to SWN, fluctuations in the price or trading volume of the shares of the Common Stock; provided that the exception described in this bullet will not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to SWN;

•

any downgrade in such person’s credit rating; provided that the exception described in this bullet will not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such downgrade has resulted in, or contributed to, a Material Adverse Effect with respect to such person;

•

any fact, circumstance, event, change, development, condition, occurrence or effect to the extent resulting from any changes in applicable law, accounting standards or principles (including GAAP) (or any guidance relating thereto or the interpretation thereof), in each case, after the Execution Date;

•

any failure by such person to meet any published analyst estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided that the exception described in this bullet will not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such person;

•	reclassification or recalculation of reserves in the ordinary course of business;

•	natural declines in well performance in the ordinary course of business;

•

any action taken (or omitted to be taken) by Indigo or the Indigo Group, and the consequences thereof, at the written request of SWN, after the Execution Date (for the avoidance of doubt any action by, or omission of, Indigo or the Indigo Group for which Indigo or any other Indigo Group Member sought or requested, and SWN provided, consent will not be deemed to be “at the written request” of SWN); or

•

any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any outbreak, continuation, escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any law, directive, pronouncement or guideline issued by a governmental authority who has jurisdiction over the applicable person, providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the Execution Date, in each case, except to the extent such persons and their respective subsidiaries are disproportionately affected thereby as compared to other similarly situated persons operating in the industries in which such person operates.

Closing of the Merger

The closing of the Merger is scheduled to take place electronically on the latest of:

•

the third Business Day after the conditions set forth in the Merger Agreement have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at closing, but subject to the satisfaction or waiver of such conditions);

•	the fifth Business Day after the Claim Deadline (as defined in the Merger Agreement); and

•	on such other date as the parties mutually agree in writing.

Conditions to Closing of the Merger

Conditions to Each Party’s Obligations

The respective obligations of the SWN Parties and the Indigo Parties to consummate and effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Merger, of each of the following conditions:

•	there will not be any

•

applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by the Merger Agreement or any other Related Agreement; or

•

in effect any order, award or judgment issued by any governmental authority of competent jurisdiction to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the closing of the Merger;

•	any applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated;

•	the approval of the Stock Issuance Proposal in accordance with applicable law, NYSE rules and the governing documents of SWN;

•	the Common Stock to be issued upon the closing of the Merger must be approved for listing on the NYSE subject to official notice of issuance; and

•

unless waived by both parties, the sum of all Title Defect Amounts (as defined in the Merger Agreement) that exceed the Title Threshold Amount (after applying any applicable Title Benefit Amounts (as defined in the Merger Agreement) to offset such Title Defect Amounts), plus the sum of all Environmental Defect Amounts (as defined in the Merger Agreement) that exceed the Environmental Threshold Amount (as defined in the Merger Agreement), in each case, as finally determined pursuant to Article IV or Article V of the Merger Agreement, as applicable, plus the aggregate Allocated Value (as defined in the Merger Agreement) of all Casualty Losses (as defined in the Merger Agreement) as provided in the Merger Agreement, must be less than $405,000,000.

Conditions to Obligations of SWN

The obligations of SWN to consummate the transactions to be performed by SWN in connection with the closing is subject to the satisfaction or waiver, at or prior to the closing date, of each of the following conditions:

•

the Indigo Fundamental Representations and Warranties (other than the representation regarding the capitalization of Indigo) must have been true and correct in all respects as of the Execution Date and must be true and correct in all respects as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the representations and warranties set forth in the representation regarding the capitalization of Indigo (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representation and warranty) must have been true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and must be true and correct in all respects (except for de minimis inaccuracies) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the remaining representations and warranties of Indigo in the Merger Agreement, other than the Indigo Fundamental Representations and Warranties, must have been true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and must be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date), except, with respect to the condition described in this bullet, to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Indigo must have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Indigo at or prior to the closing; and

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Indigo must have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the closing by Indigo pursuant to the Merger Agreement; provided that if Indigo fails to deliver any item required to be delivered on behalf of each Indigo Holder, SWN’s sole recourse will be to withhold any taxes required to be withheld under applicable law.

Conditions to Obligations of Indigo

The obligation of Indigo to consummate the transactions to be performed by Indigo in connection with the closing is subject to the satisfaction or waiver, at or prior to the closing date, of each of the following conditions:

•

the SWN Fundamental Representations and Warranties (except the representations regarding the Stock Issuance Proposal, SWN’s solvency, the capitalization of SWN, and the Common Stock) must have been true and correct in all respects as of the Execution Date and must be true and correct in all respects as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the representations and warranties set forth in the representations regarding the Stock Issuance Proposal, SWN’s solvency, the capitalization of SWN, and the Common Stock (in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein) must have been true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and must be true and correct in all respects (except for de minimis inaccuracies) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct in all respects as of such earlier date);

•

the remaining representations and warranties of SWN in the Merger Agreement, other than the SWN Fundamental Representations and Warranties, must have been true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and must be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the closing date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date), except, with respect to the condition described in this bullet, to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	SWN must have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by SWN at or prior to the closing; and

•	SWN must have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the closing by SWN pursuant to the Merger Agreement.

Title Matters

Independent Title Review

SWN Independent Examination

The Merger Agreement includes a customary title defect mechanism, including the following:

•

Subject to the other provisions of the “Title Matters” section of the Merger Agreement, SWN has the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central Standard Time on July 31, 2021 (such time, the “Claim Deadline”) to conduct, or cause its representatives to conduct, land and title work on the Oil & Gas Assets (as defined in the Merger Agreement), independently on its own behalf and account (“Independent Title Review”), and will, by delivery of a notice to Indigo that complies with the Merger Agreement on or before the Claim Deadline (a “Title Defect Notice”), assert the existence of alleged Title Defects with respect to the Oil & Gas Interests (as defined in the Merger Agreement).

•

Except with respect to the representation regarding the special warranty with respect to Indigo, no claims for Title Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Defects, but for which SWN has not delivered a Title Defect Notice to Indigo prior to the Claim Deadline, will be deemed to have been waived by SWN for all purposes.

•

Promptly after execution of the Merger Agreement, and subject to the limitations expressly set forth in the Merger Agreement, Indigo must deliver to SWN, or provide SWN with reasonable online access to, electronic copies of records regarding title to the assets that are (x) in the possession of any Indigo Group Member, (y) currently maintained in electronic format by any Indigo Group Member and (z) customarily provided during an examination period to perform title due diligence or otherwise reasonably requested by SWN to substantiate the Indigo Group’s Net Acres (as defined in the Merger Agreement), Net Revenue Interest (as defined in the Merger Agreement) and Working Interest (as defined in the Merger Agreement) in the Assets (as defined in the Merger Agreement), which such records may include abstracts and title opinions, land agreements and files, division order pay decks and any other underlying materials (collectively, the “Title Records”); provided that with respect to any such records for which an electronic copy thereof is not available to the Indigo Group, Indigo must provide SWN and its representatives with access to the physical copies of records as promptly as practicable.

•

Subject to the limitations expressly set forth in the Merger Agreement, during the Examination Period, Indigo will give, upon 24 hours’ advance notice, SWN and its representatives (accompanied by Indigo or its representatives, at Indigo’s sole discretion) reasonable access during normal business hours to the Indigo Group’s facilities, properties, Title Records and other books and records in connection with SWN’s Independent Title Review.

•

To give Indigo an opportunity to commence reviewing and curing alleged Title Defects asserted by SWN, SWN will use commercially reasonable efforts to give Indigo, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Title Defects discovered by SWN during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline; provided that SWN’s right to assert a Title Defect will not be prejudiced by any failure to provide such notice.

•	The fees, costs, and expenses incurred by SWN in conducting its Independent Title Review or any other due diligence investigation will be borne solely by SWN.

Insurance Requirements

•

During the Examination Period, SWN will maintain at its sole expense and with insurers reasonably satisfactory to Indigo, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of SWN under the Merger Agreement.

•

Coverage under all insurance required to be carried by SWN under the Merger Agreement will (w) be primary insurance, (x) list each of Indigo and the Indigo Group as additional insureds, (y) waive subrogation against each of Indigo and the Indigo Group and (z) provide for five days’ prior notice to Indigo in the event of cancellation or modification of the policy or reduction in coverage.

•	Upon request by Indigo, SWN will provide evidence of such insurance to Indigo prior to gaining such access.

Allocated Value

•	The “Allocated Value” means:

•	for each well listed on an annex to the Merger Agreement, the dollar value set forth on such annex for such well;

•	for each well-in-progress on an annex to the Merger Agreement, the dollar value set forth on such annex for such well-in-progress;

•	for each fee mineral listed on an annex to the Merger Agreement, the dollar value set forth on such annex for such fee mineral; and

•	for each lease set forth on an annex to the Merger Agreement, the dollar value set forth on such annex for such lease.

•

Indigo has accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts and for the certain purposes described in the Merger Agreement, but otherwise makes no representation or warranty as to the accuracy of such values.

Title Defect Notice

•	In order to be valid for purposes of the Merger Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:

•	a description in reasonable detail of the alleged Title Defect;

•	the lease, well, well-in-progress or fee mineral (and associated Oil & Gas Interests) affected (the “Title Defect Property”);

•	the Allocated Value of the Title Defect Property subject to the alleged Title Defect;

•

if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a lease, well or well-in-progress, the alleged actual Net Revenue Interest for such lease, well or well-in-progress;

•	if the alleged Title Defect involves an excess of working interest with respect to a well or well-in-progress, the alleged actual working interest for such well or well-in-progress;

•	if the alleged Title Defect involves an increase in net acres (due to an increased working interest) for any lease, the alleged actual net acres in such lease;

•

if the alleged Title Defect involves a shortfall in net acres for a lease or the mineral fee net acres for a fee mineral, the alleged actual net acres or mineral fee net acres in such lease or fee mineral, as applicable;

•	if the alleged Title Defect is a lien, SWN’s best estimate of the cost to remove such lien;

•

supporting documents, to the extent available, reasonably necessary for Indigo (as well as any experienced title attorney or examiner hired by Indigo) to verify the existence of the alleged Title Defect; and

•	SWN’s good faith estimate of the Title Defect Amount and the computations and information upon which SWN’s Title Defect assertion is based.

•

Notwithstanding any of the above bullets, SWN’s failure to strictly comply with the requirements set forth in the Merger Agreement will not cause such Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect Notice is reasonably sufficient to provide Indigo with notice of the existence and general nature of the Title Defect.

Cure of and Remedies for Title Defects Prior to Closing

•

Indigo has the right, but not the obligation, in its sole discretion, to attempt to cure (or to cause the Indigo Group to attempt cure), at Indigo’s sole cost (which cost shall constitute a Transaction Expense (as defined in the Merger Agreement)), any asserted Title Defect during the period until the date that is 90 days following the closing date (the “Cure Deadline”) by giving written notice to SWN of its election to cure prior to the closing date.

•

If Indigo elects to cure and actually cures (subject to SWN’s reasonable satisfaction) the Title Defect prior to the closing, then no adjustment to the Base Stock Consideration (as defined in the Merger Agreement) will be made for such Title Defect.

•

If Indigo elects not to cure (or attempt to cure) a Title Defect either prior to or after closing, and the Title Defect is not otherwise subject to a dispute, then at closing, the Stock Adjustment Amount (as defined in the Merger Agreement) will include the applicable Title Defect Amount, subject to the Title Threshold Amount and the Title Defect Deductible Amount (as defined in the Merger Agreement).

Cure of and Remedies for Title Defects After Closing

•	If Indigo elects to cure but fails to cure (to SWN’s reasonable satisfaction) the Title Defect prior to the closing, then:

•

the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title Defect Deductible Amount, will be deposited into a defect escrow account (the “Defect Escrow Account”) at closing in accordance with the Merger Agreement; and

•	the Unitholder Representative will have the right to continue to attempt to cure such Title Defect; provided, however, that:

•

if the Unitholder Representative fails to cure such Title Defect to SWN’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and SWN will execute and deliver a joint written instruction to an escrow agent to release to SWN from the Defect Escrow Account a number of shares of Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price (as defined in the Merger Agreement), in accordance with the Payment Schedule (as defined in the Merger Agreement); or

•	if the Unitholder Representative cures such Title Defect to SWN’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and SWN will execute and deliver a joint written instruction to an escrow agent to release to the Indigo Holders in accordance with the Payment Schedule and as provided in an escrow agreement from the a defect escrow account a number of shares of Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price.

Title Defect Amount

•

If Indigo elects not to cure any such Title Defect or Indigo or the Unitholder Representative is unable to cure any such Title Defect prior to the closing date as provided above, then the amount of each such Title Defect (the “Title Defect Amount”) will be determined as follows:

•	if SWN and Indigo agree in writing on the Title Defect Amount, then that amount will be the Title Defect Amount;

•

subject to certain terms in the Merger Agreement, if the Title Defect is a lien that is undisputed and liquidated in amount, then the Title Defect Amount will be the amount necessary to remove such lien;

•

if the Title Defect is a deed of trust, mortgage or similar instrument resulting in an encumbrance that is not subordinated to the lessee’s interest in the applicable mineral estate in an amount of $500,000 or greater, then the Title Defect Amount will be no more than the amount necessary to remove such encumbrance;

•	if the Title Defect represents a negative discrepancy between:

•	the actual net acres or mineral fee net acres, as applicable, for the applicable target zone for a lease or fee mineral; and

•	the net acres or mineral fee net acres, as applicable, for the applicable target zone for such lease or fee mineral as set forth on certain annexes to the Merger Agreement, as applicable,

then the Title Defect Amount will be the product of (x) the Allocated Value of such lease or fee mineral multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the net acres or mineral fee net acres, as applicable, for the applicable target zone for such lease or fee mineral as set forth in on certain annexes to the Merger Agreement, as applicable;

•	if the Title Defect represents a negative discrepancy between:

•	the actual net revenue interest for a well (as to the currently producing formation), a lease (as to the applicable target zone), or a well-in-progress (as to the applicable target zone); and

•	the net revenue interest set forth on certain annexes to the Merger Agreement for such lease, well, or well-in-progress, as applicable, (the “Scheduled NRI”),

then the Title Defect Amount will be the product of (x) the Allocated Value of such lease, well or well-in-progress, as applicable, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI for such lease, well or well-in-progress, as applicable;

•

if the Title Defect is a Prescription Defect (as defined in the Merger Agreement), then the Title Defect Amount will be the product of (x) the Allocated Value of such lease multiplied by (y) a fraction (1) the numerator of which is the length of time until such lease will expire due to prescription or other law and (2) the denominator of which is the remaining primary term under such lease;

•

if the Title Defect represents an obligation, encumbrance upon or other defect in title of a type not described above, the Title Defect Amount will be determined by taking into account the Allocated Value of the affected Title Defect Property, the portion of the Title Defect Property affected by the

Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, as applicable, and such other reasonable factors as are necessary to make a proper evaluation;

•

notwithstanding anything to the contrary in Article IV of the Merger Agreement, the sum of all Title Defect Amounts with respect to any particular Title Defect Property shall not exceed the Allocated Value of such Title Defect Property; and

•	the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount under the Merger Agreement.

Title Benefits

•

If SWN discovers any Title Benefit on or before the expiration of the Claim Deadline, SWN will, as soon as practicable but in any case, prior to 5:00 p.m. Central Daylight Time on the Claim Deadline, deliver a notice to Indigo or, after the closing, to the Unitholder Representative, and such notice will include:

•	a description of the Title Benefit;

•	the affected lease, fee mineral, well or well-in-progress (the “Title Benefit Property”);

•	the Allocated Value of such Title Benefit Property;

•

the amount by which SWN reasonably believes the Allocated Value of each such Title Benefit Property is increased by such Title Benefit, and the computations and information upon which SWN’s Title Benefit discovery is based; and

•

supporting documents reasonably necessary for Indigo (as well as any experienced title attorney or examiner hired by Indigo) or, after the closing, the Unitholder Representative, to verify the existence of the alleged Title Benefit.

•	Indigo has the right, but not the obligation, to deliver to SWN a similar notice on or before the expiration of the Examination Period with respect to each Title Benefit discovered by Indigo.

•

With respect to each Title Benefit Property reported in accordance with the Merger Agreement (or which SWN should have reported under the Merger Agreement), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Amounts in accordance with the Merger Agreement.

Limitations on Title Defects

•

SWN will not have any right to assert, or recover for under the Merger Agreement (and the Stock Adjustment Amount will not include) any individual Title Defect with a Title Defect Amount less the Title Threshold Amount;

•

the Stock Adjustment Amount will not include any Title Defects unless and until the sum of each individual Title Defect Amount (calculated separately for each Title Defect Property affected by such Title Defect, subject to certain limitations as set forth in the Merger Agreement) in excess of the Title Threshold Amount exceeds the Title Defect Deductible Amount, after which time the Stock Adjustment Amount will include only amounts in excess of the Title Defect Deductible Amount; and

•

the aggregate Title Benefit Amounts will only be applied as an offset to the aggregate, finally determined Title Defect Amounts that individually exceed the Title Threshold Amount and will in no event increase the final Merger consideration.

Environmental Matters

Examination Period

•

Subject to certain other provisions of the Merger Agreement, SWN will have the right during the Examination Period to conduct, or cause its representatives to conduct, environmental due diligence on the Oil & Gas Assets on its own behalf and account pursuant to certain sections of the Merger Agreement (“Independent Environmental Review”).

•	The fees, costs, and expenses incurred by SWN in conducting its Independent Environmental Review or any other due diligence investigation will be borne solely by SWN.

Access to Oil & Gas Assets and Records

•

Subject to the limitations expressly set forth in the Merger Agreement, Indigo must provide SWN and its representatives access to the wells set forth on a certain annex to the Merger Agreement, wells-in-progress set forth on a certain annex to the Merger Agreement, fee minerals set forth on a certain annex to the Merger Agreement, and leases set forth on a certain annex to the Merger Agreement, to conduct an environmental assessment and access to and the right to copy, at SWN’s sole expense, the records and other material environmental reports in the possession of the Indigo Group for the purpose of conducting a confirmatory review of such Oil & Gas Assets, but only to the extent:

•	that the Indigo Group, as applicable, may do so without violating applicable Laws; and

•

the Indigo Group, as applicable, has authority to grant such access without breaching any obligations to any third party or obligation of confidentiality binding on any Indigo Group Member or the Oil & Gas Assets, as applicable.

•

Indigo will use commercially reasonable efforts to obtain permission for SWN to gain access to wells set forth on a certain annex to the Merger Agreement, wells-in-progress set forth on a certain annex to the Merger Agreement, fee minerals set forth on a certain annex to the Merger Agreement, and leases set forth on a certain annex to the Merger Agreement, that, in each case, are operated by third parties and the records and files of such third parties to inspect the condition of such properties, such Oil & Gas Assets, records and files.

•

Such access by SWN will be limited to the normal business hours of the Indigo Group or any third-party operator of an Oil & Gas Asset, as applicable, and SWN’s investigation will be conducted in a manner that minimizes interference with the operation of the business of the Indigo Group and any applicable third-party operator.

•

Except as requested and required under any law to be disclosed, SWN and SWN’s representatives will keep and maintain confidential (and not disclose to any other person, in whole or in part) any results of (or reports or other documents arising from) SWN’s Independent Environmental Review and will use such results, reports or other documents arising from such reviews solely for purposes of SWN’s diligence.

•	Notwithstanding anything contrary to the above, prior to the closing, SWN will only be entitled to conduct a visual site inspection and Phase I Environmental Site Assessment of such Oil & Gas Assets.

•

For avoidance of doubt, prior to the closing, SWN will not, without prior approval from Indigo, be permitted to conduct testing or sampling with respect to any Oil & Gas Asset, including invasive or intrusive surface or subsurface sampling or testing (commonly known as a Phase II Environmental Site Assessment) of the Oil & Gas Assets; provided that, solely with respect to the Oil & Gas Assets operated by the Indigo Group, if:

•

any Phase I Environmental Site Assessment conducted by SWN’s environmental consultant recommends or reflects a reasonable basis for SWN to conduct a Phase II Environmental Site Assessment to evaluate any findings from the Phase I Environmental Site Assessment; and

•

Indigo rejects SWN’s request to conduct such Phase II Environmental Site Assessment, then the Adjusted Stock Consideration (as defined in the Merger Agreement) will be adjusted downward by the aggregate of the Allocated Value thereof pursuant to the determination of the Stock Adjustment Amount.

Notice of Environmental Defects

•

Subject to certain other provisions of the Merger Agreement, SWN will have the right, but not the obligation, in its sole discretion, by delivery of a notice to Indigo that complies with the Merger Agreement, on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Oil & Gas Assets.

•

In order to be valid for purposes of the Merger Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing and must include:

•	a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of the Merger Agreement;

•	the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);

•	the Allocated Value of each Environmental Defect Property;

•	SWN’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate the amount; and

•

all documents and information available to SWN proving the existence of the Environmental Defect and reasonably necessary for Indigo (as well as any attorney, consultant or examiner hired by the Indigo) to review the existence of the alleged Environmental Defect and calculate the Environmental Defect Amount.

•

Notwithstanding any of the provisions described in the foregoing bullets, SWN’s failure to strictly comply with the requirements set forth in certain sections of the Merger Agreement will not by itself cause such Environmental Defect Notice to be invalid or any Environmental Defect to be waived to the extent the Environmental Defect Notice is reasonably sufficient to provide Indigo with notice of the existence and general nature of the Environmental Defect.

•

No claims for Environmental Defects may be submitted pursuant to Environmental Matters section of the Merger Agreement after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which SWN has not delivered an Environmental Defect Notice to Indigo prior to the Claim Deadline, will be deemed to have been waived by SWN for all purposes.

•

To give Indigo an opportunity to commence reviewing and curing alleged Environmental Defects asserted by SWN, SWN will use commercially reasonable efforts to give Indigo, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by SWN during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices will not constitute Environmental Defect Notices for purposes of the Merger Agreement unless they comply with the certain terms as set forth in the Merger Agreement); provided that SWN’s right to assert an Environmental Defect will not be prejudiced by any failure to provide such preliminary notice.

Cure of and Remedies for Environmental Defects

•

Indigo has the right, but not the obligation, to attempt, at Indigo’s sole cost (which shall constitute a Transaction Expense) (as defined in the Merger Agreement), to cure any Environmental Defect asserted by SWN in accordance with the lowest cost response at any time prior to the closing.

•

If Indigo elects to cure and actually cures an Environmental Defect in accordance with the lowest cost response prior to the closing, then no adjustment to the Closing Stock Amount will be made for such Environmental Defect, and SWN will be deemed to have waived such Environmental Defect for all purposes.

•

If Indigo elects not to cure (or attempt to cure) an Environmental Defect either prior to or after closing, and the Environmental Defect or the Environmental Defect Amount is not otherwise subject to a dispute, then at closing, the Stock Adjustment Amount will include the applicable Environmental Defect Amount, subject to the Environmental Threshold Amount and the Environmental Defect Deductible Amount (as defined in the Merger Agreement).

•	If Indigo elects to cure but fails to cure an Environmental Defect prior to the closing, then:

•

subject to the Environmental Threshold Amount and the Environmental Defect Deductible Amount, the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect or such other amount as may be agreed upon in writing by Indigo and SWN to be the reasonable estimate of the cost of curing such Environmental Defect in accordance with the lowest cost response will be deposited into a defect escrow account at closing in accordance with the Merger Agreement; and

•	the Unitholder Representative will have the right to continue to attempt to cure such Environmental Defect; provided, however, that:

•

if the Unitholder Representative fails to cure such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and SWN will execute and deliver a joint written instruction to the escrow agent to release to SWN from a defect escrow account a number of shares of Common Stock equal to the escrowed Environmental Defect Amount or such other agreed amount attributable to such Environmental Defect, in either such case, divided by the Reference Price, in accordance with the Payment Schedule; or

•

if the Unitholder Representative cures such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and SWN will execute and deliver a joint written instruction to the escrow agent to release from a defect escrow account such escrowed shares of Common Stock attributable to such Environmental Defect to the Indigo Holders in accordance with the Payment Schedule and as provided in an escrow agreement.

•

Notwithstanding anything to the contrary in the Merger Agreement, with respect to any disputed Environmental Defects or disputed Environmental Defect Amounts as of the closing date, the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect, taking into account the Environmental Defect Deductible Amount, will be deposited into a defect escrow account at closing in accordance with the Merger Agreement until such defect is finally resolved in accordance with the terms set forth in the Merger Agreement.

•

Subject to the foregoing, from and after the closing, SWN and the Indigo Group will be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy any Environmental Defect (net to the Oil & Gas Assets) and all losses (net to the Oil & Gas Assets) with respect thereto.

Limitations on Environmental Defects

Notwithstanding anything in the Merger Agreement to the contrary:

•

SWN will not have any right to assert, or recover for under the Merger Agreement (and the Stock Adjustment Amount will not include), any individual Environmental Defect with an Environmental Defect Amount less than $150,000 (the “Environmental Threshold Amount”);

•	the SWN Parties and Indigo Parties have agreed that for purposes of calculating the Environmental Threshold Amount pursuant to the Merger Agreement, each Environmental Defect will include only an individual event or occurrence and there will be no aggregation of events, occurrences or environmental conditions; and

•

there will be no adjustment to the Stock Adjustment Amount for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount exceeds the Environmental Defect Deductible Amount, after which time SWN will be entitled to adjustments to the Stock Adjustment Amount only for amounts in excess of the Environmental Defect Deductible Amount.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SWN to Indigo and by Indigo to SWN. Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Indigo by SWN, in the case of representations and warranties made by SWN, or to SWN by Indigo, in the case of representations and warranties made by Indigo, as well as certain of the reports of SWN filed with or furnished to the SEC prior to the date of the Merger Agreement (excluding any disclosures set forth under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or any similar heading to the extent that such information is cautionary or forward-looking in nature (other than any historical factual information contained within such headings, disclosure or statements)).

Indigo Representations and Warranties

In the Merger Agreement, Indigo has made representations and warranties to SWN regarding: organization; authority; governing documents; enforceability; capitalization; no violation or breach; consents; preferential rights; brokerage arrangements; litigation; compliance with laws; financial statements; books and records; indebtedness; undisclosed liabilities; no material adverse effect; absences of changes; taxes; contracts; affiliate arrangements; permits; environmental matters; insurance; imbalances; non-consent operations; current commitments; suspense funds; payout balances; delivery of hydrocarbons; royalties and working interests payments; leases and fee minerals; wells; gathering systems and rights-of-way; equipment; regulatory matters; officers and bank accounts; labor matters; employee benefit plans; bonds; letters of credit and guarantees; special warranty; casualty losses; hedging contracts; intellectual property; cybersecurity and privacy; bankruptcy; specified matters; investment intent; and independent investment decision.

SWN Representations and Warranties

In the Merger Agreement, SWN has made representations and warranties to Indigo regarding: organization; authority; enforceability; no violation or breach; consents; litigation; bankruptcy; brokerage arrangements; solvency; funds; capitalization; Common Stock; issuance of per unit stock consideration; SWN SEC reports; SWN financial statements; NYSE listing; internal controls and procedures; and its ability to use Form S-3.

Covenants of the Parties

Covenants of the Indigo Parties

From the Execution Date until the closing date (or, if earlier, the date the Merger Agreement is terminated pursuant to terms of the Merger Agreement), except as set forth on a certain schedule to the Merger Agreement or as otherwise contemplated or permitted by the Merger Agreement, or as consented to in writing (including by email) by SWN (which consent may not be unreasonably withheld, delayed or conditioned), Indigo will, and will cause each other Indigo Group Member to:

•

operate the Indigo Group’s business and the Oil & Gas Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of the Merger Agreement; provided that, for the avoidance of doubt, compliance with a certain development plan will not be deemed to be in satisfaction and compliance with the interim covenants of the Indigo Group; provided, further, however, that the provisions described in this bullet do not prohibit Indigo and its subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to the COVID-19 pandemic; provided, further, however, that, prior to taking any such action outside of the ordinary course or that is not consistent with past practice, Indigo must consult with SWN and consider in good faith the views of SWN regarding any such proposed action;

•	maintain the books of account and records relating to the Indigo Group and the Oil & Gas Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

•	preserve substantially intact the present business organization of the Indigo Group;

•

use its commercially reasonable efforts to keep available the services of their current officers and key employees and preserve in all material respects the present relationships with current officers and key employees, key independent contractors, creditors, customers and suppliers, in each case, of each Indigo Group Member (provided, however, that such obligation will not require any financial concessions to such individuals or entities);

•	maintain certain bank accounts in the ordinary course of business, consistent with past practice;

•

use its commercially reasonable efforts to maintain insurance coverage on the Oil & Gas Assets as set forth in the disclosure schedules to the Merger Agreement in the amounts and of the types set forth on such schedule or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

•

use its commercially reasonable efforts to maintain all material permits which have been maintained by any Indigo Group Member as of the Execution Date (if any) in effect that are necessary or required to operate the Oil & Gas Assets that are currently operated by an Indigo Group Member or otherwise in connection with the ownership of the Oil &Gas Assets;

•

use its commercially reasonable efforts to maintain all credit support, in each case, to the extent maintained by any Indigo Group Member as of the Execution Date (if any) and required to own and/or operate the Oil & Gas Assets in the ordinary course consistent with past practices;

•

provide SWN with a copy of any AFE or similar request from a third party with respect to the Oil & Gas Assets as soon as is reasonably practicable, and thereafter reasonably consult with SWN regarding whether or not the applicable Indigo Group Member should elect to participate in such operation; provided that with respect to any AFE or similar request:

•

SWN agreed that it will (x) timely respond to any written request for consent pursuant to Merger Agreement and (y) consent to any written request for approval of any AFE or similar request that SWN reasonably considers to be economically appropriate; and

•

in the event SWN and Indigo do not agree on or before the 15th Business Day (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of SWN’s receipt of any consent request as to whether or not the applicable Indigo Group Member should elect to participate in such operation, only with respect to any AFE or similar request that is reasonably estimated to be for an amount equal to or in excess of $2,000,000 (net to the Indigo Group’s interest in the Oil & Gas Assets), SWN’s decision shall control;

•	keep SWN reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Oil & Gas Assets;

•	provide SWN by email with its daily ordinary course of business drilling, completion, production and flowback reports, in Excel format if available;

•

notify SWN if any lease terminates (other than the expiration of the primary term of a lease in accordance with is terms), promptly upon learning of such termination and to the extent termination of any such lease could be avoided by the payment of a lease extension payment, consult with SWN regarding any determination of Indigo to renew or otherwise extend, or to not renew or otherwise extend, the term of such lease, and if SWN elects to extend the term of such lease, make such lease extension payment as may be necessary in order to effect any such extension;

•

promptly notify SWN of any proposed unitization, communitization and/or similar arrangements and/or applications or any well proposals of which any Indigo Group Member becomes aware, and not protest such proposed unitization, communitization and/or similar arrangement and/or application without SWN’s prior written consent;

•

timely (x) file or cause to be filed tax returns required by law to be filed by any Indigo Group Member on or before the closing date, and (y) pay or cause to be paid all taxes of the Indigo Group that become due and payable on or before the closing date; and

•	provide SWN with a copy of any other material notices received from any governmental authority pertaining to the Oil & Gas Assets or the Indigo Group.

In addition, Indigo made certain negative covenants under the Merger Agreement. Except (1) as set forth on the disclosure schedules delivered by Indigo under the Merger Agreement, (2) as required by law, (3) for operations covered by and consistent with the AFEs described on the disclosure schedules delivered by Indigo under the Merger Agreement, (4) ordinary course leasing activities or (5) as consented to in writing by SWN (which consent shall not be unreasonably withheld, delayed or conditioned), Indigo has agreed it will not (and will cause its subsidiaries to not):

•

(A) enter into any new line of business, or (B) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in accordance with, and in an amount not greater in the aggregate than the amount contemplated by Indigo’s capital budget set forth in the disclosure schedules delivered by Indigo in connection with the Merger Agreement, plus an aggregate 15% amount in excess of such budget for all such items;

•

amend its certificate of formation, limited liability company agreement, certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated by the Merger Agreement;

•

except for (A) any distributions between wholly owned subsidiaries of Indigo or any distributions from a partially owned subsidiary of Indigo solely to a wholly owned subsidiary of Indigo, and (B) distributions to Indigo from its subsidiaries, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

•

(A) adjust, split, combine or reclassify any membership interests, securities or other ownership interest in any Indigo Group Member or (B) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (x) any membership interests or other securities or any other ownership interest in any Indigo Group Member, (y) any securities convertible into or exchangeable or exercisable for any such membership interests, securities or other ownership interest or (z) any rights, commitments, warrants or options to acquire or with respect to any such membership interests, securities or other ownership interest or securities convertible or exchangeable into any such membership interests, securities or other ownership interest, in each case, except for any forfeiture and repurchase of Indigo Units, including any Incentive Units and incentive tracking units related thereto or phantom equity pool units, by the holders thereof in connection with any vesting event in order to satisfy tax obligations, in each case, generally consistent with the Indigo’s past practice;

•

(A) grant any increase in the compensation or benefits payable or to become payable by any Indigo Group Member to any current or former officer, employee, individual providing services as an independent contractor or director, (B) adopt, enter into, amend, terminate or otherwise increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued (or to become payable or accrued) under, any Indigo employee benefit plan (or any plan, program, or agreement that would be an Indigo employee benefit plan if in effect on the Execution Date); (C) grant, pay, award or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of any Indigo Group Member; (D) grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity or equity-based awards (including phantom equity awards); (E) promote or hire any employee; (F) terminate any employee (other than for “cause”); (G) waive the restrictive covenant obligations of any employee of any Indigo Group Member; except, in the case of clause (A), (B), (C) and (D) of this bullet, to the extent required by law or required by the terms of any Indigo employee benefit plan;

•

(A) change any method of tax or accounting principles, practices or methods or systems of internal accounting controls in effect as of the Execution Date or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of Indigo;

•

(A) other than as required by applicable laws, make, change, rescind or revoke any material tax election; (B) amend any material tax return, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; (D) agree to an extension (other than automatic extensions and extensions obtained in the ordinary course of business) or waiver of any statute of limitations with respect to the assessment or determination of any taxes; (E) enter into any closing agreement related to any material taxes or (F) surrender any right to claim any material tax refund;

•

acquire by merging or consolidating with, by purchasing an equity interest in (other than investments in wholly owned subsidiaries of Indigo) or by purchasing all or any portion of the assets of, or by any other manner, any person or other business organization, division or business of such person, other than (A) the execution of new oil and gas leases necessary for a certain development plan, and (B) any acquisitions that are in the ordinary course and contemplated by Indigo’s capital budget set forth in the schedule delivered by Indigo in connection with the Merger Agreement;

•

sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the assets of any Indigo Group Member, except (A) idled assets, (B) dispositions of inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice or (C) the sale of Hydrocarbons in the ordinary course of business;

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien other than certain permitted encumbrances, any material assets of any Indigo Group Member;

•

(A) except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of material contracts as in effect on the Execution Date or entered into after the Execution Date in the ordinary course of business consistent with past practice and not in violation of the Merger Agreement, or except as set forth in clause (B) below, pay, discharge or satisfy any material claims (including claims of equity holders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, grant any material waiver or release relating to any (x) proceeding, other than the settlement or compromise of any claim where the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other litigation claims (whether in the same or any other matter or with any other party), does not exceed $1,000,000 in the aggregate and (y) no Indigo Group Member admits any liability, and (z) no restrictions are imposed on the business of the Indigo Group;

•

engage in any transaction with (except pursuant to agreements in effect at the time of the Merger Agreement insofar as such agreements are disclosed in a certain schedule delivered by Indigo in connection with the Merger Agreement), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Indigo’s affiliates (other than any subsidiary of Indigo) or any person that holds or owns 5% or more of the shares of Indigo’s capital stock (or any affiliate of any such person);

•

take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in the Merger Agreement, or that would in any material respect impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Merger Agreement;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Indigo Group Member;

•	incur, assume or guarantee, endorse or otherwise become liable for any indebtedness for borrowed money other than:

•	indebtedness owing solely between or among Indigo and its subsidiaries;

•

indebtedness associated with bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of Indigo’s or its subsidiaries’ oil and gas properties; and

•	other indebtedness in an amount incurred since the date of the Merger Agreement not to exceed $5,000,000;

•

except in the ordinary course of business consistent with past practice, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than expense advances in the ordinary course of business and/or loans made under any Indigo Group Member’s 401(k) plan in accordance with the existing terms thereof;

•

enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice and with the risk parameters described in the disclosure schedules delivered by Indigo in connection with the Merger Agreement;

•	prepay any material contracts, except in the ordinary course of business consistent with past practice;

•	enter into any material commitment or transaction not otherwise permitted by the Merger Agreement;

•	enter into any agreement, understanding or commitment that:

•

contains a non-compete or similar type of provision that, following the closing, by virtue of the transactions contemplated by the Merger Agreement or of SWN becoming affiliated with the Indigo Group as a result of the transactions contemplated by the Merger Agreement, would by its terms materially restrict the ability of SWN or any of its subsidiaries to compete in any line of business or with any person or in any geographic area during any period of time after the closing;

•	imposes any material restriction on the right or ability of any Indigo Group Member to compete with any other person or acquire or dispose of the securities of another person; or

•	contains an exclusivity or “most favored nation” clause that restricts the business of any Indigo Group Member in a material manner;

•	enter into any:

•	drilling contract whose term extends beyond December 31, 2021; or

•	other contract that would be a material contract, other than in the ordinary course of business consistent with past practice;

•

fail to pay any material lease amounts or other material related fees, expenses or amounts related to any oil and gas leases when such fees, expenses or amounts are due under such oil and gas leases or inconsistent with past practice;

•

modify or amend in any material respect or take action to terminate any material contract to which it is a party, or waive in any material respect or assign any of its rights or claims, under any such material contract, in each case, if such modification or amendment is outside the ordinary course of business;

•	unless required by law:

•	modify, extend, or enter into any labor agreement or collective bargaining agreement; or

•	recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of any Indigo Group Member;

•	take any action in material violation or contravention of any provision of the Indigo LLC Agreement; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything in the Merger Agreement to the contrary, nothing contained in the Merger Agreement will:

•	give SWN, directly or indirectly, the right to control or direct in any manner the operations of the Indigo Group prior to the consummation of the closing;

•

prohibit or restrict the Indigo Group’s ability to borrow funds under the Indigo Revolving Credit Facility in the ordinary course of business to finance drilling activity in accordance with a certain development plan; or

•	prohibit or restrict any Indigo Group Member from entering into joint operating agreements in the ordinary course of business consistent with past practice.

SWN agreed and acknowledged that the Indigo Group owns an undivided interest in certain non-operated assets, and SWN agreed that the acts or omissions of the other working interest owners (including certain third-party operators) who are not a Holder, an affiliate of any Holder, Indigo or an Indigo Group Member will not constitute a breach of the provisions of the negative interim covenants of Indigo, and no action required pursuant to a vote of working interest owners will constitute a breach of the negative interim covenants of Indigo so long as the Indigo Group voted its interest in such a manner that complies with the certain provisions of the Merger Agreement.

Notwithstanding the provisions of the negative interim covenants of Indigo, in the event of an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health or any material property or asset or to the environment, Indigo may take (and may cause any other Indigo Group Member to take) such action as reasonably necessary and will notify SWN of such action as promptly as reasonably practicable thereafter.

Any specific action approved (or deemed approved) by SWN pursuant to the Merger Agreement that would otherwise constitute a breach of one of Indigo’s representations and warranties in the Merger Agreement will be deemed to be an exclusion from all representations and warranties for which it is relevant.

Indigo also made certain additional covenants under the Merger Agreement, including, but not limited to, covenants in respect of:

•	using commercially reasonable efforts to consummate the Merger;

•	granting the SWN Parties access to information regarding the Indigo Parties and their subsidiaries prior to the closing;

•

using commercially reasonable efforts to provide, and to cause the Indigo Group to use commercially reasonable efforts to provide, in each case, upon reasonable advance notice and at mutually agreed times, such cooperation with the debt financing as is customary and reasonably requested by SWN;

•	novation of certain hedge contracts;

•	transaction litigation;

•	WARN Act matters; and

•	post-closing confidentiality obligations.

Covenants of the SWN Parties

The SWN Parties have agreed that from the Execution Date until the earlier of (a) the date the Merger Agreement is terminated pursuant to the Merger Agreement and (b) the closing date, except as otherwise contemplated or permitted by the Merger Agreement, SWN will, and will cause each other member of the SWN Group to, use commercially reasonable efforts to operate their respective businesses in the ordinary course in all material respects and preserve substantially intact the present business organization of the SWN Group; provided, however, that the affirmative covenants of the SWN Group do not prohibit SWN from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment.

Without limiting the foregoing, except (x) as required by law, (y) except as may be required pursuant to the Merger Agreement in connection with the approval of the Stock Issuance Proposal, or (z) as consented to in writing (which consent may be given by email, and which consent may not be unreasonably withheld, conditioned or delayed) by Indigo, SWN has agreed it will not (and will cause each of its subsidiary not to):

•

solely in the case of SWN, declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to the Common Stock or split, combine or reclassify the Common Stock;

•	issue any shares of preferred stock of SWN;

•	change its methods of accounting principles used by it as of the Execution Date unless required by GAAP as concurred to by SWN’s independent auditors;

•

take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in the Merger Agreement, or that would in any material respect impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Merger Agreement;

•

enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of or investment in (by contribution to capital, property transfers, purchase of securities or otherwise) any person (or any material portion of the capital stock, equity interests, securities or assets of such person) if such acquisition or investment would reasonably be expected to:

•

prevent or materially delay or materially impair the ability of SWN to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to transactions contemplated by the Merger Agreement; or

•

result in any shareholder consent or approval that would impact the transactions contemplated by the Merger Agreement, including with respect to the issuance of the Stock Consideration pursuant to the Merger Agreement;

•	take any action in material violation or contravention of any provision of the SWN’s governing documents;

•

solely in the case of SWN, amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of the Common Stock (it is acknowledged and agreed that the Charter Amendment does not adversely affect the terms of the Common Stock);

•	solely in the case of SWN, adopt or enter into a plan of complete or partial liquidation or dissolution; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

The SWN Parties also made certain additional covenants under the Merger Agreement, including, but not limited to, covenants in respect of:

•	not making certain restricted contacts in connection with the Merger without the Indigo Parties’ consent;

•	maintaining the confidentiality of certain information;

•	providing the Indigo Holders reasonable access to the books and records of the Indigo Group after closing;

•	the payment of the policy premium related to a D&O tail policy and maintenance thereof for six years following the closing;

•	novation of certain hedge contracts;

•	compensation and benefits for continuing employees of the Indigo Entities and their subsidiaries;

•	preparation of this proxy statement;

•	convening of the Special Meeting;

•	removal of restrictive legends and other Rule 144 matters;

•	transaction litigation;

•	takeover laws;

•	SEC Rule 16b-3 matters;

•	certain email matters;

•	NYSE listing matters; and

•	no amendments to the R&W Insurance Policy (as defined below).

No Solicitation by SWN

In addition to the above covenants, SWN makes certain non-solicitation covenants in respect of any Alternate Proposal.

Pursuant to the Merger Agreement, an “Alternate Proposal” means any proposal, inquiry or offer from any person or group of persons (other than Indigo) relating to:

•	any acquisition or purchase directly or indirectly, in a single transaction or series of transactions, of:

•

a business or a group of assets that constitutes more than 20% of the net revenues, net income or consolidated assets (based on the fair market value thereof) of SWN and its subsidiaries, taken as a whole; or

•

more than 20% of the total voting power of the equity securities or of any class or series of capital stock of SWN (or any subsidiary or subsidiaries of SWN whose business constitutes more than 20% of the net revenues, net income or consolidated assets (based on the fair market value thereof) of SWN and its subsidiaries, taken as a whole) or the right to acquire beneficial ownership of more than 20% of the total voting power of the equity securities or of any class or series of capital stock of SWN (or any subsidiary or subsidiaries of SWN whose business constitutes more than 20% of the net revenues, net income or consolidated assets (based on the fair market value thereof) of SWN and its subsidiaries, taken as a whole);

•

any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the total voting power of the equity securities or of any class or series of capital stock of SWN; or

•

any merger, reorganization, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, joint venture, partnership, dissolution or similar transaction involving directly or indirectly, in a single transaction or series of transactions, SWN (or any subsidiary or subsidiaries of SWN whose business constitutes more than 20% of the net revenues, net income or consolidated assets (based on the fair market value thereof) of SWN and its subsidiaries, taken as a whole).

Pursuant to the Merger Agreement, a “Superior Proposal” means an unsolicited bona fide written Alternate Proposal by a third party after the Execution Date to acquire or purchase, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination:

•	all or substantially all of the assets of SWN and its subsidiaries, taken as a whole; or

•

all or substantially all of the equity securities of SWN (or all or substantially all of the equity securities of any subsidiary or subsidiaries of SWN whose business constitutes all or substantially all of the net revenues, net income or consolidated assets of SWN and its subsidiaries, taken as a whole), in each case, that, if the consideration contemplated by such proposal is comprised of cash in whole or in part, is fully financed or has fully committed financing and that the Board reasonably determines in good faith after consultation with SWN’s financial advisors and outside legal counsel:

•	is reasonably likely to be consummated in accordance with its terms; and

•	if consummated, would be more favorable to the SWN shareholders (in their capacity as shareholders) from a financial point of view compared to the transactions contemplated by the Merger Agreement;

in each case, taking into account the person making the Alternate Proposal, all legal, financial, tax and regulatory terms and conditions of the Alternate Proposal and the Merger Agreement (including any modifications to the terms of the Merger Agreement pursuant to its terms), including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Alternate Proposal.

The non-solicitation covenants are as follows:

•

SWN has agreed that, except as permitted by the no solicitation provision of the Merger Agreement, neither SWN nor any of its subsidiaries, or any of their respective directors or officers, will, and SWN will instruct and use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, financial advisors, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

•

initiate, solicit, propose or knowingly encourage any Alternate Proposal or the making of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with respect to, relating to or in furtherance of any Alternate Proposal or any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal;

•

furnish or provide information (including non-public information or data) regarding, or afford access to, the business, properties, assets, books, records and personnel of, SWN or its subsidiaries, to any person (or their Representatives) to facilitate the making of an Alternate Proposal or in response to any Alternate Proposal or any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal;

•	enter into, or propose to enter into, any letter of intent or agreement in principle, or other agreement providing for an Alternate Proposal;

•	submit an Alternate Proposal or any matter related thereto for the approval of the holders of Common Stock; or

•	resolve, propose or agree or authorize or permit any Representative to do any of the foregoing or otherwise knowingly facilitate any effort or attempt with respect to the foregoing.

•	SWN has also agreed that it will, and will cause each of its subsidiaries and the Representatives of SWN and its subsidiaries to:

•

immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted by or on behalf of SWN or its subsidiaries or its Representatives with respect to any inquiry, proposal or offer that constitutes an Alternate Proposal or could reasonably be expected to lead to an Alternate Proposal and immediately terminate all physical and electronic data room access previously granted to any such person;

•

no later than two Business Days following the Execution Date make a written request for the prompt return or destruction of all confidential information previously furnished with respect to any Alternate Proposal or potential Alternate Proposal; and

•

not terminate, waive, amend, release or modify any provision of any confidentiality agreement, standstill agreement or other similar agreement to which it or any of its affiliates or Representatives is a party with respect to any Alternate Proposal or potential Alternate Proposal, and will enforce the provisions of any such agreement, which will include seeking any injunctive relief available to enforce such agreement.

From and after the Execution Date, SWN must promptly (but in any event within 48 hours) notify Indigo in writing of the receipt of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternate Proposal or any request for non-public information or any data relating to SWN or any of its subsidiaries made by any person in connection with an Alternate Proposal, indicating:

•	the identity of the person making such Alternate Proposal and

•

a copy of any such Alternate Proposal made in writing provided to SWN or any of its subsidiaries or their respective Representatives as well as copies of all material written documentation sent or provided to SWN or any of its subsidiaries or their respective Representatives relating to such Alternate Proposal or, if such Alternate Proposal is not made in writing, a written description of the material terms thereof and a written summary of any material oral communications relating to such Alternate Proposal.

With respect to any Alternate Proposal described in the immediately preceding bullets, SWN must keep Indigo reasonably informed of the status and material terms and conditions of, and any material discussions regarding, any such Alternate Proposal and reasonably informed, on a prompt basis (but in any event within 48 hours), with copies of (or written summaries of any oral communications related to) (x) any changes or modifications to the terms of any such Alternate Proposal and (y) any communications from such person to SWN or from SWN to such person with respect to any changes or modifications to the terms of any such Alternate Proposal.

•

Notwithstanding anything to the contrary contained in the non-solicitation covenant, prior to, but not after the receipt of, the approval of the Stock Issuance Proposal, in response to an unsolicited bona fide written Alternate Proposal that has not been withdrawn and did not result, directly or indirectly, from a breach of this the non-solicitation covenant, if the Board determines in good faith (x) after consultation with SWN’s financial advisors and outside legal counsel, that such Alternate Proposal is, or is reasonably expected to lead to, a Superior Proposal and (y) after consultation with SWN’s outside legal counsel, that the failure to engage in the activities otherwise prohibited by the non-solicitation covenant would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, SWN may, subject to providing Indigo prior written notice:

•

furnish or provide information (including non-public information or data) regarding, and afford access to, the business, properties, assets, books, records and personnel of, SWN and its subsidiaries, to the person making such Alternate Proposal and its Representatives; provided, however, that SWN must as promptly as is reasonably practicable (but in any event within 48 hours thereafter) make available to Indigo any non-public information concerning SWN or its subsidiaries that is provided to any person pursuant to this bullet to the extent such information was not previously made available to Indigo; and

•	engage in discussions and negotiations with such person and its Representatives with respect to such Alternate Proposal;

provided that, prior to taking any of the actions described in the foregoing two bullets above, the person making such Alternate Proposal has entered into a customary confidentiality agreement that will not contain any provision requiring SWN or its subsidiaries to pay or reimburse the counterparty’s expenses and that does not contain any provision that would prevent SWN from complying with its obligation to provide any disclosure to Indigo required by the non-solicitation covenant (it is understood that the negotiation of such confidentiality agreement will not be deemed to be a breach of the non-solicitation covenant).

Except as set forth in the non-solicitation covenant, SWN may not, and the Board (and each committee thereof) may not:

•

withdraw, change, qualify, withhold or modify, or propose or announce any intention to do any of the foregoing, in a manner adverse to Indigo, the recommendation of the Board for the holders of Common Stock to approve the Stock Issuance Proposal (the “Board Recommendation”), (B) adopt, approve, endorse or recommend, or propose or announce any intention to adopt, approve, endorse or recommend, any Alternate Proposal, (C) fail to include the Board Recommendation in this proxy statement, (D) publicly declare advisable or publicly propose to enter into an Alternative Agreement (as defined below), (E) agree or resolve to take any action set forth in the foregoing clauses (A) through (D) (any action described in this bullet, an “Adverse Recommendation Change”); or

•

authorize, propose, cause or permit SWN or any of its affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar commitment that constitutes or relates to, or is intended to or would reasonably be expected to lead to, an Alternate Proposal (other than a confidentiality agreement entered into in compliance with the non-solicitation covenant) (the “Alternative Agreement”).

Notwithstanding anything in the Merger Agreement to the contrary, SWN or the Board may, prior to, but not after, the receipt of the approval of the Stock Issuance Proposal, in response to a written, bona fide Alternate Proposal that has not been withdrawn and that did not result, directly or indirectly, from a breach of the non-solicitation covenant, make an Adverse Recommendation Change, if prior to taking or, as applicable, failing to take, such action:

•

the Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel that such written offer or proposal is a Superior Proposal and that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law (taking into consideration any adjustment to the terms and conditions of the Merger Agreement proposed by Indigo in response to such Alternate Proposal); and

•

(A) SWN provides Indigo prior written notice of its intent to make any Adverse Recommendation Change at least three Business Days prior to taking such action that states: (1) absent any modification to the terms and conditions of the Merger Agreement that would cause the Superior Proposal to no longer be a Superior Proposal, the Board has resolved to effect an Adverse Recommendation Change, which notice must (a) specify the basis for such Adverse Recommendation Change, (b) provide the material terms and conditions of and the identity of the persons making such Superior Proposal and (c) the most current version of the proposed agreement under which such Superior Proposal is to be consummated and any other material documents and correspondence in respect of such Superior Proposal (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change will not in itself be deemed an Adverse Recommendation Change and that any change in price or material revision or material amendment to the terms of a Superior Proposal, if applicable, will require a new notice to which the provisions described in clauses (A), (B) and (C) of this bullet will apply mutatis mutandis), (B) during such three Business Day period following receipt of a Notice of Recommendation Change, if requested by Indigo, SWN and its Representatives must negotiate in good faith with Indigo and its Representatives regarding any modifications to the terms and conditions of the Merger Agreement that Indigo proposes to make in response to such Superior Proposal and (C) at the end of such three Business Day period and taking into account any modifications to the terms of the Merger Agreement proposed by Indigo to SWN in writing, the Board reasonably determines in good faith (x) after consultation with SWN’s financial advisors and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the transactions proposed by Indigo in respect to such Superior Proposal) and (y) after consultation with SWN’s outside legal counsel, that the failure to make such an Adverse Recommendation Change would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law (taking into consideration any adjustment to the terms and conditions of the Merger Agreement by Indigo in response to such Alternate Proposal).

Other than in connection with an Alternate Proposal, nothing in the Merger Agreement will prohibit or restrict the Board from making an Adverse Recommendation Change at any time prior to obtaining the approval of the Stock Issuance Proposal in response to an Intervening Event (as defined below) to the extent that:

•

the Board determines in good faith, after consultation with SWN’s outside legal counsel, that the failure of the Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

(A) SWN provides Indigo three Business Days’ notice of its intention to take such action, which notice must specify the reasons for such action, (B) after providing such notice and prior to making such Adverse Recommendation Change, SWN must negotiate in good faith with Indigo during such three Business Day period (to the extent that Indigo desires to negotiate) to make such revisions to the terms of the Merger Agreement as would obviate the need for the Board to make an Adverse Recommendation Change pursuant to the non-solicitation covenant, and (C) the Board must have considered in good faith any changes to the Merger Agreement offered in writing by Indigo and the Indigo Holders, and following such three Business Day period, must have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Board to effect an Adverse Recommendation Change with respect to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

•

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) that was not known or reasonably foreseeable to the Board on the Execution Date (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to or understood by the Board as of the Execution Date), which event, fact, circumstance, development or occurrence becomes known to or by the Board prior to obtaining the approval of the Stock Issuance Proposal; provided, however, that in no event will the following events, developments, circumstances, occurrences or changes in circumstances or facts constitute an Intervening Event:

•

the receipt, existence or terms of a Superior Proposal or an Alternate Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Alternate Proposal;

•

changes in the market price or trading volume of the Common Stock or any other securities of SWN, or any change in credit rating of Indigo or the fact that SWN or Indigo failed to meet, or meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause or causes of any of the foregoing may constitute an Intervening Event);

•	changes after the Execution Date in the price of oil, natural gas and other commodities; or

•	the failure to obtain any debt financing in connection with the Merger.

Mutual Covenants

•

The SWN Parties and the Indigo Parties will pay their own costs and expenses incurred in connection with the Merger Agreement, whether or not the transactions contemplated thereby are consummated, except as otherwise expressly provided in the Merger Agreement.

•

SWN and Indigo and their respective affiliates will prepare and submit, as soon as practicable after the date of the Merger Agreement (but in no event later than ten Business Days after the date of Execution Date), any filings required under the HSR Act.

•

No party to the Merger Agreement may take, and each will cause its respective affiliates not to take, any action that could reasonably be expected to adversely affect or materially delay or impair the approval of any governmental entity of any of the aforementioned filings.

•

In addition, the SWN Parties must, and each must cause its affiliates to, promptly take, in order to consummate the transactions contemplated by the Merger Agreement and the Related Agreements, any and all actions reasonably necessary, proper or advisable in order to secure the expiration or termination of any applicable waiting period in connection with a governmental approval (including in connection with the expiration of any applicable waiting periods under the HSR Act), including using reasonable best efforts to:

•	resolve any objections asserted with respect to the transactions contemplated by the Merger Agreement raised by any governmental authority;

•

prevent the entry of any orders of the applicable governmental authority having jurisdiction, and to have vacated, lifted, reversed or overturned any order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by the Merger Agreement;

•	enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the Merger Agreement; and

•	litigate, challenge or take any other action with respect to any proceeding in connection with the transactions contemplated by the Merger Agreement.

•

Notwithstanding anything to the contrary contained in the Merger Agreement, (i) except as otherwise permitted in Indigo’s interim covenants, Indigo will not, nor will it permit any of its subsidiaries to, without the prior written consent of SWN, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the closing, the freedom of action of SWN or any of SWN’s affiliates with respect to, or its ability to retain, Indigo and its subsidiaries or any of the respective businesses, product lines or assets of SWN, Indigo or any of their respective subsidiaries or affiliates, and (ii) neither SWN nor any of its affiliates will be required to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of SWN, Indigo or any of their respective subsidiaries or affiliates.

•

In addition, neither SWN nor any of its affiliates will be under any obligation to take any action described in the preceding clause (ii) of the previous bullet if the Federal Trade Commission or the Department of Justice authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by the Merger Agreement or if any governmental authority outside of the United States seeks comparable relief under any antitrust, competition or trade regulation laws.

•

The parties to the Merger Agreement must cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

•

In the event any proceeding by any governmental authority or other person or entity is commenced or, to the knowledge of the SWN Parties or the knowledge of Indigo, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the Merger Agreement or seeks damages in connection therewith, including any shareholder litigation, SWN or Indigo, as applicable, must promptly notify the other parties to the Merger Agreement of such proceeding and must keep the other parties to the Merger Agreement reasonably informed with respect to the status thereof.

•

Each party to the Merger Agreement must give the other parties to the Merger Agreement a reasonable opportunity to participate in the defense or settlement of any such proceeding and must consider in good faith such other parties’ advice with respect to such proceeding; provided that the party to the Merger Agreement that is subject to such proceeding must not offer or agree to settle any such proceeding without the prior written consent of such other parties.

•	The parties to the Merger Agreement also covenant to take certain actions with respect to tax matters.

Representation and Warranty Insurance Policy

•

The parties must cooperate with each other in connection with SWN’s efforts to obtain a company-side representation and warranty insurance policy providing for coverage of no more than $270,000,000 for the benefit of SWN post-closing, effective as of the Execution Date (the “R&W Insurance Policy”).

•

SWN agreed to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the closing that would adversely affect the rights of the Indigo Holders without Unitholder Representative’s prior written consent.

•

Each of SWN and Indigo have agreed to pay 50% of the premium deposit contemplated by the R&W Insurance Policy, which will be paid by SWN and Indigo contemporaneously with SWN’s execution of the policy.

Survival

The SWN Parties and Indigo Parties agreed that:

•

the representations and warranties in the Merger Agreement and in any certificate delivered pursuant to the Merger Agreement by any person will terminate effective as of the closing and will not survive the closing for any purposes, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective affiliates in respect thereof, except in the case of fraud;

•

after the closing there will be no liability on the part of, nor will any claim be made by, any party or any of their respective affiliates in respect of any covenant or agreement in the Merger Agreement to be performed prior to the closing, except in the case of fraud;

•

the agreements and covenants of the SWN Parties and Indigo Parties made in the Merger Agreement that, by their express terms, are to be performed following the closing will survive the closing in accordance with the terms thereof;

•

from and after the closing, SWN will, and will cause its subsidiaries to, absent fraud, look solely to the R&W Insurance Policy, and will not, and will cause its subsidiaries not to, seek recovery or indemnification from the Unitholder Representative or any Indigo Holder or any of their respective affiliates, with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Indigo in the Merger Agreement or any Related Agreement; and

•

in the case of fraud, only the person who committed such fraud will be liable for such fraud (and, in the case of an Indigo Group Member, only if one or more individuals that is included in the definition of “Knowledge” in the Merger Agreement had actual knowledge of such fraud in accordance with the definition of “Fraud” in the Merger Agreement) and no other persons will have any liability with respect to such fraud and the SWN Parties and Indigo Parties will not pursue any remedy or exercise any rights against any other person with respect to such fraud.

Exclusive Remedy

The SWN Parties and Indigo Parties agreed that, notwithstanding anything in the Merger Agreement to the contrary, that:

•

for any and all losses arising out of any breaches of the representations and warranties of Indigo, in each case made in the Merger Agreement or any Related Agreement, SWN will be entitled to recovery solely and exclusively from the R&W Insurance Policy and not from the Unitholder Representative or any Indigo Holder or any of their respective affiliates except in the case of fraud;

•

in no event will the Unitholder Representative or any Indigo Holder or any of their respective affiliates be liable for any indemnification or other payment to the SWN Group or Indigo Group under or in connection with the Merger Agreement, other than pursuant to the express terms of a certain escrow agreement or in the case of fraud; and

•	in no event will the SWN Group have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, the Merger Agreement from:

•	the Unitholder Representative or the Indigo Holders, other than pursuant to the express terms of an escrow agreement entered into pursuant to the Merger Agreement or in the case of fraud; or

•

from any person (including any past, present or future director, officer, employee, manager, member, partner, direct or indirect equityholder, affiliate, agent, attorney or other representative of any of Indigo) that is not expressly named as party to the Merger Agreement.

The SWN Parties and Indigo Parties also agreed that the SWN Group shall not be entitled to:

•	a rescission of the Merger Agreement or any Related Agreement for any reason; or

•

any further indemnification rights or claims of any nature whatsoever against any Indigo Holder (except for claims of fraud), in each case, all of which were expressly waived by the SWN Group to the fullest extent permitted under law (except to the extent otherwise expressly set forth in the Merger Agreement or any Related Agreement).

Release

The SWN Parties and Indigo Parties agreed that, effective as of immediately prior to closing:

•

Indigo, for itself and on behalf of the subsidiaries of Indigo, and SWN, for itself and on behalf of its affiliates, and each of their respective equityholders, successors and assigns, will fully and unconditionally release, acquit and forever discharges the Indigo Holders and their affiliates, and all directors, managers, officers and agents of Indigo and its respective subsidiaries holding such position at any time prior to the closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which Indigo or SWN, as applicable, had as of the Execution Date or has ever had against such persons, arising out of or relating to:

•	in respect of each such Indigo Holder and its affiliates, such Holder’s ownership of the Indigo Units; and

•

in respect of such directors, managers, officers and agents, such person’s acts and omissions on behalf of Indigo or its subsidiaries or such person’s relationship (in such capacity) with Indigo or its subsidiaries, in each case, other than their respective obligations and liabilities, if any, under the Merger Agreement or the Related Agreements or for claims of fraud.

•

by virtue of the Merger, each Indigo Holder (on behalf of itself and its respective equityholders, successors and assigns) automatically, and the Unitholder Representative, for itself and on behalf of the Indigo Holders and its and their respective equityholders, successors and assigns, will fully and unconditionally release, acquit and forever discharge Indigo, SWN, and all directors, managers, officers and agents of Indigo, SWN and their respective subsidiaries holding such position at any time prior to the closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Unitholder Representative and each such Indigo Holder now has or has ever had against such persons, arising out of or relating to acts and omissions on behalf of or such person’s relationship (in such capacity) with Indigo, SWN or their respective subsidiaries, in each case, other than their respective obligations and liabilities, if any, under the Merger Agreement or the Related Agreements or for claims of fraud.

Tax Treatment

The SWN Parties and Indigo Parties agreed that the transactions contemplated by the Merger Agreement will be treated for U.S. federal income tax purposes as:

•

a sale of partnership interests of Indigo by the Indigo Holders, which will, for the avoidance of doubt, cause Indigo’s taxable year as a partnership to close as of the end of the closing date for U.S. federal income tax purposes; and

•

an acquisition of the assets of Indigo (other than the equity interests of Indigo Minerals) and the assets of Indigo Minerals by SWN, as described in Revenue Ruling 99-6, situation 2. No party or any affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law.

Termination

The Merger Agreement may be terminated at any time prior to the closing, whether (except as expressly set forth below) before or after the approval of the Stock Issuance Proposal:

•	by the mutual written consent of SWN and Indigo;

•

by either Indigo or SWN by written notice to the other, if any applicable law is in effect making the consummation of the transactions contemplated by the Merger Agreement illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated by the Merger Agreement;

•

by either Indigo or SWN by written notice to the other, if the closing will not have occurred on or before the date which is 180 days following the Execution Date (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to:

•	SWN or Indigo, if such party is then in material breach of its representations or warranties, covenants or agreements under the Merger Agreement;

•	SWN, if Indigo is entitled to terminate the Merger Agreement because of SWN’s failure to close; or

•	Indigo, if SWN is entitled to terminate the Merger Agreement because of Indigo’s failure to close;

•

by Indigo by written notice to SWN, if SWN breaches any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render a condition precedent to Indigo’s obligations to consummate the transactions contemplated by the Merger Agreement as set forth in Merger Agreement not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to SWN by Indigo, cannot be cured or has not been cured by the earlier of the Termination Date and 30 calendar days after the delivery of such notice; provided, however, that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to Indigo if Indigo is then in material breach of any of its representations or warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform would render a condition precedent to SWN’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied;

•

by SWN by written notice to Indigo, if Indigo breaches any of its representations or warranties contained in the Merger Agreement or Indigo breaches or fails to perform any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render a condition precedent to SWN’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Indigo by SWN, cannot be cured or has not been cured by the earlier of the Termination Date and 30 calendar days after the delivery of such notice; provided, however, that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to SWN if SWN is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform would render a condition precedent to Indigo’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied;

•	by Indigo by written notice to SWN, if:

•

all of the conditions and obligations with respect to SWN to close were satisfied or waived as of the date the closing should have been consummated pursuant to the terms of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing and could have been satisfied or would have been waived assuming a closing would occur);

•	Indigo has notified SWN that Indigo is ready, willing and able to consummate the transactions contemplated by the Merger Agreement and the Related Agreements; and

•	SWN fails to complete the closing by the later of (x) three Business Days after the delivery of such notification by Indigo and (y) five (5) Business Days after the Claim Deadline;

•	by SWN by written notice to Indigo, if:

•

all of the conditions and obligations with respect to Indigo to close were satisfied or waived as of the date the closing should have been consummated pursuant to the terms of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing and could have been satisfied or would have been waived assuming a closing would occur)

•	SWN notified Indigo that SWN is ready, willing and able to consummate the transactions contemplated by the Merger Agreement and the Related Agreements; and
•

Indigo and the Indigo Group fail to complete the closing within by the later of (x) three Business Days after the delivery of such notification by SWN and (y) five (5) Business Days after the Claim Deadline;

•

by either Indigo or SWN by written notice to the other, if the approval of the Stock Issuance Proposal is not obtained upon a vote at a duly held at the Special Meeting, or at any adjournment or postponement thereof; provided that SWN will not be permitted to terminate the Merger Agreement pursuant to the provision described in this bullet if the failure to obtain such approval of the Stock Issuance Proposal is caused by or results from any action or failure to act of SWN that constitutes a breach of the Merger Agreement;

•	at any time prior to the receipt of the approval of the Stock Issuance Proposal, by Indigo by written notice to SWN, if an Adverse Recommendation Change has occurred; or

•

by Indigo by written notice to SWN if SWN, its subsidiaries, any of SWN’s directors or officers or any Representative of SWN or its subsidiaries will have materially breached the non-solicitation covenant, other than in the case where:

•	such material breach is a result of an isolated action by a person that is a director, officer or Representative of SWN or any of its subsidiaries;

•	SWN uses reasonable best efforts to remedy such material breach; and

•

Indigo is not significantly harmed as a result thereof (it being agreed that any Alternative Proposal or public disclosure thereof that arises out of such breach and is not reasonably likely to interfere with the consummation of the Merger, or any Alternative Proposal that arises out of such breach and is not conditioned on the termination of the Merger Agreement, will be deemed to not constitute significant harm).

Termination Fee

The Merger Agreement provides for certain payments if the Merger Agreement is terminated for specified reasons:

•

in the event the Merger Agreement is terminated by Indigo because of an Adverse Recommendation Change, then SWN must pay to Indigo $81,000,000 (the “Termination Fee”) as promptly as possible (but in any event within three Business Days) following such termination;

•

in the event that (A) after the Execution Date and prior to the Special Meeting, an Alternate Proposal with respect to SWN is publicly proposed or publicly disclosed that is not withdrawn at least five (5) Business Days prior to the Special Meeting, (B) the Merger Agreement is terminated by SWN or Indigo because the Merger is not completed by the Termination Date or because the Stock Issuance Proposal is not approved, or by Indigo because of a SWN material breach or a breach by SWN of the non-solicitation covenant, and (C) concurrently with or within 12 months after any such termination described in clause (B), SWN enters into a definitive agreement with respect to, or otherwise consummates, an Alternate Proposal with respect to SWN (substituting 50% for the 20% threshold set forth in the definition of “Alternate Proposal” for all purposes contemplated by this bullet), then SWN must pay to Indigo the Termination Fee as promptly as possible (but in any event within three Business Days) following the earlier of the entry into such definitive agreement or consummation of such Alternate Proposal;

•

in the event that (A) after the date of the Merger Agreement and prior to the Special Meeting, an Alternate Proposal with respect to SWN is publicly proposed or publicly disclosed that is not withdrawn at least five Business Days prior to the Special Meeting, (B) the Merger Agreement is terminated by SWN or Indigo because of the failure to obtain the approval of the Stock Issuance Proposal and (C) at the time of such termination because of the failure to obtain the approval of the Stock Issuance Proposal, Indigo had the right to terminate the Merger Agreement because of SWN breach of the non-solicitation covenant, then SWN must pay to Indigo the Termination Fee as promptly as possible (but in any event within three Business Days) following such termination; or

•

in the event that (A) after the date of the Merger Agreement and prior to the Special Meeting, an Alternate Proposal with respect to SWN is not publicly proposed or publicly disclosed and (B) the Merger Agreement is terminated by SWN or Indigo because of the failure to obtain the approval of the Stock Issuance Proposal, then SWN must pay to Indigo certain expenses that shall not exceed $15,000,000 in the aggregate as promptly as possible (but in any event within three Business Days) following such termination.

Amendments

The Merger Agreement may be amended, supplemented, modified, or waived if agreed to in writing by each party to be bound thereby.

Registration Rights Agreement

In connection with the closing of the Merger, SWN will enter into the Registration Rights Agreement with the RRA Holders that will receive a portion of the Stock Consideration in connection with the Merger. Pursuant to the Registration Rights Agreement, among other things, SWN (a) is required to file with the SEC the Shelf Registration Statement and (b) will grant certain RRA Holders certain demand and piggyback registration rights.

In connection with entering into the Registration Rights Agreement, SWN will also enter into the Lockup Agreements with certain RRA Holders, pursuant to which, among other things, each such RRA Holder will agree to sell only up to a certain specified portion of the Stock Consideration received in the Merger as follows: the RRA Holders subject to the Lockup Agreements may (i) not sell any Registrable Securities (as defined in the Registration Rights Agreement) on or before the date that is 30 days following the closing and (ii) sell up to an aggregate of 25% of the Registrable Securities beginning on the 31st day after closing pursuant to the Shelf Registration Statement, including pursuant to non-underwritten resales pursuant to the Shelf Registration Statement, subject to certain delay and suspension rights, and up to (a) one shelf underwritten offering on or before the date that is six months following closing and (b) two shelf underwritten offerings on or after the date that is six months following the closing.

Background of the Merger

On November 13, 2020, SWN completed its previously-announced acquisition of Montage. The Montage Merger was the result of the ongoing and disciplined execution by the Board and SWN management of SWN’s framework for evaluating potential strategic combinations in light of current and expected business and economic conditions, developments in the oil and gas exploration and production sector, and SWN’s position in the industry. Among other things, the framework focuses on generating long-term value by adding and capturing the benefits of scale to create efficiencies, to grow free cash flow and to maintain strength of the balance sheet, and ultimately, to return cash to shareholders.

Shortly after the closing of the Montage Merger and applying the same framework used with respect to Montage, with the assistance of Goldman Sachs, SWN’s financial advisor, SWN’s management continued the evaluation of other potential strategic combinations and acquisition opportunities in both Appalachia and other basins, particularly the Haynesville basin, including a potential business combination transaction with Indigo. To that end, from time to time, senior management of SWN engaged in discussions with other companies in order to identify potential business combinations, joint ventures, and other transactions that would meet SWN’s strategic framework and enhance shareholder value and further the strategic objectives of SWN. Senior management regularly briefed the Board on these discussions.

On January 8, 2021, at the instruction of SWN, representatives of Goldman Sachs met with Bill Pritchard, Indigo’s Executive Chairman, to determine Indigo’s receptivity to evaluating a strategic business combination transaction between SWN and Indigo.

On February 2, 2021, at the instruction of SWN, representatives of Goldman Sachs contacted senior management of Indigo to set up a follow-up meeting with Goldman Sachs to discuss a potential strategic business combination transaction between SWN and Indigo. Bill Way, SWN’s President and Chief Executive Officer, had previously advised the Board of the plan to conduct this outreach.

On February 25, 2021, after having to postpone the meeting between Goldman Sachs and Indigo senior management due to a historic freeze in Houston, Texas, and at the instruction of SWN, representatives of Goldman Sachs met with senior management of Indigo to further discuss a potential strategic business combination transaction between SWN and Indigo.

On March 8, 2021, Indigo engaged in discussions with Credit Suisse Securities (USA) LLC to represent Indigo as its financial advisor in connection with the potential strategic business combination transaction between SWN and Indigo.

On March 15, 2021, Mr. Way, Clay Carrell, SWN’s Executive Vice President and Chief Operating Officer, and Andy Huggins, SWN’s Vice President, Commercial and Business Development met with Mr. Pritchard and George Francisco, Indigo’s Executive Vice President and Chief Financial Officer. During this meeting, Messrs. Pritchard and Francisco provided a corporate overview of Indigo that covered multiple aspects of Indigo, including assets, strategy, operations, financial positions, marketing and midstream, business development, and commercial agreements. Messrs. Way, Carrell and Huggins provided a similar overview of SWN based on publicly available information.

On April 5, 2021, SWN contacted its regular outside counsel, Skadden, to represent SWN in connection with the potential combination between SWN and Indigo.

On April 6, 2021, via telephone conference, Messrs. Way and Pritchard continued discussions regarding the merits of a potential combination between SWN and Indigo.

On April 14, 2021, at a special meeting of the Board, with certain members of SWN management and representatives of Goldman Sachs in attendance, Mr. Way and other members of management updated the Board regarding the discussions to date with Indigo management. Members of the SWN management team provided additional information regarding Indigo’s assets, operations and financial position and discussed with the Board certain strategic, operational and financial considerations with respect to the potential combination between SWN and Indigo.

Following the meeting, Mr. Way provided the Board with additional requested information and reviewed the terms to be included in a non-binding indication of interest that SWN proposed to provide to Indigo. The Board expressed its support for Mr. Way to provide the non-binding indication of interest to Indigo.

On April 15, 2021, SWN and Indigo entered into a mutual confidentiality agreement. During the six-week period following execution of the mutual confidentiality agreement, management and outside advisors of each of

SWN and Indigo exchanged materials, made presentations and conducted preliminary structuring, financial and operational due diligence regarding a potential combination between SWN and Indigo (including a review of assets and liabilities), and analyzed the achievable synergies of the combined company following a combination transaction.

On April 20, 2021, Mr. Way delivered to Mr. Pritchard a letter setting forth SWN’s non-binding indication of interest in a potential business combination with Indigo for consideration consisting of an aggregate of 317,600,000 shares of Common Stock, $350 million in cash and the assumption of the $700 million of outstanding Indigo notes. The letter noted that any transaction would be subject to certain specified conditions, including satisfactory completion of due diligence and approval by the shareholders of SWN and by the boards of the respective companies. The letter also requested that Indigo agree to deal exclusively with SWN while the parties complete due diligence and negotiate definitive transaction documentation.

On or about April 26, 2021, Messrs. Way and Pritchard discussed by phone SWN’s indication of interest. During the call, Mr. Pritchard reported that Indigo had executed a definitive agreement to divest of certain non-core assets of Indigo. Mr. Pritchard also described the intended use of the proceeds from the divestiture, which Mr. Pritchard believed would enhance Indigo’s valuation. Mr. Pritchard indicated that he would provide information regarding the impact of the divestiture on Indigo, which Mr. Way agreed he and other members of senior management would review, and shortly after the call, Mr. Pritchard provided such information to Mr. Way.

On April 27, 2021, at a regular meeting of the Board, Mr. Way updated the Board regarding his call with Mr. Pritchard and the additional information provided by Mr. Pritchard shortly after the call.

On April 28, 2021, Messrs. Pritchard and Francisco and other members of the Indigo management team met with Messrs. Way, Carrell and Huggins and Michael Hancock, SWN’s Chief Financial Officer (Interim), in order for the Indigo management team to provide additional information to the SWN management team regarding the divestiture and the related valuation impact, as well as to discuss other issues regarding the potential strategic combination between SWN and Indigo.

On April 29, 2021, Indigo contacted its regular outside counsel, Kirkland, to represent Indigo in connection with the potential combination between SWN and Indigo.

On May 2, 2021, at a special meeting of the Board, Messrs. Way and Huggins updated the Board regarding the discussions with Indigo, including the divestiture and its impact on the valuation of Indigo. Mr. Way discussed with the Board the terms of a revised non-binding indication of interest that he proposed to provide to Indigo based on the additional information received from Indigo, which the Board supported.

On or about May 5, 2021, Messrs. Way and Pritchard discussed by phone the terms of the revised non-binding indication of interest.

On May 5, 2021, Mr. Way delivered to Mr. Pritchard the above-mentioned letter setting forth SWN’s revised non-binding indication of interest in a potential business combination with Indigo for total consideration of $2.7 billion, consisting of $1.6 billion in shares of Common Stock (the number of shares to be determined based on the volume weighted average closing price of Common Stock on the NYSE over the 30 trading days ending on the trading day prior to execution of a definitive agreement), $400 million in cash and the assumption of Indigo’s $700 million in existing notes. The letter noted that any transaction would be subject to certain specified conditions, including satisfactory completion of due diligence and approval by the shareholders of SWN and by the boards of the respective companies. The letter also suggested that Indigo agree to deal exclusively with SWN while the parties complete due diligence and negotiate definitive transaction documentation.

Effective May 7, 2021, Indigo and SWN each agreed to, among other things, provide the other party an opportunity to negotiate the transaction on an exclusive basis through June 21, 2021, and that during that period, each would not solicit, initiate or knowingly take any action to facilitate or encourage (including by way of furnishing or affording access to any non-public information) the submission of any proposal, whether or not in writing, for an alternative transaction to the potential business combination.

On May 16, 2021, Skadden delivered to Kirkland an initial draft of the Merger Agreement, and Kirkland and Indigo began reviewing the initial draft. Over the course of the following two weeks, Skadden and Kirkland, as well as representatives of SWN and Indigo, completed their due diligence and negotiated the terms of the Merger Agreement and various other transaction documents, including the Registration Rights Agreement, exchanging multiple revised drafts of the various agreements.

On May 18, 2021, at a regular meeting of the Board, with certain members of SWN management and representatives of Goldman Sachs, Skadden, and W.D. Von Gonten & Co., SWN’s technical advisor, in attendance, SWN management updated the Board on the due diligence conducted to date, as well as the status of the negotiations with Indigo. SWN management and the representatives of Goldman Sachs, Skadden, and W.D. Von Gonten & Co. answered questions from the Board about various legal, financial, technical and operational issues related to the potential Merger.

On May 26, 2021, at a special meeting of the Board, with certain members of SWN management and representatives of Goldman Sachs and Skadden in attendance, SWN management updated the Board on the due diligence conducted to date, as well as the status of the negotiations with Indigo. SWN management and the representatives of Goldman Sachs and Skadden answered questions from the Board about various legal, financial, commercial, and operational issues related to the potential Merger.

On May 27, 2021, and May 31, 2021, Goldman Sachs provided SWN with letters describing certain of its relationships with Indigo, and with Yorktown, Blackstone, Ridgemont and Martin, respectively, over the prior two-year period.

On June 1, 2021, the Board held a special meeting to consider the Merger. Certain members of SWN management and representatives of Goldman Sachs and Skadden were in attendance. Mr. Way updated the Board on the negotiations and discussions with Indigo. Representatives of Skadden reviewed for the Board the terms of the Merger Agreement and the Registration Rights Agreement and discussed various other legal matters with the Board. Representatives of Goldman Sachs reviewed with the Board Goldman Sachs’ financial analysis of the proposed transaction and rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 1, 2021, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement was fair from a financial point of view to SWN. See the section entitled “—Opinion of SWN’s Financial Advisor” for more information. Following discussions, the Board unanimously approved the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and resolved to recommend the approval by SWN’s shareholders of the Stock Issuance Proposal pursuant to the Merger Agreement.

Following the Board meeting on June 1, 2021, the parties finalized (1) the Merger Agreement, (2) the disclosure schedules to the Merger Agreement, (3) the Registration Rights Agreement and (4) other ancillary documents to the Merger Agreement, and SWN and Indigo executed the Merger Agreement. In addition, certain officers of Indigo executed non-competition agreements with SWN.

Prior to the open of trading on the NYSE on the morning of June 2, 2021, SWN issued a press release announcing the transactions contemplated by the Merger Agreement, and SWN hosted a telephonic conference meeting of the investor community to explain additional details and the strategic importance of the transaction.

The Board’s Reasons for the Approval of the Merger and the Stock Issuance

This section summarizes the principal potential strategic and financial benefits that SWN expects to realize in the Merger. For a discussion of various factors that could prevent or limit SWN from realizing some or all of these benefits, see “Risk Factors” beginning on page 54. In evaluating the Merger, the Board consulted with

SWN’s management, as well as SWN’s legal, financial and technical advisors, and, in reaching its conclusion, considered a variety of factors, including:

The Board’s knowledge of SWN’s business, operations, financial condition, earnings and prospects and of Indigo’s business, operations, financial condition, earnings and prospects, taking into account the results of SWN’s due diligence review of Indigo.

•	The fact that the Merger will create one of the largest independent gas producers in the United States with a premier multi-basin portfolio.

•	The fact that the Merger is expected to be accretive to all key financial metrics, including per share metrics.

•	The Board’s belief that the Merger presents the combined organization with the opportunity to:

•	enhance returns and create long-term value for shareholders;

•	enhance free cash flow with expanded margins;

•	further strengthen its balance sheet;

•	increase scale and diversification;

•	expand its dry gas inventory and proved reserves; and

•	create synergies of approximately $20 million in annual cost savings, by capturing savings in general and administrative expenses.

•	The recommendation of the Merger by SWN’s senior management team.

•

The terms of the the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which each party may terminate the Merger Agreement.

•	The requirement that SWN’s shareholders approve the Stock Issuance Proposal as a condition to and in connection with the Merger.

•

The Board’s belief of the reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and that the outside date of November 29, 2021 under the Merger Agreement allows for sufficient time to complete the Merger.

•

The Board’s belief that the terms of the ancillary agreements to be entered into upon consummation of the Merger, including the Registration Rights Agreement, including the lockup provisions contained in the Lockup Agreement, are reasonable.

•

The Board’s consideration of certain other factors, including historical information concerning SWN’s and Indigo’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which SWN and Indigo operate, including commodity price levels and volatility, economic conditions, the competitive and regulatory environment and the likely effect of these factors on SWN.

•

The financial analyses of Goldman Sachs, as reviewed and discussed with the Board, as well as the opinion of Goldman Sachs delivered to the Board, to the effect that, as of June 1, 2021, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the aggregate consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement was fair from a financial point of view to SWN, as further described below in the section entitled “—Opinion of SWN’s Financial Advisor.” The full text of the written opinion of Goldman Sachs, dated June 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement.

The Board also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including:

•

The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of SWN and Indigo, which could result in significant costs and disruption to SWN’s normal business.

•

The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger and the potential effect of the Merger on SWN’s business and relations with customers, suppliers and regulators.

•	The substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of SWN and Indigo and the transaction expenses arising from the Merger.

•	The risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be realized.

•

The fact that the Merger Agreement includes customary restrictions on the ability of SWN to solicit offers for alternative proposals or to engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The Board understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the SWN shareholders than the Merger.

•	The potential that the termination payment provisions of the Merger Agreement could have the effect of discouraging an alternative proposal for SWN.

•	The restrictions on the conduct of SWN’s business during the period between the signing of the Merger Agreement and completion of the Merger.

•	The potential impact on the market price of the Common Stock as a result of the issuance of shares of Common Stock in the Merger.

•

The fact that the Merger, if consummated, will result in an ownership change with respect to SWN, which would trigger a limitation on SWN’s ability to use its historic net operating loss carryforwards under Section 382 of the Code to offset future taxable income and could cause SWN to pay U.S. federal income taxes earlier than it otherwise would if such limitations were not in effect and could cause certain of such NOLs to expire unused, thereby reducing or eliminating the benefit of such NOLs.

•

The fact that the Merger Agreement does not contain a financing condition, and the risk that the financing and any refinancing that may be undertaken in connection with the Merger may not ultimately be available at all or on the terms anticipated by SWN.

The foregoing discussion of the information and factors considered by the Board is not exhaustive. In view of the Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The actual benefits from the Merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Board will be realized. See “Risk Factors” beginning on page 54.

The foregoing discussion of the information and factors considered by the Board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52.

Certain Unaudited Forecasted Financial Information

SWN does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger, SWN’s management provided to the Board and to Goldman Sachs, SWN’s financial advisor, in connection with its preparation of its fairness opinion certain unaudited internal financial forecasts with respect to SWN on a stand-alone basis prepared by SWN’s management, certain unaudited internal financial forecasts with respect to SWN on a pro forma basis giving effect to the Merger prepared by SWN’s management, and certain unaudited financial forecasts with respect to Indigo on a stand-alone basis prepared by SWN management (collectively, the “Forecasted Financial Information”). The inclusion of this summary of the Forecasted Financial Information should not be regarded as an indication that any of the Board, SWN, its advisors or other representatives, or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of SWN’s and Indigo’s management, including, but not limited to, SWN’s and Indigo’s future results, production and sales volume levels, levels of oil and gas reserves, oil and gas industry activity and the overall energy markets, commodity prices, demand for natural gas and crude oil, competitive conditions, technology, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, levels of capital expenditures and operating costs, general economic and regulatory conditions, including the effects of the COVID-19 pandemic, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information; Incorporation of Certain Documents by Reference” and “Risk Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither SWN nor Indigo can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

The Forecasted Financial Information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Forecasted Financial Information included in this document has been prepared by, and is the responsibility of, management of SWN. Neither PricewaterhouseCoopers LLP, SWN’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasted Financial Information summarized in this proxy statement and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to SWN’s previously issued financial statements. It does not extend to the Forecasted Financial Information and should not be read to do so.

Furthermore, the Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. There can be no assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, SWN does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the Merger on SWN or Indigo, the effect on SWN or Indigo of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasted Financial Information does not take into account the effect on SWN or Indigo of any possible failure of the Merger to occur. None of SWN or any of its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any SWN stockholder or other person regarding SWN’s or Indigo’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by SWN, its advisors or any other person that it is viewed as material information of SWN, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this proxy statement/prospectus in order to influence any SWN stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals at the Special Meeting, but is being provided solely because it was made available to the Board and SWN’s financial advisor in connection with the Merger.

In light of the foregoing, and considering that the Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, SWN stockholders are cautioned not to place undue reliance on such information, and SWN urges you to review SWN’s most recent SEC filings for a description of SWN’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

The summarized prospective financial and operating information described below is based on various assumptions as described above. In addition, pro forma capital is allocated to the highest return areas factoring in any firm transportation commitments, minimum volume commitments or other operational considerations; SWN recognizes the ability to reduce capital from legacy Indigo assets due to production levels above volume commitments; and model inputs are optimized in order to deliver expected free cash flows at the corporate level. The summarized prospective financial and operating information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The unaudited forecasted financial data was prepared utilizing various assumptions, including, but not limited to, the following commodity price assumptions: the NYMEX strip pricing as of April 30, 2021:

	Strip Pricing
	Q2 2021E	Q3 2021E	Q4 2021E	2022E	2023E	2024E	2025E
WTI Oil ($Bbl)	$62.88	$62.45	$60.87	$58.03	$55.12	$53.47	$52.61
Henry Hub Natural Gas ($MMBtu)	$2.81	$2.98	$3.07	$2.74	$2.58	$2.58	$2.61

The following table presents a summary of the Forecasted Financial Information for SWN on a stand-alone basis provided to the Board, in connection with its evaluation of the Merger, and to Goldman Sachs for its use and reliance in connection with its preparation of its analysis and opinion based on the above-referenced assumptions:

	(dollars in millions)
	Q2 2021E	Q3 2021E	Q4 2021E	2022E	2023E	2024E	2025E
Production (Mmcfe/d)	3,044	3,074	3,146	3,012	3,070	3,088	3,043
EBITDA	$300	$322	$386	$1,260	$1,162	$1,169	$1,192
Cash flow from operations	$213	$233	$293	$1,069	$964	$983	$1,006
Discretionary free cash flow	$16	$54	$207	$244	$108	$146	$171

SWN management also prepared certain Forecasted Financial Information for SWN on a pro forma basis, giving effect to the Merger, and provided such internal analyses and forecasts to the Board, in connection with its evaluation of the Merger, and to Goldman Sachs for its use and reliance in connection with its preparation of its financial analyses and opinion. The following table summarizes the SWN pro forma forecast:

	(dollars in millions)
	Q2 2021E	Q3 2021E	Q4 2021E	2022E	2023E	2024E	2025E
Production (Mmcfe/d)	4,073	4,124	4,231	4,167	4,234	4,263	4,213
EBITDA	$454	$490	$566	$1,972	$1,849	$1,845	$1,871
Cash flow from operations	$353	$386	$458	$1,726	$1,598	$1,606	$1,627
Discretionary free cash flow	$7	$72	$252	$472	$274	$338	$376

SWN management also provided to the Board, in connection with its evaluation of the Merger, and to Goldman Sachs, for its use and reliance in connection with its preparation of its financial analyses and opinion, unaudited prospective financial and operating information with respect to Indigo, which was prepared by SWN management and which reflected the diligence undertaken by SWN management with respect to Indigo.

The following table presents a summary of the Forecasted Financial Information regarding Indigo as prepared by SWN management using the same pricing assumptions described above:

	(dollars in millions)
	Q2 2021E	Q3 2021E	Q4 2021E	2022E	2023E	2024E	2025E
Production (Mmcfe/d)	1,029	1,039	1,074	1,156	1,165	1,175	1,170
EBITDA	$150	$163	$175	$684	$655	$645	$649
Cash flow from operations	$139	$152	$164	$624	$582	$608	$611
Discretionary free cash flow	$(4)	$24	$50	$228	$163	$189	$206

The Forecasted Financial Information set forth in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other companies. For purposes of the Forecasted Financial Information presented above, (1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, (2) Cash Flow from Operations is defined as EBITDA less cash interest expense and cash taxes, minus any increase in net working capital or plus any decrease in net working capital and (3) Discretionary Cash flow is defined as Cash Flow from Operations, plus capitalized interest, plus depreciation and amortization, plus or minus the change in net working capital. None of EBITDA, Cash Flow from Operations or Discretionary Cash Flow is a measure of financial performance under GAAP. Accordingly, none of them should be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

SWN does not intend to update or otherwise revise the above Forecasted Financial Information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such Forecasted Financial Information are no longer appropriate, except as may be required by applicable law.

Opinion of SWN’s Financial Advisor

Goldman Sachs rendered its opinion to the Board that, as of June 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the aggregate merger consideration consisting of 339,270,568 shares of Common Stock and $400,000,000 in cash, as it may be adjusted pursuant to Section 2.9, Section 3.1, Section 4.1, Article V and Section 6.1 of the Merger Agreement (the “aggregate merger consideration”), to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement was fair from a financial point of view to SWN.

The full text of the written opinion of Goldman Sachs, dated June 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of SWN for the five years ended December 31, 2020;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of SWN;

•	certain other communications from SWN to its shareholders;

•	the Historical Financial Statements (as defined in the Merger Agreement);

•	certain publicly available research analyst reports for SWN;

•	certain internal financial analyses and forecasts for Indigo prepared by its management;

•

certain financial analyses and forecasts for Indigo and certain internal financial analyses and forecasts for SWN standalone and pro forma for the Merger, in each case, as prepared by the management of SWN and approved for Goldman Sachs’ use by SWN, which are referred to as the “Forecasts”, including certain operating synergies projected by the management of SWN to result from the Merger, as approved for Goldman Sachs’ use by SWN, which are referred to as the “Synergies”; and

•

certain estimates of the amounts that comprise the adjustments to the merger consideration pursuant to the Merger Agreement, as projected by the management of SWN and approved for Goldman Sachs’ use by SWN, which are referred to as the “Adjustment Estimates”.

Goldman Sachs also held discussions with members of the senior managements of SWN and Indigo regarding their assessment of the past and current business operations, financial condition and future prospects of Indigo and with members of the senior management of SWN regarding their assessment of the past and current business operations, financial condition and future prospects of SWN and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for the shares of Common Stock; compared certain financial and stock market information for SWN and certain financial information for Indigo with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with SWN’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with SWN’s consent that the Forecasts, including the Synergies, and the Adjustment Estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SWN. Goldman Sachs did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of SWN or Indigo or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SWN or Indigo or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of SWN to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to SWN; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the aggregate merger consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the escrow agreement contemplated by the Merger Agreement, any allocation of the aggregate merger consideration, any ongoing obligations of the parties to the Merger Agreement, or the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of SWN; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SWN or Indigo, or class of such persons in connection with the Merger, whether relative to the aggregate merger consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on SWN or Indigo or the Merger, or as to the impact of the Merger on the solvency or viability of SWN or Indigo or the ability of SWN or Indigo to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 28, 2021, and is not necessarily indicative of current market conditions.

Implied Multiple Analysis. Goldman Sachs calculated and compared certain multiples using the implied value of the aggregate consideration to be paid by SWN pursuant to the Merger Agreement and the implied value of the Merger, reflecting estimated adjustments to the aggregate consideration provided by the management of SWN. For the purposes of its analysis, Goldman Sachs calculated an implied value of the aggregate consideration by (i) multiplying the closing price for shares of Common Stock on the NYSE on May, 28, 2021, by the number of shares to be issued as consideration pursuant to the Merger Agreement and (ii) then adding the cash consideration, as adjusted per the management of SWN. Goldman Sachs also calculated an implied value of the Merger by adding to the implied value it derived for the aggregate consideration, the net debt of Indigo as of March 31, 2021, as provided by the management of SWN.

Using the foregoing, Goldman Sachs calculated the following multiples:

•

The implied value of the Merger as a multiple of the estimated earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA” for purposes of this section) of Indigo on a standalone basis without taking into account the Synergies for the calendar years 2021 and 2022 and for the next 12 months (referred to as “NTM EBITDA” for purposes of this section) following May 28, 2021, in each case as reflected in the Forecasts.

The results of these calculations are as follows:

Metric	Implied Multiple
Implied Transaction Value / 2021E EBITDA	4.5x
Implied Transaction Value / NTM EBITDA	4.3x
Implied Transaction Value / 2022E EBITDA	4.1x

Based on the foregoing, Goldman Sachs also calculated the following multiples:

•

The implied value of the aggregate consideration as a multiple of the estimated cash flow from operations (referred to as “CF” for purposes of this section) of Indigo on a standalone basis without taking into account the Synergies for the calendar years 2021 and 2022 and NTM following May 28, 2021, in each case as reflected in the Forecasts.

The results of these calculations are as follows:

Metric	Implied Multiple
Implied Aggregate Consideration Value / 2021E CF	3.6x
Implied Aggregate Consideration Value / NTM CF	3.5x
Implied Aggregate Consideration Value / 2022E CF	3.4x

Illustrative Discounted Cash Flow Analysis for Indigo. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Indigo on a standalone basis both with and without the Synergies.

Using discount rates ranging from 7.00% to 8.50%, reflecting estimates of Indigo’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flow for Indigo on a standalone basis without taking into account the Synergies from April 1, 2021 to December 31, 2025, as reflected in the Forecasts and (ii) a range of illustrative terminal values for Indigo as of December 31, 2025, which were calculated by applying perpetuity growth rates ranging from 0.50% to 1.50%, to a terminal year estimate of the free cash flow to be generated by Indigo on a standalone basis without taking into account the Synergies, as reflected in the Forecasts (which analysis implied terminal year EBITDA for the preceding 12 months (referred to as “LTM EBITDA” for purposes of this section) multiples ranging from 4.7x to 6.9x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including such company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Indigo by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Indigo, the net debt of Indigo as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative equity values for Indigo ranging from $2.3 billion to $3.5 billion.

Goldman Sachs performed the same illustrative discounted cash flow analysis described above for Indigo, on a standalone basis, including the Synergies. Using the same discount rates ranging from 7.00% to 8.50%, reflecting estimates of Indigo’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flow for Indigo on a standalone basis, including the Synergies, from April 1, 2021 to December 31, 2025, as reflected in the Forecasts, and (ii) a range of illustrative terminal values for Indigo as of December 31, 2025, which were calculated by applying the same perpetuity growth rates ranging from 0.50% to 1.50%, to a terminal year estimate of the free cash flow to be generated by Indigo on a standalone basis, including the Synergies, as reflected in the Forecasts (which analysis implied terminal year LTM EBITDA multiples ranging from 4.9x to 7.2x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including such company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Indigo by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Indigo, the net debt of Indigo as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative equity values for Indigo ranging from $2.5 billion to $3.8 billion.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions listed below announced since October 2019 in the oil and gas exploration and production industry.

Using publicly available information, for each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value (“EV”) of the applicable target company based on the consideration paid, or in the case of a pending transaction the consideration announced, in the applicable transaction as a multiple of the target company’s estimated EBITDA for the fiscal year immediately following the fiscal year in which the applicable transaction was announced (referred to as “EV/FY2 EBITDA” for purposes of this section).

The results of these calculations for each transaction are set forth below:

Announcement Date	Target	Acquirer	EV / FY2 EBITDA
May 6, 2021	Alta Resources LLC	EQT Corporation	4.9x
December 21, 2020	QEP Resources	Diamondback Energy, Inc.	4.5x
October 20, 2020	Parsley Energy, Inc.	Pioneer Natural Resources Co.	6.0x
October 19, 2020	Concho Resources	ConocoPhillips	5.7x
August 12, 2020	Montage Resources Corp.	Southwestern	3.7x
December 16, 2019	Felix Energy	WPX Energy Inc.	2.9x
October 14, 2019	Jagged Peak Energy Inc.	Parsley Energy, Inc.	4.4x
Median			4.5x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs selected a range of 2.9x to 6.0x EV/FY2 EBITDA multiples (representing the low and high values of the selected transactions) and applied such range to Indigo’s estimated 2022 EBITDA, as reflected in the Forecasts, to calculate a range of illustrative enterprise values for Indigo. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Indigo, the amount of the net debt of Indigo as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative equity values for Indigo ranging from $1.3 billion to $3.4 billion.

Illustrative Discounted Cash Flow Analysis for SWN. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of SWN on a standalone basis. Using discount rates ranging from 6.50% to 8.00%, reflecting estimates of SWN’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flow for SWN on a standalone basis from April 1, 2021 to December 31, 2025, as reflected in the Forecasts and (ii) a range of illustrative terminal values for SWN as of December 31, 2025, which were calculated by applying perpetuity growth rates ranging from 0.50% to 1.50%, to a terminal year estimate of the free cash flow to be generated by SWN on standalone basis, as reflected in the Forecasts (which analysis implied terminal year LTM EBITDA multiples ranging from 4.0x to 6.0x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including such company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for SWN by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for SWN, the net debt of SWN as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative equity values for SWN. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative present values per share of Common Stock ranging from $2.69 to $5.73.

Using the Forecasts, including the Synergies, Goldman Sachs also performed an illustrative discounted cash flow analysis of SWN pro forma for the Merger (after giving effect to the Synergies). Using discount rates ranging from 6.50% to 8.00%, reflecting estimates of SWN’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flow for SWN pro forma for the Merger, including the Synergies, from April 1, 2021 to December 31, 2025, as reflected in the Forecasts and (ii) a range of illustrative terminal values for SWN as of December 31, 2025, which were calculated by applying perpetuity growth rates ranging from 0.50% to 1.50%, to a terminal year estimate of the free cash flow to be generated by SWN on a pro forma basis, including the Synergies, as reflected in the Forecasts (which analysis implied terminal year LTM EBITDA multiples ranging from 4.1x to 6.2x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative pro forma enterprise values for SWN by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative pro forma enterprise values it derived for SWN, the pro forma net debt of SWN as of March 31, 2021, as provided by the management of SWN, to derive a range of illustrative pro forma equity values for SWN. Goldman Sachs then divided the range of illustrative pro forma equity values it derived by the pro forma number of fully diluted outstanding shares of Common Stock, as provided by the management of SWN, to derive a range of illustrative present values per share of Common Stock pro forma for the Merger ranging from $3.63 to $6.91.

Illustrative Present Value of Future Share Price Analysis of SWN. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. Using the Forecasts, Goldman Sachs first calculated the implied enterprise values for SWN as of December 31 of each of 2021, 2022 and 2023 by multiplying the estimated NTM EBITDA for SWN as of such dates, as reflected in the Forecasts, by illustrative EV/NTM EBITDA multiples of 4.5x, 5.0x and 5.5x. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and historical EV/NTM EBITDA multiples for SWN. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for SWN, the net debt of SWN as of the applicable dates, as reflected in the

Forecasts, to derive a range of illustrative equity values for SWN as of the applicable dates. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock as of the applicable dates, as reflected in the Forecasts, to derive a range of illustrative implied values per share of Common Stock. Goldman Sachs then discounted the implied values per share back to March 31, 2021 using an illustrative discount rate of 8.60%, reflecting an estimate of SWN’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for such company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $3.17 to $5.61 per share of Common Stock.

Goldman Sachs also performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock pro forma for the Merger (including the Synergies). Using the Forecasts, including the Synergies, Goldman Sachs first calculated the implied enterprise values for SWN pro forma for the Merger as of December 31 of each of 2021, 2022 and 2023 by multiplying the pro forma NTM EBITDA of SWN as of such dates, as reflected in the Forecasts, by illustrative EV/NTM EBITDA multiples of 4.5x, 5.0x and 5.5x. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and historical EV/NTM EBITDA multiples for SWN. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for SWN, the net debt of SWN on a pro forma basis as of the applicable dates, as reflected in the Forecasts, to derive a range of illustrative equity values for SWN on a pro forma basis as of the applicable dates. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock on a pro forma basis as of the applicable dates, as reflected in the Forecasts, to derive a range of illustrative implied values per share of Common Stock on a pro forma basis. Goldman Sachs then discounted the implied values per share back to March 31, 2021 using an illustrative discount rate of 8.60%, reflecting an estimate of SWN’s cost of equity on a pro forma basis. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for such company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $4.00 to $6.42 per share of Common Stock pro forma for the Merger.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SWN or Indigo or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board as to the fairness from a financial point of view of the aggregate merger consideration to be paid by SWN for all of the Indigo Units pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SWN, Indigo, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between SWN and Indigo and was approved by the Board. Goldman Sachs provided advice to SWN during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to SWN or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SWN, Indigo and any of their respective affiliates and third parties, including Yorktown Partners LLC (“Yorktown”), Blackstone Alternative Credit Advisors LP (“BX Credit”), which is an affiliate of The Blackstone Group Inc. (“Blackstone”), Ridgemont Equity Partners (“Ridgemont”) and Martin Sustainable Resources L.L.C. (“Martin”), each of whom is a significant holder of Indigo, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to SWN in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to SWN and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to SWN in connection with its acquisition of Montage Resources Corporation in November 2020; as joint bookrunner with respect to a public offering of 55,000,000 shares of Common Stock in August 2020; and as joint bookrunner with respect to a public offering of the SWN’s 8.375% senior notes due 2028 (aggregate principal amount $350,000,000) in August 2020. During the two year period ended June 1, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to SWN and/or its affiliates of approximately $10,000,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Indigo and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of Indigo’s 5.375% senior notes due 2029 (aggregate principal amount $700,000,000) in February 2021. During the two year period ended June 1, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Indigo and/or its affiliates of approximately $775,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Blackstone and its affiliates and portfolio companies (which includes BX Credit and its affiliates and portfolio companies) from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead arranger for London Stock Exchange Group plc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in November 2019; as a joint bookrunner with respect to a follow-on public offering of the equity of Tradeweb Markets Inc., a portfolio company of funds associated with Blackstone, in April 2020; as lead left bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as a joint bookrunner with respect to the term loan B facility (aggregate principal amount $1,800,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as financial advisor to BioMed Realty Trust Inc., a portfolio company of funds associated with Blackstone, with respect to its recapitalization into a new fund affiliated with Blackstone in November 2020; as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of

Blackstone’s equity interest in December 2020; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect to its pending sale to UnitedHealth Group announced in January 2021; as financial advisor to a consortium of Blackstone Infrastructure Partners, an affiliate of Blackstone, and B&J Holdings Limited with respect to the acquisition of Applegreen plc in March 2021; and as lead left bookrunner with respect to a term loan repricing and add on (aggregate principal amount $1,460,000,000) by BME Group Holding BV, a portfolio company of funds associated with Blackstone, in March 2021. During the two year period ended June 1, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Blackstone and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Blackstone) of approximately $[                ] as determined by Goldman Sachs based on its books and records. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to SWN, Indigo, Yorktown, Blackstone, Ridgemont, Martin and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Yorktown, Blackstone, Ridgemont or Martin and their affiliates from time to time and may have invested in limited partnership units of affiliates of Yorktown, Blackstone, Ridgemont or Martin from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated May 27, 2021, SWN engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between SWN and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $15,000,000, all of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $3,000,000 at SWN’s discretion. In addition, SWN has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Total Shares of Common Stock to be Issued in the Merger

Upon completion of the Merger, 339,270,568 shares of Common Stock will be issued to the Indigo Holders as partial consideration for the Indigo Units to be acquired by SWN, assuming no adjustments are made pursuant to the Merger Agreement. As such, it is anticipated that, SWN’s current shareholders will own approximately 67% of SWN and the former Indigo shareholders will own, in the aggregate, approximately 33% of SWN.

Appraisal Rights

No dissenters’ or appraisal rights will be available to the holders of Common Stock with respect to the Merger or the other transactions contemplated by the Merger Agreement.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated merger consideration is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. SWN expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Merger, but SWN is not required to finalize such allocation for one year from the closing date of the Merger. For U.S. federal income tax purposes, the Merger will be treated as an asset purchase (such that the tax basis in the Indigo assets will generally reflect the allocated fair value at closing) and direct liability assumption.

Why SWN needs Shareholder Approval

We are seeking shareholder approval in order to comply with NYSE Listing Rule 312.03. Under NYSE Listing Rule 312.03, shareholder approval is required prior to the issuance of the Common Stock or other securities convertible into or exercisable for Common Stock, in connection with certain transactions (such as the Merger) or series of related transactions if:

•

the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for Common Stock; or

•

the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock or of securities convertible into or exercisable for Common Stock.

As consideration for the Merger, Indigo will receive $400 million in cash and 339,270,568 shares of Common Stock, assuming no adjustments are made pursuant to the Merger Agreement. For more information on the closing adjustments with respect to the Merger consideration, please see the section entitled “Proposal No. 1—Approval of the Issuance of Common Stock in Connection with the Merger—Agreement and Plan of Merger.” Because the Stock Consideration constitutes voting power in SWN that exceeds 20% of the voting power outstanding before the Merger and includes a number of shares to be issued that exceeds 20% of the number of shares of Common Stock before the Merger, NYSE Listing Rule 312.03 requires SWN to obtain shareholder approval before completing the Merger.

Effect of Proposal on SWN’s Current Shareholders

If the Stock Issuance Proposal is adopted, approximately 339,270,568 shares of Common Stock will be issued to the Indigo Holders, assuming no adjustments are made pursuant to the Merger Agreement. The issuance of such shares would result in significant dilution to SWN’s shareholders, and would afford SWN’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of SWN.

Vote Required for Approval

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Stock Issuance Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal or the Adjournment Proposal, but not the Stock Issuance Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Stock Issuance Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SWN’S SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL 2—THE AUTHORIZED SHARE INCREASE PROPOSAL

Overview

SWN is asking its shareholders to approve an amendment to the Charter to increase the number of authorized shares of Common Stock from 1,250,000,000 to 2,500,000,000. A copy of the Charter Amendment to effect the authorized share count increase is attached to this proxy statement as Annex F. Holders of Common Stock should read the Charter Amendment in its entirety.

As of the close of business on the record date for the Special Meeting, there were [●] shares of Common Stock issued and outstanding. In connection with the Merger, SWN expects to issue approximately 339,270,568 shares of Common Stock to the Indigo Holders.

The Board considers the proposed increase in the number of authorized shares advisable because it will provide SWN with greater flexibility in the capital structure of the combined company following the Merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future. After careful consideration, the Board, by a unanimous vote of all directors, determined that the Charter Amendment is advisable and in the best interests of SWN and approved the Charter Amendment.

Each share of Common Stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of Common Stock currently outstanding. The newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding. Under the Charter, shareholders of SWN do not have preemptive rights.

Accordingly, should the Board elect to issue additional shares of Common Stock, other than on a pro rata basis to all current SWN shareholders, existing SWN shareholders would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current SWN shareholders, depending on the particular circumstances in which the additional shares of Common Stock are issued. The Board continually considers SWN’s capital structure and will determine the terms and timing of any future issuance.

The Charter Amendment will become effective immediately prior to the effective time, subject to the completion of the Merger.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter Amendment, which is attached as Annex F to this proxy statement.

Vote Required for Approval

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Accordingly, an abstention from a holder of shares of Common Stock or the failure of a holder of shares of Common Stock to vote (including the failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to that bank, broker, trust or other nominee) will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL

PROPOSAL 3—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal will only be presented to SWN’s shareholders at the Special Meeting in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

If SWN’s shareholders approve the Adjournment Proposal, the presiding officer of the of the Special Meeting, at the direction of the Board, may adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional votes, including from SWN’s shareholders that have previously submitted proxies, to approve the Stock Issuance Proposal. If the Adjournment Proposal is approved, the Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast thereat by the holders of Common Stock. Even if a quorum is present, the Special Meeting could be adjourned in order to provide more time to solicit additional votes in favor of approval of the Stock Issuance Proposal if a majority of votes cast thereat are in favor of the Adjournment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if SWN receives proxies representing a sufficient number of votes to defeat the Stock Issuance Proposal, SWN may adjourn the Special Meeting without a vote on the Stock Issuance Proposal and seek to convince the SWN shareholders to change their proxies in favor of the Stock Issuance Proposal.

If the Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to SWN’s shareholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of the Bylaws must be given to each shareholder of record entitled to notice of and to vote at the Special Meeting.

Consequences if the Adjournment Proposal is not Approved

Assuming a quorum is present, and if the Adjournment Proposal is presented at the Special Meeting and is not approved by SWN’s shareholders, the presiding officer of the Special Meeting will not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes to approve of the Stock Issuance Proposal.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of shares of Common Stock who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of shares of Common Stock to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure of a holder of shares of Common Stock who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Adjournment Proposal. However, if a holder of shares of Common Stock instructs its bank, broker or other nominee regarding the Stock Issuance Proposal or the Authorized Share Issuance Proposal, but not the Adjournment Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Adjournment Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SWN’S SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SWN

SWN is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and NGLs produced in its operations. SWN is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Currently SWN operates exclusively in the United States. The Common Stock is listed and traded on the NYSE under the ticker symbol “SWN.”

SWN is incorporated in Delaware, has its executive offices located at 10000 Energy Drive, Spring, Texas 77389, and can be reached by phone at 832-796-1000. SWN also maintains offices in Tunkhannock, Pennsylvania, Morgantown, West Virginia, and Zanesville, Ohio.

Except for the Company’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through SWN’s website is not a part of this proxy statement. For further information about SWN, please review SWN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

INFORMATION ABOUT INDIGO

The presentation of Indigo’s results of operations have been conformed for purposes of presenting comparable results. For full historical financial statements of Indigo for the periods presented, please see the financial statements and accompanying notes contained in SWN’s Current Report on Form 8-K filed on July 2, 2021, which is incorporated by reference into this proxy statement.

Indigo is an independent natural gas company with operations focused on the development and production of reserves from its large, contiguous acreage position in North Louisiana. With current net daily production of approximately 1.0 Bcfe per day, Indigo is one of the largest private natural gas companies in the United States. Indigo had six rigs running as of March 31, 2021. As of December 31, 2020, Netherland, Sewell & Associates, Inc. (“NSAI”), Indigo’s independent reserve engineer, estimated its proved reserves were 3.1 Tcfe, which excludes 677 Bcfe of total equivalent proved reserves associated with the Cotton Valley oil and gas properties that were sold in the second quarter of 2021 prior to the signing of the Merger Agreement.

As of December 31, 2020, NSAI confirmed Indigo’s 270 identified gross operated economic drilling locations at SEC pricing in the Haynesville and Bossier shales in North Louisiana, which represent approximately 7 years of operated drilling inventory based on a maintenance drilling program of approximately 38 wells turned-in-line per year. Approximately 91% of Indigo’s acreage is held by production within the Haynesville and Bossier shales in North Louisiana, and Indigo’s average working interest is approximately 83% across these 270 gross drilling locations.

Reserves

Proved Reserves

The information presented below with respect to Indigo’s estimated proved reserves as of December 31, 2020 was prepared by NSAI in accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities. Such audit report is included in this proxy statement in Annex A.

The following table presents Indigo’s estimated net proved natural gas reserves as of December 31, 2020 (1):

As of December 31, 2020 (Bcfe)
Proved developed reserves	1,013
Proved undeveloped reserves	2,076

Total proved reserves	3,089

(1)

Indigo’s proved reserves were determined in accordance with SEC guidelines, using the average price on the first day of each month in the period January through December 2020. The average Henry Hub spot price of $1.985 per MMBtu for natural gas is adjusted for energy content, transportation fees, and market differentials. The average adjusted product price weighted by production over the remaining lives of the properties was $1.886 per Mcf of natural gas.

Technologies Used in Reserves Estimates

Indigo uses various traditional methods to estimate its reserves, including decline curve extrapolations, material balance calculations, volumetric calculations, and, in some cases, a combination of these methods. In addition, at times Indigo may use seismic interpretations in combination with traditional technologies to confirm continuity of a formation; however, seismic interpretations are not used in the volumetric computation. Reserve engineering is an estimation of accumulations of natural gas that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data, engineering and geological interpretation of that data and judgment. Accordingly, reserves estimates may vary from the quantities of natural gas that are ultimately recovered.

Internal Controls and Qualifications of Technical Persons

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “Reserve Standards”) and guidelines established by the SEC, NSAI independently prepared Indigo’s proved reserves information as of December 31, 2020 and estimated 100% of Indigo’s proved reserves information as of December 31, 2020.

NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserve reports incorporated herein are Mr. Matthew T. Dalka and Mr. William J. Knights. Mr. Dalka, a Licensed Professional Engineer in the State of Texas (No. 125306), has been practicing consulting petroleum engineering at NSAI since 2013 and has over seven years of prior industry experience. He graduated from Carnegie Mellon University in 2005 with a Bachelor of Science Degree in Chemical Engineering/Engineering and Public Policy. Mr. Knights, a Licensed Professional Geoscientist in the State of Texas, Geology (No. 1532), has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 10 years of prior industry experience. He graduated from Texas Christian University in 1981 with a Bachelor of Science Degree in Geology and in 1984 with a Master of Science Degree in Geology. All technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; all are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. NSAI does not own an interest in any of Indigo’s properties, nor is it employed by Indigo on a contingent basis. A copy of NSAI’s reserve report as of December 31, 2020 is attached hereto as Annex A.

Indigo’s internal staff of petroleum engineers and geoscience professionals work closely with Indigo’s independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to Indigo’s independent reserve engineers in their reserve estimation process. Periodically, Indigo’s technical team meets with the independent reserve engineers to review properties and discuss methods and assumptions used. Indigo’s reservoir engineering teams are led by Indigo’s Executive Vice President—A&D and Reservoir Engineering, Zachary J. Hart. Indigo’s geoscience team is led by Indigo’s Senior Vice President—Geoscience, Christopher Whitten.

Mr. Hart has over 17 years of engineering and business development experience. Prior to joining Indigo Minerals LLC in 2009, Mr. Hart served in various reservoir engineering, acquisition and divestiture and operational engineering roles for El Paso E&P (now EP Energy) in both Houston and Denver. Mr. Hart holds a B.S. in Petroleum Engineering from The University of Texas and an M.B.A. from Rice University and is a registered Professional Engineer in the State of Texas.

Mr. Whitten has over 30 years of exploration and development experience. He joined Indigo Minerals LLC in November 2007 and currently leads a team of geoscientists interpreting subsurface data along with planning and steering all horizontal laterals. Prior to joining Indigo, Mr. Whitten interpreted 3D seismic in South Louisiana and the Upper Texas Gulf Coast for Pogo Producing as a Senior Geologist from 1998 to 2007. From 1988 to 1998, he worked for OXY USA correlating and mapping the subsurface in East Texas and North Louisiana. Mr. Whitten holds a B.S. in Geology from Trinity University and an M.S. in Geology from Texas A&M University.

Production, Realized Prices and Production Costs

The following table sets forth Indigo’s historical information regarding net production volumes, average realized prices and average production costs for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019.

For additional information on factors affecting comparability of Indigo’s financial condition and results of operations, see “Indigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	For three months ended March 31,		For years ended December 31,
	2021	2020	2020	2019
Net Production Volumes:
Natural gas (MMcf)	84,594	87,922	367,092	331,306
NGLs (MBbls)	196	260	1,063	1,234
Oil (MBbls)	35	50	168	203

Total (MMcfe)	85,980	89,782	374,478	339,928
Average daily volumes (MMcfe/d)	955	987	1,023	931
Average Realized Prices:
Natural gas excluding realized impact of derivative settlements ($/Mcf)	$2.58	$1.77	$1.90	$2.47
Natural gas including realized impact of derivative settlements ($/Mcf)	$2.59	$2.48	$2.45	$2.69
NGLs ($/Bbl)	$26.74	$15.25	$13.31	$18.36
Oil ($/Bbl)	$53.46	$44.64	$33.92	$54.93

Average Production Costs (1) ($/Mcfe)	$0.96	$0.87	$0.87	$0.85

(1)	Includes lease operating expense (including ad valorem taxes), gathering & transportation expense and severance taxes.

Productive Wells

As of March 31, 2021, Indigo owned a working interest in 570 gross (350 net) productive wells, which excludes the productive wells associated with the Cotton Valley oil and gas properties that were sold in the second quarter of 2021 prior to the signing of the Merger Agreement.

Net Developed and Undeveloped Acreage

The following table sets forth Indigo’s net Haynesville and Bossier acreage as of March 31, 2021:

	Developed	Undeveloped	Total
Haynesville	39,713	111,554	151,267
Bossier	13,185	115,058	128,243

Total	52,898	226,612	279,510

Net Undeveloped Acreage Expiration

The following table sets forth net undeveloped acreage subject to expiration over the next three fiscal years, as of March 31, 2021, unless the lease is renewed or extended or production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production:

Net Undeveloped Acres Expiring
2021	2022	2023	2024
6,172	4,555	1,587	0

Operations

General

Indigo is the operator of substantially all of its acreage, with operations concentrated in the Haynesville and Bossier shales in North Louisiana. As an operator, Indigo obtains regulatory authorizations, designs and manages the development wells and supervises operations and maintenance activities on a day-to-day basis. Indigo does not own drilling rigs or the majority of other oilfield service equipment used for drilling or maintaining wells on the properties it operates. Independent contractors engaged by Indigo provide a majority of the equipment and personnel associated with these activities. Indigo uses the services of drilling, production and reservoir engineers, geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating Indigo’s natural gas properties.

Marketing

For the year ended December 31, 2020, Indigo’s two largest customers accounted for 13% and 11% of Indigo’s receipts from natural gas, NGL and oil sales. Because Indigo sells its gas into well-established markets and alternative purchasers are readily available, Indigo does not believe that the loss of any of its purchasers would have a material long-term effect on its financial condition and results of operations.

Indigo sells its natural gas to large natural gas demand centers in Southwest Louisiana. Indigo believes it will have sufficient production quantities to meet substantially all its commitments but may be required to purchase natural gas from third parties to satisfy shortfalls should they occur.

Gathering

Indigo is a party to multiple gas gathering agreements pursuant to which it has dedicated, and commits to deliver, minimum specified volumes of natural gas over a specified period through the Blue Union Gathering Systems and Louisiana Energy Access Pipeline gathering systems, owned by DTE Midstream and additional volumes to pipelines owned by Enterprise.

Seasonality

Weather conditions affect the demand for, and prices of, natural gas. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher prices during those periods. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Competition

The natural gas industry is intensely competitive, and Indigo competes with other companies that have greater resources. Many of these companies not only explore for and produce natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive natural gas properties or to define, evaluate, bid for and purchase a greater number of properties and prospects than Indigo’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low natural gas market prices. There is also competition between natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which Indigo operates. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon Indigo.

Title to Properties

As is customary in the oil and natural gas industry, Indigo initially conducts only a cursory review of the title to its properties in connection with acquisition of leasehold acreage. At such time as it determines to conduct drilling operations on those properties, Indigo conducts a thorough title examination and perform curative work with respect to significant defects prior to commencement of drilling operations. To the extent title opinions or other investigations reflect title defects on those properties, Indigo is typically responsible for curing any title defects at its expense. Indigo generally will not commence drilling operations on a property until it has cured any material title defects on such property. Indigo has obtained title opinions on substantially all of its producing properties and believe that it has satisfactory title to its producing properties in accordance with standards generally accepted in the oil and natural gas industry.

Prior to completing an acquisition of producing natural gas leases, Indigo performs title reviews on the most significant leases and, depending on the materiality of properties, Indigo may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Indigo’s natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens which Indigo believes do not materially interfere with the use of or affect the carrying value of the properties.

Indigo believes that it has satisfactory title to all of its material assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the natural gas industry, Indigo believes that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from Indigo’s interest in these properties or materially interfere with Indigo’s use of these properties in the operation of its business. In addition, Indigo believes that it has obtained sufficient rights-of-way grants and permits from public authorities and private parties for Indigo to operate its business in all material respects.

Employees

As of March 31, 2021, there were 155 full-time employees of Indigo, which excludes the 23 full-time employees associated with the Cotton Valley oil and gas properties that were sold in the second quarter of 2021 prior to the signing of the Merger Agreement. From time to time, Indigo also contracts for the services of independent consultants involved in land, regulatory, IT, geology and other disciplines as needed. None of Indigo’s employees are represented by labor unions or covered by collective bargaining agreements. Indigo believes that its relations with its employees are satisfactory.

Offices

Indigo’s corporate office is located at 600 Travis Street, Suite 5600, Houston, Texas 77002, and its phone number for this office is (713) 237-5000.

Legal Proceedings

C.L. Bryant, et. al. v. XTO Energy Inc., et. al., Cause No. 79549, in the 42nd Judicial District Court, DeSoto Parish, Louisiana

On June 12, 2018, a collection of 51 individuals and entities filed a lawsuit against fifteen oil and gas company defendants, including Indigo, in Louisiana state court claiming damages arising out of current and historical exploration and production activity on certain acreage located in DeSoto Parish, Louisiana. The plaintiffs, who claim to own the properties at issue, assert that Indigo’s actions and the actions of other current operators conducting exploration and production activity, combined with the improper plugging and abandoning of legacy wells by former operators, have caused environmental contamination to their properties. Among other things, the plaintiffs contend that the defendants’ conduct resulted in the migration of natural gas, along with oilfield contaminants, into the Carrizo-Wilcox aquifer system underlying certain portions of DeSoto Parish. The plaintiffs assert claims based in tort, breach of contract, and for violations of the Louisiana Civil and Mineral Codes, and they seek injunctive relief and monetary damages in an unspecified amount, including punitive damages.

On September 13, 2018, Indigo filed a variety of exceptions in response to the plaintiffs’ petition in this matter. Since the initial filing, supplemental petitions have been filed joining additional individuals and entities as plaintiffs in the matter. On September 29, 2020, plaintiffs filed their fourth supplemental and amending petition in response to the court’s order ruling that plaintiffs’ claims were improperly vague and failed to identify with reasonable specificity the defendants’ allegedly wrongful conduct. Indigo and the majority of the other defendants filed several exceptions to plaintiffs’ fourth amended petition challenging the sufficiency of plaintiffs’ allegations and seeking dismissal of certain claims. On February 18, 2021, plaintiffs filed a fifth supplemental and amending petition, which seeks to augment the claims of select plaintiffs.

The presence of natural gas in a localized area of the Carrizo-Wilcox aquifer system in DeSoto Parish is currently the subject of a regulatory investigation by the Louisiana Office of Conservation (“Conservation”), and Indigo is cooperating and coordinating with Conservation in that investigation. The Conservation matter number is EMER18-003.

Indigo is vigorously defending itself in these legal and regulatory proceedings and does not believe they will have a material adverse effect on its business. However, Indigo cannot predict the outcome of these proceedings with certainty, and if Indigo is unsuccessful in these matters and any loss exceeds any available insurance it may have, this could have a material adverse effect on its results of operations.

Indigo is party to various other litigation matters arising out of the normal course of its oil and gas business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability Indigo may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued. However, Indigo does not believe any such matters will have a material adverse effect on Indigo’s financial position, results of operations or cash flows.

INDIGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Indigo’s financial condition and results of operations should be read in conjunction with its financial statements and related notes included in this proxy statement and in the documents incorporated by reference herein. The following discussion contains forward-looking statements that reflect Indigo’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside its control. Indigo’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for natural gas and NGLs (including geographic basis differentials), the COVID-19 pandemic and its potential to impact Indigo’s operations and the operations of its contractors and suppliers, production volumes, estimates of proved, probable and possible reserves, capital expenditures, lack of availability of drilling and production equipment and services, economic and competitive conditions, drilling results, regulatory changes, availability of capital and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement, particularly under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Indigo does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

General

Indigo is an independent natural gas company focused on the development and production of reserves from a large, contiguous acreage position in North Louisiana. With current net daily production of approximately 1.0 Bcfe per day, Indigo is one of the largest private natural gas companies in the United States. Indigo had six rigs running as of March 31, 2021. Indigo’s operations are focused on natural gas development in the Haynesville and Bossier shales in North Louisiana.

Indigo uses a variety of financial and operational metrics to assess the performance of its operations, including:

•	production volumes;

•	realized prices on the sale of natural gas, NGLs and oil, including the effect of commodity derivative contracts;

•	lease operating expenses;

•	capital expenditures;

•	Adjusted EBITDAX; and

•	free cash flow.

As a predominantly natural gas producer, Indigo’s revenue and profitability are substantially dependent upon the prevailing and future prices for natural gas and NGLs, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and NYMEX natural gas prices declined substantially during 2020 as a result of weather conditions and the COVID-19 pandemic, particularly due to the demand destruction resulting from the related governmental restrictions on activities. There can be no assurance that natural gas and NGL prices will not be subject to continued wide fluctuations in the future. A substantial or extended decline in such prices could have a material adverse effect on Indigo’s financial position, results of operations, cash flows, and quantities of oil and gas reserves that may be economically produced, which could result in impairment of its oil and gas properties.

Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial performance measure that is used by Indigo’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Indigo defines Adjusted EBITDAX as net income (loss) before interest and other financing expense, income taxes, depreciation, depletion and amortization, impairment, exploration costs, non-cash changes in derivative fair values, equity-based compensation expense, gains and losses on disposal of assets, earnings and losses from equity method investments that have not been distributed in cash and other non-cash and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined according to GAAP.

Indigo believes Adjusted EBITDAX is a useful performance measure because it allows its management to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods or capital structure. Indigo excludes the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Indigo’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or non-recurring items. Indigo’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Free cash flow

Free cash flow is a supplemental non-GAAP financial measure and is defined as net cash provided by operating activities excluding changes in assets and liabilities, less accrued capital expenditures and capitalized interest.

Indigo believes free cash flow is a useful performance measure because it allows its management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating and financial performance and the ability of its operations to generate cash flow that is available to reduce leverage or distribute to its common unit holders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined according to GAAP. Indigo’s computations of free cash flow may not be comparable to other similarly-titled measures of other companies.

Net debt

Net debt is a supplemental non-GAAP financial performance measure that Indigo defines as the total principal amount of long-term debt less cash and cash equivalents. Net debt is not a measure of total debt determined according to GAAP.

Indigo believes net debt is a useful performance measure because it allows its management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its leverage, as Indigo could choose to use its cash and cash equivalents to retire debt. Net debt should not be considered an alternative to, or more meaningful than, long-term debt as determined in accordance with GAAP. Indigo’s computations of net debt may not be comparable to other similarly-titled measures of other companies.

COVID-19

Indigo is focused on protecting the health and safety of its employees and contractors while striving for business continuity. Indigo has implemented certain mitigation procedures and, to date, has not experienced any material operational or supply chain impacts from COVID-19. Indigo currently does not expect COVID-19 or any applicable governmental order to have a material impact on its drilling and completion activities. However, the situation surrounding COVID-19 and various government orders is fluid and circumstances may change. To the extent COVID-19 or any related governmental orders restrict the drilling and completion of natural gas wells or disrupt its supply chain, Indigo’s business and financial condition could be adversely impacted. Indigo is continuing to monitor the COVID-19 pandemic and evaluate what impacts it may have on its business and operations going forward.

Indigo’s Revenue

Indigo’s natural gas, NGL and oil revenue is derived from the sale of its natural gas production, the sale of NGLs that are extracted from its natural gas during processing and the sale of its oil production. For the three months ended March 31, 2021 and 2020, 97% of Indigo’s natural gas, NGL and oil revenue (which does not include the effects of derivative settlements) came from natural gas sales, 2% came from NGL sales and 1% came from oil sales.

For 2020 and 2019, 97% and 96% of Indigo’s natural gas, NGL and oil revenue (which does not include the effects of derivative settlements) came from natural gas sales, 2% and 3% came from NGL sales and 1% and 1% came from oil sales, respectively.

Net production volumes

The following table presents net production volumes during the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Natural gas (MMcf)	84,594	87,922	367,092	331,306
NGLs (MBbls)	196	260	1,063	1,234
Oil (MBbls)	35	50	168	203

Total (MMcfe)	85,980	89,782	374,478	339,928
Average net daily production (Mcfe/d)	955,333	986,615	1,023,164	931,310

Realized prices

The following table presents average realized commodity prices, as well as the effects of derivative settlements during the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Natural Gas:
Average NYMEX price (per MMBtu)(1)	$2.69	$1.95	$2.08	$2.63
Average realized natural gas price, before effects of derivative settlements (per Mcf)	$2.58	$1.77	$1.90	$2.47
Effects of derivative settlements (per Mcf)	$0.01	$0.71	$0.55	$0.22
NGLs (per Bbl):
Average realized NGL price	$26.74	$15.25	$13.31	$18.36
Oil (per Bbl):
Average NYMEX price(2)	$58.14	$45.67	$39.36	$57.04
Average realized oil price	$53.46	$44.64	$33.92	$54.93

(1)	Average of monthly index close prices, as this is reflective of the pricing for the majority of Indigo’s natural gas sales.
(2)	Average daily oil spot prices, as this is reflective of the pricing for the majority of Indigo’s oil sales.

While quoted NYMEX natural gas prices are generally used as a basis for comparison within Indigo’s industry, the prices it receives are affected by quality, energy content, transportation fees and market differentials.

See “—Results of Operations: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020” and “—Results of Operations: 2020 Compared to 2019” below for an analysis of the impact realized price changes had on Indigo’s revenue.

Derivative arrangements

Natural gas, NGL and oil prices are volatile, and this volatility is expected to continue in the future. Due to this volatility, Indigo has historically used commodity derivative instruments, primarily swaps and collars, to hedge price risk associated with a portion of its anticipated production. Hedging instruments allow Indigo to reduce, but not eliminate, the potential variability in cash flow from operations due to fluctuations in commodity prices and provide increased certainty of cash flows. These instruments provide only partial price protection against declines in prices and may partially limit potential gains from future price increases. In addition, in times of low commodity prices, Indigo’s ability to enter into additional commodity derivative contracts with favorable commodity price terms can be limited, which may adversely impact its future operating income and cash flows as compared to historical periods during which it was able to hedge a portion of its production at higher prices. See “—Quantitative and Qualitative Disclosure About Market Risk” below for information regarding Indigo’s exposure to market risk, including the effects of changes in commodity prices, and its commodity derivative contracts.

Principal Components of Indigo’s Cost Structure

Costs associated with producing natural gas, NGLs and oil are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs Indigo typically incurs.

Lease operating expense (“LOE”). LOE includes the costs incurred in the operation of producing properties, ad valorem taxes and workover costs. Expenses for water disposal, compression, direct labor and ad valorem taxes are the most significant components of Indigo’s LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. Certain LOE components are variable and increase or decrease as production and water volumes increase or decrease.

Indigo constantly monitors and evaluates LOE to ensure it is maximizing profitability. Analyzing trends and costs within its various development areas allows Indigo to optimize for current and future development. Although Indigo strives to reduce LOE, these expenses can increase or decrease on a per thousand cubic feet of natural gas equivalent (“Mcfe”) basis as a result of various factors that arise as it operates its properties or makes acquisitions and dispositions of properties. For example, Indigo may increase field-level expenditures to optimize its operations, incurring higher expenses in one quarter relative to another, or it may acquire or dispose of properties that have differing LOE per Mcfe. These activities would influence its overall operating cost and could cause fluctuations when comparing LOE on a period-to-period basis.

Indigo’s LOE includes the costs of legacy vertical wells associated with certain of its previous acquisitions. Indigo has historically seen its per Mcfe costs decrease as it has increased its production per well as a result of applying modern horizontal drilling and completion techniques.

Gathering and transportation expense. Gathering and transportation expense primarily includes costs to transport natural gas to the various points of sale, and tends to vary with production volumes. For the periods after Indigo began flowing volumes through the LEAP Gathering System (“LEAP”) in July 2020, its gathering and transportation expense has been and will continue to be higher compared to previous periods, due to LEAP’s higher transportation cost.

Severance taxes, net of refunds received. Indigo pays severance taxes on a portion of its production based on a percentage of revenue at rates established by state taxing authorities. Indigo attempts to take full advantage of all credits and exemptions in its taxing jurisdictions. The wells Indigo drills generally qualify for a 0% rate for the first two years of production and as a result, the severance taxes it pays do not correlate to changes in its revenue.

Other operating costs, net. Other operating costs, net primarily includes the cost of natural gas purchased from third parties for resale, together with associated transportation costs, when there is not a corresponding sale of natural gas to the same counterparty. Indigo purchases and sells third-party natural gas to facilitate management of its forward sales contracts and transportation agreements and the related sales are recognized as other operating income. See Note 3—Significant Accounting Policies—Revenue Recognition—Natural Gas Produced by Third Parties in Indigo’s audited consolidated financial statements for 2020 and 2019. Other operating costs, net also includes costs associated with Indigo’s field operations that are not directly related to production and therefore are not appropriately considered LOE.

Exploration costs. Exploration costs primarily represent the cost of software used by Indigo’s geologists to perform geological and geophysical studies. Because Indigo operates in proved basins, it rarely incurs other exploration costs.

Depreciation, depletion and amortization (“DD&A”). DD&A is the systematic expensing of the capitalized costs incurred to acquire and develop oil and gas producing properties. Indigo uses the successful efforts method of accounting for its oil and gas producing activities. See Note 3—Significant Accounting Policies—Property and Equipment in Indigo’s audited consolidated financial statements for 2020 and 2019 for a discussion of this accounting method and unit-of-production DD&A and see “ —Critical Accounting Estimates—Estimated quantities of net reserves” below for a discussion of factors that impact its DD&A rate.

Impairment. Indigo reviews its proved properties and unproved leasehold costs for impairment as discussed below in “—Critical Accounting Estimates—Fair value estimates—Impairment assessments of proved properties” and “—Critical Accounting Estimates—Impairment of unproved properties,” and in Note 3—Significant Accounting Policies—Property and Equipment in Indigo’s audited consolidated financial statements for 2020 and 2019.

General and administrative expense. General and administrative expense primarily reflects payroll and benefits, including equity-based compensation, for Indigo’s corporate staff and management of its production and development operations, costs of maintaining its headquarters, information technology expenses, and legal and other fees for professional services, including audit and acquisition-related expenses.

Factors Affecting the Comparability of Indigo’s Future Results of Operations to Its Historical Results of Operations

Indigo’s future results of operations may not be comparable to its historical results of operations.

Sale of non-core conventional Cotton Valley assets

In April 2021, Indigo entered into a purchase and sale agreement for the divestiture of substantially all of its interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets for cash of $135.0 million, before customary closing adjustments. The divestiture closed in May 2021. A portion of the proceeds was used to repay $90.0 million of Indigo’s revolving credit facility. The assets were classified as held for sale as of March 31, 2021, and an estimated $620.9 million dollar loss on the sale is reflected in Indigo’s Statement of Operations for the three months ended March 31, 2021. Prior to the divestiture, the assets produced approximately 95 million cubic feet of natural gas equivalent per day (“MMcfe/d”), 80% of which was natural gas.

Sale of M5 Louisiana

Indigo’s investment in M5 Louisiana Holdings, LLC (the “Midstream JV”) was accounted for under the equity method of accounting. As such, Indigo’s results of operations included its 50% share of the Midstream JV’s net income, though its Adjusted EBITDAX excluded such income as it was not distributed in cash.

In December 2019, DTE Pipeline Company (“DTE Midstream”) purchased 100% of M5 Louisiana Gathering, LLC (“M5 Louisiana”), the Midstream JV’s operating subsidiary, for cash of $2.65 billion (before customary closing adjustments). After the repayment of outstanding indebtedness at the Midstream JV and certain other fees and expenses, Indigo received $855.0 million at closing, net to its 50% equity interest in the Midstream JV. Indigo used the proceeds received to (i) repay in full the $355.0 million of borrowings then outstanding under its revolving credit facility, (ii) redeem in full its outstanding senior unsecured notes due 2024 (the “2024 Notes”) for the $347.5 million redemption price and (iii) increase cash on its balance sheet. Income from equity method investment in midstream joint venture for 2019 included Indigo’s share of the gain on this sale that the Midstream JV recorded in 2019.

Indigo received an additional $240.5 million in 2020, including its share of a milestone payment triggered by the in-service of LEAP and release of escrowed closing proceeds, and received $15.5 million in January 2021 related to final closing adjustments. Indigo’s income from equity method investment in midstream joint venture for 2020 primarily reflected its share of the additional gain the Midstream JV recorded related to these proceeds.

In connection with the sale of M5 Louisiana, Indigo agreed to an incremental minimum volume commitment to DTE Midstream through 2022, and M5 Midstream LLC (“M5”), the owner of the remaining 50% interest in the Midstream JV, agreed to reimburse Indigo 50% of any deficiency fees it may incur with respect to these incremental commitments. Because the agreement was entered in conjunction with the M5 Louisiana sale and any deficiency fee payments to be made under the agreement would be shared equally between the owners of the Midstream JV, such deficiency fee payments are considered adjustments to the sale proceeds for M5 Louisiana and therefore Indigo’s share of the payments, after reimbursement from M5, are reflected as loss from equity method investment in midstream joint venture once payment is deemed probable during 2020 through 2022. During 2020, Indigo amended its reimbursement agreement with M5 and received cash of $37.5 million in full settlement of their reimbursement obligation associated with potential deficiency fees. Income from equity method investment in midstream joint venture for 2020 was reduced by $12.7 million, reflecting Indigo’s portion of the downward adjustment to the M5 Louisiana sale proceeds associated with the $25.4 million of deficiency fees incurred for the year, net to its 50% equity interest in the Midstream JV.

Because the Midstream JV sold all of its operating assets and the entity has been dissolved, Indigo’s loss from equity method investment in midstream joint venture in future periods will only reflect the adjustments to the gain related to deficiency fees discussed above.

Redemption of preferred units

In September 2020, Indigo redeemed all of its outstanding preferred units for $223.2 million of cash, resulting in a $28.0 million loss on redemption. After the redemption, Indigo’s net income attributable to members’ common equity will no longer reflect the impact of preferred distributions.

Issuance of 2029 Notes and redemption of 2026 Notes

In February 2021, Indigo issued $700.0 million of 5.375% senior unsecured notes due 2029 (the “2029 Notes”). See “—Liquidity and Capital Resources—Debt agreements—2029 Notes.” A portion of the proceeds was used to redeem the entire $645.0 million principal amount of 6.875% senior unsecured notes due 2026 (the “2026 Notes”) for $689.2 million, including a make-whole premium and accrued and unpaid interest, resulting in (i) a $33.9 million loss on extinguishment of debt recorded in the three months ended March 31, 2021 and (ii) lower interest expense in the future periods through the original maturity date of the 2026 Notes.

Results of Operations: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Revenue and other operating income

The following table provides the components of Indigo’s revenue and other operating income for the periods indicated, as well as each period’s respective average realized prices and net production volumes:

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenue and other operating income (in thousands):
Natural gas	$217,837	$155,988	$61,849	40%
NGLs	5,241	3,965	1,276	32%
Oil	1,871	2,232	(361)	(16)%

Natural gas, NGL and oil revenue	224,949	162,185	62,764	39%
(Loss) gain on derivative instruments	(37,776)	86,314	(124,090)	nm
Other	41,115	4,318	36,797	852%

Total revenue and other operating income	$228,288	$252,817	$(24,529)	(10)%

Average realized prices, before effects of derivative settlements:
Natural gas (per Mcf)	$2.58	$1.77	$0.81	46%
NGLs (per Bbl)	$26.74	$15.25	$11.49	75%
Oil (per Bbl)	$53.46	$44.64	$8.82	20%
Total (per Mcfe)	$2.62	$1.81	$0.81	45%
Net production volumes:
Natural gas (MMcf)	84,594	87,922	(3,328)	(4)%
NGLs (MBbls)	196	260	(64)	(25)%
Oil (MBbls)	35	50	(15)	(30)%

Total (MMcfe)	85,980	89,782	(3,802)	(4)%
Average daily net production volumes:
Natural gas (Mcf/d)	939,933	966,176	(26,243)	(3)%
NGLs (Bbls/d)	2,178	2,857	(679)	(24)%
Oil (Bbls/d)	389	549	(160)	(29)%

Total (Mcfe/d)	955,333	986,615	(31,282)	(3)%

Natural gas revenue. Natural gas revenue increased $61.8 million, or 40%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The average realized natural gas price increased $0.81 per Mcf between the periods, resulting in a $70.4 million revenue increase, which was partially offset by an $8.6 million decrease as a result of lower net production volumes. Net natural gas production decreased 4% in total compared to the prior-year period, averaging 939.9 million cubic feet of natural gas per day (“MMcf/d”) for the three months ended March 31, 2021, including the negative impact of Winter Storm Uri in February 2021.

NGL revenue. NGL revenue increased $1.3 million, or 32%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. A 75% increase in the average realized NGL price resulted in a $3.0 million increase in revenue, which was partially offset by a 25% decline in net NGL production volumes of $1.7 million.

Oil revenue. Oil revenue decreased $0.4 million, or 16%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. A 30% decline in net oil production volumes accounted for a $0.8 million decrease, which was partially offset by a 20% increase in the average realized oil price of $0.4 million.

(Loss) gain on derivative instruments. The impacts of derivative instruments were a net loss of $37.8 million and a net gain of $86.3 million for the three months ended March 31, 2021 and 2020, respectively, reflecting an unsettled loss of $39.5 million and an unsettled gain of $24.2 million, respectively, and settled gains of $1.7 million and $62.1 million, respectively. See “—Quantitative and Qualitative Disclosure About Market Risk—Commodity price risk—Commodity derivative activities” below for discussion of Indigo’s derivative instruments.

Other. Other operating income for the three months ended March 31, 2021 and 2020 primarily reflected $36.4 million and $3.0 million, respectively, of third-party natural gas sales to facilitate management of Indigo’s forward sales contracts and transportation agreements. The cost of the third-party natural gas purchased for resale, together with associated transportation costs, is reflected as other operating costs, net and is discussed below. Other operating income also included immaterial amounts for (i) service fees charged to joint interest partners for the use of Indigo- owned field assets on wells it operates, (ii) adjustments to the liability for gas imbalances as a result of natural gas price and proved reserve changes and (iii) various other items.

Operating expenses

The following table summarizes Indigo’s expenses for the periods indicated and includes a presentation of certain expenses on a per Mcfe basis, as Indigo’s management uses this information to evaluate its performance relative to its peers and to identify and measure trends Indigo believes may require additional analysis:

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Operating expenses (in thousands):
Lease operating expense, excluding ad valorem taxes	$19,374	$27,688	$(8,314)	(30)%
Gathering and transportation expense	56,594	44,002	12,592	29%
Ad valorem taxes	2,315	2,127	188	9%
Severance taxes, net of refunds received	3,017	4,567	(1,550)	(34)%
Other operating costs, net	36,744	3,035	33,709	1,111%
Exploration costs	196	205	(9)	(4)%
Depreciation, depletion and amortization	117,989	107,595	10,394	10%
Impairment	22,088	32	22,056	nm
General and administrative expense	13,418	13,226	192	1%
Loss (gain) on sale of assets	620,444	(10)	620,454	nm

Total operating expenses	$892,179	$202,467	$689,712	341%

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Operating expenses per Mcfe:
Lease operating expense, excluding ad valorem taxes	$0.23	$0.31	$(0.08)	(26)%
Gathering and transportation expense	$0.66	$0.49	$0.17	35%
Ad valorem taxes	$0.03	$0.02	$0.01	50%
Severance taxes, net of refunds received	$0.04	$0.05	$(0.01)	(20)%
Depreciation, depletion and amortization	$1.37	$1.20	$0.17	14%
General and administrative expense	$0.16	$0.15	$0.01	7%
General and administrative expense—excluding non-cash equity compensation	$0.13	$0.11	$0.02	18%

Lease operating expense, excluding ad valorem taxes. For the three months ended March 31, 2021, LOE, excluding ad valorem taxes, decreased $8.3 million, or 30%, compared to the three months ended March 31, 2020, primarily due to successful implementation of field-level cost saving initiatives and decreased workover activity compared to the prior-year period, partially offset by Indigo’s growing well count and the associated produced water and other field costs. LOE, excluding ad valorem taxes, per Mcfe decreased $0.08 due to the increased production from lower-cost Haynesville Shale and Bossier Shale wells partially offset by the 4% decrease in total net production volumes discussed above.

Gathering and transportation expense. Gathering and transportation expense increased $12.6 million, or 29%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The expected absolute increase and the $0.17 per Mcfe increase reflect volumes going through LEAP, which came online in mid-July 2020 with higher transportation costs.

Ad valorem taxes. Ad valorem taxes for the three months ended March 31, 2021 increased $0.2 million, or 9%, compared to the three months ended March 31, 2020, reflecting increases for new wells brought online partially offset by decreases in estimated taxable value for certain other wells. Ad valorem taxes increased $0.01 per Mcfe due to the decrease in total net production volumes discussed above.

Severance taxes, net of refunds received. Severance taxes, net of refunds received, for the three months ended March 31, 2021 decreased $1.6 million, or 34%, compared to the three months ended March 31, 2020 primarily due to a 25% reduction in the severance tax rate effective July 1, 2020, volume declines for older wells and a higher proportion of net production from horizontal wells that were in their non-taxable periods.

Other operating costs, net. Other operating costs, net for the three months ended March 31, 2021 and 2020 primarily included $36.3 million and $2.9 million, respectively, of third-party natural gas purchased for resale to facilitate management of Indigo’s forward sales contracts and transportation agreements, together with associated transportation costs. The income associated with these third-party natural gas sales is reflected as other operating income and is discussed above.

Depreciation, depletion and amortization. For the three months ended March 31, 2021, DD&A increased $10.4 million, or 10%, compared to the three months ended March 31, 2020, primarily due to an increase in the unit-of-production rate as a result of lower estimated reserves and increased net production volumes from new wells.

Impairment. In the three months ended March 31, 2021 and 2020, Indigo recorded $22.1 million and $32 thousand, respectively, for impairment of unproved properties that will not become productive. The impairment charge during the three months ended March 31, 2021 primarily reflects changes to Indigo’s development plans as a result of the sale of the conventional Cotton Valley assets discussed under “—Liquidity and Capital Resources—Sale of non-core conventional Cotton Valley assets” below.

General and administrative expense. General and administrative expense increased $0.2 million, or 1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Excluding non-cash equity compensation charges in both periods, general and administrative expense on a per Mcfe basis increased $0.02, or 18%, due to the decrease in total net production volumes discussed above.

Loss (gain) on sale of assets. During the three months ended March 31, 2021, Indigo committed to a plan to sell substantially all of its interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets in North Louisiana. As a result, those assets are classified as held for sale as of March 31, 2021, and the loss on sale of assets during the three months ended March 31, 2021, primarily represents the $620.9 million write-down of the assets to their fair value less costs to sell as of March 31, 2021. See Note 3—Divestiture in Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

Other income (expense)

Interest and other financing expense. The following table summarizes Indigo’s interest and other financing expense for the periods indicated:

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Interest and other financing expense (in thousands):
Interest cost	$11,019	$12,243	$(1,224)	(10)%
Commitment fees	579	642	(63)	(10)%
Amortization of debt issuance costs	812	911	(99)	(11)%
Capitalized interest	(4,218)	(5,097)	879	(17)%
Accretion on acquisition-related contract liabilities	12	26	(14)	(54)%
Accretion related to capital leases	18	20	(2)	(10)%
Other	4	2	2	100%

Interest and other financing expense	$8,226	$8,747	$(521)	(6)%

Interest cost decreased $1.2 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of the full redemption of the 2026 Notes with proceeds from the issuance of the 2029 Notes, which carry a lower interest rate. See Note 7—Long-Term Debt in Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

Loss from equity method investment in midstream joint venture. The loss from equity method investment in midstream joint venture for the three months ended March 31, 2021, reflects the downward adjustment to the M5 Louisiana sale proceeds for estimated minimum volume deficiency fees related to the period, net to Indigo’s 50% equity interest in the Midstream JV. See Note 6—Incremental Minimum Volume Commitments Associated with the M5 Louisiana Sale in Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

(Loss) gain on extinguishment of debt. The $33.9 million loss on extinguishment of debt for the three months ended March 31, 2021 is associated with the full redemption of the 2026 Notes during the period. See Note 7—Long-Term Debt in Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020. The $1.9 million gain on extinguishment of debt for the three months ended March 31, 2020 is associated with open market repurchases of 2026 Notes with a face value of $5.0 million for amounts below carrying value.

Net income attributable to members’ common equity

Preferred dividends. There were no preferred dividends for the three months ended March 31, 2021, as a result of the full redemption of preferred units in September 2020.

Preferred tax distribution. The $4.2 million preferred tax distribution for the three months ended March 31, 2020 represents payments made to preferred unit holders in January 2020 as a result of the tax implications related to the December 2019 sale of M5 Louisiana.

Adjusted EBITDAX

See discussion of Adjusted EBITDAX under “—Non-GAAP Financial Measures—Adjusted EBITDAX” above. The following table presents a reconciliation of Indigo’s Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDAX reconciliation to net (loss) income (in thousands):
Net (loss) income	$(710,391)	$43,681
Interest and other financing expense	8,226	8,747
State income tax expense (benefit)	9	(190)
Depreciation, depletion and amortization	117,989	107,595
Impairment	22,088	32
Exploration costs	196	205
Non-cash changes in derivative fair values	39,455	(24,220)
Equity-based compensation expense	2,404	2,918
Loss (gain) on sale of assets	620,444	(10)
Income (loss) from equity method investment in midstream joint venture	4,411	72
Loss attributable to adjustment of acquisition-related contract liabilities	—	14
Loss (gain) on extinguishment of debt	33,886	(1,906)

Adjusted EBITDAX	$138,717	$136,938

Results of Operations: 2020 Compared to 2019

Revenue and other operating income

The following table provides the components of Indigo’s revenue and other operating income for the periods indicated, as well as each period’s respective average realized prices and net production volumes:

	For the year ended, December 31,
	2020	2019	$ Change	% Change
Revenue and other operating income (in thousands):
Natural gas	$698,033	$818,021	$(119,988)	(15)%
NGLs	14,147	22,661	(8,514)	(38)%
Oil	5,698	11,151	(5,453)	(49)%

Natural gas, NGL and oil revenue	717,878	851,833	(133,955)	(16)%
Gain on derivative instruments	2,214	266,438	(264,224)	(99)%
Other	47,721	18,205	29,516	162%

Total revenue and other operating income	$767,813	$1,136,476	$(368,663)	(32)%

Average realized prices, before effects of derivative settlements:
Natural gas (per Mcf)	$1.90	$2.47	$(0.57)	(23)%
NGLs (per Bbl)	$13.31	$18.36	$(5.05)	(28)%
Oil (per Bbl)	$33.92	$54.93	$(21.01)	(38)%
Total (per Mcfe)	$1.92	$2.51	$(0.59)	(24)%
Net production volumes:
Natural gas (MMcf)	367,092	331,306	35,786	11%
NGLs (MBbls)	1,063	1,234	(171)	(14)%
Oil (MBbls)	168	203	(35)	(17)%

Total (MMcfe)	374,478	339,928	34,550	10%
Average daily net production volumes:
Natural gas (Mcf/d)	1,002,984	907,688	95,296	10%
NGLs (Bbls/d)	2,904	3,381	(477)	(14)%
Oil (Bbls/d)	459	556	(97)	(17)%

Total (Mcfe/d)	1,023,164	931,310	91,854	10%

Natural gas revenue. Natural gas revenue decreased $120.0 million, or 15%, in 2020 compared to 2019. The average realized natural gas price declined $0.57 per Mcf between the periods, resulting in a $188.0 million revenue decrease, which was partially offset by a $68.0 million increase as a result of higher net production volumes. Net natural gas production increased 11% in total compared to the prior-year period, averaging 1,003.0 MMcf/d for 2020, primarily as a result of the ongoing development of Indigo’s properties and undeveloped acreage.

NGL revenue. NGL revenue decreased $8.5 million, or 38%, in 2020 compared to 2019. A 28% decline in the average realized NGL price resulted in a $6.2 million decrease and a 14% decline in net NGL production volumes contributed an additional $2.3 million decrease.

Oil revenue. Oil revenue decreased $5.5 million, or 49%, in 2020 compared to 2019. A 38% decline in the average realized oil price accounted for $4.3 million of the decrease and a 17% decline in net oil production volumes accounted for the remaining $1.2 million decrease.

Gain on derivative instruments. The impacts of derivative instruments were net gains of $2.2 million and $266.4 million for 2020 and 2019, respectively, reflecting an unsettled loss of $199.5 million and an unsettled gain of $193.1 million, respectively, and settled gains of $201.7 million and $73.3 million, respectively. See “—Quantitative and Qualitative Disclosure About Market Risk—Commodity price risk—Commodity derivative activities” below for discussion of Indigo’s derivative instruments.

Other. Other operating income for 2020 and 2019 included $43.0 million and $10.5 million, respectively, of third-party natural gas sales to facilitate management of Indigo’s forward sales contracts and transportation agreements. The cost of this third-party natural gas purchased for resale, together with associated transportation costs, is reflected as other operating costs, net and is discussed below. Other operating income for 2020 and 2019 also included immaterial amounts for (i) service fees charged to joint interest partners for the use of Indigo-owned field assets on wells it operates, (ii) adjustments to the liability for gas imbalances as a result of natural gas price and proved reserve changes and (iii) various other items.

Operating expenses

The following table summarizes Indigo’s expenses for the periods indicated and includes a presentation of certain expenses on a per Mcfe basis, as Indigo’s management uses this information to evaluate its performance relative to its peers and to identify and measure trends Indigo believes may require additional analysis:

	For the year ended December 31,
	2020	2019	$ Change	% Change
Operating expenses (in thousands):
Lease operating expense, excluding ad valorem taxes	$92,988	$99,641	$(6,653)	(7)%
Gathering and transportation expense	210,628	162,500	48,128	30%
Ad valorem taxes	7,887	7,518	369	5%
Severance taxes, net of refunds received	15,212	19,941	(4,729)	(24)%
Other operating costs, net	46,414	11,859	34,555	291%
Exploration costs	792	933	(141)	(15)%
Depreciation, depletion and amortization	485,500	381,673	103,827	27%
Impairment	5,149	4,657	492	11%
General and administrative expense	51,496	57,070	(5,574)	(10)%
Gain on sale of assets	(321)	(472)	151	(32)%

Total operating expenses	$915,745	$745,320	$170,425	23%

Operating expenses per Mcfe:
Lease operating expense, excluding ad valorem taxes	$0.25	$0.29	$(0.04)	(14)%
Gathering and transportation expense	$0.56	$0.48	$0.08	17%
Ad valorem taxes	$0.02	$0.02	$—	—%
Severance taxes, net of refunds received	$0.04	$0.06	$(0.02)	(33)%
Depreciation, depletion and amortization	$1.30	$1.12	$0.18	16%
General and administrative expense	$0.14	$0.17	$(0.03)	(18)%
General and administrative expense—excluding non-cash equity compensation and non-recurring, non-cash items	$0.11	$0.12	$(0.01)	(8)%

Lease operating expense, excluding ad valorem taxes. In 2020, LOE, excluding ad valorem taxes, decreased $6.7 million, or 7%, compared to 2019, primarily due successful implementation of field-level cost saving initiatives, partially offset by Indigo’s growing well count and the associated produced water and other field costs, as well as increased workover activity compared to the prior-year period. LOE excluding ad valorem taxes, per Mcfe decreased $0.04 due to this total expense decrease along with the 10% increase in total net production volumes discussed above, including increased production from lower-cost Haynesville Shale and Bossier Shale wells,

Gathering and transportation expense. Gathering and transportation expense increased $48.1 million, or 30%, in 2020 compared to 2019, partially due to the higher net natural gas production volumes discussed above.

The absolute increase and the $0.08 per Mcfe increase also reflect additional volumes flowing to the DTE Midstream gathering systems for 2020 compared to the prior-year period, including volumes through LEAP, which came online in mid-July 2020 with a higher transportation cost.

Ad valorem taxes. Ad valorem taxes increased $0.4 million, or 5%, in 2020 compared to 2019, reflecting increases for new wells brought online partially offset by decreases in estimated taxable value for certain other wells.

Severance taxes, net of refunds received. Severance taxes, net of refunds received, decreased $4.7 million, or 24%, in 2020 compared to 2019, primarily due to a 25% reduction in the severance tax rate effective July 1, 2020, volume declines for older wells and a higher proportion of net production from horizontal wells that were in their non-taxable periods.

Other operating costs, net. Other operating costs, net for 2020 and 2019 primarily included $42.2 million and $9.9 million, respectively, of third-party natural gas purchased for resale to facilitate management of Indigo’s forward sales contracts and transportation agreements, together with associated transportation costs. The income associated with these third-party natural gas sales is reflected as other operating income and is discussed above. In 2020 and 2019, other operating costs, net also included fresh water deficiency fees totaling $3.5 million and $0.9 million, respectively.

Depreciation, depletion and amortization. In 2020, DD&A increased $103.8 million, or 27%, compared to 2019, primarily due to an increase in the unit-of-production rate as a result of lower estimated reserves in the lower commodity price environment during the period and increased net production volumes from new wells.

Impairment. In 2020 and 2019, Indigo recorded $5.1 million and $4.7 million charges, respectively, for impairment of unproved properties that will not become productive.

General and administrative expense. General and administrative expense decreased $5.6 million, or 10%, in 2020 compared to 2019, primarily as a result of a $2.6 million decrease in equity-based compensation charges and a $1.9 million decrease in write-offs of previously deferred IPO costs. Excluding the non-cash equity compensation charges and write-offs of previously deferred IPO costs, general and administrative expense on a per Mcfe basis decreased $0.01, or 8%, due to the increase in total net production volumes discussed above.

Other income (expense)

Interest and other financing expense. The following table summarizes Indigo’s interest and other financing expense for the periods indicated:

	For the year ended December 31,
	2020	2019	$ Change	% Change
Interest and other financing expense (in thousands):
Interest cost	$47,930	$82,797	$(34,867)	(42)%
Commitment fees	2,465	1,996	469	23%
Amortization of debt issuance costs	3,888	3,587	301	8%
Amortization of debt discount	—	3,011	(3,011)	(100)%
Capitalized interest	(19,834)	(22,680)	2,846	(13)%
Accretion on acquisition-related contract liabilities	78	144	(66)	(46)%
Accretion related to capital leases	76	54	22	41%
Other	163	71	92	130%

Interest and other financing expense	$34,766	$68,980	$(34,214)	(50)%

Interest cost decreased $34.9 million in 2020 compared to 2019, as a result of the redemption of the 2024 Notes and a reduction in borrowings under Indigo’s revolving credit facility in connection with the sale of M5

Louisiana that closed in December 2019. This drove interest incurred prior to capitalization, excluding non-cash charges, to decrease to $0.14 per Mcfe in 2020 from $0.25 per Mcfe in 2019.

Income from equity method investment in midstream joint venture. Income from equity method investment in midstream joint venture decreased $406.7 million in 2020 compared to 2019, primarily due to (i) a $367.5 million decrease in the amount of gain recognized on the Midstream JV’s sale of M5 Louisiana in each year, as discussed above under “—Factors Affecting the Comparability of Indigo’s Future Results of Operations to Its Historical Results of Operations—Sale of M5 Louisiana,” and (ii) the Midstream JV’s operating income in 2019 prior to the M5 Louisiana sale. See Note 6—Midstream JV in Indigo’s audited consolidated financial statements for 2020 and 2019 for summarized financial information for the Midstream JV and discussion of the M5 Louisiana sale.

Gain (loss) on extinguishment of debt. The $1.9 million gain on extinguishment of debt for 2020 is associated with open market repurchases of 2026 Notes with a face value of $5.0 million for amounts below carrying value. The $30.2 million loss on extinguishment of debt for 2019 represents the loss associated with the redemption of the outstanding 2024 Notes with a portion of the net proceeds from the sale of M5 Louisiana. See Note 7—Long-Term Debt in Indigo’s audited consolidated financial statements for 2020 and 2019.

Net (loss) income attributable to members’ common equity

Preferred dividends. Preferred dividends decreased $6.4 million in 2020 compared to 2019 as a result of the full redemption of our preferred units in September 2020, partially offset by dividends accrued to the preference accrual since the prior-year period, prior to the redemption.

Preferred tax distributions. The $4.2 million of preferred tax distributions for 2020 represents payments made to preferred unit holders in January 2020 as a result of tax implications related to the December 2019 sale of M5 Louisiana.

Loss on redemption of preferred equity. The $28.0 million loss on redemption of preferred equity in 2020 represents the loss associated with the full redemption of our preferred units in September 2020 for $223.2 million.

Adjusted EBITDAX

See discussion of Adjusted EBITDAX under “—Non-GAAP Financial Measures—Adjusted EBITDAX” above. The following table presents a reconciliation of Indigo’s Adjusted EBITDAX to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

	For the year ended December 31,
	2020	2019
Adjusted EBITDAX reconciliation to net income (in thousands):
Net income	$3,759	$883,406
Interest and other financing expense	34,766	68,980
State income tax benefit	(179)	(265)
Depreciation, depletion and amortization	485,500	381,673
Impairment	5,149	4,657
Exploration costs	792	933
Non-cash changes in derivative fair values	199,490	(193,094)
Equity-based compensation expense	11,177	13,732
Gain on sale of assets	(321)	(472)

	For the year ended December 31,
	2020	2019
Income from equity method investment in midstream joint venture	$(184,161)	$(590,860)
Gain attributable to adjustment of acquisition-related contract liabilities	(137)	(237)
Write-off of previously deferred IPO costs	785	2,658
(Gain) loss on extinguishment of debt	(1,906)	30,182

Adjusted EBITDAX	$554,714	$601,293

Liquidity and Capital Resources

As of March 31, 2021, Indigo had outstanding borrowings of $125.0 million and availability of $625.0 million under its revolving credit facility, along with $59.4 million of cash and cash equivalents. Indigo’s March 31, 2021, LTM net leverage ratio (defined as net debt divided by Adjusted EBITDAX for the last 12 months) was 1.4x, based on net debt of $765.6 million, which represents the total principal amount of long-term debt outstanding (calculated as $814.0 million of long-term debt plus $11.0 million of unamortized debt issuance costs) less $59.4 million of cash and cash equivalents. See discussion of net debt and Adjusted EBITDAX under “—Non-GAAP Financial Measures—Net debt” and “—Adjusted EBITDAX” above. Upon consummation of the Merger, Indigo will terminate its revolving credit facility and repay borrowings thereunder, if any.

Sale of non-core conventional Cotton Valley assets

In May 2021, Indigo closed the divestiture of substantially all of its interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets for cash of $135.0 million, before customary closing adjustments. Indigo received $115.3 million at closing and repaid $90.0 million of the outstanding borrowings under its revolving credit facility with a portion of the proceeds, leaving $35.0 million currently outstanding. The revolving credit facility was amended to decrease the borrowing base and elected commitment to $675.0 million based on the regularly-scheduled semi-annual redetermination, reflecting the divestiture of the conventional Cotton Valley assets.

Sale of M5 Louisiana

In December 2019, DTE Midstream purchased 100% of M5 Louisiana for cash of $2.65 billion (before customary closing adjustments). After the repayment of outstanding indebtedness at the Midstream JV and certain other fees and expenses, Indigo received $855.0 million at closing. Indigo received an additional $240.5 million of aggregate net cash proceeds in 2020 upon completion of LEAP and release of escrowed funds and an aggregate $15.5 million of additional proceeds in January 2021 related to final closing adjustments.

In connection with the sale of M5 Louisiana, Indigo agreed to an incremental minimum volume commitment to DTE Midstream for 2020, 2021 and 2022, and M5 paid Indigo cash of $37.5 million in August 2020 to settle their commitment to reimburse Indigo 50% of estimated deficiency fees it may incur with respect to these incremental commitments. In February 2021, Indigo paid $25.4 million of deficiency fees to DTE Midstream associated with the incremental volume commitment for 2020, or $12.7 million net to its interest after consideration of the 50% reimbursement received from M5 above. The gathering and transportation contracts under “—Contractual Obligations” below include the full value of the 2021 and 2022 incremental volume commitments, without consideration of the reimbursement from M5. Deficiency fees for 2021 that will be paid in early 2022 are estimated to be $35.4 million, or $17.7 million net to Indigo’s interest after consideration of the 50% reimbursement received from M5 in 2020.

Equity distributions

In the first quarter of 2021, Indigo made distributions totaling $35.0 million to its common unit holders using cash on hand, based on its 2020 free cash flow. Prior to consummation of the Merger, Indigo expects to make distributions totaling $25.0 million to its common unit holders using cash on hand.

Forward sales contracts

Indigo has executed forward natural gas sales contracts to lock in markets and fix basis differentials for a portion of its future natural gas production. This forward sales program provides a significant portion of its gross marketed natural gas with a diverse and favorable mix of outlets, transportation and end-user markets. As of March 31, 2021, Indigo had entered into contracts with purchasers with investment grade credit ratings or adequate credit support for the following gross volumes in the years indicated: 1,458 billion British thermal units per day (“BBtu/d”) for the remainder of 2021, 1,287 BBtu/d in 2022, 1,116 BBtu/d in 2023, 950 BBtu/d in 2024 and 486 BBtu/d in 2025 through 2030.

Cash flows

The following table summarizes Indigo’s cash flows for the periods indicated:

	Three Months Ended		Years Ended
	March 31,		December 31,
(in thousands)	2021	2020	2020	2019
Net cash provided by operating activities	$134,188	$156,429	$489,300	$644,161
Net cash provided by (used in) investing activities	$(125,530)	$(179,142)	$(221,782)	$110,189
Net cash used in financing activities	$(34,432)	$(135,825)	$(369,155)	$(637,953)

Cash flow provided by operating activities. Net cash provided by operating activities for the three months ended March 31, 2021 decreased $22.2 million compared to the three months ended March 31, 2020, primarily as a result of a $60.4 million decrease in settled derivative gains and working capital changes, partially offset by higher natural gas revenues as discussed above.

Net cash provided by operating activities in 2020 decreased $154.9 million compared to 2019, primarily as a result of lower natural gas, NGL and oil revenue and higher gathering and transportation expense as discussed above and a $114.4 million negative variance from working capital changes, partially offset by a $128.4 million increase in settled derivative gains.

Cash flow used in investing activities. Net cash used in investing activities for the three months ended March 31, 2021 decreased $53.6 million compared to the three months ended March 31, 2020, primarily due to a $62.7 million decrease in capital expenditures and the $25.4 million deficiency fee payment during the three months ended March 31, 2021 associated with the M5 Louisiana sale proceeds discussed above under “—Sale of M5 Louisiana” above, partially offset by a $15.5 million distribution from the Midstream JV during the three months ended March 31, 2021.

Net cash used in investing activities totaled $221.8 million in 2020 compared to net cash provided by investing activities of $110.1 million in 2019. Distributions from the Midstream JV related to the M5 Louisiana sale proceeds decreased $614.5 million, to $240.5 million in 2020 compared to $855.0 million in 2019, as discussed above under “—Sale of M5 Louisiana.” Excluding these distributions in both periods, net cash used in investing activities decreased $282.5 million, primarily due to a $180.9 million decrease in capital expenditures, the $37.5 million received from M5 in 2020 to settle their reimbursement obligation for the incremental volume commitments associated with the M5 Louisiana sale and $64.0 million of cash contributions to the Midstream JV in 2019.

Cash flow used in financing activities. Net cash used in financing activities of $34.4 million for the three months ended March 31, 2021 primarily reflects (i) the full redemption of $645.0 million of 2026 Notes and payment of the related $23.5 million make-whole premium with a portion of the proceeds from the issuance of $700.0 million of 2029 Notes, net of $10.8 million of debt issuance costs, (ii) distributions made to common equity holders of $35.0 million and (iii) a $20.0 million partial repayment of the revolving credit facility. Net cash used in financing activities of $135.8 million for the three months ended March 31, 2020 primarily reflected $274.9 million of distributions to common and preferred unit holders related to the tax implications of the M5 Louisiana sale, partially offset by borrowings of $145.0 million under the revolving credit facility.

Net cash used in financing activities of $369.2 million in 2020 primarily reflects $274.9 million of distributions to common and preferred unit holders related to the tax implications of the M5 Louisiana sale and $223.2 million paid for the full redemption of preferred units, partially offset by net borrowings of $145.0 million under the revolving credit facility. Net cash used in financing activities of $638.0 million in 2019 primarily reflects the repayment of $685.8 million of debt and payment of the related $16.7 million make-whole premium on the 2024 Notes, with the distribution of proceeds from the sale of M5 Louisiana discussed above under “—Sale of M5 Louisiana,” and cash dividends of $9.9 million on preferred units. Prior to the repayment, Indigo had borrowed $80 million under the revolving credit facility during 2019.

Free cash flow

Indigo generated $9.0 million and $49.9 million of free cash flow in the three months ended March 31, 2021 and in 2020, respectively. See discussion of free cash flow under “—Non-GAAP Financial Measures—Free cash flow” above. The following table presents a reconciliation of Indigo’s free cash flow to net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

	For the three months ended	For the year ended
(in thousands)	March 31, 2021	December 31, 2020
Net cash provided by operating activities	$134,188	$489,300
Changes in assets and liabilities	(5,827)	32,956
Accrued capital expenditures	(115,162)	(452,496)
Capitalized interest	(4,218)	(19,834)

Free cash flow	$8,981	$49,926

Working capital

At March 31, 2021, Indigo had a working capital deficit of $78.9 million, or a deficit of $58.9 million excluding net unsettled derivative losses of $20.0 million that may or may not be realized based on future natural gas price changes; however, it had availability under its revolving credit facility of $625.0 million. Indigo operates to minimize borrowings to the level that is needed to cover immediate cash needs.

Debt agreements

Revolving Credit Facility

For information on the terms, conditions and restrictions under Indigo’s revolving credit facility, see Note 7—Long-Term Debt in Indigo’s audited consolidated financial statements for 2020 and 2019. Upon consummation of the Merger, Indigo will terminate its revolving credit facility and repay borrowings thereunder, if any.

2029 Notes

In February 2021, Indigo issued $700.0 million of 2029 Notes. The 2029 Notes bear interest at an annual rate of 5.375% and such interest is payable in cash on February 1 and August 1 of each year. The 2029 Notes will mature on February 1, 2029.

At any time prior to February 1, 2024, Indigo may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest to the redemption date, if at least 60% of the aggregate principal amount of the 2029 Notes remains outstanding after the redemption (unless all such notes are redeemed substantially concurrently) and the redemption occurs within 180 days of the closing of such equity offering. In addition, at any time prior to February 1, 2024, Indigo may redeem some or all of the 2029 Notes at a price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium equal to the excess, if any, of (a) the present value at the time of redemption of (i) the redemption price of such notes on February 1, 2024 plus (ii) all required interest payments on such notes through February 1, 2024, computed using a discount rate equal to a reference treasury rate at such time plus 50 basis points over (b) the principal amount of the notes redeemed, and any accrued and unpaid interest to the redemption date. On and after February 1, 2024, Indigo may redeem the 2029 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2029 Notes, plus any accrued and unpaid interest to the redemption date. If Indigo experiences certain kinds of changes of control accompanied by a ratings decline, holders of the 2029 Notes may have the right to require Indigo to repurchase their notes for cash at 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the date of purchase.

For additional information on the terms, conditions and restrictions under the 2029 Notes, see Note 7—Long-Term Debt in Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

Contractual Obligations

A summary of Indigo’s contractual obligations as of December 31, 2020 is provided in the following table:

		Payments Due During
	Total	2021	2022-2023	2024-2025	Thereafter
Contractual obligations (in thousands):
Long-term debt and interest payable(1)	$1,024,660	$47,884	$237,585	$88,683	$650,508
Gathering and transportation contracts(2)(3)	1,668,964	246,907	432,196	339,910	649,951
Water services contracts(3)	56,494	12,786	21,929	11,133	10,646
Sand supply contract(3)	23,464	10,262	13,202	—	—
Drilling rig obligations(3)(4)	11,043	11,043	—	—	—
Compression services contracts(3)	2,041	1,431	610	—	—
Operating leases (3)	14,482	3,792	4,260	4,299	2,131
Capital leases	2,119	778	1,186	155	—
Natural gas purchase commitments(5)	41,278	41,278	—	—	—

Total	$2,844,545	$376,161	$710,968	$444,180	$1,313,236

(1)

As of December 31, 2020, Indigo had $645.0 million principal amount of 2026 Notes outstanding and outstanding borrowings of $145.0 million under its revolving credit facility. Indigo was able under certain circumstances to incur approximately $605 million of additional indebtedness under the revolving credit facility. Upon consummation of the Merger, Indigo will terminate its revolving credit facility and repay borrowings thereunder, if any. The 2026 Notes were redeemed in February 2021 with a portion of the proceeds from the issuance of $700.0 million of 2029 Notes as discussed under “—Factors Affecting Comparability of Indigo’s Future Results of Operations to Its Historical Results of Operations—Issuance of 2029 Notes and redemption of 2026 Notes.”
(2)

The gathering and transportation contracts for 2021 and 2022 include the full $78.1 million and $86.0 million, respectively, of incremental volume commitments discussed under “—Liquidity and Capital Resources—Sale of M5 Louisiana” above. During 2020, M5 paid Indigo cash of $37.5 million to settle their obligation to reimburse Indigo 50% of estimated deficiency fees it may incur with respect to these incremental commitments, none of which is reflected in the table above. In February 2021, Indigo paid deficiency fees totaling $25.4 million to DTE Midstream associated with the incremental volume commitment for 2020, or $12.7 million net to Indigo’s interest after consideration of the 50% reimbursement received from M5.

(3)

The values in the table for gathering and transportation contracts, water services contracts, sand supply contract, drilling rig obligations, compression services contracts and operating leases represent the gross amounts that Indigo is committed to pay. However, Indigo will record in its consolidated financial statements its proportionate share of costs based on its net revenue interest or working interest, as applicable, with the remainder charged to certain other revenue interest owners or joint interest partners, as applicable.

(4)

As of December 31, 2020, Indigo was subject to commitments on four drilling rigs, all of which expire at the end of the second quarter of 2021. Indigo was also subject to two pad-to-pad drilling rig contracts as of December 31, 2020. In the event of early termination of these contracts, Indigo would be obligated to pay an aggregate amount of approximately $6.0 million as of December 31, 2020.

(5)	The pricing under natural gas purchase contracts is variable, using market indices. The January 2021 monthly NYMEX index close price was used to estimate the commitment amounts under these contracts.

At March 31, 2021, there were no significant changes to Indigo’s contractual obligations disclosed as of December 31, 2020 above, other than drilling rig obligations totaling $8.8 million in 2021 added in the first quarter of 2021 upon expiration of its previous commitments.

Quantitative and Qualitative Disclosure About Market Risk

Indigo is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about Indigo’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses but rather indicators of reasonably possible losses.

Commodity price risk

Natural gas, NGL and oil revenue

Indigo’s revenue and cash flow from operations are subject to many variables, the most significant of which is the volatility of natural gas prices. Natural gas prices are affected by many factors outside of its control, including changes in market supply and demand, which are impacted by global economic factors, pipeline capacity constraints, inventory levels, basis differentials, weather conditions and other factors. Natural gas pricing has been volatile and unpredictable for several years, and this volatility is expected to continue in the future.

During 2020, natural gas and NGL prices declined substantially as a result of the COVID-19 pandemic, particularly due to the demand destruction resulting from the related governmental restrictions on activities. While Indigo is monitoring the ongoing COVID-19 pandemic and has taken steps to help protect the health and safety of its personnel and maintain business continuity, it cannot predict what impact the COVID-19 pandemic may have on its operations and future natural gas and NGL prices. The prices Indigo receives for its production depend on numerous factors beyond its control, including potential adverse impacts from the COVID-19 pandemic.

A 5% change in Indigo’s average realized natural gas price per Mcf would have resulted in a $10.9 million change in its natural gas revenue for the three months ended March 31, 2021. A 5% change in its average NGL price per Bbl would have changed its NGL revenue by $0.3 million for the three months ended March 31, 2021. Natural gas sales contributed 97% and NGL sales contributed 2% of Indigo’s natural gas, NGL and oil revenue for the three months ended March 31, 2021. A 5% change in Indigo’s average realized natural gas price per Mcf would have resulted in a $34.9 million change in its natural gas revenue for 2020. A 5% change in its average NGL price per Bbl would have changed its NGL revenue by $0.7 million for 2020. These natural gas and NGL revenues do not include the effects of derivatives.

There can be no assurance that natural gas and NGL prices will not be subject to continued wide fluctuations in the future. A substantial or extended decline in such prices could have a material adverse effect on Indigo’s financial position, results of operations, cash flows and quantities of natural gas, NGL and oil reserves that may be economically produced, which could result in impairments of its properties.

Commodity derivative activities

To reduce the impact of fluctuations of natural gas prices on its total revenue and other operating income, Indigo has historically used commodity derivative instruments, primarily swaps and collars, to hedge price risk associated with a portion of its anticipated production. Indigo’s hedging instruments allow it to reduce, but not eliminate the potential variability in cash flow from operations due to fluctuations in commodity prices and provide increased certainty of cash flows. These instruments provide only partial price protection against declines in prices and may partially limit potential gains from future increases in prices. Indigo has not entered derivative contracts for speculative trading purposes. Indigo’s revolving credit facility contains various covenants and restrictive provisions which, among other things, limit Indigo’s ability to enter into commodity price hedges exceeding a certain percentage of production.

Indigo’s hedging activities are intended to support natural gas prices at targeted levels and manage its exposure to natural gas price volatility. Under swap contracts, the counterparty is required to make a payment to Indigo for the difference between the swap price specified in the contract and the settlement price, which is based on market prices on the settlement date, if the settlement price is below the swap price. Indigo is required to make a payment to the counterparty for the difference between the swap price and the settlement price if the swap price is below the settlement price. Under a collar, Indigo will pay the counterparty if the settlement price is above the ceiling price and the counterparty will pay Indigo if the settlement price is below the floor price.

The following table provides a summary of the financial natural gas derivative contracts that Indigo had in place as of March 31, 2021:

	2021	2022	2023	2024
Fixed price swaps:
Volume (MMBtu)	182,232,880	152,227,980	76,000,000	56,630,000
Weighted average price per MMBtu	$2.71	$2.71	$2.60	$2.43
Collars:
Volume (MMBtu)	35,615,000	16,440,000
Sold calls (Weighted average price per MMBtu)	$2.80	$3.16
Purchased puts (Weighted average price per MMBtu)	$2.56	$2.69

Counterparty and customer credit risk

By using derivative instruments to hedge exposures to changes in commodity prices, Indigo exposes itself to the credit risk of its counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of a contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe Indigo, which creates credit risk. To minimize the credit risk in derivative instruments, it is Indigo’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. The creditworthiness of Indigo’s counterparties is subject to periodic review. As of March 31, 2021, Indigo had derivative instruments in place with 13 different counterparties, and no one counterparty accounted for more than 35% of the fair value of its derivative assets. Indigo believes its counterparties currently represent acceptable credit risks, although it is monitoring what impacts the COVID-19 pandemic might have on its counterparty financial institutions. Indigo is not required to provide credit support or collateral to its counterparties under current contracts, nor are they required to provide credit support or collateral to Indigo. As of March 31, 2021 and December 31, 2020, Indigo did not have any past due receivables from counterparties.

Substantially all of Indigo’s revenue and receivables result from natural gas, NGL and oil sales to third parties operating in the oil and gas industry. During 2020, Indigo’s two largest customers accounted for 13% and 11%, respectively, of its receipts from natural gas, NGL and oil sales. Indigo’s receivables also include amounts owed by joint interest owners in the properties it operates. Both Indigo’s purchasers and joint interest partners have recently experienced the impact of significant commodity price volatility as discussed above under “—Commodity price risk—Natural gas, NGL and oil revenues.” This concentration of customers and joint interest owners may impact Indigo’s overall credit risk in that these entities may be similarly affected by changes in commodity prices and economic and other conditions, including the effects of economic disruptions caused by the COVID-19 pandemic. In the case of joint interest owners, Indigo often has the ability to withhold future revenue disbursements to recover non-payment of joint interest billings. Indigo is monitoring what impacts the COVID-19 pandemic might have on its counterparties in the oil and gas industry.

Interest rate risk

Variable rate debt

At March 31, 2021, Indigo had $125.0 million of debt outstanding under its revolving credit facility, with a weighted average interest rate of 2.36%. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the weighted average interest rate on Indigo’s variable interest debt would be approximately $1.3 million per year based on its borrowings outstanding at March 31, 2021. Upon consummation of the Merger, Indigo will terminate its revolving credit facility and repay borrowings thereunder, if any.

Fixed rate debt

Indigo’s 2029 Notes are fixed rate instruments. Indigo’s sensitivity to interest rate movements and corresponding changes in the fair value of its fixed-rate debt affects its results of operations and cash flows only when it elects to repurchase or otherwise retire fixed-rate debt at prices different than carrying value. The incremental effect of a hypothetical 10% increase and decrease in interest rates on the fair value of Indigo’s fixed rate debt as of March 31, 2021, is $23.9 million and $20.2 million, respectively.

Interest derivative activities

As of March 31, 2021, Indigo did not have any derivative arrangements to protect against fluctuations in interest rates applicable to its outstanding indebtedness.

Critical Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires Indigo to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Accounting estimates are considered to be critical if (1) the nature of the estimates and assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and (2) the impact of the estimates and assumptions on financial condition or operating performance is material. Changes in facts and circumstances or additional information may result in revised estimates and actual results could differ from the estimates and assumptions used.

A complete list of Indigo’s significant accounting policies is described in Note 3—Significant Accounting Policies in its audited consolidated financial statements for 2020 and 2019.

Estimated quantities of net reserves

The estimation of Indigo’s quantities of net natural gas, NGL and oil reserves is a highly technical process performed by Indigo’s reserve engineers throughout the year and by Netherland, Sewell & Associates, Inc., an independent reserve engineer, at year-end. This estimation process is based upon several underlying assumptions that are subject to change, and estimates of reserves may be revised, either positively or negatively, as additional information becomes available and as contractual, operational and economic conditions change. The accuracy of reserve estimates is a function of the:

•	quality and quantity of available data;

•	interpretation of that data;

•	accuracy of various mandated economic assumptions; and

•	judgment of the reserve engineer.

Indigo evaluates its reserves using drilling results, reservoir performance and future plans to develop acreage. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions (upward or downward) to reserve estimates may occur from time to time. Year-end reserve estimates disclosed in Indigo’s audited consolidated financial statements for 2020 and 2019 are based upon an unweighted average of commodity prices in the prior 12-month period, using the closing prices on the first day of each month. These prices are not indicative of future market conditions.

Indigo uses the successful efforts method of accounting for its oil and gas producing activities. See Note 3— Significant Accounting Policies—Property and Equipment in Indigo’s audited consolidated financial statements for 2020 and 2019 for a discussion of this accounting method. The successful efforts method inherently relies on the estimation of proved natural gas, NGL and oil reserves. For a discussion of Indigo’s reserve estimation process, including the use of independent reserve engineers, see “—Information About Indigo.”

The existence and the estimated amount of reserves affect, among other things, whether certain costs are capitalized or expensed, the amount and timing of costs depreciated, depleted or amortized into net income and the presentation of supplemental information on oil and gas producing activities. Additionally, the expected future cash flows to be generated by natural gas, NGL and oil producing properties used in testing such properties for impairment rely, in part, on estimates of net reserve quantities.

Depreciation and depletion of natural gas, NGL and oil producing properties is determined on a unit-of-production basis and could change with revisions to estimated proved reserves. On average, a 5%

increase in the amount of Indigo’s proved reserves as of December 31, 2020 would have lowered its average depreciation and depletion rate by approximately $0.07 per Mcfe, which would have increased its net income approximately $26.2 million, based on 2020 production excluding divestitures. Conversely, a 5% decrease in the amount of Indigo’s proved reserves as of December 31, 2020 would have increased its average depreciation and depletion rate by approximately $0.08 per Mcfe and would have decreased its net income approximately $30.0 million, based on 2020 production excluding divestitures. Over the past two years, the impact on Indigo’s depreciation and depletion rate due to revisions of previous reserve estimates has not been significant.

Asset retirement obligation

Indigo has legal, regulatory and contractual obligations to plug and abandon natural gas wells, to remove equipment and facilities and to restore land at the end of natural gas, NGL and oil production operations. A liability equal to the fair value of such obligations and a corresponding capitalized asset retirement cost are recognized on the consolidated balance sheet in the period in which the legal obligation is incurred and a reasonable estimate of fair value can be made. The capitalized asset retirement cost is depreciated on a unit-of-production basis and the discounted liability is accreted over the period until the obligation is satisfied, the impacts of which are recognized as DD&A in the consolidated statement of operations. In many cases, the satisfaction and subsequent discharge of these liabilities is projected to occur many years, or even decades, into the future. Furthermore, the legal, regulatory and contractual requirements often do not provide specific guidance regarding removal practices and the criteria that must be fulfilled when the removal and/or restoration event actually occurs.

Estimates of retirement costs are developed for each property based on numerous factors, such as the timing of settlement, interpretation of legal, regulatory and contractual requirements, type of production and other facilities, reservoir characteristics, depth of the reservoir, market demand for equipment, currently available plug and abandonment and restoration procedures and consultations with construction and engineering professionals. Inflation rates and credit-adjusted-risk-free interest rates are then applied to estimate the fair values of the obligations. To the extent these or other assumptions change after initial recognition of the liability, the fair value estimate is revised and the recognized liability adjusted, with a corresponding adjustment made to the related asset balance. See Note 8—Asset Retirement Obligation in Indigo’s audited consolidated financial statements for 2020 and 2019 for disclosures regarding its asset retirement obligation estimates.

An estimate of the sensitivity to net income if other assumptions had been used in recording these liabilities is not practical because of the number of obligations that must be assessed, the number of underlying assumptions and the wide range of possible assumptions.

Fair value estimates

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three approaches for measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

The fair value accounting standards do not prescribe which valuation technique should be used when measuring fair value and do not prioritize among the techniques. These standards establish a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•

Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that management has the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

•	Level 3—Unobservable inputs that are corroborated by market data and may be used with internally- developed methodologies that result in management’s best estimate of fair value.

Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. See Note 10—Fair Value Measurements in Indigo’s audited consolidated financial statements for 2020 and 2019 for disclosures regarding its fair value measurements.

Significant uses of fair value measurements include:

•	impairment assessments of proved natural gas, NGL and oil properties;

•	allocation of the purchase price paid to acquire businesses to the assets acquired and liabilities assumed; and

•	recorded value of derivative instruments.

Impairment assessments of proved properties

The need to test proved natural gas, NGL and oil properties for impairment can be based on several indicators, including a significant reduction in prices of natural gas, NGLs or oil, unfavorable adjustments to estimated reserves, significant changes in the expected timing of production, other changes to contracts or changes in the regulatory environment in which the property is located.

Proved properties are assessed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Unamortized capital costs are reduced to fair value if the expected undiscounted cash flows to be generated by the assets are less than the assets’ carrying value.

Fair value for the purpose of testing proved properties for impairment is estimated using the present value of expected future cash flows method. Significant judgment is involved in estimating the expected undiscounted cash flows to be generated by assets and in performing the fair value estimates since the results are based on forecasted assumptions. Significant assumptions include:

•

Future commodity prices. Indigo’s estimates of future prices are the product of a process that begins with the forward curve pricing, adjusted for estimated location and quality differentials. The prices it uses in its fair value estimates are consistent with those used in its planning and capital investment reviews. There has been significant volatility in natural gas, NGL and oil prices and estimates of such future prices are inherently imprecise.

•	Estimated quantities of proved natural gas, NGLs and oil. As discussed above, these estimates are based upon several underlying assumptions that are subject to change.

•

Expected timing of production. Production forecasts are the outcome of engineer studies which estimate proved reserves. The actual timing of the production could be different than the projection. Cash flows realized later in the projection period are less valuable than those realized earlier due to the time value of money. The expected timing of production that Indigo uses in its fair value estimates is consistent with that used in its planning and capital investment reviews.

•

Discount rate commensurate with the risks involved. Indigo applies a discount rate to its expected cash flows based on a variety of factors, including market and economic conditions, operational risk and regulatory risk. This discount rate is also compared to recent observable market transactions, if possible. A higher discount rate decreases the net present value of cash flows.

•	Future operating and capital expenditures. Indigo’s estimates of future operating and capital expenditures are based on internal forecasts.

Indigo bases its fair value estimates on projected financial information which it believes to be reasonable. However, actual results may differ from these projections.

An estimate of the sensitivity to net income resulting from proved property impairment calculations is not practical, given the numerous assumptions (e.g., reserves, pricing and discount rates) that can materially affect estimates. That is, unfavorable adjustments to some of the assumptions above may be offset by favorable adjustments in other assumptions.

Acquisitions

In accounting for business combinations, the purchase price paid to acquire a business is allocated to its assets and liabilities based on the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition. Any excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired is recorded as goodwill. A significant amount of judgment is involved in estimating the individual fair values of property and equipment and identifiable intangible assets. The most significant assumptions relate to the estimated fair values allocated to proved and unproved natural gas, NGL and oil properties. Estimated fair values assigned to assets acquired can have a significant effect on Indigo’s results of operations in the future. Indigo uses all available information to make these fair value determinations.

The fair values used to allocate the purchase price of an acquisition are often estimated using the present value of expected future cash flows method, which requires Indigo to estimate reserves as described above under “—Estimated quantities of net reserves,” project related future cash inflows and outflows and apply an appropriate discount rate, using similar assumptions as described above under “—Impairment assessments of proved properties.” The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ from the projected results used to determine fair value.

Derivatives

Indigo records all derivative instruments at fair value. Fair value estimates for fixed price commodity swaps and commodity collars are classified as Level 2 because the inputs used to value the instruments are substantially observable for the term of the instruments. Derivative instrument fair values are discussed in Note 10—Fair Value Measurements in Indigo’s audited consolidated financial statements for 2020 and 2019. Additional information about derivatives and their valuation may be found above under “—Quantitative and Qualitative Disclosure About Market Risk.”

Indigo incentive units and incentive tracking units

Indigo has issued incentive units and incentive tracking units as described in Note 13—Incentive Units and Incentive Tracking Units in its audited consolidated financial statements for 2020 and 2019.

Class A Incentive Tracking Units

The Class A Incentive Tracking Units qualify as equity-based awards accounted for at fair value on the date of grant. The fair value of each Class A Incentive Tracking Unit is equivalent to the grant date fair value of the corresponding Class A common unit held by Indigo Parent Incentive Holdings LLC. Indigo determines the per unit fair value of its Class A common units by estimating its common equity value and dividing it by the number of common units outstanding. Indigo estimates the common equity value by estimating the consolidated enterprise value and subtracting the liquidation value of its long-term debt. The enterprise value is estimated primarily using valuation techniques that convert future cash flows to a single discounted amount. Indigo’s oil and gas properties represent the vast majority of its enterprise value and the significant inputs to the valuation of those properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

Class B Incentive Tracking Units

The terms of the Class B Incentive Tracking Units allow the holders to participate in future discretionary distributions that Indigo may make to the incentive unit holder once its common equity unit holders receive a return of their respective capital investment and achieve a defined return on such capital investment. The Class B Incentive Tracking Units do not provide the holders with an equity interest in Indigo or any voting, conversion, liquidation or preemptive rights. Indigo’s intent is to allow its employees to share in its profits and distributions via the issuance of incentive units and Class B Incentive Tracking Units. As such, these Class B Incentive Tracking Units do not have the characteristics of equity, but rather are considered to be compensatory profit-sharing awards and, therefore, are not accounted for as equity-based compensation. Indigo recognizes compensation expense related to the Class B Incentive Tracking Units once a distribution to the incentive unit holder is probable of occurring.

No compensation expense associated with the Class B Incentive Tracking Units has been recognized through March 31, 2021 because a distribution to the incentive unit holder has not occurred, nor was such a distribution deemed probable as of that date. In estimating the likelihood of a distribution to the incentive unit holder as of a given date, Indigo considers whether:

•	its board of directors has declared or has the current intention to declare distributions to its common unit holders and the incentive unit holder;

•	Indigo has or expects in the foreseeable future to have sufficient excess cash, beyond what would be needed to fund its operations, to make such distributions; and

•	there are any near-term liquidity events that Indigo considers probable, that would provide sufficient cash to make such distributions.

It is not practical to estimate the sensitivity to net income resulting from the determination that a Class B Incentive Tracking Unit distribution is probable, because of the wide range of reasonably possible distributions that could be made; however, if such a distribution became probable, the related compensation expense could be material.

Impairment of unproved properties

Indigo assesses unproved oil and gas properties for impairment on the basis of lease expirations, drilling results on adjacent acreage and future drilling plans. If Indigo concludes that an unproved property will not be developed, the book value of that property is written off. Indigo recorded $22.1 million in the three months ended March 31, 2021, and $5.1 million and $4.7 million in 2020 and 2019, respectively, for impairment of unproved properties that will not become productive.

Recently Issued Accounting Pronouncements

See Note 2 to Indigo’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on Indigo’s results of operations for the three months ended March 31, 2021 and 2020 or for 2020 and 2019. Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy and Indigo tends to experience inflationary pressure on the cost of oilfield services and equipment as increasing natural gas and NGL prices increase drilling activity in its areas of operations.

Off-Balance Sheet Arrangements

As of March 31, 2021, Indigo did not have any off-balance sheet arrangements.

BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Significant Shareholders

The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of [    ] [●], 2021, on which date there were [●] shares of Common Stock outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	105,942,579	(1)	15.65%
Common Stock	FMR LLC 245 Summer Street Boston, MA 02210	91,838,743	(2)	13.57%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	77,441,985	(3)	11.44%
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	45,847,969	(4)	6.77%
Common Stock	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	22,586,499	(5)	3.34%

(1)	Based on the 13-F filed on May 7, 2021 with the SEC with respect to Company securities held as of March 31, 2021, BlackRock, Inc. had sole power to vote or to direct the vote of 103,347,420 shares.
(2)	Based on the 13-F filed on May 14, 2021 with the SEC with respect to Company securities held as of March 31, 2021, FMR LLC had sole power to vote or to direct the vote of 4,809,387 shares.
(3)	Based on the 13-F filed on May 14, 2021 with the SEC with respect to Company securities held as of March 31, 2021, The Vanguard Group had shared power to vote or direct to vote 682,804 shares.
(4)

Based on the 13-F filed on May 17, 2021 with the SEC with respect to Company securities held as of March 31, 2021, State Street Corporation had sole power to vote or to direct the vote of 44,058,795 shares and shared power to vote or to direct the vote of 13,572.

(5)

Based on the 13-F filed on May 14, 2021 with the SEC with respect to Company securities held as of March 31, 2021, Dimensional Fund Advisors LP had sole power to vote or direct to vote 21,658,270 shares.

Equity Ownership of Directors and Executive Officers

The following table sets forth information as of [    ] [●], 2021, with respect to the beneficial ownership of the Common Stock by each executive officer whom SWN considers named executive officers, or NEOs, by each director and nominee, and by all executive officers, directors and nominees as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class
Named Executive Officers:
William J. Way	1,855,791	—	—	858,220	2,714,011	*
Julian M. Bott(1)	130,192	—	—	—	130,192	*
Clay A. Carrell	551,582	—	—	—	551,582	*
Jennifer N. McCauley(2)	34,592	—	—	77,440	112,032	*
John P. Kelly	—	—	—	—	—	*
J. David Cecil(3)	218,690	—	—	—	218,690	*
John C. Ale(4)	634,154	—	—	257,430	891,584	*
Directors:
John D. Gass	108,810	—	—	24,135	132,945	*
S. P. “Chip” Johnson, IV	51,439	—	37,175	—	88,614	*
Catherine A. Kehr	432,810	—	37,175	24,135	494,120	*
Greg D. Kerley	362,836	—	37,175	24,135	424,146	*
Jon A. Marshall	211,295	—	37,175	—	248,470	*
Patrick M. Prevost	74,178	—	—	—	74,178	*
Anne Taylor	25,199	—	—	—	25,199	*
Denis J. Walsh III	—	—	—	—	—	*
All directors and executive officers as a group(5)(6)	4,995,518	26,318	148,700	1,388,448	678,409,702	0.97%

*	Less than one percent of class.
(1)	Mr. Bott passed away on January 3, 2021 due to a sudden, non-COVID related medical condition. The “Shares Owned Directly” are as reported in Mr. Bott’s last Form 4 filing on February 28, 2020.
(2)	Ms. McCauley involuntarily retired on December 31, 2020. The “Shares Owned Directly” are as reported in Ms. McCauley’s last Form 4 filing on February 28, 2020.
(3)	Mr. Cecil resigned on June 8, 2020. The “Shares Owned Directly” are as reported in Mr. Cecil’s last Form 4 filing on February 28, 2020.
(4)	Mr. Ale retired on June 30, 2020. The “Shares Owned Directly” are as reported in Mr. Ale’s last Form 4 filing on July 2, 2020.
(5)	All directors and executive officers as a group, 23 persons total.
(6)	The table above does not include outstanding restricted stock units for each active NEO and non-employee Director as set out below:

William J. Way	2,763,395
Clayton A. Carrell	1,314,329
John P. Kelly	287,527
John D. Gass	170,563
Patrick M. Prevost	170,563
Anne Taylor	170,563
Denis J. Walsh, III	165,116

PRICE RANGE OF SECURITIES AND DIVIDENDS

Southwestern Energy Corporation

The Common Stock, par value $0.01 per share, trades on NYSE under the symbol “SWN.” Historical market price information is publicly available.

Any declaration and payment of future dividends to holders of the Common Stock may be limited by the provisions of the DGCL.

Dividend Policy of SWN

SWN currently does not pay dividends on the Common Stock, and SWN does not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of the Board and will be evaluated regularly in light of SWN’s financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that the Board deems relevant.

Indigo

Historical market price information regarding Indigo is not provided because there is no public market for its securities. For information about distributions paid by Indigo to its equityholders, please see the section entitled “Indigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

INDEPENDENT REGISTERED ACCOUNTING FIRM

Representatives of SWN’s independent registered accounting firm, PWC, will be present at the Special Meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

No dissenters’ or appraisal rights will be available to the holders of Common Stock with respect to the Merger or the other transactions contemplated by the Merger Agreement.

HOUSEHOLDING INFORMATION

Unless SWN has received contrary instructions, it may send a single copy of this proxy statement to any household at which two or more shareholders reside if SWN believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce SWN’s expenses. However, if shareholders prefer to receive multiple sets of SWN’s disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of SWN’s disclosure documents, they should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact SWN at its offices at 10000 Energy Drive, Spring, Texas 77398 or by telephone at (832) 796-7877, to inform it of his or her request; or

•	If a broker, bank or other holder of record holds the shares, the shareholder should contact the broker, bank or other holder of record directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for SWN’s securities is Computershare.

SUBMISSION SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to shareholders may be transacted at the Special Meeting.

FUTURE SHAREHOLDER PROPOSALS

Under SEC rules, Eligible Shareholders, as defined in the Bylaws, (“Eligible Shareholders”) may submit proposals for inclusion in the proxy statement and form of proxy for SWN’s 2022 Annual Meeting of shareholders (the “2022 Annual Meeting”). Such shareholder proposals (“Rule 14a-8 Shareholder Proposals”) must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Generally, Rule 14a-8 Shareholder Proposals are due 120 days prior to the first anniversary of the date that SWN mailed its proxy statement for the preceding year’s annual meeting of shareholders; however, if the date of the 2022 Annual Meeting has been changed by more than 25 days from the date of the previous year’s meeting, then the deadline is a reasonable time before SWN begins to print and send proxy materials. SWN currently expects to hold the 2022 Annual Meeting within 25 days of May 18, 2022 (the one-year anniversary of the date of the 2021 annual meeting of shareholders, which was held on May 18, 2021). Therefore, SWN has determined that Rule 14a-8 Shareholder Proposals must be received by SWN’s Secretary, at SWN’s Principal Executive Offices at 10000 Energy Drive, Spring, Texas 77389 (“Principal Executive Offices”), no later than the close of business on December 9, 2021, unless otherwise announced by SWN prior to the 2022 Annual Meeting.

In addition, under the Bylaws, a shareholder, or a group of up to 20 shareholders (with funds having specified relationships constituting a single shareholder), owning 3% or more of the Common Stock continuously for at least the preceding three years may nominate director candidates constituting up to 20% of the Board or two directors, whichever is greater, and include such nominations in SWN’s proxy materials; provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. To make a proxy access nomination, an Eligible Shareholder generally must deliver a qualifying notice to SWN’s Secretary, at SWN’s Principal Executive Offices, no later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that SWN mailed its proxy statement for the preceding year’s annual meeting of shareholders, and otherwise comply with all of the requirements of the Bylaws. Such nomination notice must also comply with and contain the information required by Section 2.4 and 2.18 of the Bylaws (a copy of which will be provided to any shareholder upon written request to SWN’s Secretary). For the 2022 Annual Meeting, any such nomination notice must be submitted in writing and received by SWN’s Secretary no earlier than November 9, 2021, and no later than the close of business on December 9, 2021.

The Bylaws also allow any shareholder to nominate a candidate for election to the Board without the nomination included in SWN’s proxy materials by delivering written notice of intention to nominate a director by mail to the Secretary at the Principal Executive Offices generally not less than 90 days nor more than 120 days prior to the 2022 Annual Meeting, assuming that meeting is held within 25 days of such anniversary. If the 2022 Annual Meeting is held within 25 days of May 18, 2022, SWN must receive notice of intention to nominate a director no earlier than January 18, 2022, and no later than February 17, 2022. If the meeting is not held within 25 days of May 18, 2022, SWN must receive notice of intention to nominate a director (or to introduce an item of business) no later than the close of business on the tenth day following the day on which SWN sends notice of the 2022 Annual Meeting or otherwise publicly discloses such date, whichever first occurs. Proposals received outside this time period may not be presented at the 2022 Annual Meeting. The notice must include information specified in the Bylaws, including information required by Section 2.4 and 2.18 (a copy of which will be provided to any shareholder upon written request to SWN’s Secretary).

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF

CERTAIN DOCUMENTS BY REFERENCE

SWN files annual, quarterly and current reports, proxy statements and other information with the SEC. SWN’s SEC filings are available to the public on the SEC’s website at www.sec.gov. SWN’s SEC filings can also be found on SWN’s website at www.swn.com. Except for SWN’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through SWN’s website is not a part of this proxy statement.

The SEC allows SWN to “incorporate by reference” information into this proxy statement, which means that SWN can disclose important information about SWN by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	SWN’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021;

•

the information specifically incorporated by reference into SWN’s Annual Report on Form 10-K for the year ended December 31, 2020 from SWN’s Definitive Proxy Statement on Schedule 14A for SWN’s 2021 annual meeting of shareholders, filed with the SEC on April 8, 2021;

•	SWN’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on April 29, 2021; and

•

SWN’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on May 21, 2021, June 2, 2021, June 9, 2021 and July 2, 2021.

SWN also incorporates by reference the information contained in all other documents it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this proxy statement and prior to the issuance of all the shares covered by this proxy statement. The information contained in any such document will be considered part of this proxy statement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Merger or the proposals to be presented at the Special Meeting, you should contact SWN at the following address and telephone number:

Southwestern Energy Company

Attn: Investor Relations

10000 Energy Drive

Spring, Texas 77389

(832) 796-7906

You may also obtain these documents by requesting them in writing or by telephone from SWN’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Individuals, banks and brokers, please call toll-free: (800) 662-5200

If you are a shareholder of SWN and would like to request documents, please do so by [    ] [●], 2021 in order to receive them before the Special Meeting. If you request any documents from SWN, SWN will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to SWN has been supplied by SWN, and all such information relating to Indigo has been supplied by Indigo. Information provided by either SWN or Indigo does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SWN for the Special Meeting. SWN has not authorized anyone to give any information or make any representation about the Merger, SWN or Indigo that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

ANNEX A—INDIGO NATURAL RESOURCES LLC AUDIT LETTER AND RESERVES REPORT

January 25, 2021

Mr. Fred Bakun

Indigo Natural Resources LLC

600 Travis Street, Suite 5500

Houston, Texas 77002

Dear Mr. Bakun:

In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of December 31, 2020, to the Indigo Natural Resources LLC (INR) interest in certain oil and gas properties located in the United States, as listed in the accompanying tabulations. We completed our evaluation on or about the date of this letter. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by INR. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. As requested, included in this report are aggregated proved plus probable and proved plus probable plus possible estimates; however, it should be noted that the SEC proscribes aggregation across reserves categories.

We estimate the net reserves and future net revenue to the INR interest in these properties, as of December 31, 2020, to be:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	796.7	5,521.6	1,113,844.0	834,013.2	611,969.3
Proved Developed Non-Producing(1)	0.0	0.0	77,189.4	(12,900.2)	(17,816.5)
Proved Undeveloped	1,061.1	11,898.6	2,459,083.2	654,669.9	55,060.6

Total Proved	1,857.8	17,420.2	3,650,116.6	1,475,783.0	649,213.3
Probable Undeveloped	0.0	0.0	1,814,779.6	609,338.1	100,846.3

Proved + Probable	1,857.8	17,420.2	5,464,896.2	2,085,121.0	750,059.7
Possible Undeveloped(2)	0.0	0.0	0.0	0.0	0.0

Proved + Probable + Possible	1,857.8	17,420.2	5,464,896.2	2,085,121.0	750,059.7

Totals may not add because of rounding.

(1)

Estimates of proved developed non-producing reserves have been included for certain wells that generate negative future net revenue based on the price and cost parameters discussed in subsequent paragraphs of this letter. Future net revenue is negative for these wells after deducting estimated capital costs currently committed to the recompletion of these wells.

(2)	There are no possible undeveloped reserves at the price and cost parameters used in this report.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases. Gas equivalent volumes shown in this report are expressed in millions of cubic feet equivalent (MMCFE), determined using the ratio of 6 MCF of gas to 1 barrel of liquids.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. Estimates of proved developed non-producing reserves have been included for certain wells that generate negative future net revenue based on the price and cost parameters discussed in subsequent paragraphs of this letter. Future net revenue is negative for these wells after deducting estimated capital costs currently committed to the development and recompletion of these wells. Estimates of proved undeveloped reserves have been included for certain locations that generate positive future net revenue but have negative present worth discounted at 10 percent based on the constant price and cost parameters discussed in subsequent paragraphs of this letter. These locations have been included based on the operators’ declared intent to recomplete and drill these wells, as evidenced by INR’s internal budget, reserves estimates, and price forecast. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

As shown in the Table of Contents, this report includes summary projections of reserves and revenue by reserves category. Also included are reserves and economics data for each reserves category; these data include a summary projection of reserves and revenue along with one-line summaries of basic data, reserves, and economics by lease. As requested, also included is a price sensitivity to the estimates presented in this report. Included for the price sensitivity case is a discussion of the parameters used along with a summary projection of reserves and revenue for each reserves category and one-line summaries of basic data, reserves, and economics by lease.

Gross revenue shown in this report is INR’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for INR’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2020. For oil and NGL volumes, the average NYMEX price of $39.57 per barrel is adjusted for quality, transportation fees, and market differentials. As a reference, for the same time period the average West Texas Intermediate spot price was $39.54 per barrel. For gas volumes, the average Henry Hub spot price of $1.985 per MMBTU is adjusted for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are shown for each category in the following table:

	Average Adjusted Prices
Category	Oil ($/Barrel)	NGL ($/Barrel)	Gas ($/MCF)
Proved	37.24	12.94	1.886
Probable	N/A	N/A	1.908
Possible	N/A	N/A	N/A

Operating costs used in this report are based on operating expense records of INR. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, operating costs for the operated properties are limited to direct lease- and field-level costs and INR’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs have been divided into per-well costs and per-unit-of-production costs. As requested, this report includes additional operating expenses for the effects of all applicable firm transportation contracts in place for certain properties in Louisiana. It is our understanding that INR is supplying all committed volumes for these contracts. Additionally, we have been informed that INR is not party to any firm transportation contracts with shortfalls or deficiencies. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by INR and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are INR’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the INR interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on INR receiving its net revenue interest share of estimated future gross production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by INR, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from INR, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC. Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

By:	/s/ Matthew T. Dalka	By:	/s/ Ruurdjan (Rudi) de Zoeten
	Matthew T. Dalka, P.E. 125306 Vice President		Ruurdjan (Rudi) de Zoeten, P.G. 3179 Vice President

	Date Signed: January 25, 2021		Date Signed: January 25, 2021

MTD:CDC

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Definitions - Page 1 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)

Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)

Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)

Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

Definitions - Page 2 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)

Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.

(iv)	Costs of drilling and equipping exploratory wells.

(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

Definitions - Page 3 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(C)

The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and

(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)

Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.

In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A)	Transporting, refining, or marketing oil and gas;

(B)

Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.

(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

Definitions - Page 4 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Definitions - Page 5 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(20) Production costs.

(i)

Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.

(B)	Repairs and maintenance.

(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.

(E)	Severance taxes.

(ii)

Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

Definitions - Page 6 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.

(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Definitions - Page 7 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)

b.

Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.

Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b.

Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c.

Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.

d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Definitions - Page 8 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

•

The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•	The company’s historical record at completing development of comparable long-term projects;

•	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;

•

The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•

The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

Definitions - Page 9 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Definitions - Page 10 of 10

Annex B

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHWESTERN ENERGY COMPANY,

as Parent,

IKON ACQUISITION COMPANY, LLC,

as Merger Sub,

INDIGO NATURAL RESOURCES LLC,

as the Company,

and

IBIS UNITHOLDER REPRESENTATIVE LLC,

solely in its capacity as the Unitholder Representative

Dated as of June 1, 2021

B-i

B-ii

B-iii

B-iv

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A-1	Leases
Annex A-2	Wells
Annex A-3	Fee Minerals
Annex A-4	Gathering Systems
Annex A-5	Rights-of-Way
Annex A-6	Wells-In-Progress

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Parent Bring Down Certificate
Exhibit C	Form of Company Bring Down Certificate
Exhibit D	Form of Novation Agreement
Exhibit E	Form of Resignation
Exhibit F	Form of Termination Agreement
Exhibit G	Form of Second Amended and Restated Limited Liability Company Agreement

SCHEDULES

Schedule PE	Certain Permitted Encumbrances
Schedule PE(l)	Conventional Rights of Reassignment
Schedule SC	Specified Claim
Schedule 7.4	Capitalization
Schedule 7.5	No Violation or Breach (Target Group)
Schedule 7.6	Consents; Preferential Rights
Schedule 7.8	Litigation
Schedule 7.9	Compliance with Laws
Schedule 7.10	Financial Statements; Books and Records; Indebtedness
Schedule 7.11	Material Adverse Effect; Undisclosed Liabilities
Schedule 7.12	Absence of Changes
Schedule 7.13	Taxes
Schedule 7.14	Contracts
Schedule 7.15	Affiliate Arrangements
Schedule 7.16	Permits
Schedule 7.17	Environmental Matters
Schedule 7.18	Insurance
Schedule 7.19	Imbalances
Schedule 7.20	Non-Consent Operations
Schedule 7.21	Current Commitments
Schedule 7.22	Suspense Funds
Schedule 7.23	Payout Balances
Schedule 7.24	Delivery of Hydrocarbons
Schedule 7.26(c)	Shut In Payments
Schedule 7.31	Officers and Bank Accounts
Schedule 7.33	Employee Benefit Plans
Schedule 7.34	Bonds, Letters of Credit and Guarantees
Schedule 7.34(b)	Additional Credit Support
Schedule 7.37	Specified Hedge Contracts

B-v

Schedule 9.1(b)	Negative Covenants
Schedule 9.7	Books and Records
Schedule 9.8	Employee Matters
Schedule 9.9	Continuing Affiliate Arrangements
Schedule 9.10	Restrictive Legend
Schedule 9.23	Development Plan

B-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 1, 2021 (the “Execution Date”), by and among Indigo Natural Resources LLC, a Delaware limited liability company (the “Company”), Southwestern Energy Company, a Delaware corporation (“Parent”), Ikon Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Ibis Unitholder Representative LLC, solely in its capacity as the representative of the Holders (as defined herein) (the “Unitholder Representative” and together with the Company, Parent, and Merger Sub, the “Parties,” sometimes referred to individually herein as a “Party”).

WHEREAS, each of the managing member of Merger Sub and the Company Board (as defined herein), has (a) determined that this Agreement and the Merger (as defined herein) is advisable and fair to, and in the best interests of, Merger Sub or the Company, as the case may be, and its respective members and (b) approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby and thereby;

WHEREAS, the Parent Board (as defined herein) has (a) determined that this Agreement and the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders and (b) approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby and thereby;

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, prior to or contemporaneously with the execution and delivery of this Agreement, certain officers of the Company have entered into non-competition agreements with Parent to become effective as of the Closing;

WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of Indigo Minerals LLC, a Delaware limited liability company (“Indigo Minerals”), and Indigo Haynesville Agent Corporation, a Delaware corporation (“Indigo Haynesville Agent Corporation”) (such equity interests of Indigo Minerals and Indigo Haynesville Agent Corporation, collectively, the “Subsidiary Interests”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.

“Adjusted Cash Consideration” means the Base Cash Consideration minus the Cash Adjustment Amount.

“Adjusted Stock Consideration” means the Base Stock Consideration minus a number of shares of Parent Common Stock equal to (x) the Stock Adjustment Amount divided by (y) the Reference Price.

“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.

“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person in question; provided that, notwithstanding the foregoing, (a) the Target Group Members shall be “Affiliates” of Parent as of immediately after Closing, and (b) other than for purposes of Section 7.14(a)(xvii), Section 7.15 and Section 9.1(b)(xii), the “Affiliates” of the Company and the other Target Group Members shall not include any other Person that is (x) a portfolio company and (y) an Affiliate of any Holder.

“Affiliate Arrangements” is defined in Section 7.15.

“Agreement” is defined in the Preamble.

“Allocated Value” is defined in Section 4.1(c).

“Allocation” is defined in Section 11.2.

“Allocation Dispute Resolution Period” is defined in Section 11.2.

“Alternate Proposal” means any proposal, inquiry or offer from any Person or group of Persons (other than the Company) relating to (a) any acquisition or purchase directly or indirectly, in a single transaction or series of transactions, of (i) a business or a group of assets that constitutes more than twenty percent (20%) of the net revenues, net income or consolidated assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole, or (ii) more than twenty percent (20%) of the total voting power of the equity securities or of any class or series of capital stock of Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes more than twenty percent (20%) of the net revenues, net income or consolidated assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole) or the right to acquire beneficial ownership of more than twenty percent (20%) of the total voting power of the equity securities or of any class or series of capital stock of Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes more than twenty percent (20%) of the net revenues, net income or consolidated assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole), (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than twenty percent (20%) of the total voting power of the equity securities or of any class or series of capital stock of Parent or (c) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, joint venture, partnership, dissolution or similar transaction involving directly or indirectly, in a single transaction or series of transactions, Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes more than twenty percent (20%) of the net revenues, net income or consolidated assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole).

“Alternative Agreement” is defined in Section 9.15(d).

“Arbitration Notice” is defined in Section 12.1(e).

“Assets” means all of the assets and properties of the Target Group Members, including the Company Oil & Gas Assets, and “Asset” means any such assets or properties.

“Audited Financial Statements” means the Company’s audited consolidated balance sheet as of December 31, 2020 and related consolidated statement of operations, consolidated statement of members’ common equity and consolidated statement of cash flows for the fiscal year ended December 31, 2020, in each case, together with the notes thereto.

“Balance Sheet Date” is defined in Section 7.10(a).

“Bank Accounts” is defined in Section 7.31.

“Base Cash Consideration” means $400,000,000.00.

“Base Stock Consideration” means 339,270,568 shares of Parent Common Stock.

“Board Consent” means the consent of Company Board to the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement by “Supermajority Consent” (as defined in the Company LLC Agreement) delivered to Parent prior to the execution of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended from time to time including by the American Rescue Plan Act of 2021, and the rules and regulations promulgated thereunder.

“Cash Adjustment Amount” means the sum of the following (without duplication):

(a)    the amount of all Transaction Expenses paid or payable by the Target Group (except to the extent paid directly by the Holders and not reimbursed or reimbursable by any Target Group Member), whether prior to or following the Closing;

(b)    the amount of all Indebtedness for borrowed money (other than the outstanding principal balance and accrued interest on the Company Notes and any Permitted Indebtedness Amount) as of immediately prior to the Closing; and

(c)    the amount of Transfer Taxes allocated to Holders pursuant to Section 11.5.

“Casualty Loss” means any destruction by fire, blowout, storm or other casualty, or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain, of any of the assets of the Target Group or portion thereof or if proceedings for such purposes shall be pending or threatened, in each case, that occurs on or after the Execution Date and prior to the Closing Date.

“Casualty Value” is defined in Section 6.1(c).

“Certificate of Merger” is defined in Section 2.2.

“Claim Deadline” is defined in Section 4.1(a).

“Class A Common Unit” has the meaning set forth in the Company LLC Agreement.

“Class B Common Unit” has the meaning set forth in the Company LLC Agreement.

“Closing” is defined in Section 2.3.

“Closing Cash Amount” means the Adjusted Cash Consideration, minus the Unitholder Representative Expense Amount, minus the SC Escrow Amount.

“Closing Date” is defined in Section 2.3.

“Closing Merger Consideration” means the Closing Cash Amount and the Closing Stock Amount.

“Closing Statement” is defined in Section 2.9.

“Closing Statement Escrow Account” has the meaning set forth in Section 2.7.

“Closing Stock Amount” means a number of shares of Parent Common Stock equal to (a) the Adjusted Stock Consideration, as set forth in the Closing Statement, minus (b) a number of shares of Parent Common Stock equal to (i) the sum of (x) the Defect Escrow Amount, plus (y) the Section 2.9 Holdback Amount, if any, divided by (ii) the Reference Price.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Alternative Transaction” is defined in Section 9.25(a).

“Company Board” means the board of directors of the Company as established by the Company LLC Agreement.

“Company Contact” is defined in Section 9.1(d).

“Company Expenses” means the documented out-of-pocket fees and expenses incurred or paid by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement prior to the termination of this Agreement, including fees and expenses of law firms, accountants, experts and consultants; provided, however, that regardless of the actual amount of such fees and expenses “Company Expenses” shall not exceed an aggregate amount of $15.0 million.

“Company Fundamental Representations and Warranties” means those representations and warranties of the Company set forth in Section 7.1, Section 7.2(a), Section 7.2(b) (solely with respect to the Company LLC Agreement), Section 7.3, Section 7.4(a), Section 7.4(b), Section 7.4(c), Section 7.5(a), and Section 7.7.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 6, 2018, as in effect on the date of this Agreement.

“Company Notes” means the Company’s 5.375% Senior Notes due 2029.

“Company Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2018, by and among the Company, as borrower, Wells Fargo Bank, N.A., in its capacity as administrative agent, and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).

“Company Subsidiaries” means, collectively, Indigo Minerals and Indigo Haynesville Agent Corporation.

“Company Units” means the Class A Common Units, the Class B Common Units, the Preferred Units and the Incentive Units.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 15, 2021, by and between the Company and Parent.

“Consent” means any consent, approval, notice or authorization that is required to be obtained, made or complied with for or in connection with the Merger, including any deemed indirect sale, assignment or transfer of any Oil & Gas Asset, or any interest therein, by any Target Group Member as a result of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement and the Related Agreements, in each case, except for notices to co-owners, operators and buyers of production, or approvals from Governmental Authorities that are customarily delivered after Closing.

“Consideration Fund” is defined in Section 3.4(a).

“Continuing Employees” means (a) the Target Group Field Employees and (b) the Selected Target Group Non-Field Employees, in each case, who remain employed by the Company, Parent or one of their respective post-Closing Affiliates as of and following the Closing Date.

“Contracts” means all of the Target Group’s right, title and interest in and to any and all contracts, agreements, mortgages, indentures, deeds of trust, leases, commitments, licenses, consensual obligations, arrangements, permits, concessions, promises, instruments or understandings, whether written or oral, excluding (in each case) (a) Licensed Seismic Data or (b) the Leases and any other instruments creating any interest in any real property.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inactions taken or plans, procedures or practices adopted (and compliance therewith), in each case, in connection with or in respect to any Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Cure Deadline” is defined in Section 4.1(e).

“D&O Provisions” is defined in Section 9.6(a).

“Debt Financing” means any debt financing by Parent during the period prior to the Closing.

“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing, their Affiliates and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives.

“Debt Financing Sources” means any party or parties providing any Debt Financing.

“Defect Escrow Account” is defined in Section 2.7.

“Defect Escrow Amount” means the aggregate amount to be paid into the Defect Escrow Account at Closing pursuant to Sections 4.1(f), 4.1(i)(i), 5.4(b), 5.4(c), and 5.5(a).

“Defensible Title” means such title to the Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1, that, as of the date of this Agreement and immediately prior to Closing, and subject to Permitted Encumbrances, is deducible of record or evidenced by unrecorded instruments or elections, in each case, to the extent made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements, and:

(a)    with respect to (i) the currently producing formation for each Well listed on Annex A-2, (ii) the Target Zone for each Well-In-Progress listed in Annex A-6, and (iii) the Target Zone for each Lease listed on Annex A-1, as applicable, entitles the Target Group to receive not less than (A) the Net Revenue Interest share set forth on Annex A-2 for such Well, (B) the Net Revenue Interest share set forth on Annex A-6 for such Well-In-Progress, or (C) the Net Revenue Interest share set forth on Annex A-1 for such Lease, as applicable, of all Hydrocarbons produced, saved and marketed from such Well, Well-In-Progress or Lease, as applicable, in each case, throughout the productive life of such Well, Well-In-Progress or Lease, and except for any (1) decreases caused by orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters, (2) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent (x) after the date of this Agreement, or (y) prior to the date of this Agreement, to the extent set forth on Schedule 7.23, (3) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, to the extent such underproduction or underdeliveries are reflected on Schedule 7.19, (4) operations where any Target Group Member may be a non-consenting co-owner (subject to the provisions set forth herein) or (5) as may be otherwise caused by Parent or any of its Affiliates;

(b)    with respect to (i) the currently producing formation for each Well listed on Annex A-2 or (ii) the Target Zone for each Well-In-Progress listed on Annex A-6, as applicable, obligates the Target Group to bear (or pay) no more than (A) the Working Interest share set forth on Annex A-2 for such Well or (B) the Working Interest share set forth on Annex A-6 for such Well-In-Progress, as applicable, of the costs and expenses for the maintenance and development of, and operations relating to such Well or Well-In-Progress, as applicable, in each case, throughout the productive life thereof, without at least a proportionate increase in Net Revenue Interest, and except, in each case, for any increases (1) caused by orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters, (2) caused by contribution requirements with respect to defaults or non-consent elections by co-owners under any applicable operating agreement, to the extent such elections are reflected on Schedule 7.23, (3) required to account for any overproduction from other working interest owners or past overdeliveries from pipelines, to the extent such overproduction or overdeliveries are reflected on Schedule 7.19, (4) caused by the ownership of additional Fee Minerals covering such Well (if owned in its currently producing formation) or Well-In-Progress (if owned in its applicable Target Zone), as applicable, or (5) as may be otherwise caused by Parent or any of its Affiliates;

(c)    with respect to the Target Zone for each Lease set forth on Annex A-1, entitles the Target Group to receive no fewer than the number of Net Acres shown on Annex A-1 for such Lease throughout the productive life thereof, except for any decrease caused by (i) orders of any applicable Governmental Authority having jurisdiction that are promulgated after the date of this Agreement that concern pooling, unitization, communitization or spacing matters or (ii) as may be otherwise caused by the Parent or any of its Affiliates;

(d)    with respect to the Target Zone for each Fee Mineral shown on Annex A-3, entitles the Target Group to not less than the Mineral Fee Net Acres shown on Annex A-3 for such Fee Mineral;

(e)    with respect to Leases within their primary term, such Leases will not expire prior to the expiration of such Lease’s primary term due to prescription or other Law (a “Prescription Defect”); and

(f)    is free and clear of all Liens.

“Development Plan” means that certain operational development plan set forth on Schedule 9.23.

“DLLCA” means the Delaware Limited Liability Company Act.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Effective Time” is defined in Section 2.2.

“Employee Benefit Plan” is defined in Section 7.33(a).

“Environmental Arbitrator” is defined in Section 5.5(b).

“Environmental Condition” means (x) any environmental condition affecting or relating to an individual Oil & Gas Asset that constitutes a current violation of an Environmental Law, or (y) the existence with respect to any Oil & Gas Asset of any environmental pollution or contamination where remedial or corrective action is presently required under Environmental Laws. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (c) except with respect to personal property (i) that causes or has caused contamination of air, soil, subsurface, surface water or groundwater which is a current violation of Environmental Law, (ii) the use or condition of which is a current violation of Environmental Law, or (iii) with respect to which remedial or corrective action is presently required under Environmental Laws, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Defect” means any Environmental Condition with respect to any Oil & Gas Asset; provided that the term “Environmental Defect” does not include any Environmental Condition with respect to any Oil & Gas Assets to the extent caused by or relating to NORM or asbestos (except to the extent that the same results in a current violation of Environmental Law, or a remedial or corrective action is presently required under Environmental Laws) or any matter otherwise expressly disclosed in any Schedule.

“Environmental Defect Amount” means with respect to an Environmental Defect, the present value as of the Closing Date of the cost (net to the applicable Target Group Member’s interest) of the Lowest Cost Response of such Environmental Defect; provided that the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or Losses included in another Environmental Defect Amount hereunder.

“Environmental Defect Deductible Amount” means Forty-Seven Million Two Hundred Fifty Thousand and no/100 dollars ($47,250,000.00).

“Environmental Defect Notice” is defined in Section 5.3(a).

“Environmental Defect Property” is defined in Section 5.3(b)(ii).

“Environmental Laws” means all applicable federal, state, and local Laws in effect as of the Execution Date relating to pollution or the protection of the environment or biological resources and all regulations implementing the foregoing, including those Laws relating to the storage, handling, and use of Hazardous Materials, and those Laws relating to the generation, processing, treatment, storage, transportation and disposal thereof. Notwithstanding anything in this Agreement to the contrary, the term “Environmental Laws” does not include

(a) prudent, good or desirable operating practices, policies, statements or standards that may be employed or adopted by other oil and gas well operators, in each case that are not required by any Governmental Authority, or (b) the provisions of the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, to the extent relating to matters other than pollution or the protection of the environment or biological resources or exposure to Hazardous Materials, or any other Law governing worker safety or workplace conditions (to the extent related to the exposure to Hazardous Materials).

“Environmental Liability” means all Losses (including remedial, removal, response, clean-up, investigation or monitoring costs), consulting fees, orphan share, prejudgment and post judgment interest, court costs, and other damages incurred or imposed in connection with, or resulting from or attributable to: (a) any actual release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials; or (c) to any other matter, condition or circumstance concerning Environmental Laws, Environmental Defects, Environmental Conditions, Environmental Permits or the violation thereof.

“Environmental Permit” means any Permit required by Environmental Laws.

“Environmental Threshold Amount” is defined in Section 5.6(a).

“Equipment” means all of the Target Group’s right, title and interest in and to any wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” is defined in Section 7.33(a).

“Escrow Agent” means Computershare Trust Company N.A. or another nationally recognized financial institution reasonably acceptable to the Company.

“Escrow Agreement” is defined in Section 2.7.

“Examination Period” is defined in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Stock” is defined in Section 3.1(c).

“Execution Date” is defined in the Preamble.

“Existing Hedge Contract” is defined in Section 7.37.

“Expense Account Release Date” is defined in Section 2.8.

“Fee Minerals” means any and all Hydrocarbon and mineral fee interests owned by any Target Group Member, including those fee minerals set forth on Annex A-3.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Final Closing Statement” is defined in Section 2.9.

“Final Merger Consideration” means the Per Unit Cash Consideration and the Per Unit Stock Consideration.

“Financial Statements” means (i) the Historical Financial Statements and (ii) the Company’s unaudited consolidated balance sheet, and related consolidated statements of operations, consolidated statements of members’ common equity and consolidated statements of cash flows, together with the notes thereto, as of the end of and for each three-month (3-month), six-month (6-month) or nine-month (9-month), as applicable, period (and as of the end of and for the corresponding period of the prior fiscal year) ended after December 31, 2020 and at least forty-five (45) days prior to the Closing, which financial statements the independent accountants of the Company shall have performed a customary review in order to provide customary comfort letters in connection with the Debt Financing, which Financial Statements shall be provided to Parent no later than forty-five (45) days after the end of each such period.

“Financing Information” means the financial and other pertinent information regarding the Target Group as shall exist and be reasonably requested by Parent for use in connection with any marketing of any Debt Financing; provided that, the Company shall not be required to provide, and Parent shall be solely responsible for, (a) any financial statements other than the Financial Statements, (b) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (c) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes,” (d) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (e) subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act (and, in each case, any successor thereto), (f) compensation discussion and analysis or other information required by Item 402 of Regulation S-K under the Securities Act or information regarding executive compensation or related-party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A (and, in each case, any successor thereto) or (g) “segment” financial information.

“Fraud” means, with respect to any Person, an actual, intentional and knowing misrepresentation with respect to any statement in any representation or warranty set forth in Article VII or Article VIII (as applicable and in each case as qualified by the Schedules to this Agreement) or in the certificate delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), in each case, on which the other Party to this Agreement relies to its detriment; provided, however, that, with respect to any Person, such actual, intentional and knowing misrepresentation shall only be deemed to exist if such Person (and, only if one or more of the individuals listed in the definition of “Knowledge”) has (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof, in the case of any representation or warranty set forth in Article VII or Article VIII (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), that such representations and warranties were actually breached on the date hereof, in the case of any representation or warranty set forth in Article VII, or Article VIII (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), and (b) the actual and specific intent that the other Party rely on such misrepresentation.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Gathering Systems” means the gathering systems depicted on Annex A-4.

“Good and Defensible Title” means, as to each Gathering System and the Rights-of-Way, such record title or interest (or as to any such assets that are not real property, such title or interest) that is free and clear of any Lien or defect in title (other than a Permitted Encumbrance) as is sufficient to enable the Target Group to own, operate and maintain such Gathering System and/or Right-of-Way, and conduct the business of the Target Group with respect thereto in all material respects in the ordinary course of business consistent with past practice.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.

“Governmental Approval” means any consent, certification, approval, permit, exemption or variance of, to, by or with, any Governmental Authority pertaining to the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, parish, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Haynesville (LESS AND EXCEPT Mid Bossier) Target Zone” means the Haynesville Target Zone, LESS AND EXCEPT the stratigraphic equivalent of the Mid-Bossier Formation, defined as that interval from 11,134 feet to 11,397 feet, measured depth, as found and identified on the electronic log, for the Martin Timber Co. No. 4 Well (API # 1703124507), located in Section 20, Township 13 North, Range, 15 West, DeSoto Parish, Louisiana.

“Haynesville Target Zone” means either (a) the stratigraphic equivalent of the “Haynesville Zone” as defined in the applicable Louisiana Office of Conservation Unit Order for the Township, Range and Section in which the applicable Lease, Well-In-Progress, or Fee Mineral is located, as set forth on Annex A-1, Annex A-6 or Annex A-3, as applicable, or (b) if a Louisiana Office of Conservation Unit Order for the “Haynesville Zone” covering the location of the applicable Lease, Well-In-Progress, or Fee Mineral has not been established, the stratigraphic equivalent of that gas and condensate-bearing interval encountered between the depths of 10,418 feet to 12,308 feet (electrical log measurements) in the Winchester Production Company – Means No. 16 Well, located in Section 23, Township 14 North, Range 14 West, DeSoto Parish, Louisiana.

“Hazardous Materials” means any material, substance or waste, whether solid, liquid, or gaseous which is regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law due to its dangerous or deleterious properties or characteristics, but excluding naturally occurring radioactive materials and asbestos or asbestos-containing materials.

“Hedge Contract Gains” means, with respect to any Specified Hedge Contract, the amount that the Company is or would be entitled to receive from the applicable counterparty under the terms of such Specified Hedge Contract (giving effect to any offset or netting of amounts under (i) in the case of Section 9.12(d), all Specified Hedge Contracts other than Retained Specified Hedge Contracts, and (ii) in the case of Section 9.12(e), all Specified Hedge Contracts, but, in each case (i) and (ii), without offset or netting of amounts under any Existing Hedge Contracts) upon the termination thereof.

“Hedge Contract Losses” means, with respect to any Specified Hedge Contract, the amount that the Company is or would be obligated to pay to the applicable counterparty under the terms of such Specified Hedge Contract (giving effect to any offset or netting of amounts under (i) in the case of Section 9.12(d), all Specified Hedge Contracts other than Retained Specified Hedge Contracts, and (ii) in the case of Section 9.12(e), all Specified Hedge Contracts, but, in each case (i) and (ii), without offset or netting of amounts under any Existing Hedge Contracts) upon the termination thereof.

“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for the avoidance of doubt, any physically settled Contract, including index, fixed price or physical basis transactions) to which any Target Group Member is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“Hedge Transfer Fees” means any fees, costs, expenses or charges expressly payable or required to be paid under the terms of any Existing Hedge Contract or Specified Hedge Contract as a result of the novation of any such Existing Hedge Contract or Specified Hedge Contract from the Company to Parent.

“Historical Financial Statements” is defined in Section 7.10(a).

“Holders” means any holder of a Company Unit.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Oil & Gas Assets.

“Imbalances” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Target Group therein and the shares of production from the relevant Well to which the Target Group is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Target Group and the Hydrocarbons actually delivered on behalf of the Target Group at that point.

“Incentive Unit” has the meaning set forth in the Company LLC Agreement.

“Incremental Bonus” means bonuses paid by the Company to certain Target Group Employees at the discretion of the officers of the Company, in an amount not to exceed $8,165,112.00 in the aggregate, which for the avoidance of doubt, shall not include the Retention Bonuses.

“Income Taxes” means income, capital gain, franchise and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Indebtedness” means (without duplication): (a) all indebtedness of any Target Group Member for borrowed money or indebtedness issued or incurred by any Target Group Member in substitution or exchange for indebtedness for borrowed money; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by any Target Group Member or for which any Target Group Member may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any such indebtedness described in the other clauses of this definition (other than interest expense in respect of any Permitted Indebtedness Amount) and (d) indebtedness evidenced by any note, bond, debenture or other debt security. For purposes of the determination of the Cash Adjustment Amount, “Indebtedness for borrowed money” shall also include any and all amounts necessary and sufficient to retire such Indebtedness (other than the Company Notes), including principal (including current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for borrowed money at or in connection with Closing.

“Independent Accounting Firm” is defined in Section 2.9.

“Independent Environmental Review” is defined in Section 5.1.

“Independent Title Review” is defined in Section 4.1(a).

“Indigo Agent Merger” is defined in Section 9.29.

“Indigo Haynesville Agent Corporation” is defined in the Recitals.

“Indigo Minerals” is defined in the Recitals.

“Indigo Minerals Merger” is defined in Section 9.29.

“Initial Per Unit Cash Consideration” means the Closing Cash Amount allocated to the Holders pursuant to terms of the Company LLC Agreement as detailed in the Payment Schedule.

“Initial Per Unit Stock Consideration” means the Closing Stock Amount allocated to the Holders pursuant to terms of the Company LLC Agreement as detailed in the Payment Schedule.

“Intellectual Property” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.

“Interest Reduction” is defined in the definition of Permitted Encumbrances.

“Interim Financial Statements” is defined in Section 7.10(a).

“Kirkland” is defined in Section 14.11.

“Knowledge” means all facts actually known by those individuals specified in clause (a) or (b) below, as the case may be, in each case after making inquiry of such individual’s direct reports: (a) in the case of the Company, Pritchard, Frank D. Tsuru, George C. Francisco IV, Robert W. Hunt Jr., Michael G. Winsor, Zachary J. Hart and Rebecca L. Bayless, and (b) in the case of Parent, Bill Way, Clay Carrell, Michael Hancock, Chris Lacy and Andy Huggins.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Leakage” means any of the following, without duplication, made by any Target Group Member to the extent occurring during the period after March 31, 2021 and prior to Closing: (a) any dividend or distribution of profits or assets (whether in cash or in kind) declared, paid or made (whether actual or deemed) by a Target Group Member to Holder or any other Person (other than another Target Group Member) in respect of any share capital, loan capital or other Securities of a Target Group Member, or otherwise; (b) any payments made or agreed to be made by any Target Group Member to any Holder or any of its Affiliates, in respect of any share capital, loan capital or other Securities of any Target Group Member being issued, redeemed, purchased or repaid, or any other return of capital, or otherwise; (c) the amount of all interest payments, payments of principal amounts or other payments attributable to Indebtedness for borrowed money made by any Target Group Member after March 31, 2021 (other than principal and scheduled interest payments on the Company Notes and Company Revolving Credit Facility); (d) the forgiveness, release or waiver of any indebtedness for borrowed money or other debt or of any claim of rights outstanding against any Person other than Target Group; (e) the making of any gift or other gratuitous payment; (f) the payment of any Transaction Expenses for which the Target Group is liable, on behalf of any Holder or its Affiliates, or which the Target Group pays for the benefit of any Holder or its Affiliates prior to the Closing; (g) the payment or incurrence of any Tax as a consequence of any of the foregoing matters; and (h) the making of or entering into of any agreement or binding arrangement relating to any of the foregoing matters.

“Leases” means all of the Target Group’s right, title and interest in and to all oil, gas and/or mineral leases (including all leasehold interests, sublease interests, farmout interests, Royalties and other types of mineral interests other than Fee Minerals), including those Leases set forth on Annex A-1, and including any rights to acquire any of the foregoing.

“Licensed Seismic Data” is defined in Section 9.13.

“Lien” means any mortgage, deed of trust, lien, charge, security interest, pledge or other similar encumbrance, including any landowner or lessor’s lien to the extent it burdens any Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Leases set forth on Annex A-1, or Fee Minerals set forth on Annex A-3.

“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, payments, charges, indebtedness for borrowed money, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes, addresses or remedies an Environmental Condition or Environmental Defect, in the most cost-effective manner (taken as a whole, taking into consideration any direct expense, liabilities or Losses that are reasonably expected to arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws; provided that the Lowest Cost Response shall always include remediation required by any Governmental Authority under Environmental Law. The Lowest Cost Response shall not include: (a) the costs of Parent’s or any of its Affiliates’ employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets, or in connection with permit renewal/amendment activities); (c) overhead costs of Parent or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (e) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets in the ordinary course of business, and not as a result of the applicable Environmental Condition or Environmental Defect; or (f) the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present in or on the Oil & Gas Assets (unless such assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions is currently required by any Governmental Authority under Environmental Law).

“Majority Holders” is defined in Section 3.6(d).

“Material Adverse Effect” means, (A) (x) with respect to the Company, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of the Target Group, taken as a whole, and (y) with respect to Parent, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (B) with respect to any Person, materially impairs the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby, prevents or materially delays or materially impairs the ability of such Person or its Subsidiaries to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement or the other transactions contemplated hereby, but shall not include any of the following, alone or in combination:

(i)    (A) any fact, circumstance, event, change, development, condition, occurrence or effect that is generally affecting the industries in which such Person and its Subsidiaries operate or the economy as a whole or (B) general economic, political, business or financial market conditions (including changes in oil and gas or other commodity, goods or service prices and any changes in credit, currency, financial, commodities, securities or banking markets), in each case, except to the extent such Person and its Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

(ii)    any fact, circumstance, event, change, development, condition, occurrence or effect to the extent directly resulting from the announcement of the execution of this Agreement, the pendency of the transactions contemplated hereby or performance of this Agreement (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or any member of the Target Group); provided that the exception in this clause (ii) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 7.5 and, to the extent related thereto, the conditions in Section 12.2(a) or to references to “Material Adverse Effect” in the representations and warranties set forth in Section 8.4 and, to the extent related thereto, the condition in Section 12.3(a);

(iii)    solely with respect to Parent, fluctuations in the price or trading volume of the shares of Parent Common Stock; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to Parent;

(iv)    any downgrade in such Person’s credit rating; provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such downgrade has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(v)    any fact, circumstance, event, change, development, condition, occurrence or effect to the extent resulting from any changes in applicable Law, accounting standards or principles (including GAAP) (or any guidance relating thereto or the interpretation thereof), in each case, after the date hereof;

(vi)    any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(vii)    reclassification or recalculation of reserves in the ordinary course of business;

(viii)    natural declines in well performances in the ordinary course of business;

(ix)    any action taken (or omitted to be taken) by the Company or the Target Group, and the consequences thereof, at the written request of Parent, after the Execution Date (for the avoidance of doubt any action by, or omission of, the Company or the Target Group for which the Company or any other Target Group Member sought or requested, and Parent provided, consent shall not be deemed to be “at the written request” of Parent); or

(x)    any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any outbreak, continuation, escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over the applicable Person, providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the Execution Date, in each case, except to the extent such Persons and their respective Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates.

“Material Contract” is defined in Section 7.14(a).

“Membership Interests” means, with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any Security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.

“Merger” is defined in Section 2.1.

“Merger Sub” is defined in the Preamble.

“Mineral Fee Net Acres” means, as computed separately with respect to each Fee Mineral set forth on Annex A-3, (a) the gross number of acres in the lands covered by such Fee Mineral insofar as it relates to the applicable Target Zone for such Fee Mineral (as determined by the legal description of the premises or survey plat over the premises), multiplied by (b) after excluding any non-participating royalty interest, production payment, net profits, interest or any other reduction to the revenue share of a mineral owner, the mineral interest’s share (expressed as a percentage or decimal fraction) of the revenues attributable to all oil, gas and other Hydrocarbons that may be produced, saved and sold from or allocated to such Fee Mineral (limited to the applicable Target Zone), subject to any reservations, limitations or depth restrictions described on Annex A-3.

“Net Acres” means, as computed separately with respect to each Lease set forth on Annex A-1, as applicable: (i) the gross number of acres in the lands covered by such Lease insofar as it relates to the applicable Target Zone for such Lease (as determined by the legal description of the premises or survey plat over the premises), multiplied by (ii) the lessor’s undivided fee simple mineral interest (expressed as a percentage) in such Lease insofar as it relates to the applicable Target Zone for such Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of such Lease), multiplied by (iii) the Target Group’s undivided Working Interest in such Lease (insofar as it relates to the applicable Target Zone for such Lease); provided that if the items in clause (ii) and/or (iii) vary as to different areas or tracts of land covered by any such Lease, a separate calculation shall be done for each such tract or area as if it were a separate Lease.

“Net Revenue Interest” means (a) with respect to any Well set forth on Annex A-2 or Well-In-Progress set forth on Annex A-6, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold (or, in the case of a Well-In-Progress, would be produced, saved and sold if such Well-In-Progress were drilled and completed), from or allocated to such Well (limited to the applicable currently producing formation for such Well) or Well-In-Progress (limited to the applicable Target Zone for such Well-In-Progress), subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2, or Annex A-6, net of Royalties, and (b) with respect to any Lease set forth on Annex A-1, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other

Hydrocarbons that may be produced, saved and sold from or allocated to such Lease (limited to the applicable Target Zone), subject to any reservations, limitations or depth restrictions described on Annex A-1, net of Royalties.

“Non-Operated Assets” means an undivided interest in the Oil & Gas Assets with respect to which the Target Group or their Affiliates is not the operator.

“NORM” means naturally occurring radioactive material.

“Notice” is defined in Section 14.1(a).

“Notice of Disagreement” is defined in Section 2.9.

“Notice of Recommendation Change” is defined in Section 9.15(e).

“Novation Agreement” means an ISDA Novation Agreement on customary terms, substantially in the form of Exhibit D.

“Novation Instruments” is defined in Section 9.12(c).

“NYSE” means the New York Stock Exchange.

“Oil & Gas Assets” means, without duplication: (a) all Leases and Fee Minerals held by the Target Group, and all right, title and interest of the Target Group attributable or allocable thereby by virtue of any and all pooling, unitization, communitization and operating agreements (including the Leases set forth on Annex A-1 and the Fee Minerals set forth on Annex A-3); (b) all Wells of the Target Group (including the Wells set forth on Annex A-2 and the Wells-In-Progress set forth on Annex A-6); (c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Wells, Wells-In-Progress and Fee Minerals and the units created thereby (the “Units”) (the oil and gas assets as described in clauses (a), (b) and (c) respectively, collectively, the “Oil & Gas Interests”); (d) all of the Target Group’s right, title and interest in and to (i) all lands covered by or subject to the Oil & Gas Interests and all Royalties applicable to the Oil & Gas Interests and (ii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands; (e) all of the Target Group’s right, title and interest in and to all real and personal property located in or upon such lands or used in connection with the exploration, development or operation of the Oil & Gas Interests or the Gathering Systems; (f) all Contracts related to the Oil & Gas Interests and the Gathering Systems, including any rights of the Target Group under any joint operating agreement, joint exploration agreement, farmin and farmout agreements, area of mutual interest agreement or similar agreement; (g) all Equipment; (h) the Gathering Systems; (i) the Rights-of-Way; (j) the Existing Hedge Contracts and the Specified Hedge Contracts that in each case are novated from the Company to Parent at the Closing; and (k) the Hydrocarbons produced from the Oil & Gas Interests or allocated thereto from and after the Closing Date.

“Oil & Gas Interests” is defined in the definition of Oil & Gas Assets.

“Parent” is defined in the Preamble.

“Parent Adverse Recommendation Change” is defined in Section 9.15(d).

“Parent Board” is defined in Section 9.14(b).

“Parent Board Recommendation” is defined in Section 9.14(b).

“Parent Capital Stock” is defined in Section 8.11(a).

“Parent Charter Amendment” means an amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent Common Stock to such amount as determined by the Parent Board.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.01 per share.

“Parent Fundamental Representations and Warranties” means those representations and warranties of Parent set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4(a), Section 8.8, Section 8.11 and Section 8.13.

“Parent Group” means, collectively, Parent and its Subsidiaries.

“Parent Intervening Event” is defined in Section 9.15(f).

“Parent Options” is defined in Section 8.11(a).

“Parent Preferred Stock” is defined in Section 8.11(a).

“Parent Proposal” is defined in Section 8.2(b).

“Parent PUs” is defined in Section 8.11(a).

“Parent RSUs” is defined in Section 8.11(a).

“Parent SEC Reports” is defined in Section 8.14(a).

“Parent Stock Incentive Plan” is defined in Section 8.11(a).

“Parent Stockholder Approval” means, at a meeting of the Parent Stockholders at which a quorum is present, the approval of the Stock Issuance by the affirmative vote of the holders of a majority of shares of Parent Common Stock present in person or represented by proxy and entitled to vote thereat.

“Parent Stockholders” means the stockholders of Parent.

“Parent Stockholders Meeting” is defined in Section 9.14(b).

“Party” and “Parties” are each defined in the Preamble.

“Party Affiliate” is defined in Section 14.10.

“Pass-Through Income Tax Matter” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to any Pass-Through Tax Return.

“Pass-Through Tax Return” means any Tax Return of any Target Group Member in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Holders or their direct or indirect owners under applicable Law.

“Paying Agent” refers to Computershare Trust Company N.A. or another nationally recognized financial institution reasonably acceptable to the Company.

“Paying Agent Agreement” is defined in Section 3.4(a).

“Payment Schedule” is defined in Section 3.3.

“Per Unit Cash Consideration” means the Initial Per Unit Cash Consideration, plus the amount of any cash per Company Unit released to the Holders from the Unitholder Representative Expense Account or the SC Escrow Account in accordance with the terms of this Agreement as allocated to the Holders pursuant to terms of the Company LLC Agreement as detailed in the Payment Schedule.

“Per Unit Stock Consideration” means the Initial Per Unit Stock Consideration plus the number of shares of Parent Common Stock, if any, distributed pursuant to the Escrow Agreement as allocated to the Holders pursuant to terms of the Company LLC Agreement as detailed in the Payment Schedule.

“Permit” means all of the Target Group’s right, title and interest in and to any license, authorization, lease, approval of lease assignment, notice, franchise, permit, designation, plan, certificate, approval, registration, conditions, or similar authorization necessary to own or operate the Oil & Gas Assets (in each case) from or with a Governmental Authority, other than the Leases.

“Permitted Encumbrances” means

(a)    lessor’s royalties, non-participating royalties, overriding royalties, production payments, carried interests, reversionary interests and other Royalties or similar burdens upon, measured by, or payable out of production which do not individually or in the aggregate: (i) reduce the Target Group’s Net Revenue Interest as to any Lease, Well or Well-In-Progress, as applicable, to an amount below the amount shown on Annex A-1 for such Lease, Annex A-2 for such Well or on Annex A-6 for such Well-In-Progress, as applicable; (ii) increase the Target Group’s Working Interest as to any Well or Well-In-Progress, as applicable, to an amount above the amount shown on Annex A-2 for such Well or on Annex A-6 for such Well-In-Progress without at least a proportionate increase to the Target Group’s Net Revenue Interest for such Well or Well-In-Progress, as applicable; (iii) increase the Target Group’s Net Acres (due to an increased Working Interest) for any Lease set forth on Annex A-1 above the amount set forth on Annex A-1, or (iv) decrease the Target Group’s Mineral Fee Net Acres for any Fee Mineral set forth on Annex A-3 below the amount set forth in Annex A-3 (each, of (i), (ii), (iii) and (iv), an “Interest Reduction”);

(b)    the terms and conditions of the Material Contracts that have been provided to Parent, except to the extent of an Interest Reduction (including as a result of failing to meet any minimum drilling commitments in such Material Contract occurring prior to the Execution Date);

(c)    preferential rights to purchase and required Third-Party consents to assignment and similar agreements, but with respect to any Consents or Preferential Purchase Rights, only to the extent set forth on the Schedules to this Agreement or that are not triggered by the transactions contemplated by this Agreement;

(d)    all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;

(e)    Liens for Taxes, assessments or other governmental charges which are not yet due and payable;

(f)    easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil & Gas Assets which do not operate to materially interfere with current operations on the Oil & Gas Assets;

(g)    rights of a common owner of any interest currently held by any Target Group Member and such common owner as tenants in common or through common ownership, in each case, except to the extent of an Interest Reduction;

(h)    Liens created under any lease, operating agreement or pooling order or similar agreement or by operation of Law relating to obligations not yet due or pursuant to which the Target Group is not in default, and materialmen’s, mechanics’, repairmen’s, or other similar liens or charges arising by Law or under a Contract that are not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(i)    the terms and provisions of Leases and instruments (including any “free gas” arrangements under the Leases) creating or evidencing ownership to such Oil & Gas Assets, as well as the terms and provisions of all assignments and conveyances of any of the Oil & Gas Assets to the Company or the Target Group, in each case, except to the extent of an Interest Reduction (including as a result of failing to meet any minimum drilling commitments in such Lease or other instrument occurring prior to the Execution Date);

(j)    (i) such Title Defects as Parent may have waived or except in connection with Section 7.35, Parent is deemed to have waived pursuant to the terms of this Agreement or (ii) Title Defects that were not properly asserted by Parent on or before the end of the Examination Period;

(k)    all Liens that are released at or prior to Closing;

(l)    except to the extent triggered on or prior to the Execution Date, conventional rights of reassignment obligating the Target Group to reassign its interest in any portion of the Leases to a Third Party, and where such conventional rights of reassignment arise under a Contract (excluding, however, reassignment obligations arising under a joint operating agreement (or similar agreement) upon the occurrence of payout) solely to the extent such conventional rights of reassignment are set forth on Schedule PE(1);

(m)    defects in the chain of title arising from the failure to recite marital status, omissions of heirship proceedings, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization, unless Parent provides affirmative evidence of another Person’s competing or superior claim of title to the relevant Oil & Gas Asset;

(n)    the matters set forth on Schedule 7.8;

(o)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Oil & Gas Asset in any manner (excluding eminent domain or condemnation), (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase or recapture or to designate a Parent of any of the Oil & Gas Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated, and (iv) to enforce any obligations or duties affecting the Oil & Gas Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, in each case, except to the extent of an Interest Reduction;

(p)    zoning and planning ordinances and municipal regulations, except to the extent of an Interest Reduction;

(q)    any matter specifically referenced on Annex A-1, Annex A-2, Annex A-3 or Annex A-6;

(r)    defects that have been fully cured by applicable Laws of limitation or prescription as evidenced by matters on the public record;

(s)    defects or depth severances that pertain to any formation other than the currently producing formation for any Well;

(t)    defects or depth severances that pertain to any formations other than the applicable Target Zone for any Well-In-Progress, Lease or Fee Mineral;

(u)    immaterial defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more, unless such failure has resulted in another Person’s superior claim of title to the relevant Lease or Fee Mineral;

(v)    defects arising from prior oil and gas leases, Liens, production payments or mortgages relating to lands covered by any Leases or Fee Minerals that are not released of record and that have expired on the face of such instrument on the record;

(w)    failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in any Target Group Member’s chain of title to such Oil & Gas Asset to the extent (i) such failure occurred more than five (5) years prior to the Execution Date and (ii) no Third Party has delivered a written claim with respect to such breach or violation thereof and such claim remains unresolved as of the Execution Date;

(x)    defects based solely on lack of information, including lack of information in the Target Group’s files, the lack of Third Party records, or the unavailability of information from Governmental Authorities; provided that this provision shall not extend to claims of Title Defects made as the result of the lack of evidence of payments in the Target Group’s records;

(y)    defects arising out of a lack of a survey or metes and bounds descriptions, unless (i) a survey or metes and bounds description is expressly required by Law, or (ii) the applicable legal description is not legally valid;

(z)    defects arising from any change in applicable Law after the Execution Date;

(aa)    Imbalances, to the extent set forth on Schedule 7.19;

(bb)    defects that affect only which royalty owner has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment to the extent, and only to the extent that such disputed amounts have been held in suspense by the Target Group and are set forth on Schedule 7.22;

(cc)    defects as a consequence of cessation of production, insufficient production, failure to produce in paying quantities or failure to conduct operations on any of the Oil & Gas Interests held by production, or lands pooled, communitized or unitized therewith to the extent such period of alleged cessation or insufficient production occurred more than seven (7) years prior to the Execution Date, unless the cessation of production, insufficient production, failure to produce in paying quantities or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(dd)    defects related to lack of pooling or unitization clauses in any Lease or instrument, unless Parent furnishes affirmative evidence that such lack of pooling authority causes a Unit to be improperly formed;

(ee)    defects based on a gap in the chain of title in the applicable state’s records as to state leases, or in the parish records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s chain or run sheet;

(ff)    encumbrances created under deeds of trust, mortgages and similar instrument’s by the lessor under a Lease covering the lessor’s or landowner’s surface and mineral interests in the land covered thereby that is not in default; provided that if such deed of trust, mortgage or similar instrument results in an encumbrance in an amount of Five Hundred Thousand and No /100 dollars ($500,000.00) or greater, then such encumbrance shall be a Permitted Encumbrance only if it is subordinated to the lessee’s interest in the applicable mineral estate;

(gg)    any license, option, or covenant of, or other contractual obligation with respect to, any Intellectual Property that does not secure Indebtedness; and

(hh)    the matters set forth on Schedule PE.

“Permitted Expenditures” means an amount not to exceed the sum of (a) all expenditures incurred by the Target Group after the date of this Agreement in order to effect the Development Plan, including all applicable drilling and completion costs, related field costs and any other related operational costs, plus (b) any other costs or expenses (other than (i) Transaction Expenses and (ii) any expenses in excess of $2,000,000 in connection with the Specified Claim) incurred by the Target Group after the date of this Agreement in the ordinary course of business consistent with past practice and in compliance with this Agreement, plus (c) interest payments on the Company Notes after the date of this Agreement, plus (d) Losses on Specified Hedge Contracts, plus (e) all amounts payable in respect of (i) the Retention Bonuses, together with the employer portion of any payroll, social security or other Taxes required to be paid by the Target Group in connection therewith, and (ii) the Incremental Bonuses; provided that “Permitted Expenditures” referred to in (a), (c), (d) and (e) shall not constitute Transaction Expenses.

“Permitted Indebtedness Amount” means, an amount as of the Effective Time equal to the sum of (a) the amount of then outstanding of Indebtedness (and any interest accrued in respect thereof) incurred on the Company Revolving Credit Facility in respect of Permitted Expenditures, plus (b) $49,000,000.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Phase I Environmental Site Assessment” as defined by applicable ASTM standards.

“Phase II Environmental Site Assessment” as defined by applicable ASTM standards.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Preferential Purchase Right” means preferential purchase rights, rights of first refusal or first offer, preemptive rights, subscription rights, participation rights, purchase options, call options, warrants, share purchase agreements or any similar rights that are applicable to the Merger, the indirect sale, assignment or transfer of any Oil & Gas Asset or the consummation of the transactions contemplated by this Agreement and the Related Agreements.

“Preferred Unit” has the meaning set forth in the Company LLC Agreement.

“Preliminary Closing Statement” is defined in Section 2.9.

“Prescription Defect” is defined in the definition of Defensible Title.

“Pritchard” means William E. Pritchard III.

“Pritchard Note” means the Amended and Restated Promissory Note, dated as of December 31, 2018, from Pritchard to the Company.

“Pritchard Note Consideration” is defined in Section 3.3.

“Pritchard Pledge Agreement” means the Amended and Restated Unit Pledge Agreement, dated as of December 31, 2018, by and between the Company and Pritchard.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Proxy Statement” is defined in Section 9.14(a).

“R&W Insurance Deposit” is defined in Section 9.30.

“R&W Insurance Policy” is defined in Section 9.30.

“Reference Price” means $4.716, which represents the volume weighted average sales price as traded on NYSE of the shares of Parent Common Stock calculated for the thirty (30) trading day period ending on the trading day that is the day before the Execution Date.

“Registration Rights Agreement” is defined in Section 2.10(a)(iv).

“Related Agreements” means, collectively the Escrow Agreement, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Representatives” is defined in Section 9.15(a).

“Restricted Contact” is defined Section 9.1(g).

“Retained Specified Hedge Contracts” means the portion of each Specified Hedge Contract that the Company designates as a Retained Specified Hedge Contract in accordance with Section 9.12(b) and Schedule 7.37.

“Retention Bonuses” is defined in Section 9.8(d).

“Rights-of-Way” means all rights-of-way, surface fee rights, fee interests and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases, surface use agreements, subsurface easements, subsurface use agreements and other rights to, or interests in, real property and other similar real property interests held by the Target Group, to the extent and only to the extent used or held for use in connection with the ownership, operation or maintenance of the Oil & Gas Assets and, in each case, other than Permits, including those Rights-of-Way set forth on Annex A-5.

“Royalties” means any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other similar burdens upon, measured by or payable out of production.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SC Escrow Account” is defined in Schedule SC.

“SC Escrow Amount” is defined in Schedule SC.

“Scheduled NRI” is defined in Section 4.1(g)(v).

“SEC” is defined in Section 9.14(a).

“Section 2.9 Holdback Amount” is defined in Section 2.9.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” is defined in Section 7.42.

“Selected Target Group Non-Field Employees” is defined in Section 9.8(a)(ii).

“Solvent” means with respect to the Parent Group or the Target Group, as applicable, that, as of any date of determination, (a) the fair value of the assets of the Parent Group or the Target Group, as applicable, on a consolidated basis, as of such date, exceeds the sum of all liabilities of the Parent Group or the Target Group, as applicable, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of the Parent Group or the Target Group, as applicable, on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of the Parent Group or the Target Group, as applicable, on its existing debts (including contingent liabilities) as such debts become absolute and matured, and (c) the Parent Group or the Target Group, as applicable, on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or will be engaged following such date.

“Specified Claim” has the meaning set forth on Schedule SC.

“Specified Hedge Contract” is defined in Section 7.37.

“Stock Adjustment Amount” means the sum of the following (without duplication):

(a)    subject to the terms of Section 4.1(d) and Section 4.1(i), the aggregate amount of all finally determined Title Defect Amounts pursuant to Section 4.1(f) or Section 4.1(g) (after application of all finally determined Title Benefit Amounts in accordance with Section 4.1(j)(iii));

(b)    subject to the terms of Section 5.6, the aggregate amount of all finally determined Environmental Defect Amounts; and

(c)    subject to the terms of Section 6.1, the aggregate amount of all finally determined Casualty Losses.

“Stock Issuance” is defined in Section 8.2(b).

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, (a) any other Person that is Controlled (directly or indirectly) by such Person or (b) any corporation, partnership, limited liability company or other entity of which any shares of capital stock or other ownership interests are owned directly or indirectly by such Person.

“Subsidiary Interests” is defined in the Recitals.

“Subsidiary Merger” is defined in Section 9.29.

“Subsidiary Merger Request” is defined in Section 9.29.

“Superior Proposal” means an unsolicited bona fide written Alternate Proposal by a Third Party after the Execution Date to acquire or purchase, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, or (b) all or substantially all of the equity securities of Parent (or all or substantially all of the equity securities of any Subsidiary or Subsidiaries of Parent whose business constitutes all or substantially all of the net revenues, net income or consolidated assets of Parent and its Subsidiaries, taken as a whole), in each case, that, if the consideration contemplated by such proposal is comprised of cash in whole or in part, is fully financed or has fully committed financing and that the Parent Board reasonably determines in good faith after consultation with Parent’s financial advisors and outside legal counsel (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would be more favorable to the Parent Stockholders (in their capacity as stockholders) from a financial point of view compared to the transactions contemplated hereby, in each case, taking into account the Person making the Alternate Proposal, all legal, financial, tax and regulatory terms and conditions of the Alternate Proposal and this Agreement (including any modifications to the terms of this Agreement pursuant to Section 9.15), including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Alternate Proposal.

“Surviving Company” is defined in Section 2.1.

“Suspense Funds” means all amounts controlled by the Target Group and its Affiliates that are held in suspense and are attributable to the Oil & Gas Assets (including any such amounts attributable to other Working Interest owners’ interest in such assets).

“Tail Policy” is defined in Section 9.6(b).

“Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.

“Target Employee Benefit Plan” is defined in Section 7.33(a).

“Target Group” means, collectively, the Company and the Company Subsidiaries, and following the Closing, each of their successors and permitted assigns.

“Target Group Employee” means each employee included on the Target Group Employee List.

“Target Group Member” means any member of the Target Group.

“Target Group Employee List” is defined in Section 7.32(a).

“Target Group Field Employee” means each Target Group Employee identified as a field employee on the Target Group Employee List.

“Target Group Non-Field Employee” means each Target Group Employee who is not a Target Group Field Employee.

“Target Indemnified Persons” is defined in Section 9.6(a).

“Target Zone” means (a) with respect to each Lease or Well-In-Progress, the Haynesville Target Zone and/or the Haynesville (LESS AND EXCEPT Mid Bossier) Target Zone, as set forth on Annex A-1 for such Lease or Annex A-6 for such Well-In-Progress or (b) with respect to each Fee Mineral set forth on Annex A-3, the Haynesville Target Zone.

“Tax” or “Taxes” means (i) all U.S. federal, state or local or non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Taxing Authority, including taxes (and levies, assessments, tariffs, duties, or other charges or surcharges in the nature of taxes) on or with respect to income, franchise, windfall, or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes or their charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (ii) any liability for amounts described in the foregoing clause (i) of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or

non-U.S. Law), as a result of transferee liability, by Law, Contract or otherwise. For the avoidance of doubt, Taxes includes taxes of any kind based upon the acquisition, operation or ownership of the Oil & Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom.

“Tax Contest” is defined in Section 11.7.

“Tax Return” means any report, return, information return, statement, form, election, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means, with respect to any Person, any Tax allocation, indemnity, sharing or similar agreement to which such Person is a party or is otherwise subject; provided, however, that a Tax Sharing Agreement with respect to any Person does not include contracts entered into in the ordinary course of business of such Person the primary purpose of which is not Taxes, and does not include this Agreement.

“Taxing Authority” means the IRS or any other Governmental Authority that imposes, assesses, determines or collects any Taxes.

“Termination Date” is defined in Section 13.1(c).

“Termination Fee” is defined in Section 13.2(b).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” is defined in Section 4.1(i)(ii).

“Title Benefit” means any right, circumstance, or condition existing as of immediately prior to Closing that operates to:

(a)    increase the Net Revenue Interest of the Target Group for any Well set forth on Annex A-2 (as to the currently producing formation) or for any Well-In-Progress set forth on Annex A-6 (as to the applicable Target Zone) above that shown on Annex A-2 for such Well or Annex A-6 for such Well-In-Progress, as applicable, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-2 or Annex A-6 for such Well or Well-In-Progress, as applicable;

(b)    increase the Net Revenue Interest of the Target Group in any Lease above that shown on Annex A-1 (as to the applicable Target Zone), as applicable (and, with respect to a Lease, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-1 for such Lease, as to the applicable Target Zone);

(c)    increase the Net Acres of the Target Group in any Lease or the Mineral Fee Net Acres of the Target Group in any Fee Mineral above that shown on Annex A-1 or Annex A-3 (as to the applicable Target Zone), as applicable (and, with respect to a Lease, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Annex A-1 for such Lease, as to the applicable Target Zone); or

(d)    decrease the Working Interest of the Target Group for any Well set forth on Annex A-2 (as to the currently producing formation) or for any Well-In-Progress set forth on Annex A-6 (as to the applicable Target Zone) below that shown on Annex A-2 for such Well or Annex A-6 for such Well-In-Progress, as applicable, without a proportionate or greater decrease in the Target Group’s Net Revenue Interest below that shown on Annex A-2 for such Well (as to the currently producing formation) or Annex A-6 for such Well-In-Progress (as to the applicable Target Zone), as applicable.

“Title Benefit Amount” is defined in Section 4.1(h).

“Title Benefit Property” is defined in Section 4.1(h).

“Title Defect” means any Lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter that, if not cured, causes the Target Group to have less than Defensible Title to a Well set forth on Annex A-2, a Well-In-Progress set forth on Annex A-6, a Lease set forth on Annex A-1 or a Fee Mineral set forth on Annex A-3, as applicable, in each case, as of the Closing Date.

“Title Defect Amount” is defined in Section 4.1(g).

“Title Defect Deductible Amount” means Forty-Seven Million Two Hundred Fifty Thousand and no/100 dollars ($47,250,000.00).

“Title Defect Notice” is defined in Section 4.1(a).

“Title Defect Property” is defined in Section 4.1(d)(ii).

“Title Records” is defined in Section 4.1(a).

“Title Threshold Amount” is defined in Section 4.1(j)(i).

“Transaction Expenses” means, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Kirkland), investment bankers or other representatives) incurred, paid, reimbursed or required to be paid or reimbursed by the Target Group in connection with the transactions contemplated by this Agreement and the Related Agreements, including all costs to cure (or attempt to cure) any Title Defect, Environmental Defect or Casualty Loss and all Lease extension payments made, and including all amounts and obligations incurred, paid, reimbursed, accrued or required to be paid, reimbursed or accrued, in each case by any Target Group Member, prior to, or in respect of the period prior to and including the Closing Date under the Unitholder Representative Letter Agreement, dated June 1, 2021, by and among the Unitholder Representative, the Company and certain other Persons, (b) except to the extent required to be paid pursuant to Section 9.8(a)(iii) or Section 9.8(c) or required to be paid pursuant to arrangements entered into by, or at the direction of, Parent or its Affiliates (excluding the Company and its Affiliates prior to Closing), all “change of control,” retention or transaction bonus, termination, redundancy, severance or other similar payments, in each case, that are payable as a result of the consummation of the transactions contemplated by this Agreement, together with the employer portion of any payroll, social security or other Taxes required to be paid by the Target Group in connection with (i) the payments described in this clause (b) and (ii) the Incremental Bonuses and (c) fifty percent (50%) of the amount of the aggregate cost of the premium in respect of the R&W Insurance Policy; provided that in no event shall Transaction Expenses include any fees, costs or expenses (i) initiated or otherwise incurred at the written request of Parent or any of its Affiliates or representatives and pursuant to which Parent has agreed in writing to be responsible for such expense, (ii) related to any financing activities in connection with the transactions contemplated hereby, (iii) contemplated pursuant to Section 9.5 or elsewhere in this Agreement to be borne by Parent or (iv) that constitute Permitted Expenditures.

“Transaction Litigation” is defined in Section 9.17.

“Transfer Agent” initially means Computershare Limited, Parent’s duly appointed transfer agent for the Parent Common Stock.

“Transfer Taxes” means all transfer and similar Taxes arising in connection with the transactions contemplated by this Agreement, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees; provided that, for the avoidance of doubt, “Transfer Tax” shall not include any Income Taxes.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Unitholder Representative” is defined in the Preamble.

“Unitholder Representative Expense Account” is defined in Section 2.8.

“Unitholder Representative Expense Amount” means $5,000,000.00.

“Unitholder Representative Fund Distribution Amount” is defined in Section 2.8.

“Units” is defined in the definition of Oil & Gas Assets.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff.

“Well-In-Progress” means those un-completed or otherwise non-producing Wells being further described in Annex A-6.

“Wells” means all of Target Group’s right, title and interest in and to the oil, gas, CO2, water, injection and disposal wells (including saltwater disposal wells), used or held for use, whether producing, shut-in or abandoned, including those Wells set forth on Annex A-2.

“Working Interest” means, with respect to any Lease, Well or Well-In-Progress (limited to the applicable currently producing formation for such Well or the Target Zone for such Lease or Well-In-Progress, as applicable), and subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2, Annex A-3 or Annex A-6, the percentage interest in and to such Lease, Well or Well-In-Progress, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, Well or Well-In-Progress, but without regard to the effect of any Royalties.

Section 1.2    Construction. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or the plural, and correlative forms of defined terms have corresponding meanings. All references herein to Articles, Sections, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached hereto are made a part of this Agreement for all purposes. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP and Council of Petroleum Accountants Society standards, in each case, as in effect on the Execution Date. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice”. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Parent and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE II

THE MERGER

Section 2.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving company and as a wholly-owned subsidiary of Parent. The Company, as the surviving limited liability company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

Section 2.2    Effective Time. Subject to the terms of this Agreement, the parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Effective Time”).

Section 2.3    Closing. The closing of the Merger (the “Closing”) will be effective at 12:01 a.m., Central Standard Time, and will take place electronically on the latest of (a) the third (3rd) Business Day after the conditions set forth in Article XII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), (b) the fifth (5th) Business Day after the Claim Deadline and (c) on such other date as the Parties mutually agree in writing (the date on which the Closing actually occurs is the “Closing Date”).

Section 2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5    Organizational Documents of the Surviving Company. At the Effective Time, (a) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving Company from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Company LLC Agreement shall be amended and restated at the Effective Time to be in the form of Exhibit G and, as so amended and restated, such limited liability company agreement shall be the limited liability company agreement of the Surviving Company from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6    Directors and Officers of the Surviving Company. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement.

Section 2.7    Escrow. At the Closing, Parent shall deposit or cause to be deposited with the Escrow Agent (a) a number of shares of Parent Common Stock equal to the Defect Escrow Amount divided by the Reference Price to be held for purposes of securing the adjustments as provided in Article IV and Article V for deposit into an escrow account (the “Defect Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in substantially the customary form of the Escrow Agent, with such changes as shall be reasonably acceptable to Parent and the Unitholder Representative, to be entered into immediately prior to the Effective Time by Parent, the Unitholder Representative and the Escrow Agent (the “Escrow Agreement”), and (b) a number of shares of Parent Common Stock equal to the Section 2.9 Holdback Amount divided by the Reference Price to be held for purposes of securing the adjustments as provided in Section 2.9 for deposit into an escrow account (the “Closing Statement Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the Escrow Agreement. All fees, costs and expenses of the Escrow Agent shall be borne by Parent.

Section 2.8    Unitholder Representative Expense Account. At Closing, Parent shall deliver to the Paying Agent, in accordance with the Payment Schedule, for further distribution to the Unitholder Representative, to the account(s) designated by the Unitholder Representative in the Payment Schedule, the Unitholder Representative Expense Amount (such funds, the “Unitholder Representative Expense Account”) for the payment of expenses incurred or to be incurred by the Unitholder Representative in performing its duties pursuant to this Agreement. Amounts (if any) remaining in the Unitholder Representative Expense Account (such amounts, if any, the “Unitholder Representative Fund Distribution Amount”) at a time as reasonably determined by the Unitholder Representative (“Expense Account Release Date”), minus the aggregate amount reasonably determined by the Unitholder Representative to relate to any unresolved claims pending or threatened as of the Expense Account Release Date, shall be promptly distributed after the Expense Account Release Date by the Unitholder Representative to the Holders in accordance with the Payment Schedule, rounded to the nearest whole cent. Thereafter, from time to time as any unresolved claims pending or threatened as of the Expense Account Release Date are settled or otherwise resolved, the Unitholder Representative shall disburse any excess amounts attributable to such settled or resolved claims which are held in the Unitholder Representative Expense Account to the Holders, in each case in accordance with the Payment Schedule, rounded to the nearest whole cent. None of Parent, the Company or any of their respective Affiliates shall have any liability or obligation with respect to the use by the Unitholder Representative of any amounts in the Unitholder Representative Expense Account. All interest and earnings received from investment of the Unitholder Representative Expense Account shall be credited to, and shall become a part of, the Unitholder Representative Expense Account.

Section 2.9    Closing Statement. At least six (6) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth the Company’s good faith calculation (including the components thereof) of the (i) the Cash Adjustment Amount, (ii) the Stock Adjustment Amount, (iii) the Adjusted Cash Consideration, (iv) the Adjusted Stock Consideration, (v) the Closing Stock Amount, (vi) the Closing Cash Amount, (vii) Initial Per Unit Cash Consideration, (viii) the Initial Per Unit Stock Consideration, (ix) the Permitted Indebtedness Amount, and (x) the Defect Escrow Amount (the “Preliminary Closing Statement”). Concurrently with the delivery of the Preliminary Closing Statement, the Company shall deliver to Parent reasonable documentation in the possession of the Company or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Closing Statement delivered by the Company and a brief explanation of any such adjustments and the reasons therefor. Within two (2) Business Days after its receipt of the Preliminary Closing Statement, Parent may submit to the Company in writing any good faith objections or proposed changes thereto (the “Notice of Disagreement”) and the Company shall consider all such objections and proposed changes in good faith. The Preliminary Closing Statement, with such changes agreed to by the

Company and Parent, or, absent such agreement, delivered by the Company prior to the day that is the Business Day prior to the Closing (the “Closing Statement”), will be the calculation of such amounts at the Closing; provided, however, in the event that, at Closing, there are any unresolved disputes between Parent and the Company regarding the Closing Statement, (x) at Closing, the aggregate amount in dispute (the “Section 2.9 Holdback Amount”) shall be paid into the Closing Statement Escrow Account pursuant to Section 2.7 and (y) Parent and the Unitholder Representative shall attempt in good faith to resolve such disputes after Closing. If Parent and the Unitholder Representative are unable to resolve in good faith the disputes within five (5) Business Days after the Closing Date, such disputes shall be referred to an independent public accounting firm (the “Independent Accounting Firm”) mutually selected by Parent and the Unitholder Representative for a resolution of such dispute, in accordance with the requirements of this Section 2.9. If such Parties do not promptly agree on the selection of an independent public accounting firm, each of them shall appoint an independent public accounting firm (the fees, costs and expenses of such independent public accounting firm shall be borne by the Party appointing such firm) and such two independent public accounting firms shall jointly select the Independent Accounting Firm. The determinations made by the Independent Accounting Firm with respect to any such dispute shall be final and binding upon the Parties for all purposes under this Agreement. Each of such Parties shall use its best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of such disputes to such firm, and each shall cooperate with such firm and shall provide such firm with reasonable access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination. In making such determination, the Independent Accounting Firm shall consider only those items and amounts in the Closing Statement with which Parent has disagreed and are set forth in the Notice of Disagreement and were not otherwise resolved between Parent and the Unitholder Representative. In no event shall the resolution of any disputed item as determined by the Independent Accounting Firm be more favorable to the Company or the Holders than as reflected on the Closing Statement prepared by the Company with respect to such item, nor more favorable to Parent than shown in the proposed changes delivered by Parent pursuant to its Notice of Disagreement with respect to such item. The fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Unitholder Representative. In the event that, at Closing, any shares of Parent Common Stock are deposited in the Closing Statement Escrow Account, then within five (5) Business Days following finalization of the Closing Statement (the “Final Closing Statement”), whether through the post-closing agreement of Parent and the Unitholder Representative or by the Independent Accounting Firm, Parent and the Unitholder Representative, shall execute and deliver a joint written instruction to the Escrow Agent to release from the Closing Statement Escrow Account (i) to the Holders (in accordance with the Payment Schedule) an aggregate number of shares of Parent Common Stock equal to the number of shares, if any, by which (x) the aggregate number of shares of Parent Common Stock to which the Holders would have been entitled at Closing pursuant to Section 3.1(a)(ii) if the Final Closing Statement calculations had been used at the Closing instead of the Closing Statement exceeds (y) the aggregate number of shares of Parent Common Stock actually paid to the Holders at Closing pursuant to Section 3.1(a)(ii), and (ii) to Parent the aggregate amount of all remaining shares of Parent Common Stock in the Closing Statement Escrow Account.

Section 2.10    Deliveries at Closing.

(a)    At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i)    a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit C, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;

(ii)    if required pursuant to Section 9.12, counterparts of the Novation Agreement with respect to each Existing Hedge Contract and Specified Hedge Contract, duly executed by the Company;

(iii)    on behalf of each Holder, either (A) an executed certificate from such Holder, which satisfies the requirements set forth in Treasury Regulations Sections 1.1445-2 and

1.1446(f)-2(b)(2), attesting that such Holder (or its regarded owner, if Holder is an entity disregarded as separate from its owner) is not a “foreign person” for U.S. federal income Tax purposes, or (B) a duly executed W-9 of such Holder;

(iv)    the Registration Rights Agreement in the form of Exhibit A (the “Registration Rights Agreement”), duly executed by each Holder specifically contemplated in the Registration Rights Agreement;

(v)    resignations of, and releases from, each of the individuals who serves as an officer or manager of a Target Group Member, in each case, in the form of Exhibit E;

(vi)    the Closing Statement, duly executed by the Company;

(vii)    all consents, bank signatory cards or other approvals necessary in order to (i) permit any Persons specified by Parent in writing to the Company not later than ten (10) Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (ii) remove the authority or approval of all signatories thereto (unless Parent directs the Company to allow any of such signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;

(viii)    duly executed, acknowledged and recordable releases of (1) all Liens that encumber the Company Units or the Subsidiary Interests, except for Liens arising under the Company LLC Agreement and transfer restrictions arising under applicable securities laws, and (2) of all other Liens securing indebtedness for borrowed money by the Company or any Target Group Member that encumber the Oil & Gas Assets, except, in the case of clause (2); for Permitted Encumbrances;

(ix)    a signature page to the Escrow Agreement duly executed by each of the Company and the Unitholder Representative; and

(x)    a Termination Agreement with respect to all Affiliate Arrangements (other than those set forth on Schedule 9.9), substantially in the form attached hereto as Exhibit F.

(b)    At the Closing, Parent shall:

(i)    deliver to the Company a duly executed certificate from an officer of Parent in the form attached hereto as Exhibit B, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;

(ii)    direct the Paying Agent to deliver (A) by wire transfer of immediately available funds the Closing Cash Amount, (B) the Closing Stock Amount, and (C) by wire transfer of immediately available funds the Unitholder Representative Expense Amount to the Unitholder Representative, in each case in accordance with the Payment Schedule;

(iii)    deliver to the Escrow Agent a number of shares of Parent Common Stock equal to (x) the Defect Escrow Amount divided by the Reference Price for deposit to the Defect Escrow Account, plus (y) the Section 2.9 Holdback Amount divided by the Reference Price for deposit to the Closing Statement Escrow Account;

(iv)    deliver to the Escrow Agent by wire transfer of immediately available funds the SC Escrow Amount for deposit to the SC Escrow Account.

(v)    deliver to the Company by wire transfer of immediately available funds an amount in cash equal to the amount of the Permitted Indebtedness Amount immediately prior to the Closing, which the Company shall utilize in accordance with Section 9.27;

(vi)    deliver to the Company evidence reasonably satisfactory to the Company that Parent shall have (A) filed a supplemental listing application with the NYSE with respect to the issuance of the Per Unit Stock Consideration and (B) the shares of Parent Common Stock have been approved and authorized for listing on the NYSE;

(vii)    if required under Section 9.12, deliver to the Company counterparts of the Novation Agreement with respect to each Existing Hedge Contract and Specified Hedge Contract, duly executed by Parent;

(viii)    deliver to the Company the Closing Statement, duly executed by Parent; provided that the execution of the Closing Statement shall not constitute agreement or consent to the amounts set forth therein if there shall be any unresolved disputes from the Notice of Disagreement, if any;

(ix)    deliver to the Company the Registration Rights Agreement, duly executed by Parent; and

(x)    deliver to the Company duly executed signature page from Parent of the Escrow Agreement.

ARTICLE III

CONVERSION OF COMPANY UNITS

Section 3.1    Conversion of Company Units.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any securities of the Company or Merger Sub, each Company Unit issued and outstanding immediately prior to the Effective Time (excluding any Company Units to be cancelled pursuant to Section 3.1(c)) shall be automatically cancelled and extinguished and converted into the right to receive (and the Paying Agent shall pay each Holder in accordance with Section 3.4) (i) the Initial Per Unit Cash Consideration, (ii) the Initial Per Unit Stock Consideration, (iii) the per Company Unit amount of any shares of Parent Common Stock released to the Holders from the Defect Escrow Account or the Closing Statement Escrow Account from time to time in accordance with the terms of this Agreement and pursuant to the terms of the Escrow Agreement, (iv) the per Company Unit amount of any cash released to the Holders from the SC Escrow Account from time to time in accordance with the terms of this Agreement, including Schedule SC, and pursuant to the terms of the Escrow Agreement and (v) the per Company Unit amount of any cash released to the Holders from the Unitholder Representative Expense Account in accordance with the terms of this Agreement, which shall be paid when and as provided for in this Agreement, as applicable; provided that (x) at Closing, the consideration payable by Parent on account of the Units held by Pritchard shall be reduced by the Pritchard Note Consideration, which Pritchard Note Consideration shall be deemed to have been delivered by Parent to Pritchard and (y) any post-Closing adjustment amounts payable to Pritchard shall be payable to Pritchard in respect of all Units held by Pritchard immediately prior to Closing.

(b)    If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Base Stock Consideration; provided that this Section 3.1(b) shall in no event be construed to permit Parent to take any action with respect to the Parent Common Stock that is prohibited by the terms of this Agreement.

(c)    At the Effective Time, all Company Units that are owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or any of its Subsidiaries, be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor (the “Excluded Stock”).

(d)    At the Effective Time, the holders of Company Units shall cease to have any rights with respect thereto other than the right to receive the consideration pursuant to Section 3.1(a) and thereafter any additional amounts when, as and if provided under the Escrow Agreement, Schedule SC or this Agreement, as applicable, in each such case without any interest thereon, for each such Company Unit.

(e)    The issued and outstanding membership interests of Merger Sub shall be converted into and become all of the issued and outstanding membership interests of the Surviving Company.

Section 3.2    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.3    Payment Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and correct schedule (the “Payment Schedule”) showing for each Holder: (i) the number of Company Units held by such Holder as of the date thereof; (ii) an illustrative calculation, in accordance with this Article III, of the portion of Closing Cash Amount and Closing Stock Amount payable to each Holder at Closing; (iii) the portion of the Defect Escrow Amount to be deposited with the Escrow Agent on behalf of each Holder in respect of such Holder’s Company Units; and (iv) wire instructions for delivery of the Initial Per Unit Cash Consideration to each Holder. For the avoidance of doubt, (A) the Payment Schedule shall provide for the payment of Per Unit Cash Consideration and Per Unit Stock Consideration to Pritchard equal to the difference between (x) the total amount of Per Unit Cash Consideration and Per Unit Stock Consideration allocable to Pritchard pursuant to the terms of the Company LLC Agreement minus (y) $8,165,112.00 of Per Unit Cash Consideration and Per Unit Stock Consideration in the aggregate (such amounts in this clause (y), collectively, the “Pritchard Note Consideration”) and (B) following such payment to Pritchard, the Company acknowledges and agrees that the Pritchard Note shall be deemed repaid and the Pritchard Pledge Agreement terminated, in each case in accordance with their respective terms.

Section 3.4    Exchange Procedures.

(a)    Prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying Agent”) that is reasonably acceptable to the Company to act as paying agent for the Merger and to deliver payment of the consideration described in Section 3.1. Prior to the Closing, Parent shall enter into a Paying Agent agreement (the “Paying Agent Agreement”) with the Paying Agent in form and substance reasonably acceptable to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the account and benefit of the former Holders of the Company Units, (x) an amount of cash sufficient to pay the Adjusted Cash Consideration payable pursuant to this Article III and (y) the Closing Stock Amount (such cash and shares shall be referred to in this Agreement as the “Consideration Fund”). The Paying Agent shall cause the Consideration Fund to be (i) held for the benefit of the Holders and (ii) applied promptly to making the payments pursuant to this Article III, except as expressly provided for in this Agreement.

(b)    At Closing, Parent shall cause the Paying Agent to deliver to each Holder the consideration described in Section 3.1(a). No interest will be paid to Holders in connection with, or accrued on, the consideration described in Section 3.1(a) or any additional amounts paid pursuant to Section 2.8, the Escrow Agreement, this Agreement or Schedule SC.

(c)    The cash in the Consideration Fund shall be invested by the Paying Agent in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former Holders shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Holders at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)    At and after the Effective Time, there shall be no transfers on the unit transfer books of the Company of the Company Units that were outstanding immediately prior to the Effective Time.

(e)    Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former the Company stockholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Company. For the avoidance of doubt, this Section 3.4(e) shall not apply to any funds held in the Defect Escrow Account. Any Holder who has not theretofore complied with this Article III with respect to any Company Units shall thereafter look only to Parent for payment of their claim for consideration in respect thereof.

(f)    Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash or shares from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued in exchange for Company Units in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each Holder of Company Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Units held by such Holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the Reference Price and (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1(a).

Section 3.5    Withholding Rights. The Paying Agent, the Escrow Agent, Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from consideration otherwise payable to a Holder or other amounts payable pursuant to this Agreement or the Escrow Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code or any other provision of applicable Tax Law; provided, that except with respect to any withholding of Taxes that would result from the failure of the Company to deliver any of the certificates set forth in Section 2.10(a)(iii), Parent shall use, or shall cause the Paying Agent, the Escrow Agent, Merger Sub or the Surviving Company (as applicable) to use reasonable best efforts to, (a) provide written notice to the Unitholder Representative no later than ten (10) Business Days prior to the Closing Date (or in the case of withholding of Taxes that results from a change in Law enacted after the date hereof, as soon as reasonably practicable following such enactment), indicating in reasonable detail any intention to deduct or withhold any amounts pursuant to this Section 3.5, the amount to be deducted or withheld, and the basis therefore and (b) cooperate in good faith with the Company and the Unitholder Representative to minimize the amount of any applicable withholding or deduction to the extent permitted by applicable Law. To the extent that such amounts are so deducted or withheld and properly paid to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Section 3.6    Unitholder Representative.

(a)    Each Holder irrevocably appoints the Unitholder Representative as such Holder’s representative, agent, proxy and attorney-in-fact, with full power of substitution to act on behalf of the Holders including the full power and authority to act on the Holders’ behalf to, including, but not limited to, (i) consummate the transactions contemplated under this Agreement (including the adjustments under the Escrow Agreement) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments under the Escrow Agreement) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; and (iii) execute and deliver any consent, amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Holders), and such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Unitholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Holder. All decisions, actions, consents and instructions by the Unitholder Representative shall be binding upon all of the Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent shall not have the right to object to, and shall cause its Affiliates not to, dissent from, protest or otherwise contest the authority of the Unitholder Representative. Each of Parent, the Escrow Agent and the Paying Agent shall be entitled to rely on any decision, action, consent or instruction of the Unitholder Representative as being the decision, action, consent or instruction of each and every Holder, and each of Parent, the Escrow Agent and the Paying Agent are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By their approval of this Agreement, each Holder shall be deemed to have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Unitholder Representative for any action or inaction taken or not taken by the Unitholder Representative in connection with such Person’s capacity as Unitholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute intentional and knowing fraud.

(b)    All acts of the Unitholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Holders and not of the Unitholder Representative individually. The Unitholder Representative shall not be liable to the Company, Parent, Merger Sub or any other Person in its capacity as the Unitholder Representative, for any liability of a Holder.

(c)    The Holders agree to indemnify the Unitholder Representative, on a pro rata basis as provided in the Escrow Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever in excess of the funds in the Unitholder Representative Expense Account which may at any time be imposed on, incurred by or asserted against the Unitholder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Unitholder Representative’s duties hereunder or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Holder shall be liable for any of the foregoing to the extent they arise out of the Unitholder Representative’s commission of intentional and knowing fraud; provided, further, that a Holder’s aggregate indemnification obligations pursuant to this Section 3.6(c) shall not exceed an amount equal to the aggregate consideration actually receivable by such Holder pursuant to the terms of this Agreement and the Escrow Agreement.

(d)    The Unitholder Representative may resign at any time, and may be removed for any reason or no reason by the written consent of the holders of a majority of the Company Units outstanding immediately prior to the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Unitholder Representative, a new Unitholder Representative shall be appointed by the written consent of the Majority Holders. A copy of such written consent appointing such new Unitholder Representative shall be sent to Parent and, after the Effective Time, to the Surviving Company, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Effective Time, the Surviving Company.

ARTICLE IV

TITLE MATTERS

Section 4.1    Independent Title Review.

(a)    Parent Independent Examination. Subject to the other provisions of this Section 4.1, Parent shall have the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central

Standard Time on July 31, 2021 (such time, the “Claim Deadline”) to conduct, or cause its representatives to conduct, land and title work on the Oil & Gas Assets, independently on its own behalf and account (“Independent Title Review”), and shall, by delivery of a Notice to the Company that complies with Section 4.1(d) on or before the Claim Deadline (a “Title Defect Notice”), assert the existence of alleged Title Defects with respect to the Oil & Gas Interests. Except with respect to Section 7.35, no claims for Title Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Defects, but for which Parent has not delivered a Title Defect Notice to the Company prior to the Claim Deadline, shall be deemed to have been waived by Parent for all purposes. Promptly after execution of this Agreement, and subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d) and Section 9.1(e), the Company shall deliver to Parent, or provide Parent with reasonable online access to, electronic copies of records regarding title to the Assets that are (x) in the possession of any Target Group Member, (y) currently maintained in electronic format by any Target Group Member and (z) customarily provided during an examination period to perform title due diligence or otherwise reasonably requested by Parent to substantiate the Target Group’s Net Acres, Net Revenue Interest and Working Interest in the Assets, which such records may include abstracts and title opinions, land agreements and files, division order paydecks and any other underlying materials (collectively, the “Title Records”); provided that with respect to any such records for which an electronic copy thereof is not available to the Target Group, the Company shall provide Parent and its Representatives with access to the physical copies of records as promptly as practicable. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d) and Section 9.1(e), during the Examination Period, the Company shall give, upon twenty four (24) hours’ advance notice, Parent and its representatives (accompanied by the Company or their representatives, at the Company’s sole discretion) reasonable access during normal business hours to the Target Group’s facilities, properties, Title Records and other books and records in connection with Parent’s Independent Title Review. To give the Company an opportunity to commence reviewing and curing alleged Title Defects asserted by Parent, Parent shall use commercially reasonable efforts to give the Company, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Title Defects discovered by Parent during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline; provided that Parent’s right to assert a Title Defect shall not be prejudiced by any failure to provide such notice. The fees, costs, and expenses incurred by Parent in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Parent.

(b)    During the Examination Period, Parent shall maintain at its sole expense and with insurers reasonably satisfactory to the Company, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of Parent under Section 9.1(e). Coverage under all insurance required to be carried by Parent hereunder will (i) be primary insurance, (ii) list each of the Company and the Target Group as additional insureds, (iii) waive subrogation against each of the Company and the Target Group and (iv) provide for five (5) days’ prior notice to the Company in the event of cancellation or modification of the policy or reduction in coverage. Upon request by the Company, Parent shall provide evidence of such insurance to the Company prior to gaining such access.

(c)    Allocated Value. The “Allocated Value” means (i) for each Well listed on Annex A-2, the dollar value set forth on Annex A-2 for such Well, (ii) for each Well-In-Progress listed on Annex A-6, the dollar value set forth on Annex A-6 for such Well-In-Progress, (iii) for each Fee Mineral listed on Annex A-3, the dollar value set forth on Annex A-3 for such Fee Mineral, and (iv) for each Lease set forth on Annex A-1, the dollar value set forth on Annex A-1 for such Lease. The Company has accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts and for the purposes described in Section 5.3(b)(iii), but otherwise make no representation or warranty as to the accuracy of such values.

(d)    Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:

(i)     a description in reasonable detail of the alleged Title Defect;

(ii)     the Lease, Well, Well-In-Progress or Fee Mineral (and associated Oil & Gas Interests) affected (the “Title Defect Property”);

(iii)    the Allocated Value of the Title Defect Property subject to the alleged Title Defect;

(iv)    if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a Lease, Well or Well-In-Progress, the alleged actual Net Revenue Interest for such Lease, Well or Well-In-Progress;

(v)    if the alleged Title Defect involves an excess of Working Interest with respect to a Well or Well-In-Progress, the alleged actual Working Interest for such Well or Well-In-Progress;

(vi)    if the alleged Title Defect involves an increase in Net Acres (due to an increased Working Interest) for any Lease, the alleged actual Net Acres in such Lease;

(vii)    if the alleged Title Defect involves a shortfall in Net Acres for a Lease or the Mineral Fee Net Acres for a Fee Mineral, the alleged actual Net Acres or Mineral Fee Net Acres in such Lease or Fee Mineral, as applicable;

(viii)    if the alleged Title Defect is a Lien, Parent’s best estimate of the cost to remove such Lien;

(ix)    supporting documents, to the extent available, reasonably necessary for the Company (as well as any experienced title attorney or examiner hired by the Company) to verify the existence of the alleged Title Defect; and

(x)    Parent’s good faith estimate of the Title Defect Amount and the computations and information upon which Parent’s Title Defect assertion is based.

Notwithstanding the foregoing, Parent’s failure to strictly comply with the requirements set forth in this Section 4.1(d) shall not cause such Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect Notice is reasonably sufficient to provide the Company with notice of the existence and general nature of the Title Defect

(e)    Cure of and Remedies for Title Defects Prior to Closing. The Company shall have the right, but not the obligation, in its sole discretion, to attempt to cure (or to cause the Target Group to attempt cure), at the Company’s sole cost (which cost shall constitute a Transaction Expense), any asserted Title Defect during the period until the date that is ninety (90) days following the Closing Date (the “Cure Deadline”) by giving written notice to Parent of its election to cure prior to the Closing Date. If the Company elects to cure and actually cures (subject to Parent’s reasonable satisfaction) the Title Defect prior to the Closing, then no adjustment to the Base Stock Consideration will be made for such Title Defect. If the Company elects not to cure (or attempt to cure) a Title Defect either prior to or after Closing, and the Title Defect is not otherwise subject to a dispute, then at Closing, the Stock Adjustment Amount shall include the applicable Title Defect Amount, subject to the Title Threshold Amount and the Title Defect Deductible Amount.

(f)    Cure of and Remedies for Title Defects After Closing. If the Company elects to cure but fails to cure (to Parent’s reasonable satisfaction) the Title Defect prior to the Closing, then (i) the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title Defect Deductible Amount, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.7, and (ii) the Unitholder Representative shall have the right to continue to attempt to cure such Title Defect; provided, however, that (A) if the Unitholder Representative fails to cure such Title Defect to Parent’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release to Parent from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price, in accordance with the Payment Schedule, or (B) if the Unitholder Representative cures such Title Defect to Parent’s reasonable satisfaction on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the

Escrow Agent to release to the Holders in accordance with the Payment Schedule and as provided in the Escrow Agreement from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount attributable to such Title Defect divided by the Reference Price.

(g)    Title Defect Amount. If the Company elects not to cure any such Title Defect or the Company or the Unitholder Representative is unable to cure any such Title Defect prior to the Closing Date as provided above, then the amount of each such Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i)    if Parent and the Company agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    subject to Section 4.1(g)(iv), if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to remove such Lien;

(iii)    if the Title Defect is a deed of trust, mortgage or similar instrument resulting in an encumbrance that is not subordinated to the lessee’s interest in the applicable mineral estate in an amount of Five Hundred Thousand and No /100 dollars ($500,000.00)or greater, then the Title Defect Amount shall be no more than the amount necessary to remove such encumbrance;

(iv)     if the Title Defect represents a negative discrepancy between (A) the actual Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for a Lease or Fee Mineral and (B) the Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for such Lease or Fee Mineral as set forth on Annex A-1 or Annex A-3, as applicable, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease or Fee Mineral multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Net Acres or Mineral Fee Net Acres, as applicable, for the applicable Target Zone for such Lease or Fee Mineral as set forth in on Annex A-1 or Annex A-3, as applicable;

(v)    if the Title Defect represents a negative discrepancy between (A) the actual Net Revenue Interest for a Well (as to the currently producing formation), a Lease (as to the applicable Target Zone), or a Well-In-Progress (as to the applicable Target Zone), and (B) the Net Revenue Interest set forth on Annex A-1 for such Lease, Annex A-2 for such Well, or Annex A-6 for such Well-In-Progress, as applicable, (the “Scheduled NRI”), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease, Well or Well-In-Progress, as applicable, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI for such Lease, Well or Well-In-Progress, as applicable;

(vi)    if the Title Defect is a Prescription Defect, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease multiplied by (y) a fraction (1) the numerator of which is the length of time until such Lease will expire due to prescription or other Law and (2) the denominator of which is the remaining primary term under such Lease;

(vii)    if the Title Defect represents an obligation, encumbrance upon or other defect in title of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, as applicable, and such other reasonable factors as are necessary to make a proper evaluation;

(viii)    notwithstanding anything to the contrary in this Article IV, the sum of all Title Defect Amounts with respect to any particular Title Defect Property shall not exceed the Allocated Value of such Title Defect Property; and

(ix)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount hereunder.

(h)    Title Benefits. If Parent discovers any Title Benefit on or before the expiration of the Claim Deadline, Parent shall, as soon as practicable but in any case prior to 5:00 p.m. Central Time on the Claim Deadline, deliver a Notice to the Company or, after the Closing, to the Unitholder Representative, which shall include (i) a description of the Title Benefit, (ii) the affected Lease, Fee Mineral, Well or Well-In-Progress (the “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, (iv) the amount by which Parent reasonably believes the Allocated Value of each such Title Benefit Property is increased by such Title Benefit, and the computations and information upon which Parent’s Title Benefit discovery is based and (v) supporting documents reasonably necessary for the Company (as well as any experienced title attorney or examiner hired by the Company) or, after the Closing, the Unitholder Representative, to verify the existence of the alleged Title Benefit. The Company shall have the right, but not the obligation, to deliver to Parent a similar Notice on or before the expiration of the Examination Period with respect to each Title Benefit discovered by the Company. With respect to each Title Benefit Property reported hereunder (or which Parent should have reported hereunder), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Amounts pursuant to Section 4.1(g).

(i)    Dispute.

(i)    The Company (or, with respect to post-Closing curative work, the Unitholder Representative) and Parent shall attempt to agree on (x) the existence and Title Defect Amount for all Title Defects prior to Closing (or, with respect to the Unitholder Representative’s post-Closing curative work, on or before the Cure Deadline) and (y) the existence and Title Benefit Amounts for all Title Benefits on or before the Closing. Any dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of the Company (or the Unitholder Representative, as the case may be) and Parent in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 4.1(i). If Parent and the Company cannot agree upon the existence of a Title Defect (or cure thereof) or any Title Defect Amount on or before the Closing Date, the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title Defect Deductible Amount, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.7 pending final resolution of such dispute in accordance with this Section 4.1(i). Without limiting the Company’s continuing right to assert Title Benefits until the Closing, and Parent’s continuing right to dispute Title Benefits or Title Benefit Amounts if the Company and Parent cannot agree on the existence of any Title Benefits or the applicable Title Benefit Amount for Title Benefits asserted on or before the Closing Date, the adjustments to the Stock Adjustment Amount with respect to Title Defects shall be offset by an amount equal to the Title Benefit Amount applicable for such Title Benefit Property as determined in good faith by the Company, provided, however, in performing such adjustment to the Stock Adjustment Amount, the aggregate Title Benefit Amounts shall not exceed the aggregate Title Defect Amounts. Notwithstanding the foregoing, with respect to any such disagreement between Parent and the Company as to the existence of a Title Defect (or cure thereof) or Title Benefit, a Title Defect Amount, or a Title Benefit Amount, that is not resolved following good faith efforts between the parties do so, then the Company may submit such dispute to arbitration at any time prior to the Closing Date. Such arbitration shall be conducted in accordance with Section 4.1(i)(ii), except that to the extent a decision is rendered by the Title Arbitrator prior to the Closing Date, such decision shall be reflected in the calculation of the Stock Adjustment Amount and the use of the Defect Escrow Account (and the services of the Escrow Agent) with respect thereto shall not apply.

(ii)    In the event that any dispute required to be resolved under this Section 4.1(i), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in Louisiana, who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Parent and the Company, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.1(i). The Title Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Title Arbitrator, and, absent manifest error, shall (x) prior to Closing, be final and binding upon the Parties and enforceable against the Parties, or (y) following Closing, be final and binding upon Parent and the Unitholder Representative and each Holder, in each case, in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this Section 4.1(i) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, (A) the Title Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including landmen, other title attorneys, and petroleum engineers, and (B) the Title Arbitrator shall choose either the Company’s position or Parent’s position with respect to each matter addressed in a Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure thereof) or Title Benefit and the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne one half by the Company (or the Unitholder Representative, as the case may be) on the one hand, and one half by Parent, on the other hand. Within two (2) Business Days following the final decision of the Title Arbitrator, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account a number of shares of Parent Common Stock equal to the Title Defect Amount (or portion thereof) so determined to be owed to either Parent or the Holders in accordance with the Payment Schedule with respect to the applicable dispute divided by the Reference Price, in accordance with such decision.

(j)    Limitations on Title Defects. Notwithstanding anything in this Agreement to the contrary:

(i)     Parent shall not have any right to assert, or recover for hereunder (and the Stock Adjustment Amount shall not include), any individual Title Defect with a Title Defect Amount less than One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) (the “Title Threshold Amount”).

(ii)    the Stock Adjustment Amount shall not include any Title Defects unless and until the sum of each individual Title Defect Amount (calculated separately for each Title Defect Property affected by such Title Defect, subject to the proviso set forth in Section 4.1(j)(i) above) in excess of the Title Threshold Amount exceeds the Title Defect Deductible Amount, after which time the Stock Adjustment Amount shall include only amounts in excess of the Title Defect Deductible Amount; and

(iii)    the aggregate Title Benefit Amounts shall only be applied as an offset to the aggregate, finally determined Title Defect Amounts that individually exceed the Title Threshold Amount and shall in no event increase the Final Merger Consideration.

Section 4.2    Exclusive Rights and Obligations. THIS ARTICLE IV, ARTICLE VI, ARTICLE VII AND SECTION 9.1(a) AND SECTION 9.1(b) SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF THE TARGET GROUP, INCLUDING THE OIL & GAS ASSETS (BUT, FOR THE AVOIDANCE OF DOUBT, EXCLUDING OWNERSHIP OF ANY EQUITY INTEREST IN OR CAPITALIZATION OF ANY TARGET GROUP MEMBER). THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY COMPANY WITH RESPECT TO THE TARGET GROUP’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS ARTICLE IV AND ARTICLE VII AND REPRESENT PARENT’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY THE TARGET GROUP, OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE HEREBY WAIVED AND DISCLAIMED IN THEIR ENTIRETY.

ARTICLE V

ENVIRONMENTAL MATTERS

Section 5.1    Examination Period. Subject to the other provisions of this Article V, Parent shall have the right during the Examination Period to conduct, or cause its representatives to conduct, environmental due diligence on the Oil & Gas Assets on its own behalf and account pursuant to Section 5.2 (“Independent Environmental Review”). The fees, costs, and expenses incurred by Parent in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Parent.

Section 5.2    Access to Oil & Gas Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d) and Section 9.1(e), the Company shall provide Parent and its representatives access to the Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1, to conduct an environmental assessment and access to and the right to copy, at Parent’s sole expense, the records and other material environmental reports in the possession of the Target Group for the purpose of conducting a confirmatory review of such Oil & Gas Assets, but only to the extent (a) that the Target Group, as applicable, may do so without violating applicable Laws, and (b) the Target Group, as applicable, has authority to grant such access without breaching any obligations to any Third Party or obligation of confidentiality binding on any Target Group Member or the Oil & Gas Assets, as applicable. The Company shall use commercially reasonable efforts to obtain permission for Parent to gain access to Wells set forth on Annex A-2, Wells-In-Progress set forth on Annex A-6, Fee Minerals set forth on Annex A-3, and Leases set forth on Annex A-1 that, in each case, are operated by Third Parties and the records and files of such Third Parties to inspect the condition of such properties, such Oil & Gas Assets, records and files. Such access by Parent shall be limited to the normal business hours of the Target Group or any Third-Party operator of an Oil & Gas Asset, as applicable, and Parent’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of the Target Group and any applicable Third-Party operator. Except as requested and required under any Law to be disclosed, Parent and Parent’s representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Parent’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Parent’s diligence. Notwithstanding anything herein to the contrary, prior to the Closing, Parent shall only be entitled to conduct a visual site inspection and Phase I Environmental Site Assessment of such Oil & Gas Assets. For avoidance of doubt, prior to the Closing, Parent shall not, without prior approval from the Company, be permitted to conduct testing or sampling with respect to any Oil & Gas Asset, including invasive or intrusive surface or subsurface sampling or testing (commonly known as a Phase II Environmental Site Assessment) of the Oil & Gas Assets, provided that, solely with respect to the Oil & Gas Assets operated by the Target Group, if (i) any Phase I Environmental Site Assessment conducted by Parent’s environmental consultant recommends or reflects a reasonable basis for Parent to conduct a Phase II

Environmental Site Assessment to evaluate any findings from the Phase I Environmental Site Assessment, and (ii) the Company rejects Parent’s request to conduct such Phase II Environmental Site Assessment, then the Adjusted Stock Consideration shall be adjusted downward by the aggregate of the Allocated Value thereof pursuant to the determination of the Stock Adjustment Amount.

Section 5.3    Notice of Environmental Defects.

(a)    Subject to the other provisions of this Article V, Parent shall have the right, but not the obligation, in its sole discretion, by delivery of a Notice to the Company that complies with Section 5.3(b), on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Oil & Gas Assets.

(b)    In order to be valid for purposes of this Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing and must include:

(i)    a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement;

(ii)    the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);

(iii)    the Allocated Value of each Environmental Defect Property;

(iv)    Parent’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate the amount; and

(v)    all documents and information available to Parent proving the existence of the Environmental Defect and reasonably necessary for the Company (as well as any attorney, consultant or examiner hired by the Company) to review the existence of the alleged Environmental Defect and calculate the Environmental Defect Amount.

Notwithstanding the foregoing, Parent’s failure to strictly comply with the requirements set forth in this Section 5.3(b) shall not by itself cause such Environmental Defect Notice to be invalid or any Environmental Defect to be waived to the extent the Environmental Defect Notice is reasonably sufficient to provide the Company with notice of the existence and general nature of the Environmental Defect.

(c)    No claims for Environmental Defects may be submitted pursuant to this Article V after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which Parent has not delivered an Environmental Defect Notice to the Company prior to the Claim Deadline, shall be deemed to have been waived by Parent for all purposes. To give the Company an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Parent, Parent shall use commercially reasonable efforts to give the Company, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by Parent during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices shall not constitute Environmental Defect Notices for purposes of this Agreement unless they comply with the terms of Section 5.3(b)); provided that Parent’s right to assert an Environmental Defect shall not be prejudiced by any failure to provide such preliminary notice.

Section 5.4    Cure of and Remedies for Environmental Defects.

(a)    The Company shall have the right, but not the obligation, to attempt, at the Company’s sole cost (which shall constitute a Transaction Expense), to cure any Environmental Defect asserted by Parent in accordance with the Lowest Cost Response at any time prior to the Closing. If the Company elects to cure and actually cures an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no adjustment to the Closing Stock Amount will be made for such Environmental Defect, and Parent will be deemed to have waived such Environmental Defect for all purposes. If the Company elects not to cure (or attempt to cure) an Environmental Defect either prior to or after Closing, and the Environmental Defect or the Environmental Defect Amount is not otherwise subject to a dispute, then at Closing, the Stock Adjustment Amount shall include the applicable Environmental Defect Amount, subject to the Environmental Threshold Amount and the Environmental Defect Deductible Amount.

(b)    If the Company elects to cure but fails to cure an Environmental Defect prior to the Closing, then (i) subject to the Environmental Threshold Amount and the Environmental Defect Deductible Amount, the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect or such other amount as may be agreed upon in writing by the Company and Parent to be the reasonable estimate of the cost of curing such Environmental Defect in accordance with the Lowest Cost Response shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.7, and (ii) the Unitholder Representative shall have the right to continue to attempt to cure such Environmental Defect; provided, however, that (A) if the Unitholder Representative fails to cure such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release to Parent from the Defect Escrow Account a number of shares of Parent Common Stock equal to the escrowed Environmental Defect Amount or such other agreed amount attributable to such Environmental Defect, in either such case, divided by the Reference Price, in accordance with the Payment Schedule, or (B) if the Unitholder Representative cures such Environmental Defect on or before the expiration of the Cure Deadline, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account such escrowed shares of Parent Common Stock attributable to such Environmental Defect to the Holders in accordance with the Payment Schedule and as provided in the Escrow Agreement.

(c)    Notwithstanding anything to the contrary herein, with respect to any disputed Environmental Defects or disputed Environmental Defect Amounts as of the Closing Date, the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect, taking into account the Environmental Defect Deductible Amount, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.7 until such defect is finally resolved in accordance with Section 5.5. Subject to the foregoing, from and after the Closing, Parent and the Target Group shall be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy any Environmental Defect (net to the Oil & Gas Assets) and all Losses (net to the Oil & Gas Assets) with respect thereto.

Section 5.5    Dispute.

(a)    The Company and Parent shall attempt to agree on the existence and Environmental Defect Amount for all Environmental Defects prior to Closing. If, with respect to any of the Oil & Gas Assets, Parent and the Company cannot agree upon the existence of an Environmental Defect (or cure thereof) or any Environmental Defect Amount on or before the Closing Date, (i) the Environmental Defect Amount set forth in the Environmental Defect Notice for Environmental Defect, taking into account the Environmental Defect Deductible Amount, shall be deposited into the Defect Escrow Account at Closing in accordance with Section 2.7 and (ii) such dispute shall be exclusively and finally resolved by arbitration under this Section 5.5. Notwithstanding the foregoing, with respect to any such disagreement between Parent and the Company that is not resolved following good faith efforts between the parties do so, then the Company may submit such dispute to arbitration at any time prior to the Closing Date. Such arbitration shall be conducted in accordance with Section 5.5(b), except that to the extent a decision is rendered by the Environmental Arbitrator prior to the Closing Date, (x) such decision shall be reflected in the calculation of the Stock Adjustment Amount and (y) the use of the Defect Escrow Account (and the services of the Escrow Agent) with respect thereto shall not apply.

(b)    Any such dispute shall be resolved by a nationally recognized environmental consultant with at least ten (10) years’ experience in oil and gas environmental matters, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Parent and the Unitholder Representative, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.5. The Environmental Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Environmental Arbitrator, and, absent manifest error, shall (x) prior to Closing, be final and binding upon the Parties and enforceable against the Parties, or (y) following Closing, be final and binding upon Parent and the Unitholder Representative and each Holder, in each case, in any court of competent jurisdiction, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the terms set forth in this Section 5.5 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, (a) the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including other environmental consultants and petroleum engineers, and (b) the Environmental Arbitrator shall choose either the Unitholder Representative’s position or Parent’s position with respect to each matter addressed in an Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Any decision rendered by the Environmental Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative and the Holders) and will be enforceable against any of the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders) in any court of competent jurisdiction. Each of the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders) shall bear its own legal fees and other costs of presenting its case. Within two (2) Business Days following the decision of the Environmental Arbitrator, the Unitholder Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent to release the Environmental Defect Amount (or portion thereof) from the Defect Escrow Account so determined to be owed to Parent or the Holders with respect to the applicable dispute, in accordance with such decision and the Payment Schedule. The costs and expenses of the Environmental Arbitrator shall be borne one half by Unitholder Representative, on the one hand, and one half by Parent, on the other hand.

Section 5.6    Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:

(a)    Parent shall not have any right to assert, or recover for hereunder (and the Stock Adjustment Amount shall not include), any individual Environmental Defect with an Environmental Defect Amount less than One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) (the “Environmental Threshold Amount”);

(b)    the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 5.6(a), each Environmental Defect shall include only an individual event or occurrence and there shall be no aggregation of events, occurrences or Environmental Conditions; and

(c)    there shall be no adjustment to the Stock Adjustment Amount for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount exceeds the Environmental Defect Deductible Amount, after which time Parent shall be entitled to adjustments to the Stock Adjustment Amount only for amounts in excess of the Environmental Defect Deductible Amount.

Section 5.7    Exclusive Rights and Obligations. The rights and remedies granted to Parent in this Article V are the exclusive rights and remedies related to any Environmental Defect, or Losses related thereto, relating to any Asset or property of the Target Group, including the Oil & Gas Assets. Parent expressly waives, and releases the Company and its Affiliates, and all of their respective direct and indirect equity holders, partners, members, directors, officers, managers, employees, agents and representatives from, any and all other rights and remedies it may have under Environmental Laws against the Company regarding Environmental Defects, whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

ARTICLE VI

CASUALTY & CONDEMNATION

Section 6.1    Casualty and Condemnation.

(a)    If after the Execution Date and prior to the Closing Date any part of the Assets shall be subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses is Forty Million Five Hundred Thousand and No /100 dollars ($40,500,000.00) or less, this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss and Parent shall accept as compensation all sums paid to the Company by Third Parties by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and the Company shall assign, transfer and set over unto Parent all of the rights, title and interest of Holders or its Affiliates (other than the Company) in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such Casualty Loss.

(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses exceeds Forty Million Five Hundred Thousand and No /100 dollars ($40,500,000.00), the Parties shall proceed with the transactions contemplated by this Agreement and (x) in the case of an Asset taken by condemnation or right of eminent domain, the Stock Adjustment Amount shall be increased by the Casualty Value of such Casualty Loss or (y) in the case of an Asset being destroyed or otherwise impaired by Casualty Loss to the extent and only to the extent such Casualty Loss exceeds the deductible of Forty Million Five Hundred Thousand and No /100 dollars ($40,500,000.00), (A) the Company may cause the Asset affected by such excess portion of the Casualty Loss to be repaired or restored to Parent’s reasonable satisfaction, at the Company’s sole cost (which cost shall constitute a Transaction Expense), as promptly as reasonably practicable but in any event prior to the Closing Date and (B) if such Casualty Loss is not repaired or restored to Parent’s reasonable satisfaction prior to the Closing, the Stock Adjustment Amount shall be increased by the Casualty Value of such excess portion of the Casualty Loss (taking into account the Company’s efforts prior to Closing to repair or restore such Casualty Loss). In either case, in the event any sums are paid by Third Parties by reason of such Casualty Loss pursuant to any policy or agreement of insurance or indemnity, then (i) Unitholder Representative shall be entitled to any such sums up to the amount of any increase to the Stock Adjustment Amount in respect of such Casualty Loss, and (ii) Parent shall be entitled to any such sums remaining thereafter.

(c)    The term “Casualty Value” shall mean (i) as to Assets taken in condemnation or under right of eminent domain, the Allocated Value of such Assets, and (ii) as to any Assets destroyed or otherwise impaired by casualty, the amount of the costs and expenses associated with repairing or restoring the Assets affected by such casualty without reduction for any sums paid pursuant to any policy or agreement of insurance or indemnity, and, in the case of clause (ii), such Casualty Value shall be determined before the Closing by Parent and the Company in good faith, or if Parent and the Company are not able to agree on such amount, by an independent firm with experience involving the performance of services of the type necessary to repair or restore the Assets affected by such Casualty Loss reasonably acceptable to the Company and Parent.

(d)    As promptly as practicable, but in no event later than the earlier of (i) three (3) Business Days after the Company receives notice of a Casualty Loss or (ii) Closing, the Company shall inform Parent of the occurrence of any Casualty Loss.

Section 6.2    Consents.

(a)    With respect to each Consent set forth in Schedule 7.6, if any, the Company shall, within ten (10) Business Days of the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If Parent or the Company discover any Consent following the Execution Date that is not set forth in Schedule 7.6, the Company, within five (5) Business Days of the date the Company become aware of such Consent, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. The Company shall provide Parent with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 6.2 promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same.

(b)    After the Execution Date and prior to the Closing, the Company shall use commercially reasonable efforts, but excluding (i) making any expenditures or payments or (ii) granting any accommodation (financial or otherwise) to any Third Party, to obtain consent, in form and substance reasonably satisfactory to Parent, from any party to a Lease or Contract with a Target Group Member to the extent that such consent is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreement, and the transactions contemplated herein or therein. In addition to the foregoing, Parent agrees to provide such assurances as to financial capability, resources and creditworthiness as may be required by any Third Party whose consent is sought in connection with the transactions contemplated by this Agreement and the Related Agreements. Neither the Company nor any Target Group Member shall have any liability to Parent or its Affiliates or any other Person arising out of or relating to the failure of the Company or any other applicable Target Group Member to obtain any consent prior to the Closing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.12 of this Agreement), the Company (on behalf of itself and the Company Subsidiaries) hereby represents and warrants to Parent as of the Execution Date and as of the Closing Date as follows:

Section 7.1    Organization. Each Target Group Member is a limited liability company or corporation duly formed or organized, validly existing, and in good standing under the Laws of the State of Delaware. Each Target Group Member has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. Each Target Group Member is duly qualified or licensed to do business and in good standing (or equivalent) in each jurisdiction where the character of its business or the nature of its properties, rights, or assets makes such qualification or licensing necessary except where the failure to be so qualified or be licensed would not have a Material Adverse Effect on the Company.

Section 7.2    Authority; Governing Documents.

(a)    Each Target Group Member has all requisite power and authority to execute and deliver this Agreement and each Related Agreement to which it is or will become a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the each Related

Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the applicable Target Group Member, including in the case of the Company, receipt of the Board Consent and no approval by any Holder of Company Units or other Security of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

(b)    The Company has made available to Parent complete and accurate copies of the Governing Documents of each of the Target Group Members. No Target Group Member is in breach of any material provision of any of its Governing Documents.

(c)    The Company has made available all board minutes and authorizing resolutions and written consents of each of the Target Group Members since January 1, 2018.

Section 7.3    Enforceability. This Agreement and each Related Agreement to which any Target Group Member is or will be a party has been duly and validly executed and delivered by the applicable Target Group Member and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid, and binding agreement of the applicable Target Group Member, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 7.4    Capitalization.

(a)    The authorized Membership Interests of the Company consist of (i) 13,873,587.48 Class A Common Units, (ii) 885,357.93 Class B Common Units, (iii) 3,250,000 Preferred Units and (iv) 3,000,000 Incentive Units. There are issued and outstanding (1) 13,873,587.48 Class A Common Units, (2) 885,357.93 Class B Common Units, (3) 2,550,000 Incentive Units, and (4) no Preferred Units. None of the issued and outstanding Company Units are certificated. All outstanding Membership Interests of the Company are duly authorized and validly issued. Except for the Company Units, there are no outstanding (i) Membership Interests or other voting Securities of, or any other interest in, the Company, (ii) Securities of the Company or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. The number of issued and outstanding Membership Interests described in this Section 7.4 shall be deemed to be automatically adjusted to account for any transactions contemplated in Section 9.1(b)(iv).

(b)    The authorized Membership Interests of each of the Company Subsidiaries, collectively, consist solely of the Subsidiary Interests. All outstanding Membership Interests of each of the Company Subsidiaries are duly authorized and validly issued. Except for the Subsidiary Interests, there are no outstanding (i) Membership Interests or other Securities in any of the Company Subsidiaries, (ii) Securities of any Company Subsidiary or any other Person convertible into or exchangeable or exercisable for Membership Interests or other Securities of, or any other interest in, any of the Company Subsidiaries, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company Subsidiary is a party or by which any of the foregoing is bound obligating any Target Group Member to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, any of the Company Subsidiaries (or Securities convertible into or exchangeable or exercisable for Membership Interests or other Securities of, or any other interest in, any of the Company Subsidiaries) or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(c)    No Membership Interests of any Target Group Member have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, drag along rights, tag-along rights, subscription rights, rights of first refusal or other similar rights except as set forth in the Governing Documents of the Target Group. At the Closing, there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of any Membership Interests of any Target Group Member. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of any Target Group Member. There are no bonds, debentures, notes or other indebtedness of any Target Group Member having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Membership Interests of any Target Group Member may vote.

(d)    Other than the Company Subsidiaries, no Target Group Member owns any Securities or interests in, or have any investments in, any Person, and the Company does not have any other Subsidiaries. There are no obligations, contingent or otherwise, of any Target Group Member to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. The Company is the direct owner and beneficial owner of the Subsidiary Interests, free and clear of all Liens, except for Liens arising under federal and state securities Laws, arising pursuant to the Company Revolving Credit Facility, arising pursuant to the Governing Documents of the Company or imposed by Parent or any of its Affiliates.

(e)    All of the Membership Interests of the Target Group Members were issued in compliance with applicable Laws.

Section 7.5    No Violation or Breach. Neither the execution and delivery by the Company of this Agreement or any Related Agreements to which it is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by the Target Group Members will (with or without notice or lapse of time), (a) violate or conflict with any provision of the Governing Documents of any Target Group Member, (b) subject to the filings, notices, waiting periods or approvals contemplated by Section 7.6, violate or conflict with any Laws applicable to any Target Group Member or any of their respective Assets, (c) subject to obtaining the consents and approvals set forth in Schedule 7.5, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a material default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (other than any Permitted Encumbrance) upon any of the assets of any Target Group Member pursuant to any provisions of any Contract of any kind to which any Target Group Member is now a party or by which it or any of its assets may be bound, or (d) result in the creation of any Lien (other than any Permitted Encumbrance) upon any of the properties or assets of any Target Group Member, except, in the case of the foregoing clauses (b), (c) and (d) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.6    Consents; Preferential Rights. Except for (a) the Board Consent, (b) any filings, authorizations or approvals as may be required under the HSR Act and (c) as set forth on Schedule 7.6, no material Consent, Preferential Purchase Right, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party, by any Target Group Member or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby.

Section 7.7    Brokerage Arrangements. Except for Credit Suisse Securities (USA) LLC (the fees and expenses of which shall constitute Transaction Expenses), neither the Company nor any of its Affiliates has entered into (directly or indirectly) any Contract with any Person that would require the payment by the Target Group or Parent of a commission, brokerage, or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

Section 7.8    Litigation.

(a)    Except as set forth on Schedule 7.8, as of the Execution Date, (i) there is no Proceeding pending, or to the Company’s Knowledge, threatened in writing against the Target Group or to the Company’s Knowledge, any Target Group Member’s directors, officers or employees (in their capacity as such) (other than frivolous claims or demands for which no Proceeding is currently pending) and (ii) the Target Group is not subject to any order, injunction, judgment or decree of a Governmental Authority. No Target Group Member is subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements.

(b)    The statements set forth on Schedule 7.8(b) are true, complete and correct.

Section 7.9    Compliance with Laws. Except as set forth on Schedule 7.9, the Target Group is and since January 1, 2018 has been in compliance in all material respects with all applicable Laws. Since January 1, 2018, no Target Group Member has received any written notice of a material violation of any Law (excluding compliance with Tax Laws and Environmental Laws, which is addressed in Section 7.13 and Section 7.17, respectively) with respect to the Oil & Gas Assets that remains unresolved as of the Execution Date.

Section 7.10    Financial Statements; Books and Records; Indebtedness.

(a)    Schedule 7.10(a) sets forth copies of (collectively, the “Historical Financial Statements”) (i) the Company’s audited consolidated balance sheets as of December 31, 2020, December 31, 2019, and December 31, 2018, and related consolidated statements of operations, consolidated statements of members’ common equity and consolidated statements of cash flows for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, in each case, together with the notes thereto, and (ii) the Company’s unaudited consolidated balance sheet as of March 31, 2021 (the “Balance Sheet Date”), and related consolidated statements of operations, consolidated statements of members’ common equity and consolidated statements of cash flows for the three (3)-month periods ended on March 31, 2021 and March 31, 2020, together with the notes thereto (the “Interim Financial Statements”).

(b)    Except as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements, to the absence of normal and recurring year-end adjustments and the absence of notes, the Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof, the consolidated cash flows of the Company and its Subsidiaries and the consolidated operating results of the Company and its Subsidiaries for the periods covered thereby, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be indicated in the notes thereto).

(c)    The Financial Statements were derived from the books and records of the Target Group, which books and records are accurate and complete in all material respects.

Section 7.11    Undisclosed Liabilities. Except as set forth on Schedule 7.11, the Target Group Members have no Losses that would be required to be set forth in a balance sheet prepared in accordance with GAAP except:

(a)    Losses to the extent reflected in the Financial Statements or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP);

(b)    other Losses that have been incurred in the ordinary course of business consistent with past practice; or

(c)    Losses expressly provided for under this Agreement or the Related Agreements or that have been incurred in connection with the transactions contemplated by this Agreement and are included in Transaction Expenses.

Section 7.12    No Material Adverse Effect; Absence of Changes.

(a)    Since the Balance Sheet Date, no Material Adverse Effect on the Company has occurred.

(b)    Except as set forth on Schedule 7.12, since the Balance Sheet Date, each Target Group Member has conducted its business in the ordinary course consistent with past practices, and other than in the ordinary course of business, no Target Group Member has:

(i)    made any material change in any method of accounting or accounting policies;

(ii)    materially amended, terminated or adopted any Target Employee Benefit Plan;

(iii)    amended any Material Contract (other than ordinary course, amendments to operating agreements, or extensions or renewals of any Material Contracts in the ordinary course of business);

(iv)    effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff or location closure, in each of the above cases, that triggered notice requirements under the WARN Act or as a COVID-19 Measure;

(v)    instituted or settled any material claim or lawsuit;

(vi)    declared, set aside or paid any distributions in respect of its equity securities, or split, combined or reclassified any of its equity securities or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchased, redeemed or otherwise acquired, directly or indirectly, any of its equity securities;

(vii)    sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets of the Company or any of its Subsidiaries, except (A) idled assets, (B) dispositions of Intellectual Property, inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice, and (C) the sale of Hydrocarbons in the ordinary course of business;

(viii)    engaged in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Schedule 9.1(b)(xi)) and except to the extent disclosed in the notes to the Audited Financial Statements, or entered into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates (other than any Subsidiary of the Company) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliate of any such Person);

(ix)    repurchased, redeemed, repaid or otherwise acquired or retired any bonds, debentures, notes or other material Indebtedness or other liability other than repayments of Indebtedness or other liabilities at stated maturity;

(x)    accelerated, delayed or postponed payment of any liabilities related to the business of the Target Group or the Oil & Gas Assets that individually or in the aggregate are in excess of $500,000.00; or

(xi)    entered into any contract or similar agreement to do any of the foregoing.

(c)    Except as set forth on Schedule 7.12(c) and with respect to Section 9.1(b)(v), since the Balance Sheet Date, no Target Group Member has taken any action which, if such action (or the failure to take any action) would have occurred after the Execution Date, would be prohibited by, or require the consent of Parent pursuant to, Section 9.1(a) or Section 9.1(b).

(d)    Since the Balance Sheet Date, there has been no Leakage.

Section 7.13    Taxes. Except as set forth on Schedule 7.13:

(a)    All Target Group Members have timely filed with the appropriate Taxing Authorities, or have caused to be timely filed on their behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects and no Target Group Member is currently the beneficiary of any extension of time within which to file any Tax Return;

(b)    All material Taxes due and payable by the Target Group Members, whether or not shown to be due on any Tax Return, have been timely paid in full;

(c)    All material Taxes that any Target Group Member is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority, and the Target Group Members have substantially complied with the reporting requirements related thereto;

(d)    At all times since its formation, the Company has been properly treated as a partnership for U.S. federal income Tax purposes, and the Company has not elected to be taxed as a corporation for any U.S. federal or applicable state or local income Tax purposes;

(e)    At all times since their formation, (i) Indigo Haynesville Agent Corporation has been properly treated as a corporation for U.S. federal income tax purposes and (ii) Indigo Minerals has been properly treated as a partnership or an entity disregarded as separate from the Company for U.S. federal income Tax purposes, and Indigo Minerals has not elected to be taxed as a corporation for any U.S. federal or applicable state or local income Tax purposes;

(f)    No deficiency with respect to Taxes has been proposed, asserted or assessed against any Target Group Member;

(g)    There is no audit, claim or assessment pending, asserted, proposed, or threatened in writing against any Target Group Member by any Taxing Authority in respect of any Tax or Tax Return of any Target Group Member, and no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, claim or assessment;

(h)    No Target Group Member (i) is or has been a member of a group filing an affiliated, consolidated, combined unitary or similar Tax Return (except for those for which the Company was the common parent) or

(ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or foreign law) or as a transferee or successor under any provision of applicable Law;

(i)    No Target Group Member shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of Tax accounting prior to the Closing Date, (ii) use of an improper method of accounting prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) executed on or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing, (v) prepaid amount received on or prior to the Closing Date, or (vi) the recapture of any Tax credit that arose prior to the Closing;

(j)    No Target Group Member is a party to, is bound by or has any obligation under any Tax Sharing Agreement;

(k)    No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or foreign Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or related to any Target Group Member;

(l)     No Target Group Member is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations section 1.6011-4(b)(2);

(m)    There are no Liens with respect to Taxes (except for any Permitted Encumbrances) upon any of the assets or properties of any Target Group Member;

(n)    No claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Target Group Member that it is or may be subject to taxation by that jurisdiction in the last five (5) years, and no Target Group Member has engaged in a trade or business or had a permanent establishment in any country other than the country in which it is organized as a resident;

(o)    There is not currently in effect any agreement, consent or waiver to extend any statute of limitations filed by or on behalf of any Target Group Member with respect to any Tax Return of any Target Group Member or in respect of any Taxes payable by any Target Group Member (other than automatic extensions and extensions obtained in the ordinary course of business), and no power of attorney has been granted with respect to any matter related to Taxes payable by any Target Group Member that is currently in force;

(p)    No Target Group Member deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act;

(q)    The unpaid Taxes of the Target Group Members (i) did not, as of the Balance Sheet Date, exceed the amount of any reserves or accruals specifically identified for liabilities for Taxes (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the appropriate Financial Statement and (ii) do not exceed the amount of those reserves or accruals as adjusted for the passage of time through the Closing Date in accordance with the past custom practice of the Target Group Members in filing their respective Tax Returns and in accordance with applicable Law; and

(r)    Since the Balance Sheet Date, none of the Target Group Members has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

Section 7.14    Contracts.

(a)    Other than any Target Employee Benefit Plan or as disclosed in the notes to the Audited Financial Statements, Schedule 7.14(a) sets forth the following Contracts to which any Target Group Member is a party or by which any Target Group Member is bound (each, a “Material Contract”):

(i)    any Contract for the (A) sale, purchase, exchange or other disposition (including calls or options) of Hydrocarbons or (B) gathering, treatment, transportation, processing or storage (including any Contracts that provides for a dedication or volume commitments) of Hydrocarbons, in each case, which cannot be terminated by the applicable Target Group Member party thereto on not greater than ninety (90) days’ notice;

(ii)    the Company Revolving Credit Facility and any Contract (A) evidencing Indebtedness for borrowed money binding on any member of the Target Group or the Oil & Gas Assets after the Closing or (B) granting any Liens over any material asset of the Target Group (other than the Contracts provided for in clause (vi) below);

(iii)    any Contract guaranteeing any obligation of another Person (excluding any guarantees by one Target Group Member of the obligations of another Target Group Member);

(iv)    any Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts the applicable Target Group Member from competing in any jurisdiction, including any Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future, (B) includes non-competition restrictions or other similar restrictions on doing business that are applicable to any Target Group Member or (C) otherwise purports to limit or prohibit the freedom of the Target Group (or, after the Closing, that purports to so limit or restrict Parent or any of its Affiliates) to, or the manner in which, or the locations in which, the Target Group may, (1) conduct business as presently conducted, (2) engage or compete in any activity or line of business in any area, (3) obtain products or services from any Person or (4) set prices and terms for the provision, sale, lease or license of its products, services or technologies;

(v)    any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by or on behalf of the applicable Target Group Member of more than Two Hundred Thousand and No/100 dollars ($200,000.00) during the current or any subsequent fiscal year or One Million and No/100 dollars ($1,000,000.00) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by the applicable Target Group Member party thereto on not greater than ninety (90) days’ notice, but expressly excluding customary joint operating agreements; provided that for master service agreements, the applicable monetary threshold for purposes of this Section 7.14(a)(v) shall be aggregate payments by or on behalf of the applicable Target Group Member of more than One Million and No/100 dollars ($1,000,000.00) during the twelve (12) months prior to the Execution Date;

(vi)    any participation agreement, joint development agreement, area of mutual interest agreement, joint operating agreement, exploration agreement, data license agreement, seismic license agreement, acreage dedication agreement, farmout/farmin agreement, exchange agreement or similar material Contract containing existing operating obligations of the Target Group;

(vii)    any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;

(viii)    any Contract for which the primary purpose is to provide for the indemnification of another Person;

(ix)    any Contract that would obligate Parent or any Target Group Member to drill additional wells or conduct other material development operations after the Closing;

(x)    any Contract that is a seismic or other geophysical acquisition agreement or license;

(xi)    any Hedge Contract;

(xii)    any Contract which contains a “take-or-pay” clause or any similar obligation;

(xiii)    any Contract which contains any “earn out” or other contingent payment obligations with respect to a prior or pending acquisition or sale of any business, assets or properties, or remaining indemnity or similar obligations under any acquisition or sale agreement, that could reasonably be expected to result in future payments by or to the Company or any of its Subsidiaries in excess of One Million and No/100 dollars ($1,000,000.00);

(xiv)    any Contract to acquire all or a substantial portion of the business, property or assets of any other Person for an amount of cash (or value of non-cash consideration), in excess of One Million and No/100 dollars ($1,000,000.00);

(xv)    any Contract that relates to the acquisition or disposition of any material Oil & Gas Asset, with respect to which the Target Group has any material outstanding rights or obligations (excluding any indemnity obligations owed to or from the Target Group that customarily survive the closing of such transactions and for which no claim is currently pending);

(xvi)    any Contract which expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Membership Interests or Securities, as the case may be;

(xvii)    any Contract which is between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliates of any such Person), on the other hand, except for employment, consulting, individual engagement, confidentiality, invention assignment, non-competition agreements or similar agreements entered into in the ordinary course of business;

(xviii)    any Contract which is a charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, settlement, settlement agreement, consent agreement or similar agreement with any Governmental Authority involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(xix)    any Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Target Group Member of any operating business or the capital stock of any other Person; or

(xx)    any stockholders, investors rights, registration rights or similar Contract.

(b)    Each Material Contract constitutes a legal, valid and binding obligation of the applicable Target Group Member, on the one hand, and, to the Company’s Knowledge, against each other party thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. As of the Execution Date, there exist no material defaults or breaches under, and, with the passage of time, the giving of notice, or both, there would not exist any material defaults or breaches under, any Material Contract by any Target Group Member or to the Company’s Knowledge by any other Person that is a party to any Material Contract, in each case, that would allow for the termination of such Material Contract or subject the Target Group to any material Losses. No written notice of default or breach has been received or delivered by any Target Group Member under any such Material Contract. No Target Group Member has waived any of its material rights or material benefits under any Material Contract. No written notice to terminate a Material Contract (in whole or in part) has been delivered to or delivered by any Third Party with respect to any such Material Contract nor has any such termination been threatened in writing. To the extent a Material Contract requires any Target Group Member to acquire oil and gas leases and/or fee minerals to maintain any “acreage trade balance” under such Material Contract, as of the Execution Date, such Target Group Member is not under any obligation to acquire oil and gas leases or fee minerals to replace any oil and gas leases or fee minerals previously traded in accordance with such Material Contract.

(c)    There are no oral Contracts with respect to the Oil & Gas Assets that are still in force and effect or that were in effect at any time from the Execution Date to the Closing.

(d)    Complete and accurate copies of each Material Contract have been made available to Parent on or prior to the Execution Date.

Section 7.15    Affiliate Arrangements. Except for the Target Group’s Governing Documents, any Target Employee Benefit Plan, as disclosed in the notes to the Audited Financial Statements and as set forth on Schedule 7.15, there are no Contracts between (a) any Target Group Member or any of its directors, managers, officers, employees or any members of their immediate families, on the one hand, and (b) the Company or any of its Affiliates (which, for the avoidance of doubt, does not include the Target Group Members for purposes of this Section 7.15) or any of their respective directors, managers, officers or employees, or any members of their immediate families, on the other hand. Neither the Company nor any of its Affiliates (which, for the avoidance of doubt, does not include the Target Group Members for purposes of this Section 7.15) or any of their respective directors, managers, officers, employees or any members of their immediate families (x) owns any interest in any of the Oil & Gas Assets, directly or indirectly, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Target Group Member, (y) licenses Intellectual Property (either to or from any Target Group Member), or (z) is indebted to or, in the past three years, has borrowed money from or lent money to, any Target Group Member (any of the contracts or arrangements described in this Section  7.15, collectively, “Affiliate Arrangements”).

Section 7.16     Permits. The Target Group possesses all material Permits (other than Environmental Permits, which are addressed in Section 7.17) required (a) to own and operate the Oil & Gas Assets and (b) to otherwise conduct the business of the Target Group, in each case, as currently conducted. The Target Group is and to the Company’s Knowledge any applicable Third-Party operators are in compliance in all material respects with all Permits (other than Environmental Permits, which are addressed in Section 7.17), and each of the material Permits is in full force and effect. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, and the execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Oil & Gas Assets as historically conducted. There are no Proceedings that might result in any modification, revocation, termination or suspension of any Permit or which would require any corrective or remedial action by the Company or any Target Group Member.

Section 7.17    Environmental Matters.

(a)    (i) The Target Group is not subject to any Proceedings under any Environmental Law; (ii) no Target Group Member has (A) received any written notice from any Person alleging a material violation of any Environmental Laws or material release of Hazardous Materials with respect to the Target Group or any Oil & Gas Assets or (B) entered into any agreement with, or is subject to, any order, decree, plea, diversion agreement, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that materially interferes with, requires a material and adverse change in or materially restricts the future operation of, or that requires environmental remediation with respect to, the Oil & Gas Assets, in either case of (A) and (B) the subject of which is unresolved; (iii) the Target Group is and for the last three (3) years has been in material compliance with all Environmental Laws, which compliance includes the possession of and compliance with any Environmental Permits required for the operation of its business; (iv) the Target Group has not released any Hazardous Materials so as to (A) materially interfere with or prevent compliance in all material respects by the

Target Group with any Environmental Law or the terms of any Environmental Permit issued pursuant thereto, (B) give rise to any material liabilities of the Target Group pursuant to any Environmental Laws, or (C) otherwise give rise to or result in any material Environmental Liability of the Target Group to any Person, and (v) Target Group has made available to Parent all material Phase I or Phase II environmental site assessments and similar reports and studies in its possession and prepared in the last three (3) years relating to the Target Group’s operation.

(b)    The Target Group is in possession of all Environmental Permits that are materially required for the ownership, operation or use of the Oil & Gas Assets or performance of the Material Contracts as currently conducted. No such Environmental Permits will be terminated or revoked upon the consummation of the transactions contemplated hereby. The ownership, operation and use of the Oil & Gas Assets and the performance of the Material Contracts are and for the last three (3) years have been in material compliance with the terms of such Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, suspension, modification or limitation of any such Environmental Permits.

(c)    Schedule 7.17(c) sets forth (i) a list of all remediation activities with respect to any of the Oil & Gas Assets operated by the Target Group and, to the Company’s Knowledge, any of the Non-Operated Assets, in each case that are currently ongoing and (ii) a true, correct and complete list of all remediation activities with respect to any of the Oil & Gas Assets operated by the Target Group and, to the Company’s Knowledge, any of the Non-Operated Assets, in each case that (i) have resulted in costs for the Target Group in excess of One Million and No/100 dollars ($1,000,000.00) (net to the applicable Target Group Member’s interest) and (ii) have been conducted in the last three (3) years prior to the Execution Date.

Section 7.18    Insurance. As of the Execution Date, the Company, on behalf of the Target Group, has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 7.18, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Except as set forth on Schedule 7.18, no claim relating to the Target Group or the Oil & Gas Assets is outstanding under any of the policies set forth on Schedule 7.18, and no carrier of any such policy has asserted any denial of coverage. No Target Group Member has received written notice of cancellation or, to the Company’s Knowledge, any threatened cancellation of any such insurance policies or premium increase or alteration of coverage with respect to any such insurance policies.

Section 7.19    Imbalances. Schedule 7.19 sets forth all material Imbalances associated with the Oil & Gas Assets as of the Execution Date.

Section 7.20    Non-Consent Operations. Except as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in the Annexes to this Agreement or Schedule 7.23, no operations are being conducted or have been conducted with respect to the Wells set forth on Annex A-2 and the Wells-In-Progress set forth on Annex A-6 as to which a Target Group Member has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Target Group has not yet recovered its full participation.

Section 7.21    Current Commitments. Schedule 7.21 sets forth, as of the Execution Date, all AFEs received by any Target Group Member in writing or which the Target Group has generated that (a) with respect to the Oil & Gas Assets, relate to (i) drilling, reworking or conducting another material operation with respect to a Well or Well-In-Progress or (ii) the Gathering Systems, including any expansions thereof, (b) are in excess of One Million and No/100 dollars ($1,000,000.00), net to the Target Group’s interest in the Oil & Gas Asset, and (c) are not expired and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

Section 7.22    Suspense Funds. Schedule 7.22 lists all Suspense Funds as of the date set forth thereon. Except as withheld in the ordinary course of business, (a) all proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets are being received by the Target Group in a timely manner and are not being held in suspense, (b) with respect to operations conducted prior to the Execution Date, no amounts payable to any Target Group Member are owed or held in suspense by Third Parties that are Working Interest owners in pooled or unitized units, and (c) the Target Group Members have complied with all escheat or unclaimed property Laws with respect to funds received in connection with ownership of the Assets.

Section 7.23    Payout Balances. Schedule 7.23 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Annex A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), along with the Working Interest and Net Revenue Interest percentage of the applicable Target Group Member of such payout balance (including, in each case, to the extent any such payout balance is due to carried mineral interest owners being subject to a carry to payout) with such list being true and correct in all material respects, assuming the accuracy of the information provided by Third Parties.

Section 7.24    Delivery of Hydrocarbons. No Target Group Member is obligated by virtue of a take or pay payment, advance payment, production payment or other similar payment or commitment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such applicable Target Group Member’s aggregate interest in the Oil & Gas Assets at some future time without receiving payment therefor at or after the time of delivery. Except as is disclosed in Schedule 7.19 or Schedule 7.24, as of the respective dates shown thereon, no Target Group Member have received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Oil & Gas Assets, nor has any Target Group Member received any payments for production which are subject to refund or recoupment out of future production.

Section 7.25    Royalties and Working Interest Payments. Except for the Suspense Funds and any royalty settlements occurring in the ordinary course of business, the Target Group has properly and timely paid, or caused to be paid, all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets in accordance with the applicable Leases and applicable Laws, in each case, to the extent and only to the extent related to periods in which the Target Group owned such Oil & Gas Assets prior to the Execution Date.

Section 7.26    Leases and Fee Minerals.

(a)    During the six (6) month period prior to the Execution Date, no Target Group Member has received from any other party to a Lease any written notice from a lessor alleging a continuing or uncured material default on the part of any Target Group Member with respect to such Lease or seeking to terminate such Lease and no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give any Target Group Member or, to the Company’s Knowledge, any other party to any Lease, the right to terminate or modify any Lease. No Target Group Member is, and no other party to any Lease is, in breach of the terms, provisions or conditions of the Leases. No party to any Lease or Right-of-Way or any successor to the interest of such party has filed or, to the Company’s Knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease or Right-of-Way. There are no express unfulfilled drilling obligations under any of the Leases (excluding any drilling obligation necessary to extend such Lease beyond its primary term).

(b)    None of the Leases or Fee Minerals that are operated by a Target Group Member or an Affiliate of a Target Group Member and, to the Company’s Knowledge with respect to the Leases and Fee Minerals that are Non-Operated Assets, in either case are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof (other than ordinary course drilling obligations required to perpetuate a Lease beyond its primary term).

(c)    Schedule 7.26(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 7.27    Wells.

(a)    There is no Well in respect of which any Target Group Member has received any order or written notice from any Governmental Authority requiring that such Well be currently plugged and abandoned and for which such plugging and abandonment requirements have not been completed.

(b)    There is no Well operated by the Target Group or any Affiliate of the Target Group or, to the Company’s Knowledge, by a Third Party, in either case that has been drilled and completed in a manner that is not within the limits permitted by all applicable Leases, Contracts and Permits with a Governmental Authority.

(c)    There are no Oil & Gas Assets that (i) any Target Group Member is currently obligated by Law to plug, dismantle and/or abandon that have not already been plugged, dismantled and/or abandoned in accordance with all applicable Laws, Contracts and Leases or (ii) have been plugged, dismantled or abandoned by any Target Group Member, or to the Company’s Knowledge, by any Third-Party operator, in a manner that does not comply in all respects with applicable Law.

(d)    No Well is subject to penalties on allowables after the Execution Date because of overproduction.

Section 7.28    Gathering Systems and Rights-of-Way.

(a)    The Target Group holds Good and Defensible Title to the Gathering Systems, Rights-of-Way and other material assets of the Target Group (other than the Oil & Gas Interests), as applicable.

(b)    No part of the assets comprising the Gathering Systems is located on lands that are not subject to a Right-of-Way or other agreement, easement or surface right held by an entity of the Target Group permitting the location of such assets on the lands covered by such Right-of-Way, other agreement, easement or surface right, and no Target Group Member has received any written notice of default under any instrument creating an interest in any such Right-of-Way, agreement, easement or surface right.

(c)    There is not, nor has there been, to the Company’s Knowledge threatened in writing, any (i) breach or event of default on the part any Target Group Member with respect to any Right-of-Way, (ii) to the Company’s Knowledge, breach or event of default on the part of any other party to any such Right-of-Way or (iii) breach or event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Target Group Member with respect to any such Right-of-Way, or to the Company’s Knowledge on the part of any other party thereto.

(d)    The assets and properties of the Target Group, taken as a whole, include all of the assets reasonably necessary to access, own and operate the Gathering Systems as currently being operated by the Target Group.

(e)    The Gathering Systems are in an operable state of repair adequate to maintain operations as currently conducted by the Target Group, ordinary wear and tear excepted.

(f)    There are no gaps (including any gap arising as a result of any breach by any Target Group Member of the terms of any such Rights-of-Way) in the Rights-of-Way for any pipeline and related facilities comprising a part of the Gathering System.

(g)    No Target Group Member has acquired any of the Gathering System through the use or threatened use of eminent domain or condemnation.

Section 7.29    Equipment. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Equipment is in an operable state of repair adequate to maintain normal operations as currently operated and used by the Target Group, in all material respects, ordinary wear and tear excepted, and the Target Group Members collectively have all Rights-of-Way, in each case, that are necessary to access, own and operate the Equipment as currently accessed, owned and operated by the Target Group. The Equipment constitutes, in all material respects, all of the personal property necessary (a) to conduct the business of the Target Group as presently conducted in the ordinary course of business and (b) for the ownership and operation of the business of the Target Group and the Oil & Gas Assets as currently conducted.

Section 7.30    Regulatory Matters.

(a)    Each Target Group Member (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Oil & Gas Assets in a manner that subjects it, any third-party operator of the Oil & Gas Assets, or any future owner of the Oil & Gas Assets to the jurisdiction of, or regulation by, the FERC (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No Target Group Member has acquired any of the Oil & Gas Assets through the use or threatened use of eminent domain or condemnation.

(b)    All properties and related facilities constituting the Target Group’s properties (including any facilities under development) are not subject to rate regulation or comprehensive nondiscriminatory access by any Governmental Authority under applicable Laws.

(c)    No Target Group Member owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).

Section 7.31    Officers and Bank Accounts. Schedule 7.31 lists all of the officers, directors, managers, bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Target Group (the “Bank Accounts”).

Section 7.32    Labor Matters.

(a)    The Company has separately provided to Parent a complete and accurate list (such list, the “Target Group Employee List”) of (i) the names of all current employees of the Target Group, indicating whether an employee is a full or part-time employee, overtime classification (i.e., exempt or non-exempt) and whether an employee is in active service or on leave, as well as the nature of, and expected return date from, any such leave and (ii) their current respective base salaries (or with respect to individuals compensated on an hourly or per diem basis, the hourly or per diem rates of compensation), target annual bonuses or other incentive compensation, date of hire, locations of employment, work visa status, job titles and whether the employee is a field or non-field employee. The Company has not, within the past 12 months, (x) transferred (or caused the transfer of) the employment of any employee of the Target Group to any of the Company or any of its Affiliates that is not a Target Group Member, or (y) transferred (or caused the transfer of) the employment of any employee of any Holder or any of its Affiliates other than a Target Group Member to a Target Group Member. In the past ninety (90) days, the Target Group has not materially reduced the compensation or work hours of any of its employees, in each case, for any reason relating to COVID-19.

(b)    No Target Group Member is bound by a collective bargaining agreement. There are and within the past three (3) years have been no strikes, work stoppages, slowdowns, or other material labor disputes pending or, to the Company’s Knowledge, threatened against the Target Group. To the Company’s Knowledge, there are and within the past three (3) years have been no ongoing or threatened union organizing activities, material labor arbitrations, unfair labor practice charges or representation or certification proceedings or petitions seeking a representation proceeding, in each case with respect to employees of the Target Group. Within the past three (3) years, there have been no material allegations of sexual, discrimination or other unlawful workplace harassment against any director or officers of the Target Group in their capacity as such. During the past three (3) years, the Target Group has complied in all material respects with all applicable Laws relating to labor, employment, employment relations or practices, equal employment opportunity, nondiscrimination, immigration, wages, hours, fair labor standards, collective bargaining, employee classification, the payment of social security and similar Taxes, occupational safety and health and plant closings. No Target Group Member is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices.

Section 7.33    Employee Benefit Plans.

(a)    Schedule 7.33(a) sets forth a list of each material Target Employee Benefit Plan. For purposes of this Agreement, (i) a “Target Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any Target Group Member and with respect to which the Target Group has any obligation or liability (contingent or otherwise) or to which a member of the Target Group is a party, (ii) an “Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and any equity or equity-based, retirement, profit sharing, bonus, incentive, severance, separation, termination, change in control, retention, nonqualified deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life, disability or other employee benefit or compensation plan, program, policy, agreement or arrangement, and (iii) an “ERISA Affiliate” means any entity that together with any Target Group Member would be (or, in the last six years, has been) deemed a “single employer” within the meaning of Section 414 of the Code or under “common control” within the meaning of Section 4001(a)(14) of ERISA.

(b)    With respect to each material Target Employee Benefit Plan, the Company has made (or has caused the Target Group to make) available to Parent copies of, as applicable, (i) the current plan document, (ii) the most recent summary plan description provided to participants, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recent annual report (IRS Form 5500 series with all applicable attachments), and (v) any non-routine correspondence since July 1, 2018 with a Governmental Authority relating to the Employee Benefit Plan

(c)    (i) No Target Employee Benefit Plan provides post-employment health or life insurance to any current or former employee or other individual service provider of the Target Group, other than as required under Section 4980B of the Code or similar applicable Law, and (ii) no Target Group Member sponsors, maintains, contributes to or has any current or potential liability (including on account of any plan maintained, sponsored, contributed to or required to be contributed to by an ERISA Affiliate) under (A) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, or (B) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)    With respect to Target Employee Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or other Governmental Authorities are pending, or, to the Knowledge of the Company, threatened (including, without limitation, any routine requests for information from the PBGC).

(e)    Each Target Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS and no circumstances exist which would reasonably be expected to adversely affect the qualified status of such plan. Each Target Employee Benefit Plan has been maintained and administered in accordance with its respective terms and in compliance with applicable Laws, including ERISA and the Code, in each case, in all material respects. All material contributions required to be made under the terms of any of the Target Employee Benefit Plans as of the date of this representation have been timely made. To the Company’s Knowledge, no event has occurred and no condition exists that would reasonably be expected to subject the Target Group, either directly or by reason of its affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA or the Code with respect to any Employee Benefit Plan.

(f)    Except (i) as set forth on the Schedules, (ii) as specifically provided in Section 9.8 and (iii) for arrangements entered into with, or at the direction of, Parent or an Affiliate, the consummation of the transactions contemplated by this Agreement or any Related Agreement (either alone or in conjunction with another event) will not (A) entitle any Target Group Employee to any payment or benefit, including any bonus, retention, severance, retirement or similar payment or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits, in each case, under any Target Employee Benefit Plan, (C) contractually limit or restrict the right to merge, amend or terminate any Target Employee Benefit Plan or (D) increase the amount of compensation or benefits due to, or result in any loan forgiveness for, any current or former employee of the Target Group, in each case, under any Target Employee Benefit Plan.

(g)    No amount or benefit that could be, or has been, received (whether in cash, property, the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of the Target Group who is reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be deemed to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) in connection with the consummation of the transactions contemplated by this Agreement. No Target Employee Benefit Plan provides any employee or individual independent contractor with any gross-up, reimbursement or indemnification in respect of any Taxes imposed by Sections 4999 or 409A of the Code.

(h)    Each Target Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code since January 5, 2005 or such later date on which such Target Employee Benefit Plan became subject to Section 409A of the Code.

(i)    None of the Target Employee Benefit Plans covers employees or individual service providers of the Target Group who reside outside of the United States or perform, or performed, services primarily outside the United States for the Target Group Members.

Section 7.34    Bonds; Letters of Credit and Guarantees

(a)    Schedule 7.34 identifies the bonds, letters of credit, cash collateral and guarantees posted (or supported) by any Target Group Member with respect to the Oil & Gas Assets.

(b)    Schedule 7.34(b) identifies all sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that any Target Group Member is liable for or is binding on any of the Oil & Gas Assets.

(c)    As of the Closing, except as set forth on Schedule 7.34 and Schedule 7.34(b), neither Parent nor any Target Group Member has any obligation (whether pursuant to applicable Law or contract or otherwise) to post any surety bond, letter of credit, cash collateral, guarantee or other form of support (credit or otherwise) with respect to any Target Group Member or the Oil & Gas Assets.

Section 7.35    Special Warranty. Effective as of the Closing Date, the Company hereby represents and warrants the Target Group’s Defensible Title to the Oil & Gas Interests, subject to Permitted Encumbrances, unto Parent against the lawful claims of all Persons claiming the same, or any part thereof, in each case, by through and under the Target Group and its Affiliates, but not otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Title Threshold Amount and the Defect Deductible Amount shall in no way limit any claim by Parent pursuant to this Section 7.35.

Section 7.36    Casualty Losses. There have been no Casualty Losses since the Balance Sheet Date with respect to any Oil & Gas Assets with damages estimated to exceed One Million and No/100 dollars ($1,000,000.00) net to the interest of the applicable Target Group Members. To the Company’s Knowledge, there is no Proceeding for condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Oil & Gas Asset or portion thereof.

Section 7.37    Hedging Contracts.Schedule 7.37, Table labeled “Company Current Hedge Volume,” summarizes the Company’s current Hedge Contracts (each such Hedge Contract, an “Existing Hedge Contract”), and Schedule 7.37 describes Hedge Contracts that the Company intends, as of the Execution Date, to execute on or after the Execution Date and prior to August 31, 2021 (each such intended Hedge Contract, a “Specified Hedge Contract”). All such Specified Hedge Contracts shall be entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company. The Company has duly performed in all material respects all of its respective obligations under the Specified Hedge Contracts to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests) or defaults or allegations or assertions of such by any party thereunder.

Section 7.38    Intellectual Property. (a) Each Target Group Member owns, or has valid licenses or other rights to use, all Intellectual Property necessary for the operation of its business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Encumbrances), (b) no Holder or Target Group Member has received written notice since July 1, 2018 challenging the use thereof, (c) no Holder or Target Group Member has received written notice since July 1, 2018 that the conduct of the Target Group’s business is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, (d) to the Company’s Knowledge, no third party is infringing on any Intellectual Property owned by any Target Group Member in any material respect and (e) no Holder or Target Group Member has received since July 1, 2018 any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which any Target Group Member is a party or by which it is bound.

Section 7.39    Cybersecurity and Privacy. Each Target Group Member (a) has maintained a reasonable cybersecurity and privacy program that complies in all material respects with applicable cybersecurity and privacy laws and (b) implements and maintains commercially reasonable measures to maintain cybersecurity and protect privacy. To the Company’s Knowledge, since January 1, 2018, (i) no Target Group Member has experienced a security breach of its information technology systems and has not breached its cybersecurity or privacy programs in any material respect and (ii) there are no claims, assertions or investigations pending or threatened by or against any Target Group Member regarding cybersecurity or privacy matters.

Section 7.40    Bankruptcy. There are no bankruptcy, insolvency, receivership or similar Proceedings against any Target Group Member. Each Target Group Member is now Solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or any Related Agreement.

Section 7.41    Specified Matters. There are no Losses incurred by, suffered by or owing by the Target Group as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Oil & Gas Assets:

(a)    except with respect to any Casualty Losses, any third-party injury or death, or damage of third-party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Oil & Gas Assets prior to the Closing Date;

(b)    any material civil fines or penalties or criminal sanctions imposed on a Target Group Member, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law); and

(c)    any transportation or disposal of Hazardous Materials (other than Hydrocarbons) from any Oil & Gas Asset to a site that is not an Oil & Gas Asset prior to Closing that would be in material violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law (clauses (a)  through (c), collectively, the “Specified Matters”).

Section 7.42     Investment Intent; Independent Investment Decision.

(a)    Each Holder: (i) is, subject to compliance with applicable Law, acquiring the Per Unit Stock Consideration for its own account with the present intention of holding such shares of Parent Common Stock for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws; (ii) understands that the shares of Parent Common Stock to be issued in the Merger will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and until such time as such shares of Parent Common Stock been registered pursuant to the provisions of the Securities Act, or such shares of Parent Common Stock are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder) without any restriction as to the number of Securities as of a particular date that can be immediately sold, such shares of Parent Common Stock will bear a restrictive legend as set forth on Schedule 7.42; (iii) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or either alone, or together with its representatives, has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock, and has so evaluated the merits and risks of such investment in the Parent Common Stock; and (iv) is able to bear the economic risk of an investment in the Parent Common Stock and, at the present time, is able to afford a complete loss of such investment.

(b)    Each Holder has independently evaluated the merits of its decision to invest in the Parent Common Stock pursuant to this Agreement, and such Holder has confirmed that it has not relied on the advice of any other Person’s business and/or legal counsel in making such decision (except for its representatives, if any). Each Holder understands that nothing in this Agreement or any other materials presented by or on behalf of Parent to the Company or any Holder in connection with its investment in the Parent Common Stock constitutes legal, tax or investment advice. Each Holder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in the Parent Common Stock.

Section 7.43    No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, the Company represents, acknowledges and agrees that neither Parent nor any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in Article VIII, including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to (a) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions) and (b) except for the representations and warranties made by Parent in Article VIII, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Except as set forth in: (a) the Parent SEC documents filed with the SEC after December 31, 2020 and prior to the date of this Agreement (but (i) excluding any disclosure contained in any such Parent SEC Reports under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar headings (other than any historical, factual information contained within such headings, disclosures or statements) and (ii) without giving effect to any amendment thereof or supplement thereto filed with, or furnished to the SEC on or after the date hereof) but only to the extent (A) such Parent SEC Reports are publicly available on EDGAR and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent on the face of such disclosure or (b) the Schedules (with the applicability of any exceptions determined in accordance with Section 14.12 of this Agreement), Parent hereby represents and warrants to the Company as of the Execution Date and as of the Closing Date:

Section 8.1    Organization. Parent is a corporation, duly organized, validly existing, and in good standing under the Laws of Delaware and has the requisite corporate power to carry on its business as now being conducted. Parent has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement.

Section 8.2    Authority.

(a)    Parent has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which Parent, is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Parent and no other proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the transactions contemplated hereby, to the receipt of the Parent Stockholder Approval.

(b)    The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are fair and in the best interests of Parent and the Parent Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the issuance of Parent Common Stock in connection with the Merger be submitted to the Parent Stockholders for approval (the “Stock Issuance”), and (iv) resolving to recommend that the Parent Stockholders vote in favor of the approval of the Stock Issuance (the “Parent Proposal”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 9.15.

(c)    The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock or the holders of any other Securities of Parent that is required by Law, the rules and regulations of the NYSE or the Parent’s Governing Documents in connection with the consummation of the transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger.

Section 8.3    Enforceability. This Agreement and each Related Agreement to which Parent is or will be a party has been duly and validly executed and delivered by Parent and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 8.4    No Violation or Breach. Assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement by Parent nor the Related Agreements to which Parent is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by Parent will (a) violate or conflict with any provision of the Parent’s Governing Documents, (b) subject to the filings, notices, waiting periods or approvals contemplated by Section 8.2 and Section 8.6 and obtaining the Parent Stockholder Approval, violate or conflict with any Laws applicable to Parent or any of its Subsidiaries or any of their respective Assets, (c) subject to obtaining the Third-Party consents and approvals set forth in Schedule 8.4 prior to the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Encumbrance) upon any of the Parent’s Assets or any of the Parent’s Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, permit, concession, lease, instrument, obligation or other Contract of any kind to which Parent or any of its Subsidiaries is now a party or by which it or any of its Assets may be bound, or (d) result in the creation of any Lien (other than a Permitted Encumbrance) upon any of the properties or assets of Parent or any of the Parent’s Subsidiaries, except in the case of the foregoing clauses (b), (c) and (d) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 8.5    Consents. No material consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Parent (or any Related Agreement to which Parent is or will be a party) or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby, including, without limitation, the issuance of Parent Common Stock in connection with the Merger, except for (i) such filings authorizations or approvals as may be required under the HSR Act, (ii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement, and (iii) Parent Stockholder Approval.

Section 8.6    Litigation. Neither Parent nor any of its assets are subject to any pending or, to Parent’s Knowledge, threatened Proceeding at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Parent’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 8.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Parent’s Knowledge, threatened against Parent or any of its Affiliates.

Section 8.8    Brokerage Arrangements. Except for Goldman Sachs & Co. LLC, Parent and its Affiliates have not entered into (directly or indirectly) any Contract with any Person that would require the payment by Parent or any of its Subsidiaries of a commission, brokerage, “finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

Section 8.9    Solvency. Assuming and subject to the accuracy of the representations and warranties in Articles VI and VII, at and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Parent Group will be Solvent. No transfer of property is being made and no obligation is being incurred by Parent in connection with the transactions contemplated by this Agreement and the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of the Parent Group or the Target Group.

Section 8.10    Funds. Parent will have on the Closing Date sufficient unrestricted cash on hand sufficient to pay the Adjusted Cash Consideration and all of Parent’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement. Parent acknowledges and agrees that the obligations of Parent under this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing to Parent. Parent acknowledges and agrees that in no event is the receipt or availability of any funds of financing (including the Debt Financing) by any member of the Parent Group a condition to the Closing.

Section 8.11    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent (the “Parent Capital Stock”) consists solely of: (i) 1,250,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the date of this Agreement, (i) 676,999,459 shares of Parent Common Stock are issued and outstanding, (ii) 44,353,224 shares of Parent Common Stock are issued and held in treasury of Parent, (iii) no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Preferred Stock are held in treasury, and (iv) 12,675,568 shares of Parent Common Stock are reserved for issuance upon settlement or exercise of previously issued restricted stock units (the “Parent RSUs”), performance units (the “Parent PUs”) and options (the “Parent Options”) under the Parent’s 2013 Incentive Plan, as amended (the “Parent Stock Incentive Plan”). All issued and outstanding shares of Parent’s Capital Stock, and all shares that may be issued or granted pursuant to the exercise of the Parent Options or upon the vesting of the Parent PUs and Parent RSUs are or will be fully paid and non-assessable, and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.

(b)    Except as set forth in Section 8.11(a), as of the Execution Date, there are no outstanding or authorized: (i) options, profit interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to (1) issue, transfer, sell, or make any payment with respect to any shares of Capital Stock or other equity or voting interest in, Parent or any of its Subsidiaries or securities convertible into, exchangeable for, exercisable for, or that correspond to, such shares or equity or voting interests, (2) grant, extend or enter into any agreement or arrangement related to any the same or any such equity securities, or (3) any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and except for securities issued pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, (ii) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, except as required by the terms of any employee or director options or other stock based awards, or (iii) voting trusts or similar agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Capital Stock or other equity interest of Parent or any of its Subsidiaries.

(c)    Neither Parent nor any Subsidiary of Parent has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the stockholders of Parent on any matter.

(d)    Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity interests of Parent.

Section 8.12    Parent Common Stock. Parent has, and at Closing will have, sufficient duly authorized shares of Parent Common Stock to enable it to issue the Per Unit Stock Consideration to Holders.

Section 8.13    Issuance of Per Unit Stock Consideration. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid, non-assessable and not subject to any preemptive rights, and will be free and clear of all Liens and restrictions other than the restrictions imposed by applicable federal and state securities Laws and, with respect to any shares of Parent Common Stock held in the Defect Escrow Account, except for the terms of the Escrow Agreement. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the sale and issuance of the Per Unit Stock Consideration pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Section 8.14    Parent SEC Reports; Financial Statements.

(a)    Parent has filed or furnished all forms, statements, schedules, reports and other documents with the SEC required to be filed or furnished by it since January 1, 2020, and Parent has made available to Holders via EDGAR all such forms, reports and other documents. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Parent may file after the Execution Date and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were filed on a timely basis, (ii) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and (iii) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent Parent SEC Report), (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Parent SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    As of their respective dates, the financial statements included in the Parent SEC Reports (i) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the SEC), and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(c)    Neither Parent nor any member of the Parent Group has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of the Parent Group prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2020, included in the Parent SEC Report filed or furnished prior to the Execution

Date, (ii) incurred in the ordinary course of business since December 31, 2020, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) that are immaterial to the Parent Group, taken as a whole.

Section 8.15    NYSE Listing. The Parent Common Stock is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Securities of Parent has been issued, and no Proceedings for such purpose are, to the knowledge of Parent, pending, contemplated, or threatened.

Section 8.16    Internal Controls and Procedures.

(a)     Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with the authorizations of management and the directors of Parent; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could be material to Parent’s financial statements; and (iv) provide reasonable assurance that the interactive data in extensible business reporting language incorporated by reference in the Parent SEC Reports fairly presents the required information in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(b)    Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter.

Section 8.17    Form S-3. As of the Execution Date, Parent is eligible to register the resale of the shares of Parent Common Stock comprising the Per Unit Stock Consideration under Form  S-3 promulgated under the Securities Act.

Section 8.18    No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, Parent represents, acknowledges and agrees that neither the Target Group Members nor any other Person has made or is making any representations or warranties relating to the Target Group Members whatsoever, express or implied, beyond those expressly given by the Company in Article VII, including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding the Target Group Members furnished or made available to Parent, or any of its Affiliates or Representatives and that Parent has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions); and (ii) except for the representations and warranties made by the Company in

Article VII, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Target Group Members, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

Section 9.1    Interim Covenants; Site Access.

(a)     Affirmative Covenants of the Target Group. From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), except as set forth on Schedule 9.1(a) or as otherwise contemplated or permitted by this Agreement (including Schedule 9.1(b)) or as consented to in writing (including by email in accordance with Section 14.1) by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each other Target Group Member to:

(i)    operate the Target Group’s business and the Oil & Gas Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of this Agreement; provided that, for the avoidance of doubt, compliance with the Development Plan shall be deemed to be in satisfaction and compliance with this Section 9.1, provided, further, however, that this Section 9.1(a)(i) shall not prohibit the Company and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to the COVID-19 pandemic; provided further, however, that, prior to taking any such action outside of the ordinary course or that is not consistent with past practice, the Company shall consult with Parent and consider in good faith the views of Parent regarding any such proposed action;

(ii)    maintain the books of account and records relating to the Target Group and the Oil & Gas Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iii)    preserve substantially intact the present business organization of the Target Group;

(iv)    use its commercially reasonable efforts to keep available the services of their current officers and key employees and preserve in all material respects the present relationships with current officers and key employees, key independent contractors, creditors, customers and suppliers, in each case, of each Target Group Member (provided, however, that such obligation shall not require any financial concessions to such individuals or entities);

(v)    maintain the Bank Accounts in the ordinary course of business, consistent with past practice;

(vi)    use its commercially reasonable efforts to maintain insurance coverage on the Oil & Gas Assets set forth on Schedule 7.18 in the amounts and of the types set forth on Schedule 7.18 or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(vii)    use its commercially reasonable efforts to maintain all material Permits which have been maintained by any Target Group Member as of the Execution Date (if any) in effect that are necessary or required to operate the Oil & Gas Assets that are currently operated by a Target Group Member or otherwise in connection with the ownership of the Oil &Gas Assets;

(viii)    use its commercially reasonable efforts to maintain all Credit Support, in each case, to the extent maintained by any Target Group Member as of the Execution Date (if any) and required to own and/or operate the Oil & Gas Assets in the ordinary course consistent with past practices;

(ix)    provide Parent with a copy of any AFE or similar request from a third party with respect to the Oil & Gas Assets as soon as is reasonably practicable, and thereafter reasonably consult with Parent regarding whether or not the applicable Target Group Member should elect to participate in such operation; provided, that with respect to any AFE or similar request, (A) Parent agrees that it will (i) timely respond to any written request for consent pursuant to this Section 9.1 and (ii) consent to any written request for approval of any AFE or similar request that Parent reasonably considers to be economically appropriate; and (B) in the event the Parties do not agree on or before the fifteenth (15th) Business Day (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Parent’s receipt of any consent request as to whether or not the applicable Target Group Member should elect to participate in such operation, only with respect to any AFE or similar request that is reasonably estimated to be for an amount equal to or in excess of Two Million and No/100 dollars ($2,000,000.00) (net to the Target Group’s interest in the Oil & Gas Assets), Parent’s decision shall control;

(x)    keep Parent reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Oil & Gas Assets;

(xi)    provide Parent by email to Andy_Huggins@swn.com with its daily ordinary course of business drilling, completion, production and flowback reports, in Excel format if available;

(xii)    notify Parent if any Lease terminates (other than the expiration of the primary term of a Lease in accordance with is terms), promptly upon learning of such termination and to the extent termination of any such Lease could be avoided by the payment of a Lease extension payment, consult with Parent regarding any determination of the Company to renew or otherwise extend, or to not renew or otherwise extend, the term of such Lease, and if Parent elects to extend the term of such Lease, make such Lease extension payment as may be necessary in order to effect any such extension;

(xiii)    promptly notify Parent of any proposed unitization, communitization and/or similar arrangements and/or applications or any well proposals of which any Target Group Member becomes aware, and not protest such proposed unitization, communitization and/or similar arrangement and/or application without Parent’s prior written consent;

(xiv)    timely (A) file or cause to be filed Tax Returns required by Law to be filed by any Target Group Member on or before the Closing Date, and (B) pay or cause to be paid all Taxes of the Target Group that become due and payable on or before the Closing Date; and

(xv)    provide Parent with a copy of any other material notices received from any Governmental Authority pertaining to the Oil & Gas Assets or the Target Group.

(b)    Negative Covenants of the Target Group. Without limiting Section 9.1(a), except (1) as set forth on Schedule 9.1(b), (2) as required by Law, (3) for operations covered by and consistent with the AFEs described on Schedule 7.21, (4) ordinary course leasing activities or (5) as consented to in writing (including by email in accordance with Section 14.1) by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not (and shall cause its Subsidiaries to not):

(i)    (A) enter into any new line of business, or (B) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in accordance with, and in an amount not greater in the aggregate than the amount contemplated by the Company’s capital budget set forth in Schedule 9.1(b)(i) plus an aggregate fifteen percent (15%) amount in excess of such budget for all such items;

(ii)    amend its certificate of formation, limited liability company agreement, certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated hereby;

(iii)    except for (A) any distributions between wholly owned Subsidiaries of the Company or any distributions from a partially owned Subsidiary of the Company solely to a wholly owned Subsidiary of the Company, and (B) distributions to the Company from its Subsidiaries, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

(iv)    (A) adjust, split, combine or reclassify any Membership Interests, Securities or other ownership interest in any Target Group Member or (B) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (x) any Membership Interests or other Securities or any other ownership interest in any Target Group Member, (y) any securities convertible into or exchangeable or exercisable for any such Membership Interests, Securities or other ownership interest or (z) any rights, commitments, warrants or options to acquire or with respect to any such Membership Interests, Securities or other ownership interest or securities convertible or exchangeable into any such Membership Interests, Securities or other ownership interest, in each case, except for any forfeiture and repurchase of Company Units, including any Incentive Units and incentive tracking units related thereto or phantom equity pool units, by the holders thereof in connection with any vesting event in order to satisfy Tax obligations, in each case, generally consistent with the Company’s past practice;

(v)    (A) grant any increase in the compensation or benefits payable or to become payable by any Target Group Member to any current or former officer, employee, individual providing services as an independent contractor or director, (B) adopt, enter into, amend, terminate or otherwise increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued (or to become payable or accrued) under, any Target Employee Benefit Plan (or any plan, program, or agreement that would be a Target Employee Benefit Plan if in effect on the date hereof); (C) grant, pay, award or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of any Target Group Member; (D) grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity or equity-based awards (including phantom equity awards); (E) promote or hire any employee; (F) terminate any employee (other than for “cause”); (G) waive the restrictive covenant obligations of any employee of any Target Group Member; except, in the case of clause (A), (B), (C) and (D), to the extent required by Law or required by the terms of any Target Employee Benefit Plan;

(vi)    (A) change any method of Tax or accounting principles, practices or methods or systems of internal accounting controls in effect as of the date of this Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of the Company;

(vii)    (A) other than as required by applicable Laws, make, change, rescind or revoke any material Tax election; (B) amend any material Tax Return, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (D) agree to an extension (other than automatic extensions and extensions obtained in the ordinary course of business) or waiver of any statute of limitations with respect to the assessment or determination of any Taxes; (E) enter into any closing agreement related to any material Taxes or (F) surrender any right to claim any material Tax refund;

(viii)    acquire by merging or consolidating with, by purchasing an equity interest in (other than investments in wholly owned Subsidiaries of the Company) or by purchasing all or any portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person, other than (A) the execution of new oil and gas leases necessary for the Development Plan, and (B) any acquisitions that are in the ordinary course and contemplated by the Company’s capital budget set forth in Schedule 9.1(b)(i);

(ix)    sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets of any Target Group Member, except (A) idled assets, (B) dispositions of inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice or (C) the sale of Hydrocarbons in the ordinary course of business;

(x)    mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Encumbrances, any material assets of any Target Group Member;

(xi)    (A) except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, or except as set forth in clause (B) below, pay, discharge or satisfy any material claims (including claims of equity holders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, grant any material waiver or release relating to any (x) Proceeding, other than the settlement or compromise of any claim where the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other litigation claims (whether in the same or any other matter or with any other party), does not exceed one million and No/100 dollars (1,000,000.00) in the aggregate and (y) no Target Group Member admits any liability, and (z) no restrictions are imposed on the business of the Target Group;

(xii)    engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Schedule 9.1(b)(xii)), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates (other than any Subsidiary of the Company) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliate of any such Person);

(xiii)    take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in Section 12.2(a), or that would in any material respect impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby;

(xiv)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Group Member;

(xv)    (A) incur, assume or guarantee, endorse or otherwise become liable for any Indebtedness for borrowed money other than (1) indebtedness owing solely between or among the Company and its Subsidiaries, (2) indebtedness associated with bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of the Company’s or its Subsidiaries’ oil and gas properties and (3) other indebtedness in an amount incurred since the date of this Agreement not to exceed Five Million and No/100 Dollars ($5,000,000.00); (B) except in the ordinary course of business consistent with past practice, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity; (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than expense advances in the ordinary course of business and/or loans made under any Target Group Member’s 401(k) plan in accordance with the existing terms thereof; (D) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice and with the risk parameters described in Schedule 9.1(b)(xv); (E) prepay any Material Contracts, except in the ordinary course of business consistent with past practice; or (F) enter into any material commitment or transaction not otherwise permitted by this Agreement;

(xvi)    enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the transactions contemplated by this Agreement or of Parent becoming affiliated with the Target Group as a result of the transactions contemplated by this Agreement, would by its terms materially restrict the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (B) imposes any material restriction on the right or ability of any Target Group Member to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of any Target Group Member in a material manner;

(xvii)    enter into any (A) drilling contract whose term extends beyond December 31, 2021, or (B) other Contract that would be a Material Contract, other than in the ordinary course of business consistent with past practice;

(xviii)    fail to pay any material lease amounts or other material related fees, expenses or amounts related to any oil and gas leases when such fees, expenses or amounts are due under such oil and gas leases or inconsistent with past practice;

(xix)    modify or amend in any material respect or take action to terminate any Material Contract to which it is a party, or waive in any material respect or assign any of its rights or claims, under any such Material Contract, in each case, if such modification or amendment is outside the ordinary course of business;

(xx)    unless required by Law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of any Target Group Member;

(xxi)    take any action in material violation or contravention of any provision of the Company LLC Agreement; or

(xxii)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing;

provided that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall: (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Target Group prior to the consummation of the Closing; (B) prohibit or restrict the Target Group’s ability to borrow funds under the Company Revolving Credit Facility in the ordinary course of business to finance drilling activity in accordance with the Development Plan; or (C) prohibit or restrict any Target Group Member from entering into joint operating agreements in the ordinary course of business consistent with past practice. Parent acknowledges that the Target Group owns an undivided interest in the Non-Operated Assets, and Parent agrees that the acts or omissions of the other Working Interest owners (including the Third-Party operators) who are not a Holder, an Affiliate of any Holder, the Company or a Target Group Member shall not constitute a breach of the provisions of this Section 9.1(b), and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 9.1(b) so long as the Target Group voted its interest in such a manner that complies with the provisions of this Section 9.1(b). Notwithstanding the foregoing provisions of this

Section 9.1(b), in the event of an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health or any material property or asset or to the environment, the Company may take (and may cause any other Target Group Member to take) such action as reasonably necessary and shall notify Parent of such action as promptly as reasonably practicable thereafter. Any specific action approved (or deemed approved) by Parent pursuant to this Section 9.1(b) that would otherwise constitute a breach of one of the Company’s representations and warranties in Article VII shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

(c)    Commercially Reasonable Efforts. Subject to Section 9.12, which shall govern the subject matter thereof and except as otherwise expressly set forth herein, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. In addition, no Party shall take any actions after the date of this Agreement to intentionally and materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing, including the satisfaction of the conditions set forth in Article XII. In accordance with Section 9.8(a) of the Company LLC Agreement, the Company shall timely deliver a Required Transfer Notice (as defined in the Company LLC Agreement) to each Holder with respect to this Agreement and the transactions contemplated hereby, and the Company shall (i) enforce the provisions of the Company LLC Agreement with respect thereto and (ii) not waive any of its rights with respect thereto without the prior written consent of Parent.

(d)    Access to Information. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Section 13.1 and (y) the Closing Date, subject to the limitations in Section 5.2, Section 9.1(e) and Section 14.11, the Company shall, and shall cause its Subsidiaries to, grant to Parent and its authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to its properties, contracts, books and records, data and senior management and, during such period, the Target Group shall make available to Parent all information concerning the business, properties and personnel of the Target Group as Parent may reasonably request, including all information necessary to prepare the Proxy Statement and any cooperation with repayment, termination or other satisfaction of any Indebtedness of any Target Group Member and any related release of liens securing such Indebtedness; provided that (i) such access does not unreasonably interfere with the normal operations of the Target Group, (ii) all requests for access shall be directed to Zachary J. Hart (at z.hart@ndgo.com) or such other Person as the Company may designate in writing from time to time (the “Company Contact”), (iii) such access shall not entitle Parent or its authorized representatives to conduct any environmental assessment, including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment, except as set forth in Section 5.2, and (iv) nothing herein shall require the Target Group to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on any Holder, the Target Group or the Oil & Gas Assets; provided that the Company shall use its commercially reasonable efforts to obtain any applicable waivers of confidentiality restrictions, (B) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which the Target Group is a party, or (C) would result in the waiver of attorney-client privilege or attorney work product. If the restrictions of the preceding sentence apply, the Company and Parent shall use commercially reasonable efforts to cooperate in seeking to find a way to allow disclosure of such information to Parent (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief) of the Company (after consultation with counsel) be reasonably likely to result in the violation of any such contract or Law or be reasonably likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief) of the Company (after consultation with counsel) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee Representatives of Parent shall be provided access to such information; provided, further, that the Company shall (x) notify Parent that such disclosures are reasonably likely to violate any of the Target Group’s obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined and

(y) communicate to Parent in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with this Section 9.1(d)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract). Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to cooperate with and assist Parent in connection with Parent’s planning and implementation of the integration of the Company’s information technology, accounting, land and other systems and databases with those of Parent. Parent acknowledges that, pursuant to its right of access to the personnel, the properties and the books and records of the Target Group (including in connection with Parent’s Independent Title Review and Parent’s Independent Environmental Review), Parent will become privy to confidential and other information of the Target Group and that such confidential information shall be held confidential by Parent and Parent’s representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Parent, including the Confidentiality Agreement and the confidentiality restriction in Section 9.4, shall terminate. The Target Group shall make available personnel files of the Target Group Employees if and when (I) Parent provides the Company with notice reasonably acceptable to the Company that any consent, release, or other permission determined in the reasonable discretion of the Company to be necessary in order to comply with applicable Laws, Target Employee Benefit Plans, Contracts, or policies or procedures can be obtained, and (II) such consent, release, or other permission has been obtained, and Parent agrees that no Target Group Member shall be required to make available any medical records, workers compensation records, health information of any kind, results of any drug testing or the like to the extent the Company determines in its reasonable discretion that providing access to such records, results or information could violate or is not permitted under any applicable Laws, Target Employee Benefit Plans, Contracts, or policies or procedures. For the avoidance of doubt, no Target Group Member makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.1(d), and none of Parent, nor any of its Affiliates or their respective direct or indirect equity holders or representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of the Company set forth in Article VII hereof, as qualified by the Schedules thereto. The information provided pursuant to this Section 9.1(d) will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all of the terms and conditions of the Confidentiality Agreement.

(e)    Until the Closing Date, Parent and its authorized Representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of any Target Group Member, may enter into and upon all or any portion of real property owned or leased in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an “Investigation”); provided, however that this Section 9.1(e) shall not permit access to, or any Investigation of, the Wells, Wells-In-Progress, and Leases, which are the subject of Section 5.2. An Investigation may include a Phase I Environmental Site Assessment, or similar investigation and sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property. The Company shall, and shall cause each other member of the Target Group to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the Investigation, allow Parent reasonable access to its businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Target Group or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries.

(f)    Access Indemnity. Notwithstanding any other provision herein to the contrary, Parent shall indemnify, defend, hold harmless and forever release the each of the Company and its Affiliates, and all of their respective direct and indirect equity holders, partners, members, directors, officers, managers, employees, agents and representatives, from and against any Losses arising out of or in connection with any site visits, access to or inspections of the Target Group’s assets, records or properties or any other diligence activity by or on behalf of Parent or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Parent’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF HOLDERS, THE TARGET GROUP, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE DIRECT AND INDIRECT EQUITY HOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, EXCEPTING ONLY (A) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF HOLDERS, THE TARGET GROUP, OR THEIR RESPECTIVE AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE DIRECT AND INDIRECT EQUITY HOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AND (B) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS OR ARISING OUT OF OR RELATING TO NONCOMPLIANCE WITH ENVIRONMENTAL LAWS THAT ARE MERELY DISCOVERED (BUT NOT WORSENED) BY PARENT OR ANY PARENT’S REPRESENTATIVE DURING SUCH DUE DILIGENCE INVESTIGATION EXCEPT TO THE EXTENT EXACERBATED BY PARENT DURING SUCH DUE DILIGENCE INVESTIGATION.

(g)    Communications. Except as otherwise provided in Section 9.8, prior to the Closing, without the prior written consent of the Company (which consent may be given or withheld in the Company’s sole discretion), Parent shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any officer, director, manager, employee, consultant, direct or indirect equity holder, distributor, supplier, customer, contractor, or joint venture partner of the Target Group or any Third-Party operator of the Oil & Gas Assets, or other material business relation of the Target Group other than the Company Contact (collectively, the “Restricted Contact”) in connection with the transactions contemplated hereby or engage in any discussions with any Restricted Contact in respect of the transactions contemplated by this Agreement and (ii) make any announcement or communication to any Restricted Contact regarding this Agreement or any of the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, no disclosures or filings made by Parent under the Securities Act or the Exchange Act or the rules and regulations under any of the foregoing shall constitute a violation of this Section 9.1(g).

Section 9.2    Affirmative and Negative Covenants of the Parent Group. From the Execution Date until the earlier of (a) the date this Agreement is terminated pursuant to Section 13.1 and (b) the Closing Date, except as otherwise contemplated or permitted by this Agreement, Parent shall, and shall cause each other member of the Parent Group to, use commercially reasonable efforts to operate their respective businesses in the ordinary course in all material respects and preserve substantially intact the present business organization of the Parent Group; provided, however, that this Section 9.2 shall not prohibit Parent from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment. Without limiting the foregoing, except (x) as required by Law, (y) except as may be required pursuant to this Agreement in connection with the Parent Stockholder Approval, or (z) as consented to in writing (which consent may be given by email in accordance with Section 14.1, and which consent may not be unreasonably withheld, conditioned or delayed) by the Company, Parent shall not (and shall cause each of its subsidiary not to):

(a)    solely in the case of Parent, declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to the Parent Common Stock or split, combine or reclassify the Parent Common Stock;

(b)    issue any shares of preferred stock of Parent;

(c)    change its methods of accounting principles used by it as of the date of this Agreement unless required by GAAP as concurred to by Parent’s independent auditors;

(d)    take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in Section 12.3(a), or that would in any material respect impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby;

(e)    enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of or investment in (by contribution to capital, property transfers, purchase of Securities or otherwise) any Person (or any material portion of the capital stock, equity interests, Securities or assets of such Person) if such acquisition or investment would reasonably be expected to (i) prevent or materially delay or materially impair the ability of Parent to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to transactions contemplated hereby or (ii) result in any shareholder consent or approval that would impact the transactions contemplated hereby, including with respect to the issuance of the Per Unit Stock Consideration;

(f)    take any action in material violation or contravention of any provision of the Parent’s Governing Documents;

(g)    solely in the case of Parent, amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of the Parent Common Stock (it being acknowledged and agreed that the Parent Charter Amendment does not adversely affect the terms of the Parent Common Stock);

(h)    solely in the case of Parent, adopt or enter into a plan of complete or partial liquidation or dissolution; or

(i)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 9.3    Further Assurances. Upon the request of a Party, at any time on or after the Closing, the Party or Parties shall (and shall cause its Affiliates to) promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting Party may reasonably request in order or to otherwise effectuate the purposes of this Agreement or the Related Agreements.

Section 9.4    Confidentiality; Publicity. Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 9.4, without the prior written consent of the other Parties, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the transactions contemplated hereby or otherwise disclose the existence of this Agreement and the transactions contemplated hereby and thereby to any Third Party, except (a) each of Parent and the Company agrees to issue separately its own initial press release publicly announcing the execution and delivery of this Agreement, which press releases are to be reasonably agreed upon by Parent and the Company, provided that the Company’s press release shall disclose the intention of the Company, subject to the terms and conditions of this Agreement, to consummate the Merger, which will constitute a “Change of Control” under the Company Indenture, (b) each Party or any of its respective Affiliates may issue public announcements or make other public disclosures regarding the Merger, this Agreement or the other transactions contemplated by this Agreement that consist solely of information previously disclosed in press releases or announcements previously approved by the other Party or made by either Party in compliance with this Section 9.4, (c) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such announcements or disclosures to the general public, (d) in connection with the procurement of any necessary consents, approvals, payoff letters, the Parent Stockholder Approval, and financing in connection with this Agreement, and similar documentation, (e) that each Party may disclose the terms of this Agreement to their respective current and, in the case of Parent, prospective debt and equity investors, accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses (including, for the avoidance of doubt, as required pursuant to the Company Indenture); provided that such persons agree to keep the terms of this Agreement strictly confidential, (f) Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of an Alternate Proposal and matters related thereto or a Parent Adverse Recommendation Change made in accordance with this Agreement other than as set forth in Section 9.15, and (g) for the avoidance of doubt, nothing in this Section 9.4 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to the Merger, this Agreement or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent applicable, each Party and its direct and indirect equity holders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds or other similar financial investment funds. For purposes of this Section 9.4, prior to the Closing, consent by or consultation with the Company by Parent or any of its Affiliates shall constitute consent by or consultation with the Unitholder Representative.

Section 9.5    Fees and Expenses. Except for the Transaction Expenses, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereunder; provided that Parent shall pay and be fully responsible for (a) all filing fees (if any) under any Laws applicable to Parent, (b) all fees, costs and expenses (if any) incurred in respect of the financing by Parent and its Affiliates of the transactions contemplated by this Agreement and the Related Agreements, (c) the fees and costs of the Defect Escrow Account, (d) any filing fees with respect to any filings by Parent or the Company required under the HSR Act in connection with this Agreement, and (e) any obligations of Parent pursuant to Section 6.2(b) for all fees, costs and expenses contemplated by Section 9.12 and Section 9.13.

Section 9.6    Managers and Officers.

(a)    Parent acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of any Target Group Member or who, at the request of a Target Group Member, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Target Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of the Target Group in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Target Indemnified Persons’ rights, or the Company’s obligations, as applicable, with respect to claims arising from facts or events that occurred on or before the Closing.

(b)    At or prior to the Closing Date, Parent shall purchase and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, as applicable, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, the “Tail Policy”) provided, however, that Parent shall not be required to pay, in the aggregate, in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage contemplated by the Tail Policy. If the cost of the insurance for the Tail Policy exceeds such amount, Parent shall purchase as much coverages as is available for such amount.

(c)    If Parent or a Target Group Member or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, Parent shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Parent or a Target Group Member, as the case may be, shall assume the obligations set forth in this Section 9.6; provided, that nothing in this Section 9.6(c) shall relieve Parent from its obligation to cause the Tail Policy to remain in full force and effect.

(d)    The provisions of this Section 9.6 shall survive the Closing and each Target Indemnified Person is expressly intended as a third-party beneficiary of this Section 9.6.

Section 9.7    Post-Closing Access to Books and Records. From and after the Closing Date, Parent shall, and shall cause the Target Group to, provide the Holders and their advisors and representatives with reasonable access (for the purpose of examining and copying at the Company’s sole expense), at reasonable times and upon reasonable advance notice, but at the sole cost of Holders, to the books and records of the Target Group with respect to periods prior to the Closing Date; provided, however, nothing herein shall require Parent or the Target Group to provide access to, or to disclose any information to, the Company or any other Person if such access or disclosure would (A) breach any obligations to any Third Party or obligation of confidentiality binding on Parent, any of its Subsidiaries, or any member of the Target Group or the Oil & Gas Assets; provided that, Parent shall use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions; or (B) be in violation of applicable Laws or regulations of any Governmental

Authority or the provisions of any Contract or policy to which Parent, any of its Subsidiaries, or any member of the Target Group is a party. Parent acknowledges and agrees that Holders and their Affiliates shall be entitled to retain a copy of the files and records set forth on Schedule 9.7 from and after the Closing and shall be entitled to rely and use such files and records, subject to compliance with Section 9.2(c).

Section 9.8    Employee Matters.

(a)    Continued Employment of Target Group Non-Field Employees and Target Group Field Employees.

(i)    The Company and its Affiliates shall cooperate with, and provide reasonable assistance to, Parent and its Affiliates in their efforts to continue the employment of the Target Group Field Employees and secure reasonably satisfactory employment arrangements with the Target Group Non-Field Employees consistent with this Section 9.8, including (A) allowing Parent or its Affiliates reasonable access to (I) meet with the Target Group Field Employees and (II) meet with and interview the Target Group Non-Field Employees for Parent or its Affiliates to evaluate which Target Group Non-Field Employees will remain employed following the Closing, in each case, at reasonable times promptly following the Execution Date, and (B) otherwise facilitating the Target Group Non-Field Employee interview and evaluation process contemplated by this Section 9.8. Neither Parent nor its Affiliates shall have any obligation to meet or interview any of the Target Group Non-Field Employees and the Company shall not have any obligation to attend any such interviews. Parent shall keep the Company reasonably informed of, and shall provide the Company reasonable advance notice and copies of, and a reasonable opportunity to review and comment on (which reasonable comments shall be incorporated by Parent), any material written communications proposed to be delivered by Parent or any of its Affiliates to any Target Group Employee regarding such Target Group Employees’ post-Closing employment with Parent or one of its Affiliates, including the level of (or rights with respect to) continued employment or benefits or compensation following the Closing; provided that any such communications shall be consistent and comply in all respects with the terms contemplated by this Section 9.8.

(ii)    No later than forty-five (45) calendar days following the Execution Date, Parent or one of its Affiliates shall provide the Company, in writing, a list of those Target Group Non-Field Employees that Parent desires to continue employment with the Company, Parent or one of their respective post-Closing Affiliates following the Closing (collectively, the “Selected Target Group Non-Field Employees”).

(iii)     Except to the extent specifically excluded on Schedule 9.8, each Target Group Non-Field Employee who does not become a Selected Target Group Non-Field Employee will be eligible to receive severance pay and benefits from Parent and its Affiliates in accordance with the terms set forth on Schedule 9.8.

(iv)     For the avoidance of doubt, Parent or one of its Affiliates shall continue the employment of each Target Group Field Employee following the Closing on the terms and conditions set forth in this Section 9.8; provided that the provisions of this Section 9.8 shall not be construed to require Parent or an Affiliate to continue to employ any individual for any period of time following the Closing.

(b)    Continuing Employees. During the twelve (12)-month period following the Closing Date, Parent shall or shall cause its Affiliates to take all actions necessary so that (i) each Continuing Employee receives an annualized base salary or wage rate, as applicable, target annual bonus opportunity and other incentive opportunities that are substantially comparable in the aggregate to the annualized base salary or wage rate, as applicable, and target annual bonus opportunity provided to such Continuing Employee immediately prior to Closing, (ii) each Continuing Employee who is a Target Group Non-Field Employee has a principal place of employment that is within one hundred (100) miles of the Company’s headquarters as of the Execution

Date, which is located at 600 Travis Street, Suite 5600, Houston, TX 77002, and (iii) each Continuing Employee who is a Target Group Field Employee has duties and responsibilities that are substantially comparable to such Target Group Field Employee’s duties and responsibilities immediately prior the Execution Date. Without limiting the foregoing, during such period, Parent agrees to provide the Continuing Employees with severance protections in accordance with similarly situated employees of Parent and its Affiliates. Parent shall or shall cause its Affiliates to take all actions necessary so that Continuing Employees receive service credit (A) for eligibility and vesting purposes under each benefit or compensation plan, program, policy, contract, agreement or arrangement maintained following the Closing by Parent, the Target Group or any of their respective Affiliates in which Continuing Employees participate, but not for any purposes under any defined benefit pension plan or retiree medical plan or for purposes of vesting under any equity compensation plan, and (B) for determining level of benefits under any severance, vacation or paid time-off plan, program policy or Contract maintained following the Closing by Parent or its Affiliates to the same extent and for the same purposes as credited as of the Closing under any Target Employee Benefit Plan. Parent shall or shall cause its Affiliates to use commercially reasonable efforts to waive or cause to be waived any welfare benefit applicable waiting periods, pre-existing condition exclusions, actively-at-work requirements, evidence of insurability requirements and any similar retirements or limitations. Parent and its Affiliates shall be solely responsible for any and all obligations arising under Section 4980B of the Code with respect to employees who are terminated by Parent or an Affiliate following the Closing and with respect to any M&A qualified beneficiaries as defined in Treasury Regulation Section 54.4980B-9.

(c)    Calendar Year 2021 Bonus Payments. Parent shall cause each Continuing Employee who remains employed through the date upon which the Company ordinarily pays annual cash bonus payments to receive a cash bonus payment for the 2021 calendar year in an amount equal to such Continuing Employee’s full target bonus amount under the Target Group’s annual cash incentive plans or any other Target Employee Benefit Plan that is an annual or other periodic performance cash bonus plan in effect immediately prior to the Closing, which cash bonus, for the avoidance of doubt, will not be pro-rated and shall be paid on the date on which the Company ordinarily pays annual cash bonus payments, but in any event, no later than December 31, 2021.

(d)    Target Group Employees Not Continuing. Parent shall cause the Company to pay each Target Group Employee who is not a Continuing Employee and who remains employed by a Target Group Member, Parent or one of their respective Affiliates through the Closing Date a cash bonus payment for the 2021 calendar year in an amount equal to such Target Group Employee’s full target bonus amount under the Target Group’s annual cash incentive plans or any other Target Employee Benefit Plan that is an annual cash bonus plan in effect immediately prior to the Closing, which cash bonus, for the avoidance of doubt, shall not be prorated and shall be paid no later than three (3) Business Days following the Closing Date (such bonuses, the “Retention Bonuses”).

(e)    Vacation and Paid Time Off. Parent shall, or shall cause one of its Affiliates to, (i) credit each Continuing Employee with the amount of accrued but unused vacation time, sick time and all other paid time-off benefits as such Continuing Employee had with the Target Group as of the Closing Date, and (ii) pay each Target Group Employee who is not a Continuing Employee a cash amount equal to the value of all accrued but unused vacation time such Target Group Employee had with the Target Group as of the Closing Date, in accordance with the applicable Target Group Member’s policies and applicable Law.

(f)    No Third Party Beneficiary Rights. Nothing contained in this Section 9.8 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee or individual service provider of the Target Group, (ii) be considered or deemed to establish, amend, or modify any Target Employee Benefit Plan, or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person, other than the Parties to this Agreement.

Section 9.9    Affiliate Arrangements. At or prior to the Closing, but after the payment of any amounts owing pursuant thereto as part of the Transaction Expenses, the Company shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (other than those set forth on Schedule 9.9) in a manner such that no Target Group Member nor any of its controlled Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 9.9) release and waive any and all claims that any of them may have under such arrangements as of the termination date. Such actions shall be effected pursuant to a Termination Agreement substantially in the form attached hereto as Exhibit F.

Section 9.10    Rule 144 Matters.

(a)    Removal of Legend. In connection with a sale of shares of Parent Common Stock by a Holder in reliance on Rule 144, such Holder or its broker shall deliver to the Transfer Agent and Parent a broker representation letter providing to the Transfer Agent and Parent any information Parent deems necessary to determine that such sale of the shares of Parent Common Stock is made in compliance with Rule 144. Upon receipt of such representation letter, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Holder certificate or the book-entry account maintained by the Transfer Agent, including the legend set forth on Schedule 9.10, and Parent shall bear all costs associated therewith. At such time as the shares of Parent Common Stock have been sold pursuant to an effective registration statement under the Securities Act or have been held by a Holder for more than six months if such Holder is not, and has not been in the preceding three months, an Affiliate of Parent (as defined in Rule 144), if the book-entry account or certificate for such shares of Parent Common Stock still bears the notation of the restrictive legend set forth on Schedule 9.10, Parent agrees, upon request of such Holder or permitted assignee, to take all steps necessary to effect the removal of the legend set forth on Schedule 9.10 from the Per Unit Stock Consideration issued to such Holder as promptly as practicable following such request by such Holder, and Parent shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder or its permitted assignee provides to Parent any information Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws. Parent shall cooperate with a Holder to effect the removal of the legend referred to in Schedule 9.10 at any time such legend is no longer appropriate.

(b)    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Per Unit Stock Consideration to the public without registration, Parent agrees to use its commercially reasonable efforts to:

(i)    make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until all shares of Parent Common Stock held by Holders are eligible to be sold under Rule 144 without compliance with the condition set forth in Rule 144(c);

(ii)    file with the SEC all required reports under section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports, following the Closing Date until all the shares of Parent Common Stock held by Holders are eligible to be sold under Rule 144 without compliance with the condition set forth in Rule 144(c); and

(iii)    take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell its shares of Parent Common Stock without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

(c)    Parent acknowledges and agrees that the provisions of this Section 9.10 are intended to be for the benefit of, and shall be enforceable by, any Holder (or their permitted assigns) who receives Per Unit Stock Consideration pursuant to Section 3.1(a), and may not be amended in any manner adverse to such Persons without their prior written consent; provided, further, this Section 9.10 shall be binding on all successors and permitted assigns of Parent.

Section 9.11    Regulatory Approvals.

(a)    Each Party and each Party’s respective Affiliates shall, prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as soon as is practical following the Execution Date (but no later than ten (10) Business Days following the Execution Date), all necessary filings in connection with the transactions contemplated by this Agreement that may be required for obtaining any Governmental Approvals under applicable Laws prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable, but, with respect to any filings required under the HSR Act, in no event later than ten (10) Business Days after the Execution Date of this Agreement. The Parties shall request or cause to be requested expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.

(b)    No Party shall take, and shall cause its respective Affiliates not to take, any action that could reasonably be expected to adversely affect or materially delay or impair the approval of any Governmental Authority of any of the aforementioned filings. Notwithstanding any other provision of this Agreement, Parent shall, and shall cause its Affiliates to, promptly take, in order to consummate the transactions contemplated by this Agreement and the Related Agreements, any and all actions reasonably necessary, proper or advisable in order to secure the expiration or termination of any applicable waiting period in connection with a Governmental Approval (including in connection with the expiration or termination of any applicable waiting periods under the HSR Act), including using reasonable best efforts to: (i) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority; (ii) prevent the entry of any orders of the applicable Governmental Authority having jurisdiction, and to have vacated, lifted, reversed or overturned any order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; (iii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) litigate, challenge or take any other action with respect to any Proceeding in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) except as otherwise permitted in Section 9.1, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Closing, the freedom of action of Parent or any of Parent’s Affiliates with respect to, or its ability to retain, the Company and its Subsidiaries or any of the respective businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, and (ii) neither Parent nor any of its affiliates shall be required to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or affiliates. In addition, neither Parent nor any of its affiliates shall be under any obligation to take any action described in the preceding clause (ii) under this Section 9.11 if the Federal Trade Commission or the Department of Justice authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement or if any Governmental Authority outside of the United States seeks comparable relief under any antitrust, competition or trade regulation Laws.

(c)    Subject to applicable confidentiality restrictions or restrictions required by applicable Laws, each Party will notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any material comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 9.11 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Laws of any Governmental Authority or answers to any material questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 9.11, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 9.11 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Parent and the Company. Subject to applicable Laws and to the extent reasonable practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

Section 9.12    Hedging Matters.

(a)    Prior to Closing, the Company shall (A) use commercially reasonable efforts to initiate and execute each Specified Hedge Contract in accordance with the terms and timing set forth on Schedule 7.37, (B) use commercially reasonable efforts to maintain (without increasing or decreasing) each Existing Hedge Contract and Specified Hedge Contract, and (C) not execute or deliver any amendment for, or waiver of any right under, any Existing Hedge Contract or Specified Hedge Contract, transfer any right or obligation under any Existing Hedge Contract or Specified Hedge Contract or terminate any Existing Hedge Contract or Specified Hedge Contract other than amendments (including related amendments under the trade confirmations) necessary in order to maintain the hedged volumes identified on Schedule 7.37.

(b)    The Company shall have the right, on a weekly basis, to designate any Specified Hedge Contracts entered into during that week as Retained Specified Hedge Contracts, as more fully described and subject to the provisions set forth in Schedule 7.37.

(c)    Prior to the Closing, Parent and the Company shall each use commercially reasonable efforts to take all actions necessary to novate (or cause to be novated) the Existing Hedge Contracts and the Specified Hedge Contracts from the Company to Parent at Closing pursuant to the novation instruments in form and substance mutually agreed upon by the Parent and Company acting in good faith, along with each counterparty to such Hedge Contracts (the “Novation Instruments”) (including, with respect to Parent, entering into an ISDA agreement with each applicable counterparty of the Existing Hedge Contract and Specified Hedge Contracts). Parent shall be responsible for and pay to such counterparties any Hedge Transfer Fees and any Company’s expenses necessary to effect any such novation.

(d)    If this Agreement is terminated other than by Parent in a situation contemplated by Section 9.12(e), then as to all Specified Hedge Contracts that have not been designated by the Company as Retained Specified Hedge Contracts pursuant (b), Parent shall, no later than three (3) Business Days after such termination, elect to either (i) have the Company seek to novate such remaining Specified Hedge Contracts to Parent or Parent’s designated Affiliate, in which case, the Company shall execute and deliver to the counterparties to such remaining Specified Hedge Contracts the Novation Instruments, Parent (or Parent’s designated Affiliate) shall, to the extent necessary, execute an ISDA agreement with each applicable counterparty of such remaining Specified Hedge Contracts, and Parent shall be responsible for and pay to such counterparties any Hedge Transfer Fees necessary to effect any such novation, or (ii) have the Company seek to terminate and liquidate such remaining Specified Hedge Contracts, in which case, the Company shall, no later than three (3) Business Days after such termination, seek to terminate such remaining Specified Hedge Contracts, and

(A) to the extent Hedge Contract Gains exist with respect to such remaining Specified Hedge Contracts, the Company shall pay to Parent such Hedge Contract Gains received by or payable to the Company upon such termination, or (B) to the extent Hedge Contract Losses exist with respect to such remaining Specified Hedge Contracts, Parent shall pay to the Company such Hedge Contract Losses paid or incurred by the Company upon such termination. For the avoidance of doubt, if this Agreement is terminated as described in this Section 9.12(d), Parent shall have no obligations related to any Existing Hedge Contracts or any Retained Specified Hedge Contracts.

(e)    Notwithstanding any other provision of this Section 9.12, if this Agreement is terminated by Parent pursuant to Section 13.1(e) or Section 13.1(g), then as to Specified Hedge Contracts (including, for the avoidance of doubt, all Retained Specified Hedge Contracts), Parent shall, no later than three (3) Business Days after such termination, elect to either (i) have the Company seek to novate such Specified Hedge Contracts to Parent or Parent’s designated Affiliate, in which case, the Company shall execute and deliver to the counterparties to the Specified Hedge Contracts the Novation Instruments, Parent (or Parent’s designated Affiliate) shall, to the extent necessary, execute an ISDA agreement with each applicable counterparty of the Specified Hedge Contracts, and the Company shall be responsible for and pay to such counterparties any Hedge Transfer Fees necessary to effect any such novation, or (ii) have the Company seek to terminate and liquidate such Specified Hedge Contracts, in which case, the Company shall, no later than three (3) Business Days after such termination, seek to terminate such Specified Hedge Contracts, and to the extent Hedge Contract Gains exist with respect to such Specified Hedge Contracts, the Company shall pay to Parent such Hedge Contract Gains received by or payable to the Company upon such termination. For the avoidance of doubt, if this Agreement is terminated as described in this Section 9.12(c), Parent shall have no obligations related to any Existing Hedge Contract. For the avoidance of doubt, the Parties agree and acknowledge that, in the event this Agreement is terminated as contemplated by this Section  9.12(e), Parent shall have no liability or obligation with respect to any Hedge Contract Losses.

Section 9.13     Seismic Licenses. Parent acknowledges that certain seismic data and information that is currently licensed by the Target Group from Third Parties (the “Licensed Seismic Data”) may not be transferable to Parent (directly or indirectly, including upon a change in control of any Target Group Member) at Closing. At Parent’s request, between the Execution Date and Closing, the Company shall (and shall cause the Target Group to) use commercially reasonable efforts to cooperate with any reasonable requests from Parent to assist Parent in obtaining new licenses (or the transfer of any existing licenses or licensed data) pertaining to such Licensed Seismic Data; provided that Parent shall be responsible for the payment of any and all transfer or other fees, costs, and expenses associated with obtaining any such license (or the transfer of any existing license or licensed data) from the applicable Third Party.

Section 9.14    Preparation of the Proxy Statement; Parent Stockholders Meeting.

(a)    As soon as practicable following the Execution Date, Parent shall (i) prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form containing the information specified in Schedule 14A of the Exchange Act in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and (ii) in consultation with the Company, set a preliminary record date for the Parent Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall as promptly as practicable furnish to Parent such data and information relating to the Company, its Subsidiaries and the holders of its capital stock as Parent may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto, so that the Proxy Statement conforms in form and substance to the requirements of the Exchange Act. Parent shall cause the Proxy Statement and all other documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall use its commercially reasonable efforts to (A) have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and (B) cause the

Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable. Parent shall obtain and furnish the information required to be included in the Proxy Statement, shall provide the Company as promptly as practicable with any oral or written comments that may be received from the SEC or its staff with respect thereto, and shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement or response to any comments of the SEC or its staff with respect thereto will be made by Parent, without Parent providing the Company and its counsel a reasonable opportunity to review and comment on such document or response and giving due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If at any time prior to obtaining Parent Stockholder Approval any information relating to Parent, any Holder, the Company or any of their respective Affiliates, directors or officers, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.

(b)    Parent shall, as soon as practicable following the Execution Date, take all action necessary in accordance with applicable Laws and the Parent’s Governing Documents to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and such Parent Stockholders Meeting shall be held as promptly as practicable after the Proxy Statement is mailed to the Parent Stockholders. Subject to Section 9.15, Parent shall, through its board of directors (the “Parent Board”), recommend to the Parent Stockholders the approval of the Parent Proposal (the “Parent Board Recommendation”). Unless the Parent Board has effected a Parent Adverse Recommendation Change in accordance with Section 9.15, Parent shall use its reasonable best efforts to solicit from the Parent Stockholders proxies in favor of the Parent Proposal and to take all other action reasonably necessary or advisable to secure the Parent Stockholder Approval. The Proxy Statement shall include, subject to Section 9.15, the Parent Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 13.1, Parent shall submit the Parent Proposal for approval by the Parent Stockholders at such Parent Stockholders Meeting. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting and (iv) if Parent has delivered any notice contemplated by Section 9.15(e) and the time periods contemplated by Section 9.15(e) have not expired; provided that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two times pursuant to clause (i) and/or clause (ii) of this Section 9.14(b) without the consent of the Company. Unless there has been a Parent Adverse Recommendation Change in accordance with Section 9.15, the Parties agree to cooperate and use their commercially reasonable efforts to defend against any efforts by any Parent Stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company, (which consent shall not be unreasonably withheld or delayed) unless required to do so by applicable Law or its Governing Documents or in connection with a postponement or adjournment permitted hereunder. Without limiting the generality of the provisions of this Section 9.14(b), Parent agrees that (i) its obligations pursuant this Section 9.14(b) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Parent of any Alternate Proposal, (B) the occurrence or disclosure of a Parent Intervening Event or (C) any Parent Adverse Recommendation Change, (ii) no Alternate Proposal with respect to Parent shall be presented to the Parent Stockholders for approval at the Parent Stockholders Meeting or any other meeting of the Parent Stockholders and (iii) the approval of the Parent Proposal shall be the only matter that

Parent shall propose to be acted on by the Parent Stockholders at the Parent Stockholders Meeting and Parent shall not submit any other proposal to such stockholders in connection with the Parent Stockholders Meeting or otherwise (including any proposal inconsistent with the Parent Proposal.).

(c)    If requested by the Company, Parent shall provide all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or its transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent Stockholders with respect thereto.

Section 9.15    No Solicitation.

(a)    Parent agrees that, except as permitted by this Section 9.15, neither it nor any of its Subsidiaries, or any of their respective directors or officers, shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, financial advisors, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, propose or knowingly encourage any Alternate Proposal or the making of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with respect to, relating to or in furtherance of any Alternate Proposal or any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (iii) furnish or provide information (including non-public information or data) regarding, or afford access to, the business, properties, assets, books, records and personnel of, Parent or its Subsidiaries, to any Person (or their Representatives) to facilitate the making of an Alternate Proposal or in response to any Alternate Proposal or any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (iv) enter into, or propose to enter into, any letter of intent or agreement in principle, or other agreement providing for an Alternate Proposal, (v) submit an Alternate Proposal or any matter related thereto for the approval of the Parent Stockholders, or (vi) resolve, propose or agree or authorize or permit any Representative to do any of the foregoing or otherwise knowingly facilitate any effort or attempt with respect to the foregoing. Parent shall, and shall cause each of its Subsidiaries and the Representatives of Parent and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore by or on behalf of Parent or its Subsidiaries or its Representatives with respect to any inquiry, proposal or offer that constitutes an Alternate Proposal or could reasonably be expected to lead to an Alternate Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) no later than two (2) Business Days following the Execution Date make a written request for the prompt return or destruction of all confidential information previously furnished with respect to any Alternate Proposal or potential Alternate Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality agreement, standstill agreement or other similar agreement to which it or any of its Affiliates or Representatives is a party with respect to any Alternate Proposal or potential Alternate Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.

(b)    From and after the Execution Date, Parent shall promptly (but in any event within forty-eight (48) hours) notify the Company in writing of the receipt of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternate Proposal or any request for non-public information or any data relating to Parent or any of its Subsidiaries made by any Person in connection with an Alternate Proposal, indicating (i) the identity of the Person making such Alternate Proposal and (ii) a copy of any such Alternate Proposal made in writing provided to Parent or any of its Subsidiaries or their respective Representatives as well as copies of all material written documentation sent or provided to Parent or any of its Subsidiaries or their respective Representatives relating to such Alternate Proposal or, if such Alternate Proposal is not made in writing, a written description of the material terms thereof and a written summary of any material oral communications relating to such Alternate Proposal. With respect to any Alternate Proposal described in the immediately preceding sentence, Parent shall keep the Company reasonably informed of the status and material terms and conditions of, and any material discussions regarding, any such Alternate Proposal and reasonably informed, on a prompt basis (but in any event within forty-eight (48) hours), with copies of (or written summaries of any oral communications related to) (x) any changes or modifications to the terms of any such Alternate Proposal and (y) any communications from such Person to Parent or from Parent to such Person with respect to any changes or modifications to the terms of any such Alternate Proposal.

(c)    Notwithstanding anything to the contrary contained in Section 9.15(a), prior to, but not after the receipt of, the Parent Stockholder Approval, in response to an unsolicited bona fide written Alternate Proposal that has not been withdrawn and did not result, directly or indirectly, from a breach of this Section 9.15, if the Parent Board determines in good faith (x) after consultation with Parent’s financial advisors and outside legal counsel, that such Alternate Proposal is, or is reasonably expected to lead to, a Superior Proposal and (y) after consultation with Parent’s outside legal counsel, that the failure to engage in the activities set forth in Section 9.15(a) would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law, Parent may, subject to providing the Company prior written notice, (i) furnish or provide information (including non-public information or data) regarding, and afford access to, the business, properties, assets, books, records and personnel of, Parent and its Subsidiaries, to the Person making such Alternate Proposal and its Representatives; provided, however, that Parent shall as promptly as is reasonably practicable (but in any event within forty-eight (48) hours thereafter) make available to the Company any non-public information concerning Parent or its Subsidiaries that is provided to any Person pursuant to this subclause (i) to the extent such information was not previously made available to the Company and (ii) engage in discussions and negotiations with such Person and its Representatives with respect to such Alternate Proposal; provided, further, that, prior to taking any of the actions set forth in the foregoing subclauses (i) or (ii) above, the Person making such Alternate Proposal has entered into a customary confidentiality agreement that shall not contain any provision requiring Parent or its Subsidiaries to pay or reimburse the counterparty’s expenses and that does not contain any provision that would prevent Parent from complying with its obligation to provide any disclosure to the Company required by this Section 9.15 (it being understood that the negotiation of such confidentiality agreement shall not be deemed to be a breach of Section 9.15(a)).

(d)    Except as set forth in Section 9.15(e) or Section 9.15(f), Parent shall not, and the Parent Board (and each committee thereof) shall not (i) (A) withdraw, change, qualify, withhold or modify, or propose or announce any intention to do any of the foregoing, in a manner adverse to the Company, the Parent Board Recommendation, (B) adopt, approve, endorse or recommend, or propose or announce any intention to adopt, approve, endorse or recommend, any Alternate Proposal, (C) fail to include the Parent Board Recommendation in the Proxy Statement, (D) publicly declare advisable or publicly propose to enter into an Alternative Agreement, (E) agree or resolve to take any action set forth in the foregoing clauses (A) through (D) (any action set forth in this clause (i), a “Parent Adverse Recommendation Change”) or (ii) authorize, propose, cause or permit Parent or any of its Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar commitment that constitutes or relates to, or is intended to or would reasonably be expected to lead to, an Alternate Proposal (other than a confidentiality agreement entered into in compliance with Section 9.15(c)) (the “Alternative Agreement”).

(e)    Notwithstanding anything in this Agreement to the contrary, Parent or the Parent Board may, prior to, but not after, the receipt of the Parent Stockholder Approval, in response to a written, bona fide Alternate Proposal that has not been withdrawn and that did not result, directly or indirectly, from a breach of this Section 9.15, make a Parent Adverse Recommendation Change, if prior to taking or, as applicable, failing to take, such action (i) the Parent Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel that such written offer or proposal is a Superior Proposal and that the failure to effect a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law (taking into consideration any adjustment to the terms and conditions of this Agreement proposed by the Company in response to such Alternate Proposal) and (ii) (A) Parent provides the Company prior written notice of its intent to make any Parent Adverse

Recommendation Change at least three (3) Business Days prior to taking such action that states (1) absent any modification to the terms and conditions of this Agreement that would cause the Superior Proposal to no longer be a Superior Proposal, the Parent Board has resolved to effect a Parent Adverse Recommendation Change, which notice shall (1) specify the basis for such Parent Adverse Recommendation Change, (2) provide the material terms and conditions of and the identity of the Persons making such Superior Proposal and (3) the most current version of the proposed agreement under which such Superior Proposal is to be consummated and any other material documents and correspondence in respect of such Superior Proposal (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Parent Adverse Recommendation Change and that any change in price or material revision or material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (A), (B) and (C) of this Section 9.15(e) shall apply mutatis mutandis), (B) during such three (3) Business Day period following receipt of a Notice of Recommendation Change, if requested by the Company, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives regarding any modifications to the terms and conditions of this Agreement that the Company proposes to make in response to such Superior Proposal and (C) at the end of such three (3) Business Day period and taking into account any modifications to the terms of this Agreement proposed by the Company to Parent in writing, the Parent Board reasonably determines in good faith (x) after consultation with Parent’s financial advisors and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the transactions proposed by the Company in respect to such Superior Proposal) and (y) after consultation with Parent’s outside legal counsel, that the failure to make such a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law (taking into consideration any adjustment to the terms and conditions of this Agreement by the Company in response to such Alternate Proposal).

(f)    Other than in connection with an Alternate Proposal, nothing in this Agreement shall prohibit or restrict the Parent Board from making an Parent Adverse Recommendation Change at any time prior to obtaining the Parent Stockholder Approval in response to a Parent Intervening Event to the extent that (i) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to effect a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (ii) (A) the Parent provides the Company three (3) Business Days’ notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Parent Adverse Recommendation Change, Parent shall negotiate in good faith with the Company during such three (3) Business Day period (to the extent that the Company desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Parent Board to make a Parent Adverse Recommendation Change pursuant to this Section 9.15(f), and (C) the Parent Board shall have considered in good faith any changes to this Agreement offered in writing by the Company and Holders, and following such three (3) Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Parent Board to effect a Parent Adverse Recommendation Change with respect to such Parent Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. “Parent Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) that was not known or reasonably foreseeable to the Parent Board on the date hereof (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to or understood by the Parent Board as of the date hereof), which event, fact, circumstance, development or occurrence becomes known to or by the Parent Board prior to obtaining the Parent Stockholder Approval; provided, however, that in no event shall the following events, developments, circumstances, occurrences or changes in circumstances or facts constitute a Parent Intervening Event: (1) the receipt, existence or terms of a Superior Proposal or an Alternate Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Alternate Proposal, (2) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, or any change in credit rating of the Company or the fact that Parent or the Company failed to meet, or meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause or causes of any of the foregoing may constitute a Parent Intervening Event), (3) changes after the date hereof in the price of oil, natural gas and other commodities, or (4) the failure to obtain the Debt Financing in connection with the Merger.

(g)    Nothing contained in this Section 9.15 shall prohibit Parent from taking and disclosing a position Parent believes in good faith is necessary to comply with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act in connection with an Alternate Proposal; provided that none of Parent or Parent Board (or any committee thereof) shall, except as expressly permitted by Section 9.15(e), effect a Parent Adverse Recommendation Change, including in any disclosure document or communication.

(h)    Parent shall inform its Subsidiaries and all relevant Representatives of Parent and its Subsidiaries and Affiliates of the restrictions described in this Section 9.15. The Parties agree that any breach of any of the terms of this Section 9.15 by any Subsidiary of Parent or by any officer, director or Representative of Parent or its Subsidiaries (whether or not such officer, director or Representative is so authorized and whether or not such Person is purporting to act on behalf of Parent or its Subsidiaries or otherwise) shall be deemed to be a breach of this Section 9.15 by Parent.

Section 9.16    Financing Cooperation and Efforts.

(a)    Prior to the Closing Date, the Company agrees to use commercially reasonable efforts to provide, and to cause the Target Group to use commercially reasonable efforts to provide, in each case, upon reasonable advance notice and at mutually agreed times, such cooperation with the Debt Financing as is customary and reasonably requested by Parent, including: (A) participation at reasonable times in a commercially reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person) and obtaining comfort letters and consents from the Company’s accountants, and assisting Parent in obtaining legal opinions of local counsel for Target Group entities, if applicable; (B) assisting Parent in the preparation of materials for rating agency presentations, lender presentations, offering documents, private placement memoranda, bank information memoranda (including confidential information memorandum), prospectuses, and similar documents required in connection with the Debt Financing (provided that (x) the scope and nature of financial information to be provided by the Company is addressed exclusively in the following clause (C) and (y) for the avoidance of doubt, the Company shall not be required to provide for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any financial information and provided further that Parent shall provide the Company reasonable opportunity to review and comment on materials related to the Target Group and Parent shall take into consideration in good faith the Company’s comments prior to the dissemination of such material to potential lenders or other counterparties to any proposed financing transaction (or filing with any governmental authority)); and (C) furnishing Parent with the Financing Information; provided that (x) all such requested cooperation provided in accordance with this Section 9.16 shall not unreasonably interfere with the normal business or operations of Holders, the Target Group or their respective Affiliates, (y) no obligation of the Company or the Target Group under a certificate, document, agreement or instrument will be effective until consummation of the Closing and (z) neither Holders, the Target Group nor any of their respective Affiliates shall be required to pay any commitment or other similar fee or incur any other liability, in each case, in connection with the Debt Financing (in the case of the Target Group, prior to the Closing), or make any other payment or agree to provide any indemnity in connection with the Debt Financing (in the case of the Target Group, prior to the Closing). In addition, nothing in this Section 9.16 shall require any action that would conflict with or violate the Governing Documents of the Company or Target Group, as applicable, or any law. Except for the representations and warranties of the Company and/or the Target Group set forth in Article VII of this Agreement, neither Holders, the Target Group nor any of their respective Subsidiaries shall have any liability to Parent in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 9.16.

(b)    Parent agrees that (A) the effectiveness of any definitive documentation (including any certificate, document, agreement or instrument) executed by the Target Group shall be subject to the consummation of the Closing; (B) Parent shall promptly, upon request by the Company, reimburse the Target Group for all documented out-of-pocket third-party costs incurred by the Target Group in connection with the cooperation required by this Section 9.16 and (C) Parent shall indemnify and hold harmless the Company and the Target Group and their respective directors, officers, employees and agents from and against any and all Losses suffered or incurred in connection with the arrangement of the Debt Financing or any assistance or activities provided in connection therewith, other than arising from the Company’s or the Target Group’s Fraud, willful misconduct, or gross negligence.

(c)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Company’s failure to comply with any of the covenants, agreements or obligations in this Section 9.16 (i) give rise to, or be taken into account in determining whether there has been, a failure of any of the conditions in Article XII to be satisfied or (ii) give rise to any damages.

Section 9.17    Transaction Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced or, to the Knowledge of Parent or the Knowledge of Holders, as applicable, threatened, that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, including any stockholder litigation (“Transaction Litigation”), Parent or Holders, as applicable, shall promptly notify the other Parties of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Parties a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other Parties’ advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Parties.

Section 9.18    Takeover Laws. Parent shall not take any action that would cause this Agreement or the transactions contemplated hereby to be subject to requirements imposed by any Takeover Laws under applicable Law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 9.19    Section 16. Parent shall, prior to the Closing Date, cause the Parent Board to approve the issuance of the shares of Parent Common Stock in connection with the Closing with respect to any designee of Holder who receives a portion of the Per Unit Stock Consideration pursuant to Section 3.1(c), who as a result of such designee’s relationship with Parent as of or following the Closing, is subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule  16b-3.

Section 9.20    NYSE Listing. Parent shall, in accordance with the requirements of the NYSE, use its reasonable best efforts to file with the NYSE a subsequent listing application covering the shares of Parent Common Stock to be issued to Holder (or its designees) pursuant to this Agreement, subject to official notice of issuance, prior to the Closing Date.

Section 9.21    WARN Act Compliance. Except as permitted by Section 9.1(b)(v), the Target Group shall refrain from causing any employees of the Target Group to suffer an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the Closing Date; provided, however, that any such “employment loss” resulting from actions taken by any Target Group Member with the consent or at the request of Parent shall not constitute a breach of this covenant. At the request of Parent, the Company or its Subsidiaries, as applicable, shall reasonably consult regarding the preparation and delivery of any notices required or potentially required pursuant to the WARN Act to effectuate the termination of any employees of the Company or its Subsidiaries identified by Parent as of the Closing Date; provided, however, that no such notices need be sent prior to the

Closing Date absent the mutual consent of the parties and all such notices shall indicate that the terminations shall be contingent upon the consummation of the transactions contemplated by this Agreement. On or before the Closing Date, the Company or its Subsidiaries, as applicable, shall provide a true, correct and complete list of the name and site of employment of any and all employees who have experienced, or will experience, an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the Closing Date. The Company or its Subsidiaries, as applicable, shall update this list up to and including the Closing Date.

Section 9.22    Delay Rentals/Lease Extensions. At least 20 days prior to the expiration of any lease with respect to Oil & Gas Assets of any Target Group Member that (i) is scheduled to expire prior to the Closing Date and (ii) any Target Group Member has the right or option to renew or extend, whether through the payment of delay rentals or otherwise, the Company shall (x) provide Parent with notice of such expiration and (y) consult with Parent regarding any determination of the Company to renew or otherwise extend, or to not renew or otherwise extend, the term of such lease.

Section 9.23    Development Plan. The Parties agree that Schedule 9.23 sets forth the mutually agreed Development Plan covering the Company’s Oil & Gas Assets. From the Execution Date until the Closing Date, the Company shall conduct all operations contemplated by the Development Plan, consistent with the timing set forth therein. Any proposed modifications thereto shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 9.24    Transportation Agreements. Parent shall prepare and file with FERC (and the Company shall, and shall cause its Subsidiaries and their respective Affiliates to, cooperate with Parent in connection therewith) a joint petition for temporary waivers of all applicable capacity release regulations and related policies and requirements of the relevant interstate pipelines’ tariffs to the extent that such waiver is or may be reasonably necessary to facilitate the assignment or permanent release from the Company, its Subsidiaries and their Affiliates to Parent or a designated Affiliate of Parent of all natural gas pipeline transportation service agreements subject to the jurisdiction of FERC on rates, terms and conditions (not including those discretionary credit requirements that may be imposed by a pipeline under the terms of its tariff) identical to those currently in effect to be effective on or after the Closing.

Section 9.25    Company No Shop.

(a)    From and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and use reasonable best efforts to cause each Holder and its and their respective Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by the Company, or any of its Subsidiaries, any Holder or any of their respective Representatives with respect to any transaction or series of related transactions (other than transactions contemplated by this Agreement, including as would not result in a breach of Section 9.1(b)(ix), and any transactions approved by Parent in accordance with this Agreement) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the assets or equity interests of any Target Group Member (“Company Alternative Transaction”).

(b)    From and after the date of this Agreement, the Company shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause each Holder and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing or affording access to any non-public information) any inquiries, proposals or offers regarding, or the making of a Company Alternative Transaction, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to a Company Alternative Transaction, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person except in the ordinary course of business consistent with past practice (and, in any event, not in connection with or in response to a Company Alternative Transaction or any indication of interest that would or would reasonably be expected to lead to a Company Alternative

Transaction) or (iv) enter into any letter of intent or agreement in principle, or other agreement providing for Company Alternative Transaction.

Section 9.26    Certain Emails. Parent acknowledges that, at or prior to the Closing, Pritchard, Frank D. Tsuru and George C. Francisco IV will copy and retain from the domain of www.ndgo.com his personal and non-Target Group business emails that are hosted on such domain. Until the six (6) month anniversary of the Closing Date, Parent shall cause any email to any such employee’s former Company email address to “bounce back” with information regarding new contact information provided by such employee.

Section 9.27    Company Revolving Credit Facility(a) . The Company shall obtain and provide to Parent a fully executed copy of a customary payoff letter relating to the Indebtedness outstanding under the Company Revolving Credit Facility and providing for release of all liens securing obligations under the Company Revolving Credit Facility, at least one Business Day prior to Closing and the portion of such payoff amount that constitutes the Permitted Indebtedness Amount, if any.

Section 9.28    Specified Claim. The covenants, agreements and terms contained in Schedule SC are incorporated by reference.

Section 9.29    Certain Transactions.

(a)    At the request of Parent given at least ten (10) Business Days prior to the Closing Date and accompanied by an acknowledgement and agreement from Parent that the Subsidiary Merger will not (x) cause any Holder to incur, directly or indirectly, any damages, losses or liabilities and (y) create any delay or impediment with respect to Closing (the “Subsidiary Merger Request”), the Company shall take all action necessary to duly effectuate in accordance with, and subject to, this Section 9.29 (i) the merger of Indigo Haynesville Agent Corporation with and into Indigo Minerals (the “Indigo Agent Merger”), with Indigo Minerals surviving the Indigo Agent Merger as a wholly owned subsidiary of the Company, followed by (ii) the merger of Indigo Minerals with and into the Company (the “Indigo Minerals Merger”; each of the Indigo Agent Merger and the Indigo Minerals Merger is referred to herein as a “Subsidiary Merger”, and they are collectively referred to as the “Subsidiary Mergers”), with the Company surviving the Indigo Minerals Merger, in each case with the Subsidiary Mergers to occur immediately prior to the Closing. In no event shall the Company be required to effectuate the Subsidiary Merger if any Holder would incur, directly or indirectly, any damages, losses or liabilities as a result thereof. Parent agrees to indemnify each Holder for any and all liabilities, losses and damages of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Holder in any way relating to or arising out of or in connection with the Subsidiary Merger.

(b)    There shall be no change to the authorized or issued capital of Indigo Minerals as a result of the Indigo Agent Merger or to the Company as a result of the either Subsidiary Merger. Without limiting the generality of the foregoing, no Subsidiary Merger shall result in the issuance or modification of any Membership Interests or other Securities of the Company. In addition, no Subsidiary Merger shall result in any amendment to the organization documents of the surviving entity in such merger.

(c)    The Subsidiary Merger Request shall be accompanied by the forms of (i) the board, manager, member and shareholder consents or resolutions, if any, required to approve the Subsidiary Mergers by the constituent entities thereto, and (ii) the certificates of merger for each Subsidiary Merger. The Company shall, and shall cause its subsidiaries to use such forms, with such changes as shall be proposed by the Company and are reasonably acceptable to Parent, in order to approve and effectuate the Subsidiary Mergers.

(d)    The Subsidiary Mergers shall become effective immediately prior to the Effective Time on the Closing Date, provided that the Company shall have no obligation to effectuate the Subsidiary Mergers unless (i) all of the conditions to Closing set forth in Article XII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), and (ii) Parent has notified the Company that Parent is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements and complied with its obligations in Section 9.29(a).

Section 9.30    R&W Insurance Policy.

(a)    The Parties shall cooperate with each other in connection with Parent’s efforts to obtain a Company-side representation and warranty insurance policy providing for coverage of no more than $270,000,000 for the benefit of Parent post-Closing, effective as of the date hereof (the “R&W Insurance Policy”). Parent agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would adversely affect the rights of the Holders without Unitholder Representative’s prior written consent.

(b)    Each of Parent and the Company shall pay fifty percent (50%) of the premium deposit contemplated by the R&W Insurance Policy (the “R&W Insurance Deposit”), which shall be paid by Parent and the Company contemporaneously with Parent’s execution of the policy. Parent will provide the Company reasonable prior notice of the amount and wire instructions for the R&W Insurance Deposit.

ARTICLE X

SURVIVAL; INDEMNIFICATION; EXCLUSIVE REMEDY; RELEASE

Section 10.1    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate effective as of the Closing and shall not survive the Closing for any purposes, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, except in the case of Fraud, and (b) after the Closing there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement in this Agreement to be performed prior to the Closing, except in the case of Fraud. The agreements and covenants of the Parties made in this Agreement that, by their express terms, are to be performed following the Closing shall survive the Closing in accordance with the terms thereof. From and after the Closing, the Parent shall, and shall cause its Subsidiaries to, absent Fraud, look solely to the R&W Insurance Policy, and shall not, and shall cause its Subsidiaries not to, seek recovery or indemnification from Unitholder Representative or any Holder or any of their respective Affiliates, with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of the Company in this Agreement or any Related Agreement. In the case of Fraud, only the Person who committed such Fraud shall be liable for such Fraud (and, in the case of a Target Group Member, only if one or more individuals that is included in the definition of “Knowledge” had actual knowledge of such Fraud in accordance with the definition of “Fraud” herein) and no other Persons shall have any liability with respect to such Fraud and the Parties shall not pursue any remedy or exercise any rights against any other Person with respect to such Fraud.

Section 10.2    Exclusive Remedy.

(a)    Notwithstanding anything in this Agreement to the contrary: (i) for any and all Losses arising out of any breaches of the representations and warranties of the Company, in each case made in this Agreement or any Related Agreement, Parent shall be entitled to recovery solely and exclusively from the R&W Insurance Policy and not from the Unitholder Representative or any Holder or any of their respective Affiliates except in the case of Fraud; (ii) in no event shall the Unitholder Representative or any Holder or any of their respective Affiliates be liable for any indemnification or other payment to the Parent Group or Target Group under or in connection with this Agreement, other than pursuant to the express terms of the Escrow Agreement or in the case of Fraud; and (iii) in no event shall the Parent Group have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, this Agreement from (A) the Unitholder Representative or the Holders, other than pursuant to the express terms of the Escrow Agreement or in the case of Fraud or (B) from any Person (including any past, present or future director, officer, employee, manager, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or other representative of any of the Company) that is not expressly named as Party to this Agreement.

(b)    The Parent Group shall not be entitled to (i) a rescission of this Agreement or any Related Agreement for any reason or (ii) any further indemnification rights or claims of any nature whatsoever against any Holder (except for claims of Fraud), in each case, all of which are hereby expressly waived by the Parent Group to the fullest extent permitted under Law (except to the extent otherwise expressly set forth herein or therein).

Section 10.3    Release.

(a)    Effective as of immediately prior to the Closing, the Company, for itself and on behalf of the Company Subsidiaries, and Parent, for itself and on behalf of its Affiliates, and each of their respective equityholders, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges (i) the Holders and their Affiliates and (ii) all directors, managers, officers and agents of the Company and its respective Subsidiaries holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Company or Parent, as applicable, now has or has ever had against such Persons, arising out of or relating to (A) in respect of each such Holder and its Affiliates, such Holder’s ownership of the Company Units and (B) in respect of such directors, managers, officers and agents, such person’s acts and omissions on behalf of the Company or its Subsidiaries or such person’s relationship (in such capacity) with the Company or its Subsidiaries, in each case, other than their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud.

(b)    Effective as of immediately prior to the Closing, by virtue of the Merger, each Holder (on behalf of itself and its respective equityholders, successors and assigns) automatically, and the Unitholder Representative, for itself and on behalf of the Holders and its and their respective equityholders, successors and assigns, hereby, fully and unconditionally releases, acquits and forever discharges (i) the Company, (ii) Parent and (iii) all directors, managers, officers and agents of the Company, Parent and their respective Subsidiaries holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, suits, proceedings, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Unitholder Representative and each such Holder now has or has ever had against such Persons, arising out of or relating to acts and omissions on behalf of or such person’s relationship (in such capacity) with the Company, Parent or their respective Subsidiaries, in each case, other than their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud.

ARTICLE XI

TAX MATTERS

Section 11.1    Tax Treatment. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal Income Tax purposes as (a) a sale of partnership interests of the Company by the Holders, which shall, for the avoidance of doubt, cause the Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes, and (b) an acquisition of the assets of the Company (other than the equity interests of Indigo Minerals) and the assets of Indigo Minerals by Parent, as described in Revenue Ruling 99-6, situation 2. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law.

Section 11.2    Allocation. Parent shall prepare an allocation of the aggregate Final Merger Consideration payable to each Holder among the assets of the Company (other than the equity interests of Indigo Minerals) and the assets of Indigo Minerals in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any Allocated Value attributable to such assets and any Allocated Value attributable to such assets (the “Allocation”). Parent shall deliver such Allocation to the Unitholder Representative as soon as practicable, but no more than ninety (90) days, following the Closing. The Unitholder Representative shall provide to Parent comments within thirty (30) days after receipt by the Unitholder Representative of the Allocation. Unless Parent notifies the Unitholder Representative in writing within thirty (30) days of receipt of Unitholder Representative’s comments on the Allocation of any objections to the Unitholder Representative’s comments and the basis thereof, the Allocation, as revised to incorporate all comments provided by the Unitholder Representative, shall be final, conclusive and binding on the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders). If a written notice of objection is timely delivered by Parent to the Unitholder Representative, the Unitholder Representative and Parent shall negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Parent and the Unitholder Representative resolve their differences in writing with respect to any disputed amount, such resolution shall be deemed final, conclusive and binding with respect to such amount for the purpose of determining that component of the Allocation. In the event that Parent and the Unitholder Representative do not resolve all of the items disputed in the Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved items shall be determined by the Independent Accounting Firm. The Independent Accounting Firm shall provide its written determination of such unresolved items within fifteen (15) Business Days to Parent and the Unitholder Representative, which determination shall be final, conclusive and binding upon the Parties (including, for the avoidance of doubt, following the Closing, the Unitholder Representative on behalf of the Holders). The fees and expenses of the Independent Accounting Firm pursuant to this Section 11.2 shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Unitholder Representative. If the aggregate Final Merger Consideration payable to Holders is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth above. Holders and Parent agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax examination, audit, litigation or similar proceeding related thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for any Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or with the other Party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 11.3    Tax Returns.

(a)    The Unitholder Representative shall prepare (or cause to be prepared) all Pass-Through Tax Returns that relates to any taxable period ending on or before the Closing Date, including the Company’s U.S. federal information return on IRS Form 1065. Unless otherwise required by Law, such Pass-Through Tax Returns shall be prepared in a manner consistent with past practice. The Unitholder Representative shall consider in good faith such Pass-Through Tax Returns to Parent for its review and comment not later than twenty (20) days prior to the due date (taking into account any validly obtained extensions) of such Pass-Through Tax Returns. The Unitholder Representative shall reflect all reasonable changes requested by Parent in writing at least five (5) days prior to the due date of such Pass-Through Tax Returns. Parent shall file, or cause to be filed, such Pass-Through Tax Returns.

(b)    Except as provided in Section 11.3(a), Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Group Members that are required to be filed after the Closing Date.

Section 11.4    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes for the Pre-Closing Tax Period shall be determined as follows:

(a)    in the case of Taxes based upon income, gross receipts (such as sales taxes), payroll or similar Taxes, or Taxes resulting from specific transactions such as the sale or other transfer of property, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined by closing the books of the Company as of the end of the Closing Date; and

(b)    in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period; provided that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date.

Section 11.5    Transfer Taxes. The Company shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all Transfer Taxes Parent and the Holders shall be responsible for 50% of any and all Transfer Taxes and any third-party cost incurred in the preparation and filing of Tax Returns with respect to Transfer Taxes.

Section 11.6    Cooperation. Parent, the Holders and the Unitholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of any Tax Returns pursuant to this Article XI, (ii) any Tax examination, audit, litigation or similar proceeding and (iii) any information necessary or reasonably requested to allow Parent or any of its Affiliates (including, after the Closing, the Target Group Members) to comply with any information reporting or withholding requirements in the Code or other applicable Laws. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or examination, audit, litigation, or similar proceeding and also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, each Party agrees to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to a Target Group Member or the Oil & Gas Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the Holders or the Unitholder Representative, as applicable, and the making of any election relating to Taxes. In the event of any conflict between Section 9.7 and this Section 11.6, this Section 11.6 shall control with respect to Tax matters.

Section 11.7    Tax Audits. After the Closing Date, if Parent or any Target Group Member receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding of any Target Group Member Entity relating to any Pass-Through Income Tax Matter with respect to any taxable period ending on or before the Closing Date (a “Tax Contest”), Parent shall notify the Unitholder Representative as soon as practicable and in any event within ten (10) days of receipt of such notice. The Unitholder Representative shall, subject to Section 11.8, have the right to control any such Tax Contest. If the Unitholder Representative elects not to control such Tax Contest, Parent shall control, at its sole cost and expense, such Tax Contest and the Unitholder Representative shall have the right to participate in such Tax Contest. Notwithstanding the foregoing, the controlling Party shall keep the other Party reasonably informed of the progress of such Tax Contest, and shall not settle any such Tax Contest that would have an adverse Tax impact on the other Party without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 11.8    Push-Out Election. With respect to any period ending on or prior to the Closing Date in which Sections 6221 through 6241 of the Code apply to the Company, unless otherwise agreed in writing by

Parent and, notwithstanding anything herein to the contrary, the Holders (by their acceptance of the Closing Merger Consideration payable hereunder) shall (i) cause the Company to make the election under Section 6226(a) of the Code with respect to the alternative to payment of any “imputed underpayment” (after taking into account modifications made under Section 6225(c) of the Code) by the Company and (ii)  take any other action such as filings, disclosures and notifications necessary to effectuate such election.

ARTICLE XII

CONDITIONS TO CLOSING

Section 12.1    Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)    There shall not be any (i) applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by this Agreement or any Related Agreement; or (ii) in effect any order, award or judgment issued by any Governmental Authority of competent jurisdiction to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing;

(b)    Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

(c)    The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, NYSE rules and the Parent Governing Documents;

(d)    NYSE Listing. The Parent Common Stock to be issued upon the Closing shall have been approved for listing on the NYSE subject to official notice of issuance; and

(e)    The sum of (i) all Title Defect Amounts that exceed the Title Threshold Amount (after applying any applicable Title Benefit Amounts to offset such Title Defect Amounts), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article IV or Article V, as applicable, plus (iii) the aggregate Allocated Value of all Casualty Losses as provided in Section 6.1, shall be less than Four Hundred Five Million and No/100 dollars ($405,000,000); provided, that, if either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 13.1(c) for failure of the conditions set forth in this Section 12.1(e), such other Party may, prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts to expert arbitration in accordance with Section 4.1(i) and/or Section 5.5, as applicable; provided, further, that, in lieu of the timing provided in Section 4.1(i) and/or Section 5.5, as applicable, the Parties shall select a Title Arbitrator or Environmental Arbitrator, as applicable, within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination of (A) the Environmental Defect Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of the Arbitration Notice. For the avoidance of doubt, (1) if a Party elects to initiate arbitration in accordance with this Section 12.1(e), neither Party may terminate this Agreement pursuant to Section 13.1(c) for failure of the conditions in this Section 12.1(e) until final resolution of such arbitration and unless, following such final resolution, the conditions in the first sentence of this Section 12.1(e) remain unsatisfied and (2) a Party’s initiation of arbitration in accordance with this Section 12.1(e), shall not prevent Parent, prior to giving effect to Section 13.1(c), from electing to waive any asserted Title Defect or Environmental Defect, as applicable.

Section 12.2    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions to be performed by Parent in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties. (i) The Company’s Fundamental Representations and Warranties (other than Section 7.4(a)) shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 7.4(a) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties in Article VII other than the Company Fundamental Representations and Warranties shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance and Obligations. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c)    Closing Deliveries. The Company shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by the Company pursuant to Section 2.10(a); provided, that if the Company fails to deliver any item described in Section 2.10(a)(iii), Parent’s sole recourse shall be to withhold any Taxes required to be withheld under applicable law.

Section 12.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties. The (i) Parent Fundamental Representations and Warranties (except Section 8.2(c), Section 8.9, Section 8.11, and Section 8.12) shall be true and correct in all respects as of the Execution Date and as of the Closing Date Article VIII (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 8.2(c), Section 8.9, Section 8.11, and Section 8.12 (in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (iii) representations and warranties in Article VIII other than the Parent Fundamental Representations and Warranties shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b)    Performance and Obligations of Parent. Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

(c)    Closing Deliveries. Parent shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by Parent pursuant to Section 2.10(b).

ARTICLE XIII

TERMINATION

Section 13.1    Termination. This Agreement may be terminated at any time prior to the Closing, whether (except as expressly set forth below) before or after the Parent Stockholder Approval:

(a)    by the mutual written consent of Parent and the Company;

(b)    by either the Company or Parent by written notice to the other, if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated hereby;

(c)    by either the Company or Parent by written notice to the other, if the Closing shall not have occurred on or before the date which is 180 days following the Execution Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to (i) Parent or the Company, if such Party is then in material breach of its representations or warranties, covenants or agreements under this Agreement, (ii) Parent, if the Company is entitled to terminate this Agreement pursuant to Section 13.1(f) (Parent Failure to Close); or (iii) the Company, if Parent is entitled to terminate this Agreement pursuant to Section 13.1(g) (Company Failure to Close);

(d)    by the Company by written notice to Parent, if Parent breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) calendar days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to the Company if the Company is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied;

(e)    by Parent by written notice to the Company, if the Company breaches any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Parent, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) calendar days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied;

(f)    by the Company by written notice to Parent, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the

Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Company has notified Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) Parent fails to complete the Closing by the later of (x) three (3) Business Days after the delivery of such notification by the Company and (y) five (5) Business Days after the Claim Deadline;

(g)    by Parent by written notice to the Company, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Parent has notified the Company that Parent is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) the Company and the Target Group fail to complete the Closing within by the later of (x) three (3) Business Days after the delivery of such notification by Parent and (y) five (5) Business Days after the Claim Deadline;

(h)    by either the Company or Parent by written notice to the other, if the Parent Stockholder Approval shall not have been obtained upon a vote at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 13.1(h) if the failure to obtain such Parent Stockholder Approval is caused by or results from any action or failure to act of Parent that constitutes a breach of this Agreement;

(i)    at any time prior to the receipt of the Parent Stockholder Approval, by the Company by written notice to Parent, if a Parent Adverse Recommendation Change shall have occurred; or

(j)    by the Company by written notice to Parent if Parent, its Subsidiaries, any of Parent’s directors or officers or any Representative of Parent or its Subsidiaries shall have materially breached Section 9.15, other than in the case where (A) such material breach is a result of an isolated action by a Person that is a director, officer or Representative of Parent or any of its Subsidiaries, (B) Parent uses reasonable best efforts to remedy such material breach and (C) the Company is not significantly harmed as a result thereof (it being agreed that any Alternative Proposal or public disclosure thereof that arises out of such breach and is not reasonably likely to interfere with the consummation of the Merger, or any Alternative Proposal that arises out of such breach and is not conditioned on the termination of this Agreement, shall be deemed to not constitute significant harm).

Section 13.2    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) notwithstanding anything in this Agreement to the contrary, no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Fraud or willful breach of this Agreement, (ii) the Confidentiality Agreement and the agreements contained in Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), Section 9.1(f), Section 9.4, Section 9.5, this Section 13.2, and Article XIV of this Agreement survive any termination of this Agreement and remain in full force and effect and (iii) no such termination shall impair the right of any Party hereto to compel specific performance in accordance with Section 13.3 by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement.

(b)    In the event that this Agreement is terminated by the Company pursuant to Section 13.1(i) (Parent Adverse Recommendation Change), then Parent shall pay to the Company Eighty-One Million and No /100 dollars ($81,000,000.00) (the “Termination Fee”) as promptly as possible (but in any event within three (3) Business Days) following such termination.

(c)    In the event that (A) after the date of this Agreement and prior to the Parent Stockholders Meeting, an Alternate Proposal with respect to Parent is publicly proposed or publicly disclosed that is not withdrawn at least five Business Days prior to the Parent Stockholder Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 13.1(c) (Outside Date) or Section 13.1(h) (Parent Stockholder Approval Not Obtained), or by the Company pursuant to Section 13.1(d) (Parent Material Breach) or Section 13.1(j) (No Solicitation Breach), and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), Parent enters into a definitive agreement with respect to, or otherwise consummates, an Alternate Proposal with respect to Parent (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternate Proposal” for all purposes under this Section 13.2(c)), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Alternate Proposal.

(d)    In the event that (A) after the date of this Agreement and prior to the Parent Stockholders Meeting, an Alternate Proposal with respect to Parent is publicly proposed or publicly disclosed that is not withdrawn at least five Business Days prior to the Parent Stockholder Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 13.1(h) (Parent Stockholder Approval Not Obtained) and (C) at the time of such termination pursuant to Section 13.1(h) (Parent Stockholder Approval Not Obtained), the Company had the right to terminate this Agreement pursuant to Section 13.1(j) (No Solicitation Breach), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(e)    In the event that (A) after the date of this Agreement and prior to the Parent Stockholders Meeting, an Alternate Proposal with respect to Parent is not publicly proposed or publicly disclosed and (B) this Agreement is terminated by Parent or the Company pursuant to Section 13.1(h) (Parent Stockholder Approval Not Obtained), then Parent shall pay to the Company the Company Expenses as promptly as possible (but in any event within three (3) Business Days) following such termination.

(f)    Upon payment of the Termination Fee or Company Expenses, as applicable, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Affiliates. The Parties acknowledge and agree that in no event shall Parent be required to pay the Termination Fee or Company Expenses on more than one occasion.

(g)    Each of the Parties hereto acknowledges and agrees: (A) the agreements contained in this Section 13.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (B) that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate a party hereto in the circumstances in which such payment is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If Parent fails to pay in a timely manner any amount due pursuant to Section 13.2(b) or (c), then (1) Parent shall reimburse the Company for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and (2) Parent shall pay to the Company interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

Section 13.3    Specific Performance. The Parties agree that irreparable damage would occur, for which no adequate remedy at law would exist and for which monetary damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that, unless and until (subject to the provisions of this Agreement which expressly survive termination hereof) Parent or the Company has terminated this Agreement in accordance with Section 13.1, Parent, on one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation to consummate the transactions contemplated by this Agreement and Parent’s obligation to pay, and the right of Holders to receive, the Closing Merger Consideration) in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. The Parties acknowledge and agree that if Parent or the Company exercises its right to terminate this Agreement pursuant to Section 13.1, then such Person shall not thereafter have the right to specific performance pursuant to this Section 13.3 (other than to enforce the performance of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement).

ARTICLE XIV

OTHER PROVISIONS

Section 14.1    Notices.

(a)    Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the other Parties (herein collectively called “Notice”) shall be in writing and delivered (x) by courier or certified mail, in each case requiring acknowledgement of receipt, or (y) in person or electronic mail, in any such case as follows:

If to the Company, addressed to:

Indigo Natural Resources LLC

600 Travis Street, Suite 5500

Houston, TX 77002

Attention:	William E. Pritchard III
Robert W. Hunt Jr.
Email:	b.pritchard@ndgo.com
b.hunt@ndgo.com

and with a copy (which shall not constitute Notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention:	Andrew T. Calder, P.C.
Sean T. Wheeler, P.C.
Cyril V. Jones, P.C.
Rahul D. Vashi, P.C.
Email:	andrew.calder@kirkland.com
sean.wheeler@kirkland.com
cyril.jones@kirkland.com
rahul.vashi@kirkland.com

If to the Unitholder Representative, addressed to:

Ibis Unitholder Representative LLC

600 Travis Street, Suite 5500

Houston, TX 77002

Attention:	William E. Pritchard III
Email:	b.pritchard@momentummidstream.com

and with a copy (which shall not constitute Notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention:	Andrew T. Calder, P.C.
Sean T. Wheeler, P.C.
Cyril V. Jones, P.C.
Rahul D. Vashi, P.C.
Email:	andrew.calder@kirkland.com
sean.wheeler@kirkland.com
cyril.jones@kirkland.com
rahul.vashi@kirkland.com

If to Parent, addressed to:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attention:	Chris Lacy
Vice President, General Counsel and Secretary
Chris_Lacy@swn.com
Telephone:	832.796.7877
Andy Huggins
Vice President, Business & Commercial Development
Andy_Huggins@swn.com
Telephone:	832.796.2794

and with a copy (which shall not constitute Notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Suite 6800

Houston, Texas 77002

Telephone:	713-655-5100
Facsimile:	713-655-5200
Attention:	Frank Ed Bayouth II
Eric C. Otness
Cody Carper
Email:	Frank.Bayouth@skadden.com
Eric.Otness@skadden.com
Cody.Carper@skadden.com

(b)    Notice given by personal delivery or courier service shall be effective upon actual receipt or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notice given by electronic mail shall be effective upon delivery (without notice of failed delivery to the required Party) if delivered during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after delivery if not delivered during the recipient’s normal business hours. Notice given by certified mail, return receipt requested, shall be effective three (3) Business Days after mailing. Notice sent by overnight courier shall be effective one (1) day after sending. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED.

(b)    Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR TO THE EXTENT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY DEBT FINANCING RELATED PARTIES ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT

OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(c).

Section 14.3    Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Annexes, Schedules and the Exhibits referred to herein are attached hereto are made a part of this Agreement. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. Notwithstanding anything to the contrary contained herein, Section 14.2, Section 14.5 and Section 14.10 as well as this Section 14.3 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) may not be amended, modified or terminated in a manner that is material and adverse to any Debt Financing Related Parties without the prior written consent of the Debt Financing Related Parties and any purported amendment by any party hereto in a manner that does not comply with this Section 14.3 will be void. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.4    Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the transactions contemplated by this Agreement and the Related Agreements. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall control.

Section 14.5    Binding Effect, Assignment and Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of law, or otherwise, by any Party hereto without the prior written consent of the other Party. Except (i) as set forth Section 9.6, Section 9.10, and Section 14.10 and (ii) Section 14.2(b), Section 14.2(c), Section 14.3 and this Section 14.5 with respect to any Debt Financing Sources, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits, or obligations hereunder.

Section 14.6    Severability. If any provision (or any part of a provision) of the Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 14.7    Interpretation. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision hereof or thereof, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 14.8    Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith that are sent to the other Parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party.

Section 14.10    No Recourse(a) . Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equity holder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any Related Agreement or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 14.10. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective subsidiaries and Affiliates that no Debt Financing Related Party shall have any liability relating to this Agreement or any of the transactions contemplated hereby except to the extent expressly agreed to in writing by such Debt Financing Related Party.

Section 14.11    Conflicts and Privilege. The Parties agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and Holders, the Target Group and their respective direct and indirect equity holders and Affiliates that relate to the negotiation of this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to Holders and may be controlled by Holders and shall not pass to or be claimed by Parent or the Target Group from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Target Group and a Third Party other than another Party or their equity holders or Affiliates after the Closing, the Target Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such Third Party; provided, however, that the Target Group may not waive such privilege without the prior written consent of the Unitholder Representative (which consent may be given or withheld in the Unitholder Representative’s sole discretion).

Section 14.12    Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable to such other Schedule(s). The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no Third Party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, the Unitholder Representative, the Holders and the Company expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 14.13    Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[Signature pages to follow]

Each of the Parties has executed this Agreement as of the date first written above.

COMPANY:
INDIGO NATURAL RESOURCES LLC

By:
Name: William E. Pritchard III
Title: Executive Chairman

[Signature Page to Agreement and Plan of Merger]

UNITHOLDER REPRESENTATIVE:
IBIS UNITHOLDER REPRESENTATIVE LLC

By:
Name: William E. Pritchard III
Title: Sole Member

[Signature Page to Agreement and Plan of Merger]

PARENT:
SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:
IKON ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Registration Rights Agreement

[See attached.]

Exhibit A to Agreement and Plan of Merger

Exhibit B

Form of Parent Bring Down Certificate

[See attached.]

Exhibit B to Agreement and Plan of Merger

Exhibit C

Form of Company Bring Down Certificate

[See attached.]

Exhibit C to Agreement and Plan of Merger

Exhibit D

Form of Novation Agreement

[See attached.]

Exhibit D to Agreement and Plan of Merger

Exhibit E

Form of Resignation

[See attached.]

Exhibit E to Agreement and Plan of Merger

Exhibit F

Form of Termination Agreement

[See attached.]

Exhibit F to Agreement and Plan of Merger

Exhibit G

Form of Second Amended and Restated Limited Liability Company Agreement

[See attached.]

Exhibit G to Agreement and Plan of Merger

Annex C

Exhibit A to Agreement and Plan of Merger

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is by and among Southwestern Energy Company, a Delaware corporation (the “Company”), each of the other parties listed on the signature pages attached hereto (the “Initial Holders”), the other Holders from time to time parties hereto, and Ibis Unitholder Representative LLC, solely in its capacity as the representative of the Holders (the “Unitholder Representative”).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 1, 2021, by and among Indigo Natural Resources LLC, a Delaware limited liability company (“Target”), the Company, Ikon Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), and Unitholder Representative, solely in its capacity as the representative of the Holders;

WHEREAS, in connection with closing of the transactions contemplated by the Merger Agreement (the “Closing”), on the date hereof the Company is issuing to the Initial Holders [●] shares of the Company Common Stock (such shares of Company Common Stock, the “Shares”) in the aggregate; and

WHEREAS, the Company has required, as a condition to its willingness to enter into this Agreement, that the Company and Holders that collectively own at least 95% of the Shares outstanding as of the Closing, simultaneously herewith, enter into individual lock-up agreements, dated as of the date hereof, on terms substantially similar to those set forth on Exhibit A hereto (together, as may be amended, the “Lockup Agreements”).1

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

[1]	Note to Draft: Lock-up Agreements to exclude friends and family investors and Ibis employees who individually own less than 1,000,000 Parent shares.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit B.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, (a) (i) the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable law to be closed in Houston, Texas.

“Closing” has the meaning set forth in the recitals.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Company” has the meaning set forth in the introductory paragraph.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Securities” has the meaning set forth in Section 2.04(c)(i).

“Determination Date” means the date on which a Requesting Holder makes a Shelf Underwritten Offering Request.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder Demand Notice” has the meaning set forth in Section 2.02(b).

“Indemnified Party” has the meaning set forth in Section 3.03.

“Indemnifying Party” has the meaning set forth in Section 3.03.

“Initial Holders” has the meaning set forth in the introductory paragraph.

“Initial Demand Registrations” has the meaning set forth in Section 2.02(a).

“Holder” means any record holder of Registrable Securities.

“Lock-Up Agreements” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.01.

“Majority Holders” means, at any time, the Holder or Holders of more than 50% of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Merger Agreement” has the meaning set forth in the recitals.

“Notice Response Period” has the meaning set forth in Section 2.02(b).

“Opt-Out Notice” has the meaning set forth in Section 2.11.

“Permitted Transferee” means (a) with respect to any Initial Holder, any of the direct or indirect partners, shareholders or members of such Initial Holder or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Initial Holder or Relatives of such Initial Holder and (b) any Affiliate of a Holder, in each case provided that such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggybacking Holder” has the meaning set forth in Section 2.04(a).

“Piggyback Notice” has the meaning set forth in Section 2.04(a).

“Piggyback Notice Response Period” has the meaning set forth in Section 2.04(a).

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.04(a).

“Registrable Securities” means (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to such Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security is able to be removed in accordance with Section 9.10 of the Merger Agreement, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Section 5.02; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Requesting Holder” means any Holder or group of Holders that makes a Shelf Underwritten Offering Request.

“Requesting Holder and Shelf Piggybacking Holders Securities” has the meaning set forth in Section 2.02(c)(i).

“Section 2.02 Maximum Number of Shares” has the meaning set forth in Section 2.02(c).

“Section 2.04 Maximum Number of Shares” has the meaning set forth in Section 2.04(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering and (d) fees and expenses of counsel engaged by any Holders (subject to Article III).

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shares” has the meaning set forth in the recitals.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.02(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.01(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.02(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.02(a).

“Suspension Period” has the meaning set forth in Section 2.03.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Company Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“UW Lock-Up Agreement” has the meaning set forth in Section 2.08(a).

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)    Subject to Section 2.12, the Company shall, within three (3) Business Days after the date hereof, file a Registration Statement, or amend an existing shelf registration previously filed by the Company (provided that such amendment becomes effective upon filing with the Commission) (the “Shelf Registration Statement”), under the Securities Act to permit the public resale by the Holders of all Registrable Securities from time to time as permitted by Rule 415 under the Securities Act and subject to the terms, conditions and restrictions of this Agreement and the Lock-Up Agreements.. The Company shall use commercially reasonable efforts to cause any such Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Promptly following the effective date of the Shelf Registration Statement, the Company shall notify the Holders of the effectiveness of such Registration Statement.

(b)    The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to the Holders and requested by the Majority Holders.

(c)    Until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders) pursuant to Section 6.01, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale by the Holders of all Registrable Securities as permitted by Rule 415 under the Securities Act and subject to the terms, conditions and restrictions of this Agreement and the Lock-Up Agreements.

(d)    When effective, (i) the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading.

Section 2.02    Underwritten Shelf Offering Requests.

(a)    Subject to Section 2.12, in the event that a Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $100 million in the aggregate from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of the applicable Requesting Holders, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.02(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holder in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.02(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Shelf Underwritten Offering on or before the date that is 30 calendar days after the date hereof, (ii) more than one Shelf Underwritten Offering between the date that is 30 calendar days after the date hereof and on or before the date that is six months after the date hereof or (iii) more than two Shelf Underwritten Offerings on or after the date that is six months after the date hereof (the “Initial Demand Registrations”); and provided, further, that the Initial Demand Registrations shall be subject to the limitations set forth in Section 2.08(b)(i).

(b)    If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder), which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.02(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering) (a “Holder Demand Notice”); provided, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have three Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.02(b) (the “Notice Response Period”) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such Notice Response Period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)    If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its good faith belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Shelf Piggybacking Holders (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering), when added to the number of Registrable Securities proposed to be offered by the Requesting Holders, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.02 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)    First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holders Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included); and

(ii)    Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holders Securities is less than the Section 2.02 Maximum Number of Shares, the shares of Company Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Company Common Stock each requested to be included.

(d)    The Company shall be entitled, subject to the Requesting Holder’s consent (which is not to be unreasonably withheld, conditioned or delayed), to select the Managing Underwriter in connection with any Shelf Underwritten Offering. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.03.

Section 2.03    Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to (i) 60 days if such period begins on or before the date that is six months after the date hereof or (ii) 90 days if such period begins after the date that is six months after the date hereof, in each case if the Board determines, in good faith, that (w) such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of shares of Company Common Stock by the Company for its own account, (x) such registration or offering would render the Company unable to comply with applicable securities laws, (y) such registration or offering would require disclosure of material information that the Company would otherwise not have to disclose at such time or (z) such registration or offering would be materially detrimental to the Company (any such period, a “Suspension Period”); provided, however, that the Company may not exercise its delay and suspension rights under this Section 2.03 more than (i) once prior to the date that is six months after the date hereof or (ii) twice in any twelve consecutive month period. For the purposes of calculating the number of days of one or more Suspension Periods under this Section 2.03, such number shall include any number of days during the applicable period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.06(b) of this Agreement.

Section 2.04    Piggyback Registration Rights.

(a)    Subject to Sections 2.04(c) and 2.12, if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Company Common Stock for its own account (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Company Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’

rights under this Section 2.04(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering) (a “Piggyback Notice”); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company in writing that the giving of notice pursuant to this Section 2.04(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have three Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice (the “Piggyback Notice Response Period”) pursuant to this Section 2.04(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within the Piggyback Notice Response Period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.04(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.04(a) and prior to the execution of an underwriting agreement with respect thereto, the Company shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Company Common Stock to be sold for the Company’s account.

(b)    Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided, further, that if the Company has provided a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the Piggyback Notice Response Period. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.04 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c)    If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company in writing of its good faith belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Company Common Stock proposed to be offered by the Company (and any other shares of Company Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.04 Maximum Number of Shares”), shares of Company Common Stock in the following priority:

(i)    First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Company Common Stock that the Company proposes to include for its own account (the “Company Securities”); and

(ii)    Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Company Common Stock requested to be included by the Piggybacking Holders and holders of any other shares of Company Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Company Common Stock each requested to be included.

(d)    The Company shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Company Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.05    Participation in Underwritten Offerings.

(a)    In connection with any Underwritten Offering contemplated by Sections 2.02 or 2.04, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company; provided that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Selling Holder for inclusion in the applicable Registration Statement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of and title to, the securities being registered on its behalf, its intended method of distribution and any other representation required by law or reasonably requested by the underwriters.

(b)    Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c)    In connection with any Piggyback Underwritten Offering in which any Holder includes Registrable Securities pursuant to Section 2.04, such Holder agrees to (i) supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (ii) execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.05(a)), custody agreements, lock-ups, “hold back” agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders, powers of attorney and questionnaires.

(d)    If the Company or Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in Section 2.05(c), the Holders shall take such action promptly but in any event within three Business Days following the date of such request.

Section 2.06    Registration Procedures.

(a)    In connection with its obligations under this Article II, the Company will:

(i)    promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii)    furnish to each Selling Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

(iii)    if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)    in connection with an Underwritten Offering, use commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(v)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)    cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Company Common Stock is then listed; and

(ix)    enter into such customary agreements and take such other actions as the Selling Holder or Selling Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of a Shelf Underwritten Offering or Piggyback Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to customary “lock-up” arrangements for up to 45 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriters, subject to exceptions for permitted sales by directors and executive officers during such period consistent with underwritten offerings previously conducted by the Company).

(b)    Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.06(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.06(b).

Section 2.07    Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.08    UW Lock-Up Agreements.

(a)    In connection with any Underwritten Offering contemplated by Section 2.02, if reasonably requested by the Managing Underwriter of such Underwritten Offering, each Holder of Registrable Securities participating in such Underwritten Offering shall enter into a customary lock-up agreement with the Managing Underwriter of such Underwritten Offering to not make any sale or other disposition of any Company Common Stock owned by such Holder (a “UW Lock-Up Agreement”); provided that all executive officers and directors of the Company are bound by and have entered into substantially similar UW Lock-Up Agreements on terms no more favorable than any UW Lock-Up Agreement to be entered into by a Holder in connection with such Underwritten Offering; provided further, that nothing herein, and no UW Lock-Up Agreement, shall prevent any Holder from (i) making a distribution of Registrable Securities to any of its partners, members or stockholders thereof or a transfer of Registrable Securities to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees, as applicable, agree to be bound by the restrictions set forth in this Section 2.08 or (ii) making sales of shares of Company Common Stock that were purchased in the open market; and provided further, that the foregoing provisions shall only be applicable to the Holders if all Holders are treated similarly with respect to any release prior to the termination of the lock-up period such that if any Holder is released, then all Holders shall also be released to the same extent on a pro rata basis. The Company may impose stop-transfer instructions with respect to the shares of Company Common Stock (or other securities) subject to a UW Lock-Up Agreement until the end of the applicable period of such UW Lock-Up Agreement. The provisions of this Section 2.08 shall cease to apply to such Holder once such Holder no longer beneficially owns any Registrable Securities.

Section 2.09    Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10    Other Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Requesting Holder or a Shelf Piggybacking Holder in a Shelf Underwritten Offering.

Section 2.11    Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Shelf Underwritten Offering, Piggyback Underwritten Offering, the withdrawal of any Shelf Underwritten Offering or Piggyback Underwritten Offering or any event that would lead to a Suspension Period as contemplated by Section 2.03; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided, further, that if the Company has provided a Holder Demand Notice or a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the Notice Response Period or the Piggyback Notice Response Period, as applicable. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.02, Section 2.03, Section 2.04 or Section 2.06, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.11) and the Suspension Period remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 2.12    Holder Lock-Up Agreements. Notwithstanding anything to the contrary in this Agreement, none of the rights of any Holder set forth herein shall be effective, and the Company shall have no obligations to any Holder hereunder, unless and until such time as Holders that collectively own at least 95% of the Shares outstanding as of the Closing have delivered to the Company Lockup Agreements, duly and validly executed by each such Holder.

Section 2.13    Non-Affiliate Status. The Company acknowledges and agrees that no Holder is an Affiliate of the Company as of the date of this Agreement.

ARTICLE III

INDEMNIFICATION AND CONTRIBUTION

Section 3.01    Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.02    Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

Section 3.03    Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.01 or 3.02, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.04    Contribution.

(a)    If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)    The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.04(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.04(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV

RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)    make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

ARTICLE V

LEGENDS AND TRANSFER OF RIGHTS

Section 5.01    Share Legend.

(a)    Each certificate or book-entry notation representing the Shares shall (unless otherwise permitted by the provisions of Section 5.01(b)) bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND

MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(b)    The legend on any shares of Company Common Stock covered by this Agreement shall be removed if (i) such shares of Company Common Stock are sold pursuant to an effective registration statement, (ii) are being sold under a registration statement covering the resale of such shares of Company Common Stock is effective under the Securities Act and the applicable holder of such share of Company Common Stock delivers to the Company a representation letter agreeing that such shares of Company Common Stock will be sold under such effective registration statement, (iii) if such shares of Company Common Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such shares of Company Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of Company Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable holder of Company Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 5.01(b) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.01(b).

Section 5.02    Transfer of Rights. The rights to registration and other rights under this Agreement may be assigned to a Transferee of Registrable Securities if such Transferee is a Permitted Transferee.

ARTICLE VI

MISCELLANEOUS

Section 6.01    Termination. This Agreement shall terminate, and the parties shall have no further rights or obligations hereunder, on the earliest of: (a) as to any Holder, on such earlier date on which both (i) such Holder, together with such Holder’s Affiliates, owns less than 1.0% of the issued and outstanding shares of Company Common Stock and (ii) all Registrable Securities owned by such Holder and such Holder’s Affiliates have been sold without restriction pursuant to Rule 144 under the Securities Act and the Company is compliant with Rule 144(c) under the Securities Act, (b) the mutual written consent of all parties or (c) the second anniversary of the date hereof.

Section 6.02    Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6.03    Governing Law; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)    THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 6.04    Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.05    Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 5.02, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.06    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

(a)    If to the Company, to:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attention: Chris Lacy

Email: chris_lacy@SWN.COM

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Suite 6800

Houston, Texas 77002-5026

Telephone: 713-655-5100

Facsimile: 713-655-5200

Attention: Frank Ed Bayouth II, Eric C. Otness, Cody Carper

Email: frank.bayouth@skadden.com; eric.otness@skadden.com;

cody.carper@skadden.com

(b)    If to an Initial Holder, to the address or email address of such Initial Holder as they appear on such Initial Holder’s signature page attached hereto or such other address or email address as may be designated in writing by such Holder; and

(c)    If to any other Holders, to their respective addresses or email addresses set forth on the applicable Adoption Agreement; or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.

Section 6.07    Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company, the Unitholder Representative and the Majority

Holders; provided, however, that this Agreement may not be amended, modified or supplemented in a manner that is disproportionately adverse to the rights of a Holder under this Agreement as compared to the other Holders under this Agreement without the prior written consent of such Holder. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.08    Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.09    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:
Name: Title:

HOLDERS

By:
Name: Title: Address: Contact Person: Email:

By:
Name: Title: Address: Contact Person: Email:

IBIS UNITHOLDER REPRESENTATIVE LLC

By:
Name: Title:

EXHIBIT A

FORM OF LOCK-UP AGREEMENT2

This Lockup Agreement (this “Agreement”) is dated as of [●], and is between Southwestern Energy Company, a Delaware corporation (the “Company”), and [            ], a [            ] (the “Holder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Rights Agreement (as defined below).

WHEREAS, this Agreement is being entered into pursuant to that Registration Rights Agreement, dated as of [●], 2021, by and among the Company and the other parties thereto (the “Registration Rights Agreement Agreement”);

WHEREAS, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions, in the case of Holder. on the transfer of Company Common Stock and, in the case of the Company, the issuance or sale of Company Common Stock.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE 1.

LOCK-UP

Section 1.01    Lock-Up.

(a)    Except as provided in Section 1.01(b), from the date of Closing to the date that is six months after Closing, Holder agrees that it shall not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of Company Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Company Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

(b)    Notwithstanding Section 1.01(a), from the date that is 30 days after Closing to and including the date that is six months after the date of Closing:

(i)    The Holder may sell up to an aggregate of 25% of the Registrable Securities held by such Holder (the “Aggregate Threshold Amount”) pursuant to the Initial Demand Registrations; provided, however, that the Company may, in its sole discretion, increase the Aggregate Threshold Amount if requested by the Requesting Holders in connection with the Initial Demand Registrations; provided further that if a party to the Registration Rights Agreement elects not to participate in an Initial Demand Registration or a participant in an Initial Demand Registration

[2]

Note to Parent: Holders owning in aggregate 95% of Target shares would sign lock-up agreements. Additionally, starting on the 30th day following closing until six months after closing, the amount of Parent shares able to be sold by all Holders will not exceed 25% of the Parent shares owned by such holders.

elects not to sell a number of Registrable Securities equal to such holder’s Aggregate Threshold Amount, then Holder may elect to sell an additional number of Registrable Securities held by such Holder in such Initial Demand Registration so long as the total number of Registrable Securities sold by all participants in the Initial Demand Registrations does not exceed 25% of the Registrable Securities in any Initial Demand Registration made pursuant to Section 2.02(a)(ii) of the Registration Rights Agreement; and

(ii)    The Holder may sell up to an aggregate amount of Shares no greater than the Aggregate Threshold Amount (after taking into account any sale made pursuant to clause (i) above) pursuant to (a) non-underwritten resales under the Registration Statement, subject to the delay and suspension rights set forth in Section 2.03 of the Registration Rights Agreement, or (b) any other applicable exemption from the registration requirements of the Securities Act.

(c)    From the date of Closing to and including the date that is 30 days after Closing, the Company agrees that it shall not offer, sell, contract to sell, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise grant any rights with respect to, directly or indirectly, any shares of Company Common Stock or securities convertible into or exchangeable or exercisable for any shares of Company Common Stock or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer or sale or to enter into any such transaction or other arrangement, without, in each case, the prior written consent of the Majority Holders; provided, however, the Company shall not be required to obtain the written consent of the Majority Holders for (A) issuance of Company Common Stock upon (1) exercise of options, (2) settlement of performance share units, (3) vesting of restricted shares, (4) vesting of shares issued at the election of a participant or as a matching contribution under employee 401(k) plans, (5) the vesting of deferred stock units, (6) settlement of phantom units and (7) elections under employee stock purchase programs, in each case, granted under the Company’s benefit and compensation plans as in effect on the date of this Agreement and (B) the issuance of Company Common Stock, restricted stock, stock options, performance share units, phantom units, or other stock performance awards under the Company’s benefit and compensation plans as in effect on the date of this Agreement or under any Company employee benefit plan.

ARTICLE 2.

MISCELLANEOUS

Section 2.01    Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 2.02    Governing Law; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)    THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Section 2.03    Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Holder and its successors and assigns.

A-2

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by a party hereto without the prior written consent of the other party.

Section 2.04    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

(a)    If to the Company, to:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attention: Chris Lacy

Email: chris_lacy@SWN.COM

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Suite 6800

Houston, Texas 77002-5026

Telephone: 713-655-5100

Facsimile: 713-655-5200

Attention:     Frank Ed Bayouth II, Eric C. Otness, Cody Carper

Email: frank.bayouth@skadden.com;                     eric.otness@skadden.com;             cody.carper@skadden.com

(b)    If to Holder, to the address or email address of Holder as they appear on Holder’s signature page attached hereto or such other address or email address as may be designated in writing by Holder.

Section 2.05    Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 2.06    Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 2.07    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

A-3

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:
Name: Title:

HOLDER

By:
Name: Title: Address: Contact Person: Email:

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights and Lockup Agreement, dated as of [●], 2021, among Southwestern Energy Company, a Delaware corporation (the “Company”), and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Company Common Stock subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

2. Agreement. Transferee (a) agrees that the shares of Company Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3. Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Company Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address: Contact Person: Telephone Number: Email:

B-1

EXHIBIT C

SPECIFIED HOLDERS

[To come]

ANNEX D––FAIRNESS OPINION OF GOLDMAN SACHS

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 1, 2021

Board of Directors

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Southwestern Energy Company (the “Parent”) of the Aggregate Consideration (as defined below) to be paid by the Parent for the Company Units (as defined in the Agreement) of Indigo Natural Resources LLC (“Indigo”) pursuant to the Agreement and Plan of Merger, dated as of June 1, 2021 (the “Agreement”), by and among the Parent, Ikon Acquisition Company, LLC, a wholly owned subsidiary of the Parent, Indigo and Ibis Unitholder Representative LLC. The “Aggregate Consideration” shall consist of 339,270,568 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), of the Parent and $400,000,000 in cash, as it may be adjusted pursuant to Section 2.9, Section 3.1, Section 4.1, Article V and Section 6.1 of the Agreement (such adjustments, the “Adjustment”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Parent, Indigo and any of their respective affiliates and third parties, including Yorktown Partners LLC (“Yorktown”), Blackstone Alternative Credit Advisors LP (“BX Credit”), which is an affiliate of The Blackstone Group Inc. (“Blackstone”), Ridgemont Equity Partners (“Ridgemont”) and Martin Sustainable Resources L.L.C. (“Martin”), each of whom is a significant shareholder of Indigo, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Parent in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Parent has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Parent in connection with its acquisition of Montage Resources Corporation in November 2020; as joint bookrunner with respect to a public offering of 55,000,000 shares of Parent Common Stock in August 2020; and as joint bookrunner with respect to a public offering of the Parent’s 8.375% senior notes due 2028 (aggregate principal amount $350,000,000) in August 2020. We also have provided certain financial advisory and/or underwriting services to Indigo and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of Indigo’s 5.375% senior notes due 2029 (aggregate principal amount $700,000,000) in February 2021. We also have provided certain financial advisory and/or underwriting services to Blackstone and its affiliates and portfolio companies (which includes BX Credit and its affiliates and portfolio companies) from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead arranger for London Stock Exchange

Board of Directors

Southwestern Energy Company

June 1, 2021

Page Two

Group plc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in November 2019; as a joint bookrunner with respect to a follow-on public offering of the equity of Tradeweb Markets Inc., a portfolio company of funds associated with Blackstone, in April 2020; as lead left bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as a joint bookrunner with respect to the term loan B facility (aggregate principal amount $1,800,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as financial advisor to BioMed Realty Trust Inc., a portfolio company of funds associated with Blackstone, with respect to its recapitalization into a new fund affiliated with Blackstone in November 2020; as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of Blackstone’s equity interest in December 2020; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect to its pending sale to UnitedHealth Group announced in January 2021; as financial advisor to a consortium of Blackstone Infrastructure Partners, an affiliate of Blackstone, and B&J Holdings Limited with respect to the acquisition of Applegreen plc in March 2021; and as lead left bookrunner with respect to a term loan repricing and add on (aggregate principal amount $1,460,000,000) by BME Group Holding BV, a portfolio company of funds associated with Blackstone, in March 2021. We may also in the future provide financial advisory and/or underwriting services to the Parent, Indigo, Yorktown, Blackstone, Ridgemont, Martin and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Yorktown, Blackstone, Ridgemont or Martin and their affiliates from time to time and may have invested in limited partnership units of affiliates of Yorktown, Blackstone, Ridgemont or Martin from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Parent for the five years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Parent; certain other communications from the Parent to its stockholders; the Historical Financial Statements (as defined in the Agreement); certain publicly available research analyst reports for the Parent; certain internal financial analyses and forecasts for Indigo prepared by the management of Indigo; certain financial analyses and forecasts for Indigo and certain internal financial analyses and forecasts for the Parent standalone and pro forma for the Transaction, in each case, as prepared by management of the Parent and approved for our use by the Parent (the “Forecasts”), including certain operating synergies projected by the management of the Parent to result from the Transaction, as approved for our use by the Parent (the “Synergies”); and certain estimates of the amounts that comprise the Adjustment, as projected by the management of Parent and approved for our use by the Parent (the “Adjustment Estimates”). We have also held discussions with members of the senior managements of the Parent and Indigo regarding their assessment of the past and current business operations, financial condition and future prospects of Indigo and with the members of senior management of the Parent regarding their assessment of the past and current business operations, financial condition and future prospects of the Parent and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Parent Common Stock and compared certain financial and stock market information for the Parent and certain financial information for Indigo with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors

Southwestern Energy Company

June 1, 2021

Page Three

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the Adjustment Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Parent. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Parent or Indigo or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Parent or Indigo or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Parent to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Parent; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Parent, as of the date hereof, of the Aggregate Consideration to be paid by the Parent for all of the Company Units pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Escrow Agreement, any allocation of the Aggregate Consideration, any ongoing obligations of the parties to the Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Parent or Indigo or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Parent for all of the Company Units pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Parent Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Parent or Indigo or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Parent or Indigo or the ability of the Parent or Indigo to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Parent in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Parent Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Parent for all of the Company Units pursuant to the Agreement is fair from a financial point of view to the Parent.

Board of Directors

Southwestern Energy Company

June 1, 2021

Page Four

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

ANNEX E––CHARTER AMENDMENT

[Please see attached]

E-1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SOUTHWESTERN ENERGY COMPANY

Southwestern Energy Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

1.

The Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”), declared such amendment to be advisable and directed that such amendment be considered at the special meeting of the shareholders of the Company on [                ], 2021. The resolution setting forth the amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending and restating the first sentence of the Fourth Article thereof to read in its entirety as follows:

“Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 2,510,000,000 shares of capital stock, consisting of (i) 2,500,000,000 shares of common stock, $0.01 par value (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

2.

On [                ], [            ], this Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted and approved by the shareholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this [                ] day of [                ], [                ].

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation

By:
Name:	William J. Way
Title:	President and Chief Executive Officer

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